Exhibit 2.1

Execution Version

EQUITY PURCHASE AGREEMENT

dated

October 17, 2022

by and among

LGM ENTERPRISES, LLC,

EG ACQUISITION CORP.,

EG SPONSOR LLC,

THE EXISTING EQUITYHOLDERS LISTED ON ANNEX A,

and

THE EXISTING EQUITYHOLDER REPRESENTATIVE

i

4.22	Tax Matters	37
4.23	Environmental Laws	39
4.24	Finders’ Fees	40
4.25	Insurance	40
4.26	Affiliate Arrangements	40
4.27	Certain Business Practices	40
4.28	Trade Controls	41
4.29	Money Laundering Laws	41
4.30	Not an Investment Company	41
4.31	Compliance with Aviation Laws	41
4.32	PSP	43
4.33	Exclusivity of Representations and Warranties	43

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		44

5.1	Corporate Existence and Power	44
5.2	Corporate Authorization	44
5.3	Governmental Authorization	44
5.4	Non-Contravention	45
5.5	Finders’ Fees	45
5.6	Issuance of Stock	45
5.7	Capitalization	45
5.8	Trust Account; Financial Capacity	46
5.9	Listing	47
5.10	Board Approval	47
5.11	Buyer SEC Documents and Financial Statements; Internal Controls	48
5.12	Litigation	50
5.13	Business Activities; Absence of Changes	50
5.14	Compliance with Laws	51
5.15	Money Laundering Laws	51
5.16	Tax Matters	51
5.17	Transactions with Affiliates	52
5.18	Proxy Statements	53
5.19	Takeover Statutes and Charter Provisions	53
5.20	Property	53
5.21	Material Contracts; Defaults	53
5.22	Independent Investigation	54
5.23	Exclusivity of Representations and Warranties	54

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF SPONSOR		54

6.1	Corporate Existence and Power	54
6.2	Authorization	55
6.3	Sponsor Ownership	55
6.4	Non-Contravention	55
6.5	Litigation	55
6.6	Finders Fees	55

ARTICLE VII COVENANTS OF THE COMPANY AND BUYER		56

7.1	Conduct of the Business of the Company	56
7.2	Conduct of the Business of Buyer	58
7.3	No Solicitation; Support	60
7.4	Access to Information	63
7.5	Notices of Certain Events	64
7.6	SEC Filings; Buyer Special Meeting	64
7.7	Trust Account	68
7.8	Post-Signing PIPE Investment	68
7.9	Directors’ and Officers’ Indemnification and Insurance	69
7.10	Efforts; Further Assurances	70
7.11	Tax Matters	71
7.12	Buyer Filings and NYSE Listing	72
7.13	Employee Matters	72
7.14	Founder Covenants	73
7.15	Extension of Time Period to Consummate a Business Combination	73

ARTICLE VIII CONDITIONS TO CLOSING		74

8.1	Condition to the Obligations of the Parties	74
8.2	Conditions to Obligations of Buyer	74
8.3	Conditions to Obligations of the Company	75

ARTICLE IX TERMINATION		76

9.1	Termination	76
9.2	Effect of Termination; Survival	77

ARTICLE X MISCELLANEOUS		78

10.1	Notices	78
10.2	Amendments; Waivers; Remedies	79
10.3	Arm’s Length Bargaining; No Presumption Against Drafter	80
10.4	Publicity	80
10.5	Expenses	80
10.6	No Assignment or Delegation	80
10.7	Governing Law	80
10.8	Counterparts; Facsimile Signatures	81
10.9	Entire Agreement	81
10.10	Severability	81
10.11	Construction of Certain Terms and References; Captions	81
10.12	Third Party Beneficiaries	83
10.13	Trust Account Waiver	83
10.14	No Recourse	83
10.15	General Release	84

10.16	Submission to Jurisdiction	85
10.17	Nonsurvival of Representations, Warranties and Covenants	85
10.18	Enforcement	85
10.19	Schedules and Exhibits	86
10.20	Waiver of Jury Trial; Exemplary Damages	86
10.21	Waiver of Conflicts	87
10.22	Existing Equityholder Representative	87

ANNEXES

Annex A	—	Existing Equityholders

EXHIBITS

Exhibit A	—	Form of A&R Operating Agreement
Exhibit B	—	A&R Certificate of Incorporation
Exhibit C	—	Buyer A&R Bylaws
Exhibit D	—	Form of Stockholders’ Agreement
Exhibit E	—	Form of Registration Rights Agreement
Exhibit F	—	Form of Tax Receivable Agreement
Exhibit G	—	Form of PIPE Subscription Agreement
Exhibit H	—	Founder Employment Agreement Term Sheet

SCHEDULES

Schedule I	—	Percentage Ownership

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (the “Agreement”), dated as of October 17, 2022 (the “Effective Date”), by and among (i) LGM Enterprises, LLC, a North Carolina limited liability company (the “Company”), (ii) solely for purposes of Article I, Section 2.1, Section 2.4, Section 2.5, , Article III, Section 7.3(b), Section 7.10(a), Section 7.11, Section 9.2 and Article X, the existing equityholders of the Company set forth on Annex A hereto (the “Existing Equityholders”), (iii) EG Acquisition Corp., a Delaware corporation (prior to the Closing, “Buyer,” and from and after the Closing, “PubCo”), (iv) solely for the purposes of Section 2.5, Article VI, Section 7.3(c), Section 7.10(a), Section 9.2 and Article X, EG Sponsor LLC, a Delaware limited liability company (“Sponsor”), and (v) Thomas James Segrave, Jr., as the Existing Equityholder Representative (as defined below).

W I T N E S S E T H:

A. The Company directly and indirectly through its Subsidiaries operates a Part 135 private jet charter business (the “Business”);

B. Buyer is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

C. At the Closing, the Existing Equityholders, Buyer and the Company will enter into an Amended and Restated Limited Liability Company Operating Agreement, substantially in the form attached hereto as Exhibit A (the “A&R Operating Agreement”) to, among other things, (1) restructure the capitalization of the Company at the Closing to (x) authorize the issuance of Common Units to Buyer and (y) re-classify the Existing Company Interests held by the Existing Equityholders into Common Units in accordance with this Agreement and the A&R Operating Agreement and (2) appoint Buyer as the managing member of the Company;

D. At the Closing, Buyer will (1) amend and restate its Certificate of Incorporation with the Second Amended and Restated Certificate of Incorporation attached hereto as Exhibit B (the “A&R Certificate of Incorporation”) to, among other things, (x) convert all then-outstanding shares of Buyer Class B Common Stock held by Sponsor (the “Sponsor Shares”) into shares of PubCo Class A Common Stock, and (y) change the name of Buyer to “flyExclusive, Inc.” and (2) replace its existing bylaws by adopting the bylaws attached hereto as Exhibit C (the “Buyer A&R By-laws”);

E. At the Closing, (1) the Existing Equityholders, Sponsor and Buyer will enter into the Stockholders’ Agreement, substantially in the form attached hereto as Exhibit D (the “Stockholders’ Agreement”), and (2) the Existing Equityholders, Sponsor and Buyer will enter into the Registration Rights Agreement substantially in the form attached hereto as Exhibit E (the “Registration Rights Agreement”);

F. At the Closing, the Existing Equityholders, the Company and Buyer will enter into the Tax Receivable Agreement substantially in the form attached hereto as Exhibit F (the “Tax Receivable Agreement”);

G. On the date hereof, EnTrust Emerald (Cayman) LP and, on or about the date hereof, certain other investors purchased from the Company $85,000,000 principal amount of Senior Subordinated Convertible Notes of the Company, which, upon the Closing, will convert into shares of PubCo Class A Common Stock at a conversion price of $10.00 per share (the “Bridge Notes”); and

H. Effective as of and conditioned upon the Closing, as a condition and inducement to Buyer’s willingness to enter into this Agreement, certain key employees of the Company Group are entering into employment agreements with Buyer or its Affiliate.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties accordingly agree as follows:

ARTICLE I

DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1 “$” means U.S. dollars, the legal currency of the United States.

1.2 “A&R Certificate of Incorporation” has the meaning set forth in paragraph D of the recitals.

1.3 “A&R Operating Agreement” has the meaning set forth in paragraph C of the recitals.

1.4 “Action” means any legal action, suit, investigation, inquiry, hearing, arbitration or proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), including any audit, claim or assessment for Taxes or otherwise, in each case by or before an Authority.

1.5 “Additional Agreements” means the A&R Operating Agreement, the Stockholders’ Agreement, the Registration Rights Agreement, the A&R Certificate of Incorporation, the Tax Receivable Agreement, the Bridge Notes and any PIPE Subscription Agreements.

1.6 “Additional Buyer SEC Documents” has the meaning set forth in Section 5.11(a).

1.7 “Additional Proposal” has the meaning set forth in Section 7.6(d).

1.8 “Adjournment Proposal” has the meaning set forth in Section 7.6(d).

1.9 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For avoidance of any doubt, with respect to all periods subsequent to the Closing, Buyer will be an Affiliate of the Company.

1.10 “Affordable Care Act” means the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, and the guidance and regulations issued thereunder.

1.11 “Agreement” has the meaning set forth in the Preamble.

1.12 “Aircraft” has the meaning set forth in Section 4.31(b).

1.13 “Alternative Proposal” has the meaning set forth in Section 7.3(a).

1.14 “Alternative Transaction” has the meaning set forth in Section 7.3(a).

1.15 “AMA Aircraft” has the meaning set forth in Section 4.31(b).

1.16 “Anti-Corruption Laws” has the meaning set forth in Section 4.27.

1.17 “Audited Financial Statements” has the meaning set forth in Section 4.8(a).

1.18 “Authority” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

1.19 “Aviation Laws” has the meaning set forth in Section 4.31(a).

1.20 “Balance Sheet Date” has the meaning set forth in Section 4.8(a).

1.21 “Books and Records” means, with respect to any Person, all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by such Person or any of its Subsidiaries or in which such Person or any of its Subsidiaries’ assets, the business or its transactions are otherwise reflected.

1.22 “Bridge Notes” has the meaning set forth in paragraph G of the recitals.

1.23 “Business” has the meaning set forth in paragraph A of the recitals.

1.24 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York and North Carolina are authorized to close for business.

1.25 “Buyer” has the meaning set forth in the Preamble.

1.26 “Buyer A&R By-laws” has the meaning set forth in paragraph D of the recitals.

1.27 “Buyer Board” means the board of directors of Buyer.

1.28 “Buyer Board Recommendation” has the meaning set forth in Section 7.6(h).

1.29 “Buyer Class A Common Stock” means the shares of class A common stock, par value $0.0001 per share, of Buyer, prior to the effectiveness of the A&R Certificate of Incorporation.

1.30 “Buyer Class B Common Stock” means the shares of class B common stock, par value $0.0001 per share, of Buyer, prior to the effectiveness of the A&R Certificate of Incorporation.

1.31 “Buyer Common Stock” means, collectively, the Buyer Class A Common Stock and the Buyer Class B Common Stock.

1.32 “Buyer Disclosure Schedules” has the meaning set forth in Article V.

1.33 “Buyer D&O Indemnified Persons” has the meaning set forth in Section 7.9(a).

1.34 “Buyer Extension Meeting” has the meaning set forth in Section 7.15(b).

1.35 “Buyer Disclosure Schedules” has the meaning set forth in Article V.

1.36 “Buyer Financial Statements” has the meaning set forth in Section 5.11(b).

1.37 “Buyer Governmental Approval” has the meaning set forth in Section 5.3.

1.38 “Buyer Impairment Effect” has the meaning set forth in Section 5.3.

1.39 “Buyer Material Contract” has the meaning set forth in Section 5.22(a).

1.40 “Buyer Post-Closing Representation” has the meaning set forth in Section 10.21(a).

1.41 “Buyer Preferred Stock” means the shares of preferred stock, par value $0.0001 per share, of Buyer, prior to the effectiveness of the A&R Certificate of Incorporation.

1.42 “Buyer Related Party” has the meaning set forth in Section 5.18.

1.43 “Buyer SEC Documents” has the meaning set forth in Section 5.11(a).

1.44 “Buyer Special Meeting” has the meaning set forth in Section 7.6(d).

1.45 “Buyer Stock Redemption” means the election of an eligible holder of Buyer Common Stock (as determined in accordance with the applicable Buyer’s Organizational Documents and the Investment Management Trust Agreement) to redeem all or a portion of such holder’s Buyer Common Stock, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with the applicable Buyer’s Organizational Documents and the Investment Management Trust Agreement) in connection with the Closing.

1.46 “Buyer Stockholder Approval Matters” has the meaning set forth in Section 7.6(d).

1.47 “Buyer Unit” means a unit of Buyer comprised of one share of Buyer Class A Common Stock and one-third of one Buyer Warrant.

1.48 “Buyer Warrant” means each warrant to purchase one whole share of Buyer Class A Common Stock at a price of $11.50 per share.

1.49 “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Authority.

1.50 “Change in Control Payment” means any transaction, retention, change in control or similar bonuses, severance payments and other Company Service Provider-related change in control payments payable by any member of the Company Group as of or after the Closing Date (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith, whether payable on the Closing Date or at a later time, and whether payable by the Company) as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement.

1.51 “Charter Proposals” has the meaning set forth in Section 7.6(d).

1.52 “Clearance Date” has the meaning set forth in Section 7.6(h).

1.53 “Closing” has the meaning set forth in Section 2.4.

1.54 “Closing Date” has the meaning set forth in Section 2.4.

1.55 “Closing Date Cash Contribution Amount” means, as of immediately prior to the Closing, an aggregate amount equal to the sum of (without duplication), (a) an amount equal to (1) the amount of cash in the Trust Account, less (2) the required amount of cash taken from the Trust Account to fund any Buyer Stock Redemptions, plus (b) the aggregate proceeds received by Buyer from the Post-Signing PIPE Investment (if any), plus (c) the aggregate proceeds received by the Company on or about the date hereof from the funding of the Bridge Notes, less (d) $7,875,000 (representing the amount held in the Trust Account for the Deferred Underwriting Commission).

1.56 “Closing Date Cash Repurchase Amount” means an amount equal to: (i) $0, in the event the Closing Date Cash Contribution Amount is $85,000,000 or less; (ii) the lesser of (A) $15,000,000 and (B) the excess of the Closing Date Cash Contribution Amount over $85,000,000, in the event the Closing Date Cash Contribution Amount is more than $85,000,000 and less than $185,000,000; and (iii) the lesser of (A) $20,000,000 and (B) $15,000,000 plus the excess of the Closing Date Cash Contribution Amount over $185,000,000, in the event the Closing Date Cash Contribution Amount is more than $185,000,000; provided that should the Closing Date Cash Repurchase Amount result in the Existing Equityholders owning, in the aggregate, less than fifty one percent (51%) of the outstanding Common Units as of immediately following the Closing, the Closing Date Cash Repurchase Amount shall be capped at such amount as would result in the Existing Equityholders owning, in the aggregate fifty one percent (51%) of the Common Units.

1.57 “Closing Date Repurchase” has the meaning set forth in Section 2.1(c).

1.58 “Closing Date Repurchased Units” has the meaning set forth in Section 2.1(c).

1.59 “Closing Date Stock Consideration” means a number of shares of PubCo Class B Common Stock equal to the difference between (a) the Pre-Repurchase Closing Date Outstanding Units less (b) the Closing Date Repurchased Units.

1.60 “Closing Form 8-K” has the meaning set forth in Section 7.6(c).

1.61 “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

1.62 “Common Units” means the “Common Units” of the Company (as defined in the A&R Operating Agreement).

1.63 “Company” has the meaning set forth in the Preamble.

1.64 “Company Affiliate Arrangement” has the meaning set forth in Section 4.26.

1.65 “Company Balance Sheet” means the unaudited consolidated balance sheet of the Company as of June 30, 2022, attached in Schedule 4.8(a).

1.66 “Company Disclosure Schedules” has the meaning set forth in Article IV.

1.67 “Company Governmental Approval” has the meaning set forth in Section 4.3.

1.68 “Company Group” means the Company and its Subsidiaries.

1.69 “Company Impairment Effect” has the meaning set forth in Section 4.3(d).

1.70 “Company Material Adverse Effect” means an event, occurrence, fact, condition or change that has, or would reasonably be expected to have, a material adverse effect on the condition, business or operations of the Company Group, taken as a whole, provided, however, that “Company Material Adverse Effect” shall not include or take into account any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company Group operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, or currency exchange rates, monetary policy or fiscal policy; (iv) acts of war (whether or not declared), armed hostilities or terrorism, cyberterrorism, sabotage, and any pandemic, epidemics or human health crises (including COVID-19, or any COVID-19 Measures or any member of the Company Group’s compliance therewith or any change in such COVID-19 Measures or interpretations thereof); (v) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) changes in U.S. GAAP and interpretations thereof, or any changes in applicable Law; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement other than with respect to Section 4.4; (viii) any natural or man-

made disaster or acts of God; or (ix) any failure by the Company Group to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded if not otherwise falling within any of clauses (i) through (ix) above), except, in the case of each of clauses (i) through (iii), to the extent such event, occurrence, fact, condition or change materially and disproportionately affects the Company Group, taken as a whole, relative to other companies in the industries in which the Company Group operates (in which case only the incremental material and disproportionate impact will be taken into account in determining whether there has been a Company Material Adverse Effect).

1.71 “Company Released Claims” has the meaning set forth in Section 10.15(a).

1.72 “Company Releasee” has the meaning set forth in Section 10.15(a).

1.73 “Company Releasees” has the meaning set forth in Section 10.15(a).

1.74 “Company Releasor” has the meaning set forth in Section 10.15(a).

1.75 “Company Releasors” has the meaning set forth in Section 10.15(a).

1.76 “Company Service Provider” means each individual who is a current or former director, officer, employee, independent contractor or other non-entity service provider of any member of the Company Group.

1.77 “Computer Systems” means the computer hardware, Software, systems, and information technology infrastructure controlled, owned, licensed or leased by the Company Group in the operation of the Business.

1.78 “Confidentiality Agreement” means the Nondisclosure Agreement, dated as of January 21, 2022, by and between the Company and Buyer.

1.79 “Consent” means any consent, approval, clearance, authorization or other similar actions.

1.80 “Contracts” means all legally-binding contracts, agreements, notes, indentures, leases, licenses and sublicenses, commitments, and undertakings, whether oral or written.

1.81 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

1.82 “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associate epidemics, pandemic or disease outbreaks.

1.83 “COVID-19 Measure” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in connection with or in response to COVID-19, including the CARES Act and Families First Act, and any U.S. presidential memorandum, executive order or similar publication or document.

1.84 “D&O Indemnified Persons” has the meaning set forth in Section 7.9(a).

1.85 “Data Security Requirements” means the following, in each case to the extent applicable to the conduct of the Business: (a) all Privacy Laws; (b) the Company Group’s public-facing or internal policies and procedures regarding any personal information accessed, collected, stored, shared, secured, distributed, transferred, destroyed, processed or used by the Company Group; and (c) Contracts to which any member of the Company Group is bound to the extent such Contracts impose obligations on the Company Group with regard to any personal information accessed, collected, stored, shared, secured, distributed, transferred, destroyed, processed or used by the Company Group.

1.86 “Deferred Underwriting Commission” has the meaning ascribed to such term in the Underwriting Agreement, dated May 25, 2021, by and between Buyer and BTIG, LLC.

1.87 “DGCL” means the Delaware General Corporation Law.

1.88 “Director Election Proposal” has the meaning set forth in Section 7.6(d).

1.89 “Disabling Code” means computer code or other mechanism of any kind designed to disrupt, disable or harm in any manner the operation of any Software or hardware or Computer System or to misuse, gain unauthorized access to or misappropriate any information contained thereon, including worms, bombs, backdoors, clocks, timers, or other disabling device code, or designs or routines that cause Software or information to be erased, inoperable, or otherwise incapable of being used, either automatically, with passage of time or upon command, but not including license keys and other code or similar mechanisms intended to limit access to or use of a Computer System, Software, or hardware to an authorized user.

1.90 “DOT” has the meaning set forth in Section 4.31(a).

1.91 “EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval system.

1.92 “Effective Date” has the meaning set forth in the Preamble.

1.93 “Employee Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and all other compensation and benefits plans, policies, trust funds, programs, arrangements or payroll practices, including Multiemployer Plans, and each other stock purchase, stock option, restricted stock, profit sharing, pension, savings, severance, retention, employment, consulting, commission, change-of-control, collective bargaining, bonus, incentive, deferred compensation, loan, fringe benefit, insurance, welfare, post-retirement health or welfare, health, life, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, restrictive covenant, and other benefit plan, policy, trust fund, program, arrangement or payroll practice, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, funded or unfunded, insured or self-insured, in each case, that is sponsored, established, maintained, contributed to or required to be contributed to by any member of the Company Group, or under which any member of the Company Group has any current or potential liability.

1.94 “Environmental Laws” means all applicable Laws relating to pollution or the protection of the environment, the use, storage, handling, release or disposal of, or exposure to any Hazardous Materials, occupational safety and health, or to the protection of human health as it relates to the use, storage, handling, release or disposal of or exposure to any Hazardous Materials.

1.95 “Equity” means, with respect to any Person, any capital stock, membership interests, other share capital, equity or ownership interest or other security of or held by such Person.

1.96 “Equity Value” means six hundred million dollars ($600,000,000.00).

1.97 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

1.98 “ERISA Affiliate” means each entity, trade or business that is, or in the past six (6) years, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included any member of the Company Group, or that is, or in the past six (6) years was, a member of the same “controlled group” as any member of the Company Group pursuant to Section 4001(a)(14) of ERISA.

1.99 “Exchange Act” means the Securities Exchange Act of 1934.

1.100 “Existing Company Interests” means the currently outstanding membership interests of the Company.

1.101 “Existing Equityholder Post-Closing Representation” has the meaning set forth in Section 10.21(b).

1.102 “Existing Equityholder Representative” has the meaning set forth in Section 10.22(a).

1.103 “Existing Equityholders” has the meaning set forth in the Preamble.

1.104 “Extended Deadline” has the meaning set forth in Section 7.15(a).

1.105 “Extension Approval End Date” has the meaning set forth in Section 7.15(a).

1.106 “Extension Proposals” has the meaning set forth in Section 7.15(a).

1.107 “Extension Proxy Statement” has the meaning set forth in Section 7.15(a).

1.108 “FAA” has the meaning set forth in Section 4.31(a).

1.109 “FCPA” has the meaning set forth in Section 4.27.

1.110 “Financial Statements” has the meaning set forth in Section 4.8(a).

1.111 “Flow-Thru Entity” means any entity, plan or arrangement that is treated for income Tax purposes as a partnership.

1.112 “Flow-Thru Tax Returns” means income Tax Returns of the Company or its Subsidiaries for which the items of income, deductions, credits, gains or losses are passed through to the direct or indirect equityholders of the applicable entity under applicable Tax Law (including, for the avoidance of doubt, any IRS Form 1065 of the Company or any of its Subsidiaries).

1.113 “Fraud” means, with respect to any Person, an actual and intentional fraud by such Person with respect to the making of representations and warranties contained in this Agreement by such Person and not with respect to any other matters.

1.114 “Governmental Approvals” has the meaning set forth in Section 5.3.

1.115 “Hazardous Material” means any pollutants, contaminants, wastes, or other materials or substances that are regulated or for which liability or standards of conduct may be imposed under any Environmental Law, and shall include without limitation oil, petroleum, petroleum-derived substances, radiation and radioactive materials, polychlorinated biphenyls, urea formaldehyde, perfluoroalkyl and polyfluoroalkyl substances, and asbestos or any materials containing asbestos.

1.116 “HSR Act” has the meaning set forth in Section 4.3(c).

1.117 “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP (as defined below), other than any lease obligations which would not have been capitalized under U.S. GAAP before the implementation of ASC 842, (g) any unfunded or underfunded liabilities pursuant to any pension, retirement or nonqualified deferred compensation plan or arrangement, any contributions (other than an employee contribution) required to be made by any member of the Company Group under any Employee Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code for any periods prior to the Closing that have not been remitted to such plan prior to the Closing, any unpaid severance obligations of the Company Group with respect to Company Service Providers terminated prior to the Closing, and any earned but unpaid compensation (including salary, bonuses and paid time off) for any period prior to the Closing Date, in each case, together with the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith and only to the extent not otherwise reflected as Transaction Expenses, and (h) all guarantees of obligations described in clauses (a) through (g) by such Person, and excluding any aircraft lease. For the avoidance of doubt, the Deferred Underwriting Commission shall not be deemed Indebtedness.

1.118 “Insurance Policies” has the meaning set forth in Section 4.25.

1.119 “Intellectual Property” means (together with all rights in or to) all of the following, anywhere in the world: any (a) trademark, service mark, trade name, domain names, trade dress, URLs, social media accounts, logos and other source identifiers, including registration thereof or application for registration therefor, together with the goodwill symbolized by any of the foregoing (“Marks”), (b) patent, patent application (including provisional applications), statutory invention registrations, including all divisionals, continuations, continuations-in-part, renewals, reissues, extensions, certificates of reexamination, utility models and supplementary protection certificates (“Patents”), (c) invention disclosures, trade secret, know-how (clause (c), collectively, “Trade Secrets”), (d) formulae, methods, processes, protocols, specifications, techniques, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as laboratory notebooks, samples, studies and summaries), (e) rights in Software, (f) published and unpublished works of authorship, whether copyrightable or not, moral rights and mask works, copyright, copyright registration, application for copyright registration, and (g) other type of proprietary intellectual property right.

1.120 “Intended Tax Treatment” has the meaning set forth in Section 7.11(c).

1.121 “Internal Controls” has the meaning set forth in Section 4.9(a).

1.122 “Investment Company Act” means the Investment Company Act of 1940, as amended.

1.123 “Investment Management Trust Agreement” means the investment management trust agreement, dated May 25, 2021, by and between Buyer and the Trustee.

1.124 “IPO” means the initial public offering of Buyer pursuant to the Prospectus.

1.125 “IRS” means the U.S. Internal Revenue Service, and any successor thereof.

1.126 “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, common law, act or treaty of any applicable Authority, including rule or regulation promulgated thereunder.

1.127 “Leased Real Property” means all of the Real Property that is leased, subleased or licensed by the Company or a member of the Company Group, pursuant to the Leases.

1.128 “Leases” means each lease, sublease, license or other Contract pursuant to which Real Property is leased, subleased, licensed, used or occupied (together with all modifications, amendments, supplements, replacements, restatements, waivers, side letters and guaranties thereof or thereto) by the Company or a member of the Company Group.

1.129 “Liabilities” means any and all liabilities, debts or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due).

1.130 “Lien” means, with respect to any asset, any mortgage, deeds of trust, judgments, lien, license, pledge, charge, security interest, or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.131 “Material Commercial Relationships” has the meaning set forth in Section 4.18(a).

1.132 “Material Contract” has the meaning set forth in Section 4.13(b).

1.133 “Material Suppliers” has the meaning set forth in Section 4.18(a).

1.134 “Money Laundering Laws” has the meaning set forth in Section 4.29.

1.135 “Multiemployer Plan” means each Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

1.136 “Net Outstanding Buyer Shares” means a number equal to (a) the number of shares of Buyer Common Stock outstanding as of the date of this Agreement, plus (b) the number of shares of PubCo Class A Common Stock issued pursuant to the Post-Signing PIPE Investment (if any), plus (c) the number of shares of PubCo Class A Common Stock issued pursuant to the conversion of the Bridge Notes, minus (d) the number of shares of Buyer Common Stock redeemed as of the Closing Date pursuant to the Buyer Stock Redemptions;

1.137 “New Buyer Securities” has the meaning set forth in Section 7.3(c)(i).

1.138 “Non-Recourse Parties” has the meaning set forth in Section 10.14.

1.139 “NYSE” means The New York Stock Exchange.

1.140 “NYSE Proposal” has the meaning set forth in Section 7.6(d).

1.141 “Open Source Software” means all Software, documentation or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

1.142 “Order” means any decree, order, judgment, ruling, writ, judicial or arbitral award, injunction, verdict, determination, binding decision, rule or consent of or by an Authority.

1.143 “Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the ordinary course of business the principal subject matter of which is not Tax but which contains customary Tax indemnification provisions.

1.144 “Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, operating or limited liability company agreement, limited partnership agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

1.145 “Outside Closing Date” has the meaning set forth in Section 9.1(c).

1.146 “Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any member of the Company Group.

1.147 “Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Authority (including IRS Notice 2020-65).

1.148 “PCAOB” means the Public Company Accounting Oversight Board.

1.149 “PCAOB 2021 Audited Financials” has the meaning set forth in Section 7.6(c).

1.150 “Permits” means all permits, licenses, authorizations, Consents, registrations, concessions, grants, franchises, certificates, waivers and filings issued or required by any Authority under applicable Law.

1.151 “Permitted Liens” means (i) all exceptions, covenants, conditions, restrictions, easements, rights of way encumbrances and other similar matters affecting title to any Leased Real Property which, to the knowledge of the Company, do not materially impair the use or occupancy of such Leased Real Property or the operation of the Business or detract materially from the value or marketability of the assets to which they relate; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts that are securing amounts that are not yet past due and payable or that, individually or in the aggregate, are not material in amount; (iii) Liens for Taxes, assessments or governmental charges or levies which are not yet due and payable, that may thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings (provided appropriate reserves required pursuant to U.S. GAAP have been made in respect thereof); (iv) zoning, building codes and other land use Laws regulating the use or occupancy of the Leased Real Property or the activities conducted thereon which are not violated by the use of the Company Group of such Leased Real Property; (v) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable; (vi) non-exclusive licenses to Intellectual Property granted in the ordinary course of business; (vii) Liens in respect of pledges or deposits under workers’ compensation Laws, unemployment insurance or other similar legislation, to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds, or to secure liability to insurance carriers; (viii) Liens arising under operating equipment leases in the ordinary course of business; (ix) Liens disclosed in the Company Disclosure Schedules; (x) Liens in favor of the Company Group’s lenders that will be released at Closing following the payment of the related Indebtedness, (xi) Liens granted by or arising through Buyer following the Closing; and (xii) other Liens arising or incurred in the ordinary course of business that do not materially impair the ordinary conduct of business or detract materially from the use, occupancy, value or marketability of the assets to which they relate.

1.152 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.153 “PIPE Subscription Agreement” has the meaning set forth in Section 7.8(a).

1.154 “Post-Signing PIPE Investment” has the meaning set forth in Section 7.8(a).

1.155 “Post-Transaction Employees” has the meaning set forth in Section 7.13(a).

1.156 “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

1.157 “Pre-Repurchase Closing Date Outstanding Units” means 60,000,000, representing the quotient of (i) Equity Value, divided by (ii) $10.00.

1.158 “Privacy Laws” means all applicable Laws pertaining to the access, collection, storage, sharing, securing, distribution, transfer, destruction, processing and use of personal information (including any security breach notification requirements and Laws), in each case, to the extent applicable to the Business.

1.159 “Prospectus” has the meaning set forth in Section 10.13.

1.160 “Proxy Statement” has the meaning set forth in Section 7.6(d).

1.161 “PSP” means the Payroll Support Program under Division A, Title IV, Subtitle B of the CARES Act including Subtitle A of Title IV of Division N of the Consolidated Appropriations Act, 2021 and/or any other extensions, supplements, amendments and/or similar Laws, which provide payroll support to passenger air carriers, cargo air carriers, and certain contractors for the continuation of payment of employee wages, salaries, and benefits.

1.162 “PSP Grant Amount” has the meaning given in Section 4.32.

1.163 “PubCo” has the meaning set forth in the Preamble.

1.164 “PubCo Class A Common Stock” means the shares of class A common stock, par value $0.0001 per share, of PubCo as set forth in the A&R Certificate of Incorporation.

1.165 “PubCo Class B Common Stock” means the shares of class B common stock, par value $0.0001 per share, of PubCo as set forth in the A&R Certificate of Incorporation.

1.166 “PubCo Common Stock” means the shares of PubCo Class A Common Stock and shares of PubCo Class B Common Stock.

1.167 “PubCo Employee Stock Purchase Plan” means the PubCo 2022 Employee Stock Purchase Plan to be adopted by the PubCo at the Closing.

1.168 “PubCo Employee Stock Purchase Plan Proposal” has the meaning set forth in Section 7.6(d).

1.169 “PubCo Equity Incentive Plan” means the PubCo 2022 Equity Incentive Plan to be adopted by the PubCo at the Closing.

1.170 “PubCo Equity Incentive Plan Proposal” has the meaning set forth in Section 7.6(d).

1.171 “PubCo Warrant” means warrants for PubCo Class A Common Stock (which shall be in the identical form of the Buyer Warrants, but in the name of the PubCo).

1.172 “Public Offering Material” has the meaning set forth in Section 7.6(f).

1.173 “Q3 Financials” has the meaning set forth in Section 7.6(c).

1.174 “Qualified Transferee” has the meaning set forth in Section 7.3(b)(iv).

1.175 “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto, to the extent constituting real property pursuant to applicable law.

1.176 “Registered Intellectual Property” means Patents, registered Marks, applications to register Marks (excluding applications that have been abandoned), registered copyrights and applications for copyright registration, and registered domain names.

1.177 “Registration Rights Agreement” has the meaning set forth in paragraph E of the recitals.

1.178 “Related Claim” has the meaning set forth in Section 10.16(a).

1.179 “Remedies Exception” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights generally, and subject, as to enforceability to general equity principles (whether considered in a proceeding in equity or at law).

1.180 “Representatives” means, with respect to a Person, such Person’s directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives of such Person.

1.181 “Required Buyer Stockholder Approval” has the meaning set forth in Section 8.1(b).

1.182 “Sanctioned Country” means any country or region that is, or has been in the last five years, the subject or target of a comprehensive embargo under Trade Controls (including the Crimea region of Ukraine, Cuba, Iran, North Korea, Russia, Sudan, Syria, and Venezuela).

1.183 “Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Trade Controls, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List; (ii) any entity that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country.

1.184 “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

1.185 “SEC” means the U.S. Securities and Exchange Commission.

1.186 “Securities” means, with respect to any Person, (i) any securities (including debt securities) directly or indirectly convertible into or exchangeable or exercisable for any Equity or securities containing any profit participation features, (ii) any rights, warrants or options directly or indirectly to subscribe for or to purchase any Equity or securities containing any profit participation features, or to subscribe for or to purchase any securities (including debt securities) convertible into or exchangeable or exercisable for any Equity or securities containing any profit participation features, (iii) any share appreciation rights, phantom share rights, other rights the value of which is linked to the value of any securities or interests referred to in clauses (i) through (ii) above or other similar rights or (iv) any securities (including debt securities) issued or issuable with respect to the securities or interests referred to in clauses (i) through (iii) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

1.187 “Securities Act” means the Securities Act of 1933.

1.188 “Software” means all computer software, including all source code, object or executable code, firmware, software compilations, software implementations of algorithms, software tool sets, compilers, application programming interfaces, data, databases, software models and methodologies, development tools, and programmer comments and annotations, documentation and data relating to the foregoing.

1.189 “Specified Courts” has the meaning set forth in Section 10.16(a).

1.190 “Sponsor” has the meaning set forth in the Preamble.

1.191 “Sponsor Released Claims” has the meaning set forth in Section 10.15(b).

1.192 “Sponsor Releasee” has the meaning set forth in Section 10.15(b).

1.193 “Sponsor Releasees” has the meaning set forth in Section 10.15(b).

1.194 “Sponsor Releasor” has the meaning set forth in Section 10.15(b).

1.195 “Sponsor Releasors” has the meaning set forth in Section 10.15(b).

1.196 “Sponsor Securities” has the meaning set forth in Section 6.3.

1.197 “Sponsor Shares” has the meaning set forth in Section 7.8(c).

1.198 “Sponsor Voting Letter Agreement” has the meaning set forth in Section 7.3(c)(iii).

1.199 “Stockholders’ Agreement” has the meaning set forth in paragraph E of the recitals.

1.200 “Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

1.201 “Subsidiary” or “Subsidiaries” means (i) one or more entities of which at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person and (ii) any partnership, limited liability company, joint venture or other entity of which the respective Person or any Subsidiary is a general partner, manager, managing member or the equivalent.

1.202 “Tangible Personal Property” means all tangible personal property and interests therein, including manufacturing production devices, machinery, computers and accessories, furniture, office equipment, Aircraft, automobiles, trucks, forklifts and other vehicles owned or leased by the Company and other tangible property.

1.203 “Tax Action” means any Action in respect of Taxes.

1.204 “Tax Receivable Agreement” has the meaning set forth in paragraph F of the Recitals.

1.205 “Tax Return” means any return, information return, declaration, or any similar statement, and any amendment thereto, including any attached schedule and supporting information that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax.

1.206 “Tax Sharing Agreement” means any agreement or arrangement pursuant to which any member of the Company Group is or may be obligated to indemnify any Person (other than a member of the Company Group) for, or otherwise pay, any Tax of or imposed on such Person, or pay over to any Person (other than a member of the Company Group) any amount determined by reference to actual or deemed Tax benefits, Tax assets or attributes or Tax savings, other than an Ordinary Course Tax Sharing Agreement.

1.207 “Tax(es)” means all U.S. federal, state, local, or non-U.S. net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, ad valorem, franchise, capital, estimated, goods and services, premium, environmental or other taxes, assessments, duties or similar charges of any kind whatsoever in the nature of tax imposed by or otherwise payable to any Taxing Authority and any escheat and unclaimed property obligations, including all interest, penalties and additions to tax with respect to the foregoing.

1.208 “Taxing Authority” means the IRS and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.209 “Termination Date” has the meaning set forth in Section 7.3(b)(ii).

1.210 “Trade Controls” means all U.S. and non-U.S. Laws relating to (i) economic, trade, and financial sanctions, including those administered and enforced by OFAC, the U.S. Department of State, and the United Nations; (ii) export, import, reexport, transfer, and retransfer controls, including those administered and enforced by the U.S. Department of Commerce Bureau of Industry and Security, U.S. Customs and Border Protection, and the United Nations; (iii) antiboycott requirements; and (iv) the prevention of money laundering.

1.211 “Transaction Expenses” means, collectively, (i) the amount of the unpaid fees, commissions, costs or expenses that have been incurred by the Company Group or Buyer in connection with the negotiation, execution or delivery of this Agreement and the Additional Agreements or the consummation of the transactions contemplated hereby or thereby, including costs and expenses of the Company’s or Buyer’s advisors in relation thereto and the Deferred Underwriting Commission and (ii) any Transfer Taxes. With respect to Buyer, Transaction Expenses shall also include any unpaid operational expenses as of the Closing and any costs or fees incurred by Sponsor in connection with obtaining an affirmative vote for the Extension Proposals, if applicable.

1.212 “Transaction Proposal” has the meaning set forth in Section 7.6(d).

1.213 “Transfer Taxes” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement.

1.214 “Treasury” has the meaning set forth in Section 4.32.

1.215 “Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provision of the Code.

1.216 “Trust Account” has the meaning set forth in Section 5.8(a).

1.217 “Trust Fund” has the meaning set forth in Section 5.8(a).

1.218 “Trustee” has the meaning set forth in Section 5.8(a).

1.219 “TSA” has the meaning set forth in Section 4.31(a).

1.220 “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.221 “Unaudited Financial Statements” has the meaning set forth in Section 4.8(a).

1.222 “Waiving Parties” has the meaning set forth in Section 10.21(a).

1.223 “Warrant Agent” means Continental Stock Transfer & Trust Company.

1.224 “Warrant Agreement” means the Warrant Agreement, dated as of May 28, 2021, between the Warrant Agent and Buyer.

ARTICLE II

PURCHASE AND SALE TRANSACTIONS

2.1 Existing Company Interests Re-classification; Purchase and Sale of Common Units; Conversion of Buyer Stock; Issuance of PubCo Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a) The Existing Company Interests held by the Existing Equityholders shall automatically be re-classified into an aggregate number of Common Units equal to the Pre-Repurchase Closing Date Outstanding Units, with each Existing Equityholder holding such number of Common Units equal to the total number of Pre-Repurchase Closing Date Outstanding Units multiplied by the percentage set forth next to such Existing Equityholder’s name on Schedule I, in each case free and clear of all Liens other than restrictions pursuant to the Company’s Organizational Documents, applicable securities Laws, this Agreement and the Additional Agreements. Following such re-classification, any certificates that may be outstanding evidencing ownership of Existing Company Interests shall be of no further force or effect;

(b) Buyer shall contribute to the Company the Closing Date Cash Contribution Amount (or, in the case of clause (c) of the definition thereof, the Buyer shall be deemed to have contributed to the Company) and, in consideration thereof, the Company shall issue to Buyer a number of Common Units equal to the number of Net Outstanding Buyer Shares, free and clear of all Liens other than restrictions pursuant to the Company’s Organizational Documents, applicable securities Laws, this Agreement and the Additional Agreements;

(c) Immediately following the transaction set forth in Section 2.1(b), at the election of the Existing Equityholders, the Company shall repurchase an aggregate number of Common Units from the Existing Equityholders equal to the Closing Date Cash Repurchase Amount divided by ten dollars ($10.00) per unit (such number, the “Closing Date Repurchased Units”), with each Existing Equityholder selling such number of Common Units equal to the total number of Closing Date Repurchased Units multiplied by the percentage set forth next to such Existing Equityholder’s name on Schedule I, for a per Common Unit purchase price of ten dollars ($10.00) per unit (the “Closing Date Repurchase”);

(d) Immediately following the transaction set forth in Section 2.1(c), the Company shall make payments of the Transaction Expenses that remain unpaid as of the Closing by wire transfer of immediately available funds on behalf of the Company and Buyer to the Persons to whom such amounts are owed;

(e) Simultaneously with the transaction set forth in Section 2.1(a), Buyer will file the A&R Certificate of Incorporation with the Delaware Secretary of State;

(f) As of immediately prior to the Delaware Secretary of State’s acceptance of the A&R Certificate of Incorporation, each share of Buyer Class B Common Stock issued and outstanding immediately prior to the Closing will automatically convert into one (1) share of Buyer Class A Common Stock pursuant to Section 4.3(b)(i)(B) of Buyer’s Existing Certificate of Incorporation;

(g) Immediately following the Delaware Secretary of State’s acceptance of the A&R Certificate of Incorporation, PubCo shall (i) issue, to the Existing Equityholders, a number of shares of PubCo Class B Common Stock equal to the Closing Date Stock Consideration free and clear of all Liens other than restrictions pursuant to PubCo’s Organizational Documents in exchange for the payment to PubCo by each such Existing Equityholder of adequate consideration, and (ii) make appropriate book entries to the accounts designated in writing by the Existing Equityholders at least five (5) Business Days prior to Closing evidencing the issuances to the Existing Equityholders of PubCo Class B Common Stock; and

(h) The parties acknowledge, by way of an example, as a result of the transactions contemplated by this Section 2.1, that as of immediately following the Closing (including the Closing Date Repurchase), and assuming that (i) the number of shares redeemed pursuant to the Buyer Stock Redemption is 12,500,000, (ii) the Bridge Notes convert into 8,500,000 shares of PubCo Class A Common Stock at Closing, (iii) a PIPE Subscription Agreement for a Post-Signing PIPE Investment of $15,000,000 is obtained after the date hereof and is funded in an aggregate amount equal to $15,000,000 at the Closing, and (iv) based on the foregoing, the Closing Date Cash Repurchase Amount is equal to $40,000,000 (such that the number of Closing Date Repurchased Units is 4,000,000):

(i) the Existing Equityholders will hold, in the aggregate, 56,000,000 shares of PubCo Class B Common Stock and 56,000,000 Common Units;

(ii) PubCo will hold 25,625,000 Common Units; and

(iii) public holders of PubCo (including investors in the Post-Signing PIPE Investment and the Bridge Notes) will hold, in the aggregate, 25,625,000 shares of PubCo Class A Common Stock (which includes 5,625,000 shares of PubCo Class A Common Stock to be held by Sponsor).

2.2 Buyer Warrants. Immediately following the Delaware Secretary of State’s acceptance of the A&R Certificate of Incorporation, and without any action on the part of any holder of a Buyer Warrant, each Buyer Warrant that is issued and outstanding immediately prior to the Closing shall be converted into a corresponding PubCo Warrant exercisable for PubCo Class A Common Stock in accordance with its terms and, in accordance with the terms of the A&R Operating Agreement, Buyer and the Company shall enter into the Warrant Agreements (as defined in the A&R Operating Agreement).

2.3 Directors and Officers of PubCo. Immediately after the Closing, (a) PubCo’s board of directors shall consist of the directors as set forth in Section 3 of the Stockholders’ Agreement, and (b) the officers of the Company shall be the officers set forth on Schedule 2.3 until the earlier of their resignation or removal or until their respective successors are duly appointed.

2.4 Closing; Closing Date. Unless this Agreement is earlier terminated in accordance with Article IX, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by conference call and exchange of signature pages by e-mail, facsimile or electronic transmission on 10:00 a.m. New York time on a date no later than two (2) Business Days after the satisfaction or waiver of all the conditions set forth in Article VIII, or at such other place and time as the Company and Buyer may mutually agree upon. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” In the event that all of the conditions set forth in Article VIII have been satisfied or waived such that the Closing would occur pursuant to this Section 2.4, but the Company notifies Buyer in writing that PubCo would not be able to satisfy its requirements to file the Closing Form 8-K within four (4) Business Days following the Closing because the Company cannot provide financial statements that are compliant with Regulation S-X of the SEC that are required to be filed with such Closing Form 8-K, then the Closing shall be delayed until such time as the Company is able to provide such financial statements, but in no event past the Outside Closing Date, and the Company shall use its reasonable best efforts to provide such compliant financial statements as promptly as practicable.

2.5 Taking of Necessary Action; Further Action.

(a) At the Closing, each of the Existing Equityholders, the Company, Sponsor and PubCo shall duly execute and deliver each of the Additional Agreements (other than the Bridge Notes and any PIPE Subscription Agreements) to which it is a party.

(b) If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and the Additional Agreements, each of PubCo, Sponsor, the Existing Equityholders and the Company shall take all such lawful and necessary action to carry out such purposes, so long as such action is not inconsistent with this Agreement.

2.6 Withholding. Buyer and the Company shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Tax Laws, and shall remit any such deducted and withheld amounts to the appropriate Taxing Authority as required by all applicable Tax Laws. To the extent that such withheld amounts are paid over to or deposited with the applicable Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made. Prior to undertaking any such deduction or withholding pursuant to this Section 2.6, Buyer shall provide reasonable advance notice to the Person in respect of whom any such deduction or withholding (other than any deduction or withholding resulting from the failure of any Existing Equityholder to provide an IRS Form W-9 or any compensation-related deduction or withholding, provided that sufficient opportunity was given to such Person to provide such forms or other documentation) is required and cooperate in good faith with such Person to obtain any reduction or relief from any such deduction or withholding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE EXISTING EQUITYHOLDERS

Each Existing Equityholder, severally and not jointly, hereby represents and warrants to Buyer as follows.

3.1 Corporate Existence and Power. Such Existing Equityholder that is not an individual is duly organized, validly existing and in good standing (to the extent such concept applies) under the laws of the jurisdiction in which such Existing Equityholder was formed.

3.2 Authorization. The execution, delivery and performance by such Existing Equityholder of this Agreement and the Additional Agreements to which it is, or at the Closing will be, a party and the consummation by such Existing Equityholder of the transactions contemplated hereby and thereby are within the respective limited liability company, corporate or powers of such Existing Equityholder (if applicable) and have been duly authorized by all necessary action on the part of such Existing Equityholder (if applicable). This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements to which such Existing Equityholder is a party will, assuming due authorization and execution by each other party hereto and thereto, constitute, a valid and legally binding agreement of such Existing Equityholder, as applicable, enforceable against such Existing Equityholder in accordance with their respective terms, subject to the Remedies Exception.

3.3 Title to the Existing Company Interests. As of the date of this Agreement, such Existing Equityholder is the sole owner of record of and beneficially owns the Existing Company Interests set forth next to such Existing Equityholder’s name on Schedule 3.3. and such Existing Equityholder has good and marketable title to such Existing Company Interests, free and clear of all Liens other than restrictions pursuant to the Company’s Organizational Documents and securities Laws.

3.4 Non-Contravention. Assuming the accuracy of the representations and warranties in Sections 4.4 and 5.4 the execution, delivery or performance by such Existing Equityholder of this Agreement or any Additional Agreements to which it is, or is specified to be, a party does not or will not (a) contravene or conflict with any Organizational Documents of such Existing Equityholder or any of its Affiliates, (b) assuming all of the Company Governmental Approvals are obtained and any applicable waiting periods referred to herein have expired, violate any provision of any Law or Order binding upon or applicable to such Existing Equityholder or its Affiliates, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of such Existing Equityholder or its Affiliates or (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Existing Company Interests, in each case, except as would not be reasonably expected to materially delay or prevent the consummation of the transactions contemplated hereunder.

3.5 Finder’s Fees. Except as set forth on Schedule 3.5, with respect to the transactions contemplated by this Agreement or the Additional Agreements, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of such Existing Equityholder or any of its Affiliates who might be entitled to any fee or commission from Buyer or the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer as follows (the parties agree that any reference in a particular Section in the disclosure schedules delivered by the Company to Buyer as of the date hereof (the “Company Disclosure Schedules”) shall be deemed to be an exception to the representations and warranties of the Company that are contained in the corresponding Section of this Article IV; provided, that, where it is apparent on the face of a disclosure under a particular section of the Company Disclosure Schedules that such disclosure is relevant to the matters described under any other Sections of this Article IV, such disclosure shall also be deemed to be made to such other Sections):

4.1 Corporate Existence and Power. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of North Carolina and its Subsidiaries are duly organized, validly existing and in good standing (to the extent that such concept applies) under the laws of the jurisdiction in which they were formed, except as would not be reasonably expected to, individually or in the aggregate, be material to the Company Group. Each member of the Company Group has the requisite power and authority, corporate and otherwise, to own and operate its properties and assets and to carry on the Business as presently conducted, except as would not be reasonably expected to, individually or in the aggregate, be material to the Company Group. Each member of the Company Group is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not been and would not reasonably be expected to, individually or in the aggregate, be material to the Company Group. Schedule 4.1 lists all jurisdictions in which each member of the Company Group is qualified to conduct the business. Copies of Organizational Documents of each member of the Company Group have heretofore been made available to Buyer, and such copies are each true and complete copies in all material respects of such instruments as amended and in effect on the Effective Date.

4.2 Authorization. The execution, delivery and performance by the Company of this Agreement and the Additional Agreements to which it is, or will be at the Closing, a party and the consummation by the Company of the transactions contemplated hereby and thereby is within the limited liability company power of the Company, and have been duly authorized by all necessary action on the part of the Company. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements to which the Company is a party, assuming due authorization and execution by each other party hereto and thereto, will constitute, a valid and legally binding agreement of the Company, as applicable, enforceable against the Company in accordance with their respective terms subject to the Remedies Exception.

4.3 Governmental Authorization. Neither the execution, delivery nor performance by the Company of this Agreement or any Additional Agreements to which it is a party requires any Consent by or in respect of, or registration, declaration or filing with, any Authority other than (a) compliance with any applicable requirements of the Exchange Act or the Securities Act, (b) the appropriate filings and approvals under the rules of NYSE, (c) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and (d) other actions or filings the absence or omission of which would not, individually or in the aggregate be reasonably expected to prevent or materially delay the Company’s ability to consummate the transactions contemplated hereunder (a “Company Impairment Effect”) (each of the foregoing clauses (a) through (d), a “Company Governmental Approval”).

4.4 Non-Contravention. Except as set forth on Schedule 4.4, none of the execution, delivery or performance by the Company of this Agreement or any Additional Agreements to which it is a party does or will (a) contravene or conflict with the respective Organizational Documents of the Company, (b) assuming all of the Company Governmental Approvals are obtained and any applicable waiting periods referred to herein have expired, violate any provision of any Law or Order binding upon or applicable to any member of the Company Group, (c) except for the Contracts listed on Schedule 4.4 requiring a Consent of any Person, constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any material right of termination, cancellation, amendment or acceleration of any right or obligation of any member of the Company Group, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Existing Company Interests, or (e) result in the creation or imposition of any Lien (except for Permitted Liens) on any member of the Company Group’s material assets, in the cases of (b) through this clause (e), except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.5 Capital Structure.

(a) Capitalization. As of the date of this Agreement, all of the issued and outstanding Existing Company Interests (i) have been duly authorized and validly issued, are fully paid and non-assessable, and have not been issued in violation of any preemptive or similar rights of any Person, and (ii) are owned legally and of record by the Persons and in the amounts set forth on Schedule 4.5(a). As of the date of this Agreement, the Existing Company Interests are the only outstanding Securities of the Company and no Person has the right to obtain, through Contract or otherwise, any Securities of the Company.

(b) Schedule 4.5(b) sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other Securities (if applicable), and the number of issued and outstanding shares or other Securities and the record holders thereof. Except as set forth on Schedule 4.5(b), (i) All of the outstanding Securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by a member of the Company Group free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents or applicable securities Laws); (ii) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other Securities of any Subsidiary of the Company other than the Organizational Documents of the Company and any such Subsidiary; (iii) the Company does not own or have any rights to acquire, directly or indirectly, any shares or other Securities of, or otherwise Control, any Person; (iv) none of the Company or any of its Subsidiaries is a participant in any joint venture, partnership or similar arrangement; and (v) no member of the Company Group has made any loan or capital contribution or otherwise made funds available to any other Person and there is no outstanding contractual obligation of any member of the Company Group to make a loan or capital contribution or otherwise provide funds to any other Person.

4.6 Assumed Names. Since January 1, 2019, no member of the Company Group has used any name other than “flyExclusive” to conduct the Business. Each member of the Company Group has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself, except as would not be reasonably expected to, individually or in the aggregate, be material to the Company Group, taken as a whole.

4.7 Reserved.

4.8 Financial Statements.

(a) Schedule 4.8(a) includes (i) the audited consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2020 and December 31, 2021, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statement for the twelve (12) month periods ended on such dates, the audited consolidated statement of members’ capital and the audited consolidated cash flow statements for the twelve (12) month periods ended on such dates (the “Audited Financial Statements”) and (ii) the unaudited consolidated financial statements of the Company as of and for the six (6) month period ended June 30, 2022 (the “Balance Sheet Date”) consisting of the unaudited consolidated balance sheets as of such date, the unaudited consolidated income statement for the six (6) month period ended June 30, 2022, and the unaudited consolidated cash flow statements for the six (6) month period ended June 30, 2022 (the “Unaudited Financial Statements” and all financial statements referred to in this Section 4.8(a) collectively, the “Financial Statements”).

(b) The Financial Statements fairly present in all material respects, in accordance with U.S. GAAP applied on a consistent basis in all material respects throughout the covered periods, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Financial Statements (i) have been prepared based on the books and records of the Company Group (except, in the case of the Unaudited Financial Statements, for the absence of footnotes and other presentation items and normal year-end adjustments) and (ii) have been prepared in accordance with the Company’s reporting and accounting policies and in accordance with U.S. GAAP and in accordance with Regulation S-X of the SEC (except, in the case of the Unaudited Financial Statements, for the absence of footnotes and other presentation items and normal year-end adjustments).

(c) Except as specifically disclosed, reflected or adequately reserved against on the Company Balance Sheet, and for Liabilities of a similar nature and in similar amounts incurred in the ordinary course of business since the Balance Sheet Date, as of the date of this Agreement there are no material Liabilities of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unassisted or otherwise) that would be required to be set forth on the Company Balance Sheet (in accordance with U.S. GAAP), except for Liabilities (i) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (ii) that have arisen since the Balance Sheet Date in the ordinary course of the Company Group, (iii) that will be discharged or paid off prior to or at the Closing, (iv) arising under this Agreement or the performance by the Company Group of its obligations hereunder, (v) that are disclosed in the Schedules to this Agreement, (vi) arise from or related to executory contractual obligations of the Company Group, or (vii) that have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole.

(d) Except as set forth on Schedule 4.8(d), there are no Change in Control Payments.

4.9 Internal Controls. The Company maintains a system of internal accounting controls designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Financial Statements in accordance with U.S. GAAP (“Internal Controls”). The Internal Controls that are designed to provide, in all material respects, reasonable assurance that (i) transactions are executed only in accordance with the Company management’s general or specific authorization; and (ii) transactions are recorded as necessary to permit preparation of the Financial Statements and to maintain accountability for the Company’s assets. Neither the Company nor an independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of Internal Controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of the Financial Statements or the Internal Controls utilized by the Company, or (iii) any claim or allegation regarding any of the foregoing.

4.10 Absence of Certain Changes. Since the Balance Sheet Date to the date of this Agreement, other than COVID-19 Measures or in connection with the transactions contemplated by this Agreement and the Additional Agreements, the Company Group has conducted the Business in the ordinary course in all material respects and no member of the Company Group has taken any action that would, after the Effective Date, be prohibited or omitted to take any action that would, after the Effective Date, be required, as the case may be, by Section 7.1(b). Since the Balance Sheet Date, there has been no Company Material Adverse Effect.

4.11 Properties; Title to the Company Group’s Assets. Except as disclosed on Schedule 4.11:

(a) The material items of Tangible Personal Property have no material defects, are, in all material respects, in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto, in each case, except as would not be reasonably expected to, individually or in the aggregate, be material to the Company Group.

(b) Except with respect to Intellectual Property, (i) the Company Group has good, valid and marketable title in and to, or in the case of leases for personal property and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of its assets reflected on the Company Balance Sheet or acquired after Balance Sheet Date, except as would not reasonably be expected to, individually or in the aggregate, be material to the Company Group, (ii) and except as would not be reasonably expected to, individually or in the aggregate, be material to the Company Group, no such asset is subject to any Liens other than Permitted Liens, and (iii) and except as would not be reasonably expected to, individually or in the aggregate, be material to the Company Group, taken as a whole, the Company Group’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company Group to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

(c) The assets of the Company Group constitute all of the material assets and rights that are reasonably necessary to permit Buyer to conduct the Business immediately following the Closing in the same manner as conducted by the Company Group during the 12-month period immediately preceding the Closing Date, in all material respects.

4.12 Litigation. Except as disclosed on Schedule 4.12, there is no, and since January 1, 2019 there has been no, Action pending against, or to the knowledge of the Company, threatened against, the Company Group or any of its respective officers or directors before any Authority or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements, in each case, except as would not reasonably be expected to, individually or in the aggregate, be material to the Company Group, taken as a whole. There are no outstanding settlement agreements or similar written agreements with any Authority or outstanding Orders that would reasonably be expected to, individually or in the aggregate, have a Company Impairment Effect.

4.13 Contracts.

(a) Except as disclosed on Schedule 4.13(a), none of the Company Group is party to or bound by:

(i) any Contract that requires annual payments or expenses by, or annual payments or income to, the Company Group of $250,000 or more;

(ii) any Employee Benefit Plan, Contract, or other agreement with any Company Service Provider or other Person, under which any member of the Company Group is obligated (A) to provide annual compensation of at least $100,000, (B) to provide payment upon the termination of any Company Service Provider, or (C) to provide a payment, benefit, or accelerated vesting upon the execution of this Agreement or the Closing or in connection with any of the transactions contemplated by this Agreement;

(iii) any collective bargaining agreement or other agreement or Contract with any labor union, works council, bargaining representative, or any other similar employee or labor organization applicable to any Company Service Provider;

(iv) any Contract creating a material joint venture, strategic alliance, limited liability company or partnership agreement (including the ownership of any aircraft);

(v) any Contract or series of related Contracts, within the past three (3) years, relating to the acquisition of, investment in, or disposition of any material business, Securities or assets of the Company Group or any other Person (whether by merger, sale of Securities, sale of assets or otherwise);

(vi) any Contract (A) for a licensing agreement for material Owned Intellectual Property licensed by any member of the Company Group other than non-exclusive licenses granted by such member of the Company Group in the ordinary course of business, (B) for a license agreement for Intellectual Property licensed by a third party that is material to the Business other than “shrink wrap,” off-the-shelf, or other publicly or commercially available licenses for which a member of the Company Group pays a license fee of no more than $250,000 in the aggregate annually, and (C) whereby the Company Group is restricted in the ability to use or enforce any Owned Intellectual Property, including settlement agreements;

(vii) any Contract that (A) relates to secrecy, confidentiality and nondisclosure obligations that restrict the conduct of the Company Group (except for such Contracts entered into in the ordinary course of business), (B) restricts the Company Group’s ability to compete in any line of business or with any Person, (C) contains exclusivity obligations, “most favored nation” provisions or other similar restrictions, rights or obligations, binding on the Company Group;

(viii) any Contract with an Authority;

(ix) any Contract providing for material guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group to a third party other than any indemnity or similar provisions incidental to any Contract entered into by the Company Group in the ordinary course of business;

(x) any Contract to which any Existing Equityholder is a party;

(xi) any Contract (excluding aircraft leases entered into in the ordinary course of business) that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate base rental payments in excess of $100,000 in any calendar year;

(xii) any Contract relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit, except any such Contract with an aggregate outstanding principal amount not exceeding $250,000;

(xiii) any Contract relating to the voting or control of the Securities of the Company Group or the election of directors of the Company (other than the Organizational Documents of the Company Group);

(xiv) any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements to which the Company Group is a party; and

(xv) any Contract with a Material Commercial Relationship.

(b) Except for any Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, result in a material liability to the Company Group, taken as a whole, as of the date of this Agreement, each Contract disclosed or required to be disclosed pursuant to this Section 4.13 (each, a “Material Contract”) represents the valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represents the valid and binding obligations of the other parties thereto, and is in full force and effect, and neither the Company Group nor, to the knowledge of the Company, any other party thereto, is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. The Company has provided to Buyer true and correct copies of each written Material Contract and a summary of the material terms of any oral Material Contract as of the date of this Agreement. None of the Company Group has received any written, or to the knowledge of the Company, oral notice to terminate any Material Contracts or to amend or not renew any type of Material Contract as defined in Sections 4.13(a)(i), 4.13(a)(iv), 4.13(a)(vi), or 4.13(a)(xv).

4.14 Licenses and Permits. Schedule 4.14 lists each material Permit held by the Company Group, affecting, or relating to, the Business or any member of the Company Group, together with the name of the Authority issuing the same. Such Permits are valid and in full force and effect in all material respects, and none of such Permits will, assuming the related third party Consent has been obtained or waived prior to the Closing Date, if applicable, be terminated or become terminable as a result of the transactions contemplated hereby, except, in each case, as would not reasonably be expected to, individually or in the aggregate, be material to the Company Group. The Company Group has all material Permits necessary to operate the Business in the manner in which it is now operated, except where the absence of such permit would not be material to the Company Group, taken as a whole.

4.15 Compliance with Laws. Except where such violation has not been material to the Company Group, taken as a whole, no member of the Company Group is in violation of, and since January 1, 2019 has not violated any Law or Order, and to the knowledge of the Company, since January 1, 2019 the Company Group has not received any subpoenas by any Authority.

4.16 Intellectual Property.

(a) Schedule 4.16 sets forth a true, correct and complete list of all Registered Intellectual Property owned or purported to be owned by any member of the Company Group (whether exclusively or jointly with another Person), specifying as to each, as applicable: (i) the nature of such Intellectual Property (e.g., whether a patent, trademark, copyright, or domain name); (ii) the owner(s) of such Intellectual Property, (iii) the jurisdictions by or in which such Intellectual Property has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) the applicable registration or serial number of such Intellectual Property.

(b) The Company Group exclusively owns all right, title and interest to and in all Owned Intellectual Property free and clear of all Liens, except for Permitted Liens, and has the right to use all other Intellectual Property used in or necessary for the operation of the Business.

(c) (i) Since January 1, 2019, the Company Group (A) has not been charged in writing with, or been a defendant, in any Action, and (B) has not received any written notice relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property of any third party by the Company Group; (ii) there is no other claim currently pending against the Company Group of infringement of any Intellectual Property of a third party by the Company Group; and (iii) to the knowledge of the Company, there is currently no continuing, and since January 1, 2019 there has not been any, infringement, misappropriation, or violation by any other Person of any Owned Intellectual Property.

(d) To the knowledge of the Company, neither the conduct of the Business nor the current use by the Company Group of any Owned Intellectual Property infringes, misappropriates, or violates, and has not since January 1, 2019 infringed, misappropriated, or violated, the Intellectual Property of any third party except as would not reasonably be expected to, individually or in the aggregate, be material to the Company Group, taken as a whole.

(e) All employees, agents, consultants or contractors of the Company Group who have contributed to or participated in the creation or development of any material Intellectual Property for the Company Group either: (i) are parties to a written, valid and enforceable “work-for-hire” agreements under which a member of the Company Group is deemed to be the owner or author of all Intellectual Property rights created or developed by such Person; or (ii) have executed a written assignment in favor of the Company Group of all right, title and interest in and to all Intellectual Property created or developed by such Person.

(f) None of the execution, delivery or performance by the Company Group of this Agreement or any of the Additional Agreements to which the Company Group is a party or the consummation by the Company Group of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property owned or licensed by the Company Group immediately prior to the Closing to not be owned or licensed by the Company Group on substantially the same terms and conditions immediately following the Closing, except as would not be reasonably expected to, individually or in the aggregate, be material to the Company Group, taken as a whole.

(g) The Company Group has taken reasonable measures to safeguard and maintain the confidentiality of all Trade Secrets and other Owned Intellectual Property that are confidential and material to the operation of the Business.

(h) No source code of Software comprising Owned Intellectual Property has been (i) provided, licensed or made available to any Person, except for employees, contractors and consultants engaged by the Company Group with a need to access it in the ordinary course of business that are subject to nondisclosure agreements protecting the Company Group’s rights therein; (ii) deposited into escrow for the benefit of any Person; or (iii) released from escrow to any Person due to obligations under any source code escrow agreement.

(i) The Company Group does not use Open Source Software in a manner that would (i) require any member of the Company Group to distribute any source code of Software comprising Owned Intellectual Property to any third party, (ii) create obligations for any member of the Company Group to grant, or purport to grant, to any third party any patent rights (including any patent non-asserts or patent licenses) under any Owned Intellectual Property, or (iii) impose any present economic limitations on any Company Group member’s commercial exploitation of any Owned Intellectual Property.

4.17 Information Technology and Data Matters.

(a) Except as set forth on Schedule 4.17(a), all Computer Systems are in good operating condition and operate in accordance with their applicable documentation in all material respects. To the knowledge of the Company, none of the Computer Systems contains any Disabling Code. The Company Group employs commercially reasonable protection and security measures (including commercially reasonable physical, organizational and technological measures) designed to protect the confidentiality, integrity and security of the Computer Systems and designed to detect and safeguard against Disabling Code affecting the Company Group’s Business operations. To the knowledge of the Company, there have been no (i) successful unauthorized intrusions or breaches of the security of the Computer Systems, (ii) prolonged periods of unscheduled unavailability of the Computer Systems, or (iii) failures, breakdowns or continued substandard performance of the Computer Systems, in each case that have caused any substantial disruption or interruption in or use of the Computer Systems as a whole or with respect to any portion thereof.

(b) Except as set forth on Schedule 4.17(b), the Company Group complies with, and has complied with, all Data Security Requirements in all material respects. Neither the execution and delivery of this Agreement nor the consummation of the Closing will result in a material breach or violation of, or constitute a default under, any Data Security Requirement, except as would not be reasonably expected to, individually or in the aggregate, be material to the Company Group, taken as a whole. To the knowledge of the Company, no member of the Company Group has experienced any breach of security, phishing incident, ransomware or malware attack, or other incident in which confidential information, Trade Secrets, or personal information maintained in connection with the Company Group’s Business operations was or may have been accessed, disclosed, or exfiltrated in an unauthorized manner, except as would not be, individually or in the aggregate, be material to the Company Group, , and no member of the Company Group has received any written notices or complaints from any Person or been the subject of any Action with respect thereto.

4.18 Material Commercial Relationships.

(a) Schedule 4.18 sets forth (i) the ten (10) largest vendors to the Company Group for the twelve (12) month period ended December 31, 2021 and the six (6) month period ended June 30, 2022 determined based on the aggregate amount paid by the Company Group to such providers in the relevant periods (the “Material Suppliers”) and (ii) the ten (10) largest customers of the Company Group for the twelve (12) month period ended December 31, 2021 and the six (6) month period ended June 30, 2022, determined based on the aggregate amount paid by such customer to the Company Group in the relevant periods (together with the Material Suppliers, the “Material Commercial Relationships”).

(b) As of the date hereof, no Material Commercial Relationship has ceased doing business with the Company Group and no member of the Company Group has received any written, or to the knowledge of the Company, oral notice, or otherwise agreed to, (i) terminating, cancelling or discontinuing its relation with the Company Group, (ii) materially reducing its purchase of services or goods from the Company Group or materially reducing its sale of goods or services to the Company Group, in each case, relative to the levels achieved during the twelve

(12) month period ended December 31, 2021, or (iii) altering or modifying (whether related to payment terms, price, duration or otherwise) in any material adverse respect the terms upon which it is willing to do business with the Company Group or otherwise materially and adversely modifying its relationship with the Company Group. To the knowledge of the Company, no Material Commercial Relationship intends to terminate, cancel or discontinue or otherwise terminate or materially and adversely modify its relationship with the Company Group.

4.19 Employees.

(a) The Company has delivered a true and accurate list, as of the date hereof, of each Company Service Provider who is currently employed by, or is actively providing services to, the Company Group, together with such individual’s title or position, employing entity, work location, full-time or part-time status, current rate of hourly wage or salary, and “exemption” status.

(b) Each member of the Company Group is and for the past three (3) years has been in compliance in all material respects with all applicable Laws relating to the employment or engagement of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes. (i) Each member of the Company Group has met in all material respects all requirements required by Law or regulation relating to the employment of foreign citizens, including all requirements of Form I-9 Employment Verification, and (ii) no member of the Company Group currently employs any Person who is not permitted to work in the jurisdiction in which such Person is or was employed. In the past three (3) years, no Person has brought or, to the knowledge of the Company, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts.

(c) Except as set forth on Schedule 4.19(c) of the Company Disclosure Schedules, no member of the Company Group is delinquent in payment to any Company Service Provider more than $2,500 and more than 30 days for any wages, fees, salaries, commissions, bonuses, or other direct compensation for service performed by them or amounts required to be reimbursed to such Company Service Provider or in payments owed upon any termination of such Company Service Provider’s employment or engagement.

(d) No member of the Company Group is a party to or otherwise bound by any collective bargaining agreement or other agreement with a labor union, works council or similar employee or labor organization applicable to any Company Service Provider and, to the knowledge of the Company, there are no activities or proceedings of any labor union, works council, or similar employee or labor organization to organize any such Company Service Providers. Additionally, (i) there is no unfair labor practice charge or complaint pending before any applicable Authority relating to the Company Group or any Company Service Provider; (ii) there is no labor strike, material slowdown, material dispute, or material work stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting any member of the Company Group, and no member of the Company Group has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to any Company Service Providers; (iii) there is no representation claim or petition pending before any applicable Authority; and (iv) there are no charges with respect to or relating to any member of the Company Group pending before any applicable Authority responsible for the prevention of unlawful employment practices.

(e) To the knowledge of the Company, no current Company Service Provider is bound by any Contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or Order of any Authority that would materially interfere with the use of such Company Service Provider’s best efforts to promote the interests of the Company Group or that would materially conflict with the Business as currently conducted. To the knowledge of the Company, (i) no current Company Service Provider whose annual base compensation is at least $100,000, or group of Company Service Providers, intends to terminate their employment or engagement with the Company Group, and no entity within the Company Group has a present intention to terminate the employment or engagement of any of the foregoing, and (ii) no current Company Service Provider whose annual base compensation is at least $100,000 has received an offer to join a business that is competitive with the business activities of the Company Group.

(f) During the past three (3) years, (i) no allegations of workplace sexual harassment or illegal retaliation or discrimination have been made known to any member of the Company Group, initiated, filed or, to the knowledge of the Company, threatened against any Company Service Provider, (ii) to the knowledge of the Company, no incidents of any such workplace sexual harassment or illegal retaliation or discrimination have occurred, and (iii) no member of the Company Group has entered into any settlement agreement related to allegations of sexual harassment or illegal retaliation or discrimination by any Company Service Provider.

4.20 Employment Benefit Plans.

(a) Schedule 4.20(a) sets forth a true and complete list of each material Employee Benefit Plan. With respect to each Employee Benefit Plan, the Company has provided to Buyer or its counsel a true and complete copy, to the extent applicable, of: (i) each current writing constituting a part of such Employee Benefit Plan and all amendments thereto, and a written description of any material unwritten Employee Benefit Plan; (ii) the most recent annual report and accompanying schedules; (iii) the current summary plan description and any summaries of material modifications; (iv) the most recent annual financial statements and actuarial reports; (v) the most recent determination or opinion letter received by any member of the Company Group from the IRS regarding the tax-qualified status of such Employee Benefit Plan; (vi) the most recent written results of all required compliance testing; and (vii) copies of any material correspondence with the IRS, Department of Labor or other Authority. There has been no amendment to, nor announcement by any member of the Company Group relating to, any Employee Benefit Plan which would be reasonably expected to increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. The Company Group may amend or terminate any Employee Benefit Plan (other than any Employee Benefit Plan that is an individual agreement or arrangement with a Company Service Provider (including an individual award or similar participation agreement under an Employee Benefit Plan) that requires the Company Service Provider’s consent of such amendment or termination) at any time without incurring any liability thereunder other than in respect of routine benefits claims incurred prior to such amendment or termination and the customary costs of implementing such amendment or termination.

(b) Each Employee Benefit Plan (and each related trust, insurance contract or fund) has been established, administered and funded in accordance with its express terms, and in compliance in all material respects with all applicable Laws, including ERISA and the Code. There are no pending or, to the knowledge of the Company, threatened actions, claims or lawsuits against or relating to the Employee Benefit Plans, the assets of any of the trusts under such Employee Benefit Plans or the plan sponsor or the plan administrator, or against any fiduciary of the Employee Benefit Plans with respect to the operation of such Employee Benefit Plans (other than routine benefits claims in the ordinary course of business). Neither the Company Group nor, to the knowledge of the Company, any “party in interest” or “disqualified person” with respect to an Employee Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. To the knowledge of the Company, no fiduciary (within the meaning of Section 3(21) of ERISA) has breached any fiduciary duty with respect to an Employee Benefit Plan or otherwise has any liability in connection with acts taken (or the failure to act) with respect to the administration or investment of the assets of any Employee Benefit Plan. No Employee Benefit Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Authority. All payments required to be made by any member of the Company Group under, or with respect to, any Employee Benefit Plan (including all contributions, distributions, reimbursements, premium payments or intercompany charges) with respect to all prior periods have been timely made or, for any such payments that are not yet due, properly accrued and reflected in the Financial Statements prior to the date hereof, in each case, in accordance with the provisions of each of the Employee Benefit Plans, applicable Law and U.S. GAAP. There is not now, nor to the knowledge of the Company do any circumstances exist that could give rise to, any requirement for the posting of security with respect to an Employee Benefit Plan or the imposition of any Lien on the assets of any member of the Company Group under ERISA or the Code.

(c) With respect to each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code, such Employee Benefit Plan, and its related trust, has at all times since its adoption been so qualified and has received a current determination letter (or is the subject of a current opinion letter in the case of any prototype plan) from the IRS on which the Company Group can rely that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such Employee Benefit Plan which could be reasonably expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code. No stock or other Securities issued by any member of the Company Group forms or has formed any part of the assets of any Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code.

(d) No Employee Benefit Plan is, and no member of the Company Group or any ERISA Affiliate of the Company Group has ever sponsored, established, maintained, contributed to or been required to contribute to, or in any way has any liability (whether on account of an ERISA Affiliate or otherwise), directly or indirectly, with respect to any plan that is, (i) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or a “defined benefit” plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto), (ii) a Multiemployer Plan, (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (iv) a plan sponsored by a professional employer organization, co-employer organization, human resources or benefits outsourcing entity, or similar vendor or provider, (v) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (vi) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. No member of the Company Group or any ERISA Affiliate has withdrawn at any time within the preceding six (6) years from any Multiemployer Plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to any member of the Company Group.

(e) To the knowledge of the Company, no event has occurred and no condition exists that would subject any member of the Company Group by reason of its affiliation with any ERISA Affiliate to any (i) Tax, penalty, fine, (ii) Lien, or (iii) other liability imposed by ERISA, the Code or other applicable Laws, in each case, in respect of any employee benefit plan maintained, sponsored, contributed to, or required to be contributed to by any ERISA Affiliate (other than a member of the Company Group).

(f) Each Employee Benefit Plan that is subject to the Affordable Care Act has been established, maintained, and administered in compliance with the requirements of the Affordable Care Act, including all notice and coverage requirements, and the Company Group and each ERISA Affiliate offers minimum essential health coverage, satisfying the affordability and minimum value requirements, to full-time employees (as defined by the Affordable Care Act) sufficient to prevent liability for assessable payments under Section 4980H of the Code. No member of the Company Group has attempted to maintain the grandfathered health plan status under the Affordable Care Act of any Employee Benefit Plan. No Employee Benefit Plan provides, and no member of the Company Group has any current or potential obligation to provide, any medical, health, life or other welfare benefits after the termination of a Company Service Provider’s employment or engagement, as applicable, except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the sole expense of the participant or the participant’s beneficiary. No Employee Benefit Plan that provides group health benefits is a self-insured arrangement by any member of the Company Group or funded through a trust and no event has occurred and no condition exists that could reasonably be expected to result in a material increase in the premium costs of any Employee Benefit Plan that is fully-insured. No member of the Company Group has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D, or 4980H of the Code.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any Company Service Provider or with respect to any Employee Benefit Plan; (ii) increase any benefits otherwise payable under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, or the forgiveness of indebtedness of any Company Service Provider; or (iv) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Employee Benefit Plan. No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from any member of the Company Group as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(h) Neither the execution and delivery of this Agreement nor the approval or consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(i) No Employee Benefit Plan is or has ever been (and no member of the Company Group has sponsored, maintained or had any obligation with respect to) a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code.

(j) No Employee Benefit Plan covers any Company Service Providers residing or working outside of the United States.

4.21 Real Property.

(a) No member of the Company Group owns or has ever owned any Real Property. Schedule 4.21(a) sets forth a list of all the Leases. The Company Group has delivered to Buyer true, correct and complete copies of the Leases. No option to renew, extend, or otherwise modify any Lease has been entered in to or exercised by the Company Group or to the knowledge of the Company, by any other party thereto, other than as evidenced by a written agreement included in the Leases.

(b) Except as would not reasonably be expected to be material to the Company Group, with respect to each Lease: (i) subject to such Lease’s terms and conditions, the Remedies Exception and Permitted Liens, such Lease is valid, binding and in full force and effect, and the Company Group enjoys peaceful and undisturbed possession of the Leased Real Property pertaining to such Lease; (ii) to the knowledge of the Company, there exists no default or event of default thereunder by any member of the Company Group party thereto; (iii) to the knowledge of the Company, (A) none of the parties to each Lease is in breach of such Lease and no party to a Lease has received notice of default or termination thereunder, and (B) no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (iv) except as may be evidenced by the Lease documentation delivered to Buyer and listed on Schedule 4.21(b), no member of the Company Group has subleased, licensed or otherwise granted any Person the legal right to use or occupy the Leased Real Property or any portion thereof; (v) except as set forth in Schedule 4.21(b), no member of the Company Group has collaterally assigned or granted any other security interest in such Lease or any interest therein; and (vi) there are no Liens on the estate or interest created by, under or through any Lease, other than Permitted Liens. To the knowledge of the Company, the Leased Real Property is in a state of maintenance and repair that is, in all material respects, adequate and suitable for the purposes for which it is presently being used in all material respects. Except as evidenced by the Leases, the Company Group does not own or hold, nor is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any Real Property or any interest therein.

(c) There are no brokerage commissions due, or which are currently scheduled to become due, with respect to any Lease and payable by the Company Group.

(d) Except as would not reasonably be expected to be material to the Company Group, there is no ongoing construction work being performed by the Company Group or the counterparty to any Lease at any Leased Real Property.

(e) To the knowledge of the Company Group, all utilities that are available to and connected with the Leased Real Property are in sufficient quantities to adequately serve the same for its current use. To the knowledge of the Company Group, no fact or condition exists that could reasonably be expected to result in the termination or impairment of presently available access from adjoining public or private streets or rights-of-way or in the discontinuation of presently available sewer, water, electric, gas, telephone or other utilities or services for any Leased Real Property. The Company Group has not received notice (i) of any action for revocation of any certificate of occupancy relating to any Leased Real Property, or (ii) of any public improvements or other measures that would result in material special assessments against or otherwise materially and adversely affect any Leased Real Property. To the knowledge of the Company Group there is no current pending or threatened condemnation, expropriation or other similar governmental taking of any interest in any Leased Real Property.

4.22 Tax Matters. Except as set forth on Schedule 4.22:

(a) All material Tax Returns required to be filed by or in respect of each member of the Company Group have been filed and all such Tax Returns are true, correct, complete, and accurate in all material respects. All material Taxes owed by or in respect of each member of the Company Group have been paid in full to the appropriate Taxing Authority.

(b) Since January 1, 2019, each member of the Company Group has complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has withheld or collected, paid over to the applicable Taxing Authority and reported all material Taxes required to be withheld or collected by the Company Group or any member thereof.

(c) There is no Action pending, ongoing, or, to the knowledge of the Company, threatened in writing, with respect to material Taxes of any member of the Company Group that has not been fully resolved.

(d) No statute of limitations in respect of the assessment or collection of any material Taxes of any member of the Company Group has been waived or extended, which waiver or extension is in effect. No member of the Company Group is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Taxing Authority) within which to file any Tax Return not previously filed.

(e) There is no Lien (other than Liens described in clause (iii) of the definition of Permitted Liens) for Taxes upon any of the assets of any member of the Company Group.

(f) No claim has been made in the three years prior to the date of this Agreement and, to the knowledge of the Company, prior to the three years prior to the date of this Agreement, in writing by a Taxing Authority in a jurisdiction where any member of the Company Group has not paid any Tax or filed Tax Returns, asserting that the member of the Company Group is or may be subject to Tax or required to file Tax Returns in such jurisdiction. No member of the Company Group currently has a permanent establishment or other fixed place of business in a country other than the country in which it is organized.

(g) No member of the Company Group is a party to any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement).

(h) No election under Treasury Regulations Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) has been made with respect to any member of the Company Group.

(i) No member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or use of an improper, method of accounting made prior to the Closing for or in respect of a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign law) executed prior to the Closing, (iii) intercompany transactions occurring, or any excess loss account existing, prior to the Closing, in each case as described in Treasury Regulations promulgated under Section 1502 of the Code (or any similar provision of state, local or foreign law), or (iv) installment sale or open transaction disposition made on or prior to the Closing Date. No member of the Company Group uses the cash method of accounting for income Tax purposes or will be required to make any payment after the Closing as a result of an election under Section 965 of the Code (or any similar provision of state, local, or non-U.S. Laws).

(j) To the extent applicable, each of the Company and its Subsidiaries is registered for the purposes of sales Tax, use Tax, value-added Taxes, or any similar Tax in all jurisdictions where it is required by Law to be so registered, and has complied in all material respects with all Laws relating to such Taxes.

(k) No member of the Company Group (i) has engaged or participated in any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and applicable Treasury Regulations thereunder, (ii) has any Liability for material Taxes of any Person (other than another member of the Company Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a result of being (or having been) a member of an affiliated, consolidated, unitary, or other group for applicable Tax purposes, as a transferee or successor, by contract, assumption or otherwise, or (iii) is subject to or has requested any private letter ruling (or similar ruling) from any Taxing Authority that is still in effect (or pending if requested).

(l) In the two years prior to the date of this Agreement, no member of the Company Group has been a “distributing corporation” or a “controlled corporation” (as such terms are used in Section 355 of the Code) in a distribution intended or purported to qualify in whole or in part for Tax-deferred treatment under Section 355 of the Code (or so much of Section 356 of the Code as it relates to Section 355 of the Code).

(m) The Company as of the date hereof is, and at all times since its formation has been, treated as a partnership (and not as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code) for U.S. federal and all applicable state and local income Tax purposes. Each Subsidiary of the Company, as of the date hereof is, and at all times since its formation has been, properly classified for U.S. federal and all applicable state and local income Tax purposes as the type of entity set forth opposite its name on Schedule 4.22(m).

(n) No Existing Equityholder is a “foreign person” within the meaning of Code Section 1445 or Code Section 1446(f).

(o) No member of the Company Group (i) has deferred any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that may be deferred pursuant to Section 2302 of the CARES Act; (ii) has deferred any payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) pursuant to or in connection with the Payroll Tax Executive Order or (iii) has sought or obtained, or intends to seek or obtain a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act. To the extent applicable, each member of the Company Group has complied in all material respects with all legal requirements applicable for any Tax credits claimed by such member of the Company Group under Sections 7001 through 7005 of the Families First Coronavirus Response Act (U.S. Public Law 116-127) and Section 2301 of the CARES Act or any similar provision of state or local law.

(p) No member of the Company Group is currently nor has it ever been included in any consolidated, combined, or unitary Tax Return.

(q) Neither the Business nor any member of the Company Group (nor any predecessor thereof) was in existence prior to January 1, 1994.

4.23 Environmental Laws.

(a) Except or as would not reasonably be expected to, individually or in the aggregate, be material to the Company Group, taken as a whole, or as set forth on Schedule 4.23(a), (i) each member of the Company Group is currently and since January 1, 2019 has been in material compliance with all Environmental Laws; (ii) without limiting the generality of the foregoing, each member of the Company Group has obtained and complied with, and is currently in compliance with, all Permits that may be required pursuant to Environmental Laws; (iii) no member of the Company Group has received any notice, report or other information regarding any actual or alleged violation of or Liabilities under any Environmental Laws; (iv) there are no Actions pending or, to the knowledge of the Company, threatened against any member of the Company Group with respect to violations of or Liabilities under Environmental Laws; and (v) no member of the Company Group, nor any of their respective predecessors or Affiliates, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released or exposed any person to any Hazardous Material, or to the knowledge of the Company Group, owned or operated any property or facility contaminated by any Hazardous Material, in each case, as has given or would give rise to liabilities or obligations under any Environmental Laws.

(b) The Company Group has delivered to Buyer all environmental and occupational safety and health-related audits, reports and other material documents relating to their past or current properties or operations which are in their possession or reasonable control.

4.24 Finders’ Fees. Except as set forth on Schedule 4.24, with respect to the transactions contemplated by this Agreement or the Additional Agreements, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any member of the Company Group or any of its respective Affiliates or equityholders who might be entitled to any fee or commission from Buyer, the Company or any of their respective Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement.

4.25 Insurance. Schedule 4.25 contains a list of all material current property and liability insurance policies covering the Company Group, the Business or the assets of the Company Group (the “Insurance Policies”), and no written notice of cancellation, termination, material adverse modification or revocation or other written notice that any Insurance Policy is no longer in full force or effect or that the issuer of any Insurance Policy is not willing or able to perform its obligations thereunder has been received by the Company Group (and except as would not be, individually or in the aggregate, material to the Company Group, all premiums due and payable thereon have been paid in full).

4.26 Affiliate Arrangements. Except as set forth on Schedule 4.26, no officer, director or Affiliate of any member of the Company Group, and to the knowledge of the Company, no individual in such officer’s or director’s immediate family, (a) is a party to any Contract (other than employment or employment related agreements) with any member of the Company Group, (b) has any interest in any material property or asset used by the Company Group or necessary for the Business, (c) has outstanding Indebtedness owed to or from any member of the Company Group or (d) is the beneficiary of any guarantee provided by any member of the Company Group(in each case in the foregoing clauses (a) through (d), except for (A) Liabilities that will be extinguished as of the Closing, (B) employment agreements, fringe benefits and other compensation paid to directors, officers and employees, (C) reimbursements of expenses incurred in connection with their employment or service, and (D) amounts paid pursuant to Employee Benefit Plan) (any such arrangement, a “Company Affiliate Arrangement”). Except as set forth on Schedule 4.26, no Affiliate of the Company Group and, to the knowledge of the Company, no officer or director of the Company Group, has any direct or indirect financial interest in any Material Commercial Relationships (it being agreed, however, that the passive ownership of securities listed on any national securities exchange representing no more than five percent (5%) of the outstanding voting power of any Person shall not be deemed a “financial interest” in any such Person). Except as set forth on Schedule 4.26, to the knowledge of the Company, no officer or director of any member of the Company Group is an officer, director, manager, employee or consultant of any Material Commercial Relationship.

4.27 Certain Business Practices. Neither the Company Group nor, to the knowledge of the Company, any director, officer, agent or employee of the Company Group (in their capacities as such) has, since January 1, 2019, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 (“FCPA”), UK Bribery Act, or similar applicable Law prohibiting bribery or corruption (together with the FCPA, “Anti-Corruption Laws”) or (iii) made any other unlawful payment. Neither the Company Group, nor, to the knowledge of the Company, any director, officer, agent or employee of the Company Group (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Company Group) has, since January 1, 2019, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company Group or assist the Company Group in connection with any actual or proposed transaction, in each case in violation of any Anti-Corruption Law. No Action involving the Company Group with respect to any Anti-Corruption Law is pending or, to the knowledge of the Company, threatened.

4.28 Trade Controls. Neither the Company Group, nor to the knowledge of the Company, any director, officer, agent or employee of the Company Group (in their capacities as such) has, since January 1, 2019, (i) been a Sanctioned Person, (ii) been organized, resident or located in a Sanctioned Country, (iii) engaged in any illegal dealings or transactions with any Sanctioned Person or in any Sanctioned Country, or (iv) otherwise in violation of Trade Controls. The Company Group has not received from any Authority or any other Person any written notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to an Authority; or conducted any internal investigation or audit, in each case concerning any actual or potential violation or wrongdoing related to Trade Controls.

4.29 Money Laundering Laws. The operations of the Company Group are and, since January 1, 2019, have been conducted at all times in compliance in all material respects with applicable laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental Authority (collectively, the “Money Laundering Laws”), and no Action involving the Company Group with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

4.30 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act.

4.31 Compliance with Aviation Laws.

(a) Except as set forth on Schedule 4.31(a), except as has not been, or would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, the Company Group (i) is in compliance with all applicable Laws, including all applicable Laws prescribed or administered by the U.S. Federal Aviation Administration (“FAA”), Department of Transportation (“DOT”), and Transportation Security Administration (“TSA”) under Title 14 of the Code of Federal Regulations and Title 49 of the U.S. Code, (such Laws, collectively, the “Aviation Laws”), (ii) has not been subject to an investigation with respect to potential violations of any Aviation Laws within the last five (5) years and (iii) has not received a Letter of Investigation from the FAA, DOT, TSA or other Authority for any material discrepancies or violations during inspections or audits within the last five (5) years.

(b) Schedule 4.31(b) sets forth a true and complete list of each aircraft owned or leased by the Company Group as of the date of this Agreement (each, an “Aircraft”), including the manufacturer, model, aircraft registration number and manufacturing year of each such Aircraft; provided that such list shall not include those aircraft that are owned by third parties and managed by the Company or any of its Subsidiaries under aircraft management agreements (regardless of whether such management agreements are styled as “leases”) (“AMA Aircraft”).

(c) Except as set forth on Schedule 4.31(c):

(i) to the knowledge of the Company, each current employee performing a safety-sensitive function in accordance with 14 C.F.R. part 120is enrolled in an FAA-mandated drug and alcohol testing program;

(ii) all Aircraft have an unexpired FAA aircraft registration certificate and have a FAA standard certificate of airworthiness that is in full force and effect (except for the period of time any Aircraft or AMA Aircraft may be out of service and such certificate is suspended in connection therewith);

(iii) upon acquisition or lease by the Company or any of its Subsidiaries, all Aircraft as of immediately prior to the Closing been, are being, or, with respect to Aircraft leased or subleased to another Person or AMA Aircraft, are required to be, maintained in all material respects according to applicable regulatory standards and the maintenance program of the aircraft operator approved by the FAA or the applicable Authority;

(iv) all records required to be maintained for each Aircraft or AMA Aircraft are correct and complete in all material respects and are currently in the possession of the Company or its Subsidiaries (or, in the case of Aircraft or AMA Aircraft leased from a third party, being maintained in compliance with the terms of the related lease);

(v) no Aircraft owned or leased by the Company or any of its Subsidiaries (excluding for this purpose, any AMA Aircraft) is subleased to or otherwise in the possession of another air carrier or another Person other than the Company or any of its Subsidiaries, to operate such Aircraft in air transportation or otherwise;

(vi) all Aircraft owned or leased by the Company or any of its Subsidiaries (excluding for this purpose, any AMA Aircraft), are operated in all material respects according to all applicable regulatory standards approved by the FAA or the applicable Authority, and are not engaged in any impermissible leasing arrangements contrary to the requirements of 14 C.F.R. parts 91 or 135.

(d) The Company, and any Subsidiary of the Company acting as an “Air Carrier” as defined in 49 USC §40102(a)(2), is, and at the Effective Date shall be, a “Citizen of the United States” as defined in 49 USC § 40102(a)(15)(C).

(e) The Company’s Subsidiaries listed on Schedule 4.31(e) hold (i) a valid and current “Air Carrier Certificate” pursuant to 14 CFR Part 119 and associated operations specifications pursuant to 14 CFR Part 135, (ii) a DOT-approved “Air Taxi Operator” registration under 14 CFR Part 298, or (iii) a valid and current “Air Agency Certificate” pursuant to 14 CFR

Part 145, as applicable to each Subsidiary for its operations. Schedule 4.31(e) sets forth a true and complete list of each Permit issued to the Company or any of its Subsidiaries by any Authority to sell or conduct air transportation, including each certificate issued pursuant to any section of Title 14 of the Code of Federal Regulations and all associated operations specifications thereunder.

(f) Schedule 4.31(f) sets forth a true and complete list of each Supplemental Type Certificate or Parts Manufacturer Approval issued to the Company or any of its Subsidiaries by the FAA, pursuant to 14 CFR Part 21.

4.32 PSP. The Company has not received any notice of non-compliance or audit regarding any terms of any PSP agreement related to the payment or any liability pursuant to, arising out of or otherwise in connection with the PSP and any programs promulgated thereunder. Any applications submitted and/or agreements entered into by the Company in connection with the PSP (a) were authorized by the Company in accordance with its certificate of formation, operating agreement, and related organizational documents, (b) were completed and submitted by the Company in good faith, (c) were correct and complete in all material respects, (d) presented fairly the financial position and results of operations of the Company as set forth therein, (e) were derived from the books and records of the Company, and (f) complied with the CARES Act, the PSP, and applicable Laws. The Company’s use of the proceeds of the PSP complies with the CARES Act, PSP, and applicable Laws. The Company did not make any prohibited distributions and capital contributions contrary to the terms of the PSP associated agreements. The Company was eligible to receive funds pursuant to the PSP under the requirements of the CARES Act, PSP, and as otherwise provided by applicable Laws. The Company, Existing Equityholders, and Existing Equityholder Representative have taken all actions required by, and in compliance with, and refrained from taking any actions prohibited by, the CARES Act, PSP, and applicable Laws. The Company has not transferred, pledged, mortgaged, encumbered, or otherwise assigned its PSP Agreement or any PSP funds provided under its PSP agreement, or any interest therein, or any claim, account receivable, or funds arising thereunder or accounts holding PSP support, to any party, bank, trust company, or other person without the express written approval of U.S. Department of Treasury (“Treasury”). The aggregate total amount of grants received by the Company under the PSP is $17,081,873 (PSP1 $7,403,036, PSP2 $5,007,935, PSP3 $4,670,902) (the “PSP Grant Amount”). If Treasury determines, in its sole discretion, that the Company violated the terms of its PSP agreements, Company acknowledges and agrees that it may be required to refund the PSP Grant Amount and pay all associated interest and fees as set forth in the PSP agreements.

4.33 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE III OR ARTICLE IV OR THE ADDITIONAL AGREEMENTS, OR IN THE CERTIFICATE TO BE DELIVERED BY THE COMPANY AT THE CLOSING, NONE OF THE COMPANY, THE EXISTING EQUITYHOLDERS, ANY AFFILIATE OF THE COMPANY OR THE EXISTING EQUITYHOLDERS, OR ANY OTHER PERSON MAKES, AND THE COMPANY AND THE EXISTING EQUITYHOLDERS EXPRESSLY DISCLAIM, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. FOR THE AVOIDANCE OF DOUBT, THE REPRESENTATIONS AND WARRANTIES EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT (AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULES) ARE SOLELY MADE BY THE COMPANY.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and the Existing Equityholders that, except as disclosed in Buyer SEC Documents or the disclosure schedules delivered by Buyer to the Company as of the date hereof (the “Buyer Disclosure Schedules”), each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties agree that any reference in a particular Section in the Buyer Disclosure Schedules shall be deemed to be an exception to the representations and warranties of Buyer that are contained in the corresponding section of this Article V; provided, that, where it is apparent on the face of a disclosure under a particular section of the Buyer Disclosure Schedules that such disclosure is relevant to the matters described under any other Sections of this Article V, such disclosure shall also be deemed to be made to such other Sections.

5.1 Corporate Existence and Power. Buyer is a corporation duly organized, validly existing in good standing under the Laws of the State of Delaware. Buyer has all power and authority, corporate and otherwise, and all material Permits and Consents required to own and operate its properties and assets and to carry on its business as presently conducted. Buyer has made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect.

5.2 Corporate Authorization. The execution, delivery and performance by each of Buyer and Sponsor of this Agreement and the Additional Agreements to which it is, or is specified to be, a party and the consummation by Buyer and Sponsor of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer to the extent required by its Organizational Documents, applicable Laws or any Contract to which it is a party or by which its securities are bound other than the Required Buyer Stockholder Approval (as defined in Section 8.1(b)). This Agreement has been duly executed and delivered by Buyer and it constitutes, and upon their execution and delivery, the Additional Agreements to which Buyer is, or is specified to be, a party will constitute, a valid and legally binding agreement of Buyer, enforceable against it in accordance with their representative terms.

5.3 Governmental Authorization. Neither the execution, delivery nor performance by Buyer of this Agreement or any Additional Agreements to which it is, or is specified to be, a party requires any Consent by or in respect of, or registration, declaration or filing with, any Authority other than (a) compliance with any applicable requirements of the Exchange Act or the Securities Act, (b) the appropriate filings and approvals under the rules of NYSE, (c) compliance with any applicable requirements of the HSR Act, and (d) other actions or filings the absence or omission of which would not, individually or in the aggregate, be reasonably expected to prevent or materially delay or impair Buyer’s ability to consummate the transactions contemplated hereunder (a “Buyer Impairment Effect”) (each of the foregoing clauses (a) through (d), a “Buyer Governmental Approval” and together with the Company Governmental Approvals, the “Governmental Approvals”).

5.4 Non-Contravention. The execution, delivery and performance by each of Buyer of this Agreement or any Additional Agreements to which each is, or is specified to be, a party does not and will not (a) violate, contravene or conflict with the Organizational Documents of Buyer, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon Buyer, (c) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which Buyer is bound, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Buyer, except, in each case of clauses (b) through (d), for any contravention or conflicts that would not reasonably be expected to be material to Buyer or to have a Buyer Impairment Effect.

5.5 Finders’ Fees. Except as set forth on Schedule 5.5 of the Buyer Disclosure Schedules, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any brokerage, finder’s or other fee or commission from Buyer upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

5.6 Issuance of Stock. The PubCo Class B Common Stock, when issued in accordance with this Agreement, will be duly authorized and validly issued in compliance with applicable Laws, and will be fully paid and nonassessable and free of preemptive rights, subscription rights or any similar right under any provision of Law, Buyer’s Organizational Documents or any Contract to which Buyer is a party or by which Buyer is bound and will be capable of effectively vesting in the Existing Equityholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable securities Laws).

5.7 Capitalization.

(a) As of the date hereof, the authorized capital stock of Buyer consists of (i) 100,000,000 shares of Buyer Class A Common Stock, par value $0.0001 per share, (ii) 10,000,000 shares of Buyer Class B Common Stock, par value $0.0001 per share, and (iii) 1,000,000 shares of Buyer Preferred Stock, of which 22,500,000 shares of Buyer Class A Common Stock and 5,625,000 shares of Buyer Class B Common Stock are issued and outstanding as of the Effective Date. 11,833,333 shares of Buyer Class A Common Stock are reserved for issuance with respect to Buyer Warrants, including 7,500,000 shares reserved for issuance upon the exercise of Buyer Warrants originally issued as part of the Buyer Units. A total of 11,833,333 Buyer Warrants are issued and outstanding as of the date of this Agreement. No other shares of capital stock or other Securities of Buyer are issued, reserved for issuance or outstanding. All issued and outstanding shares of Buyer Common Stock and the Buyer Warrants (A) have been duly authorized, validly issued, fully paid and nonassessable, (B) were issued in compliance in all material respects with applicable Law, (C) were not issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Law, Buyer’s Organizational Documents or any Contract to which Buyer is a party or by which Buyer is bound, and (D) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83. Except as set forth in Buyer’s Organizational Documents, there are no outstanding contractual obligations of Buyer to repurchase, redeem or otherwise acquire any Buyer Common Stock or any other Securities of Buyer. There are no outstanding contractual obligations of Buyer to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) Except for this Agreement, the Buyer Warrants, the Bridge Notes, any PIPE Subscription Agreements and the Additional Agreements, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Buyer Common Stock or the equity interests of Buyer, or any other Contracts to which Buyer is a party or by which Buyer is bound obligating Buyer to issue or sell any shares of capital stock of, other equity interests in, or debt securities of, Buyer, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Buyer. Except as disclosed in the Buyer SEC Documents or Buyer’s Organizational Documents, there are no outstanding contractual obligations of Buyer to repurchase, redeem or otherwise acquire any securities or equity interests of Buyer. There are no outstanding bonds, debentures, notes or other indebtedness of Buyer having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Buyer’s stockholders may vote. Except as disclosed in the Buyer SEC Documents, Buyer is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to Buyer Common Stock or any other equity interests of Buyer. Buyer does not own any capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. There are no securities or instruments issued by or to which Buyer is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the transactions contemplated hereby or by the Bridge Notes or any PIPE Subscription Agreements that have not been or will not be waived on or prior to the Closing Date.

5.8 Trust Account; Financial Capacity.

(a) As of the date hereof, Buyer has at least $225,000,000 in the trust fund established by Buyer for the benefit of its public stockholders (the “Trust Fund”) in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company (the “Trustee”) acting as trustee, and such monies are invested in “government securities” (as such term is defined in the Investment Company Act) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement. The Investment Management Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Buyer and to the knowledge of Buyer, the Trustee, enforceable against it and, to the knowledge of Buyer, the Trustee in accordance with its terms, subject to the Remedies Exception. The Investment Management Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by Buyer or, to the knowledge of Buyer, the Trustee. There are no separate Contracts that would cause the description of the Investment Management Trust Agreement in the Buyer SEC Documents to be inaccurate in any material respect or, to the knowledge of Buyer, that would entitle any Person to any portion of the funds in the Trust Account (other than (a) the holders of Securities of Buyer prior to the Closing Date who shall have elected to redeem their Buyer Class A Common Stock pursuant to Buyer’s Organizational Documents or (b) if Buyer fails to complete a “Business Combination,” as such term is defined in Buyer’s Organizational Documents, within the allotted time period and liquidates the Trust Fund, subject to the terms of the Investment Management Trust Agreement, Buyer is permitted to pay in limited amounts the expenses of the Trust Account’s liquidation and dissolution, and then Buyer’s public shareholders). Prior to the Closing, none of the funds held in the Trust Account are required to be released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem Buyer Common Stock pursuant to Buyer’s Organizational Documents. Buyer has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Investment Management Trust Agreement or reimbursements for tax liability of Buyer arising from interest income earned on the principal held in the Trust Account as permitted by the Investment Management Trust Agreement). As of the Closing, the obligations of Buyer to dissolve or liquidate pursuant to Buyer’s Organizational Documents shall terminate, and, as of the Closing, Buyer shall have no obligation whatsoever pursuant to Buyer’s Organizational Documents to dissolve and liquidate the assets of Buyer by reason of the consummation of the transactions contemplated hereby. As of the date of this Agreement, there are no Actions pending or, to the knowledge of Buyer, threatened, with respect to the Trust Account.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company and the Existing Equityholders herein and the compliance by the Company and the Existing Equityholders with their respective obligations hereunder, Buyer has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Buyer on the Closing Date.

(c) Other than loans from its Sponsor disclosed in the Buyer SEC Documents or for working capital purposes prior to Closing, Buyer does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

5.9 Listing. The Buyer Units, Buyer Class A Common Stock and Buyer Warrants are listed on NYSE, with trading symbols “EGGFU,” “EGGF” and “EGGFW,” respectively.

5.10 Board Approval. The Buyer Board (including any required committee or subgroup of such board) has, at a meeting thereof duly called and held, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are fair and in the best interests of Buyer and its stockholders, (c) recommended its stockholders to vote in favor of the transactions contemplated hereby, (d) resolved to recommend to the stockholders of Buyer approval of each of the Buyer Stockholder Approval Matters, (e) determined that the fair market value of the Company is equal to at least eighty percent (80%) of the amount held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and less the Deferred Underwriting Commission and Taxes payable on interest earned on the Trust Account) as of the date hereof and (f) determined that the transactions contemplated hereby constitute a “Business Combination” as such term is defined in Buyer’s Organizational Documents.

5.11 Buyer SEC Documents and Financial Statements; Internal Controls.

(a) Buyer has filed on a timely basis all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Buyer with the SEC since Buyer’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto (the “Buyer SEC Documents”), and will file all such forms, reports, schedules, statements and other documents, including any required exhibits thereto, required to be filed by it subsequent to the date of this Agreement (the “Additional Buyer SEC Documents”). Buyer has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least five (5) days prior to the date of this Agreement: (i) Buyer’s Annual Reports on Form 10-K for each fiscal year of Buyer beginning with the first year Buyer was required to file such a form, (ii) Buyer’s Quarterly Reports on Form 10-Q for each fiscal quarter of Buyer beginning with the first quarter Buyer was required to file such a form, (iii) all proxy statements relating to Buyer’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) all of its Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, (v) Buyer’s Registration Statement on Form S-1 (and any amendments thereto), and (vi) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.11) filed by Buyer with the SEC since Buyer’s formation (for the avoidance of doubt, “Buyer SEC Documents” shall include, but not limited to, the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR), including in each case all exhibits and annexes and any amendments, restatements or supplements thereto. The Buyer SEC Documents were, and the Additional Buyer SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Buyer SEC Documents did not, and the Additional Buyer SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Buyer SEC Document or Additional Buyer SEC Document has been or is revised or superseded by a later filed Buyer SEC Document or Additional Buyer SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 5.11, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC through EDGAR.

(b) The financial statements and notes contained or incorporated by reference in the Buyer SEC Documents and the Additional Buyer SEC Documents (collectively, the “Buyer Financial Statements”) are complete and accurate and fairly present in all material respects, in accordance with U.S. GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K of the SEC, as applicable, the financial position of Buyer as of the dates thereof and the results of operations of Buyer for the periods reflected therein. The Buyer Financial Statements (i) were prepared from the Books and Records of Buyer and (ii) were audited in accordance with the standards of the Public Company Accounting Oversight Board.

(c) (i) Buyer has established and, since the IPO has maintained, a system of “internal controls” over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of its financial reporting and the preparation of its financial statements for external purposes in accordance with U.S. GAAP and (ii) Buyer has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Buyer is made known to the principal executive officer and principal financial officer, or persons performing similar functions, by others within Buyer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Buyer maintains and, for all periods covered by Buyer Financial Statements, has maintained Books and Records in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Buyer in all material respects.

(d) There are no outstanding loans or other extensions of credit made by Buyer to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Buyer. Buyer has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Buyer is and, since the IPO, has been, in compliance, in all material respects with all applicable listing and corporate governance rules and regulations of NYSE. The Buyer Units, Buyer Class A Common Stock and Buyer Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE. As of the date of this Agreement, there is no Action pending or, to the knowledge of Buyer, threatened against Buyer by NYSE, the Financial Industry Regulatory Authority or the SEC, respectively, with respect to any intention to deregister Buyer Units, Buyer Class A Common Stock or Buyer Warrants or prohibit or terminate the listing of the Buyer Units, Buyer Class A Common Stock or Buyer Warrants on NYSE. None of Buyer nor any of its Affiliates has taken any action that is designed to terminate the registration of Buyer Units, Buyer Class A Common Stock or Buyer Warrants under the Exchange Act.

(f) Except as disclosed in the Buyer SEC Documents, since its incorporation and to the date of this Agreement, Buyer has not become aware of or received, from Buyer’s independent auditors or otherwise, any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the system of internal accounting controls utilized by Buyer or the internal controls over financial reporting of Buyer, (ii) a “material weakness” in the system of internal accounting controls utilized by or internal controls over financial reporting of Buyer, (iii) any fraud, whether or not material, that involves management or other employees of Buyer who have a role in the preparation of financial statements or the internal accounting controls utilized by Buyer, or (iv) any claim or allegation regarding any of the foregoing.

(g) Except as specifically disclosed, reflected or fully reserved against in Buyer Financial Statements, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since Buyer’s formation, there are no material liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unassisted, absolute, determined, determinable or otherwise) of Buyer. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in the Buyer Financial Statements.

(h) To the knowledge of Buyer, as of the date of this Agreement, there are no outstanding SEC comments from the SEC with respect to the Buyer SEC Documents. To the knowledge of Buyer, none of the Buyer SEC Documents filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.12 Litigation. There is no Action pending against or, to the knowledge of Buyer, threatened against Buyer or any of its officers or directors before any Authority or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements to which Buyer is, or is specified to be, a party. There are no outstanding Orders against Buyer. Buyer is not, and has not previously been, subject to any Action with any Authority.

5.13 Business Activities; Absence of Changes.

(a) Since its incorporation, Buyer has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Additional Agreement to which Buyer is a party, the performance of its covenants or agreements in this Agreement or any Additional Agreement to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in Buyer’s Organizational Documents, there is no Contract binding upon Buyer or to which Buyer is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it, the conduct of business by it or as would cause a Buyer Impairment Effect.

(b) Buyer does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the transactions contemplated hereby, Buyer has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a “Business Combination” as such term is defined in Buyer’s Organizational Documents.

(c) Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.2) and (ii) the Deferred Underwriting Commission or with respect to fees and expenses of Buyer’s legal, financial and other advisors or placement agents, Buyer is not, and at no time has been, party to any Contract with any other Person that would require payments by Buyer in excess of fifty thousand dollars ($50,000) monthly, two hundred thousand dollars ($200,000) in the aggregate with respect to any individual Contract or more than one million dollars ($1,000,000) in the aggregate when taken together with all such other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.2)).

(d) (i) Since the date of Buyer’s incorporation, there has not been any change, development, condition, occurrence, event or effect relating to Buyer or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of Buyer to enter into, perform its obligations under this Agreement or consummate the transactions contemplated hereby and (ii) since December 31, 2021 through the date of this Agreement, Buyer and its Subsidiaries have not taken any action that would require the consent of the Company pursuant to Section 7.2(b) if such action had been taken after the date hereof.

5.14 Compliance with Laws. Buyer is not in violation of, has not violated and is not under investigation with respect to any violation or alleged violation of, any Law or Order issued by any Authority, nor is there any basis for any such charge and Buyer has not previously received any subpoenas by any Authority.

5.15 Money Laundering Laws. The operations of Buyer are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving Buyer with respect to the Money Laundering Laws is pending or, to the knowledge of Buyer, threatened.

5.16 Tax Matters.

(a) Buyer has duly and timely filed all material Tax Returns required to be filed by it and all such Tax Returns are true, correct, complete, and accurate in all material respects. Buyer has duly and timely paid in full to the appropriate Taxing Authority all material Taxes owed by it.

(b) There is no Action pending, ongoing, or, to the knowledge of Buyer, threatened in writing with respect to material Taxes of Buyer that has not been fully resolved.

(c) No statute of limitations in respect of the assessment or collection of any material Taxes of Buyer has been waived or extended, which waiver or extension is in effect. Buyer is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Taxing Authority) within which to file any Tax Return not previously filed.

(d) Buyer has in all material respects complied with all applicable Laws relating to the reporting, payment, collection and withholding of material Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all material Taxes required to be withheld or collected by Buyer.

(e) There is no Lien (other than Liens for Taxes not yet due and payable) for Taxes upon any of the assets of Buyer.

(f) No claim has been made by a Taxing Authority in a jurisdiction where Buyer has not paid any Tax or filed Tax Returns, asserting that Buyer is or may be subject to Tax in such jurisdiction. Buyer does not currently have a permanent establishment or other fixed place of business in a country other than the country in which it is organized.

(g) Buyer is not a party to any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement).

(h) Buyer is not currently nor has it ever been included in any consolidated, combined, or unitary Tax Return other than a Tax Return that includes only Buyer.

(i) In the two years prior to the date of this Agreement, Buyer has not been a “distributing corporation” or a “controlled corporation” (as such terms are used in Section 355 of the Code) in a distribution intended or purported to qualify in whole or in part for Tax-deferred treatment under Section 355 of the Code (or so much of Section 356 of the Code as it relates to Section 355 of the Code).

(j) Buyer (i) has not engaged or participated in any “reportable transaction” or “listed transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b) (or other analogous provision of state, local or non-U.S. law), (ii) does not have any Liability for material Taxes of any Person (other than another member of the Company Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a result of being (or having been) a member of an affiliated, consolidated, unitary, or other group for applicable Tax purposes, as a transferee or successor, by contract, assumption or otherwise, or (iii) is not subject to nor has requested any private letter ruling (or similar ruling) from any Taxing Authority that is still in effect (or pending if requested).

(k) Buyer will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or use of an improper, method of accounting for or in respect of a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign law) executed on or prior to the Closing Date, (iii) intercompany transactions occurring, or any excess loss account existing, on or prior to the Closing Date, in each case as described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date or, (v) prepaid amount or advanced payment received or deferred revenue accrued on or prior to the Closing. Buyer will be required to make any payment after the Closing as a result of an election under Section 965 of the Code (or any similar provision of state, local, or non-U.S. Laws).

(l) Buyer as of the date hereof is, and at all times since its formation has been, treated as a corporation within the meaning of Treasury Regulations section 301.7701-2(b) for U.S. federal and all applicable state and local income Tax purposes.

5.17 Transactions with Affiliates. There are no Contracts between (a) Buyer, on the one hand, and (b) Sponsor or any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of Buyer, on the other hand (each Person identified in this clause (b), a “Buyer Related Party”), other than (i) Contracts with respect to a Buyer Related Party’s employment with, or the provision of services to, Buyer that were entered into in the ordinary course of business (including with regard to benefit plans, indemnification arrangements and other ordinary course compensation matters) or (ii) Contracts with respect to a Buyer Related Party’s status as a holder of Securities of Buyer.

5.18 Proxy Statements. On the dates when first filed in accordance with Regulation 14A of the Exchange Act, the Proxy Statement (or any amendment or supplement thereto) shall comply in all material respects with the applicable requirements of the Exchange Act. On the date of any filing pursuant to Regulation 14A of the Exchange Act, the date the Proxy Statement is first mailed to the stockholders of Buyer, and at the time of the Buyer Special Meeting, the Proxy Statement (together with any amendments or supplements thereto), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that Buyer makes no representations or warranties as to the information contained in or omitted from the Proxy Statement in reliance upon and in conformity with information furnished in writing to Buyer by or on behalf of the Company or the Existing Equityholders specifically for inclusion in the Proxy Statement.

5.19 Takeover Statutes and Charter Provisions. Assuming that none of the Company and the Existing Equityholders holds any Buyer Common Stock, as of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law applies with respect to Buyer or any of its Subsidiaries in connection with this Agreement or any of the transactions contemplated hereby. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which Buyer or any of its Subsidiaries is subject, party or otherwise bound.

5.20 Property. Neither Buyer nor any of its Subsidiaries (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.

5.21 Material Contracts; Defaults.

(a) The Buyer SEC Documents disclose each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements, this Agreement, Bridge Notes and any PIPE Subscription Agreements) to which, as of the date of this Agreement, Buyer or one or more of its Subsidiaries is a party or by which any of their respective assets are bound (the “Buyer Material Contracts”).

(b) Each Buyer Material Contract was entered into at arm’s length and in the ordinary course of business. Except for any Buyer Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Buyer Material Contract, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of Buyer and, to the knowledge of Buyer, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of Buyer, are enforceable by Buyer to the extent a party thereto in accordance with their terms, subject in all respects to the Remedies Exception, (ii) neither Buyer nor, to the knowledge of Buyer, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since the IPO, neither Buyer nor its Subsidiaries have received any written or, to the knowledge of Buyer, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of Buyer, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract (in each case, with or without notice or lapse of time or both) and (v) since the IPO through the date hereof, neither Buyer nor its Subsidiaries have received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

5.22 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Company and acknowledges that it has been provided satisfactory access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Buyer acknowledges and agrees that (i) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and the Existing Equityholders set forth in this Agreement (subject to the related portions of the Company Disclosure Schedules), the Additional Agreements and in any certificate delivered to Buyer pursuant hereto or thereto, and (ii) except as otherwise expressly set forth in this Agreement, any assets, properties and business of the Company Group are furnished “as is”, “where is” and subject to and except for the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement (as qualified by the Company Disclosure Schedules), with all faults and without any other representation or warranty of any nature whatsoever.

5.23 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE V OR ARTICLE VI OR THE ADDITIONAL AGREEMENTS OR THE CERTIFICATE TO BE DELIVERED BY BUYER OR SPONSOR AT CLOSING, NONE OF BUYER, SPONSOR, OR ANY OF ITS AFFILIATES OR ANY OTHER PERSON MAKES, AND BUYER EXPRESSLY DISCLAIM, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SPONSOR

Sponsor hereby represents and warrants to the Company and the Existing Equityholders that each of the following representations and warranties is true, correct and complete with respect to Sponsor as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date).

6.1 Corporate Existence and Power. Sponsor is a limited liability company duly organized, validly existing in good standing under the Laws of the State of Delaware. Sponsor has all requisite power, authority and capacity, corporate and otherwise, and all Permits and Consents necessary and required to carry on its business as presently conducted, except as would not prevent or materially delay the consummation of the transactions contemplated hereby.

6.2 Authorization. The execution, delivery and performance by Sponsor of this Agreement and the Additional Agreements to which it is, or at the Closing will be, a party and the consummation by Sponsor of the transactions contemplated hereby and thereby are within the limited liability company powers of Sponsor and have been duly authorized by all necessary action on the part of Sponsor. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements to which Sponsor is, or is specified to be, a party will constitute, a valid and legally binding agreement of Sponsor, as applicable, enforceable against Sponsor in accordance with their respective terms, subject to the Remedies Exception.

6.3 Sponsor Ownership. As of the date hereof, Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 0 shares of Buyer Class A Common Stock and 5,625,000 shares of Buyer Class B Common Stock, 0 Buyer Units, and 4,333,333 Buyer Warrants (collectively, the “Sponsor Securities”), in each case, free and clear of all Liens other than restrictions arising under (a) this Agreement, (b) the Organizational Documents of Buyer and Sponsor (including the Investment Management Trust Agreement), (c) the Additional Agreements, (d) the Sponsor Voting Letter Agreement or (e) any applicable securities Laws.

6.4 Non-Contravention. Assuming the accuracy of the representations and warranties in Sections 4.4 and 5.4 the execution, delivery or performance by Sponsor of this Agreement or any Additional Agreements to which it is or will be a party does not or will not (a) contravene or conflict with Sponsor’s Organizational Documents or any of its Affiliates, (b) assuming all of the Company Governmental Approvals and Buyer Governmental Approvals are obtained and any applicable waiting periods referred to herein have expired, violate any provision of any Law or Order binding upon or applicable to Sponsor or its Affiliates, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Sponsor or its Affiliates or (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Sponsor Securities, in each case, except as would not be reasonably expected to materially delay or prevent the consummation of the transactions contemplated hereunder.

6.5 Litigation. There is no, and since its formation, there has been no, Action pending against, or to the knowledge of Buyer and Sponsor, threatened against, Sponsor before any Authority which would reasonably be expected to adversely affect Sponsor’s ownership of the Sponsor Securities, or otherwise materially delay or prevent the consummation of the transactions contemplated hereunder or otherwise prevent Sponsor from complying with the terms and provisions of this Agreement and the Additional Agreements to which Sponsor is, or is specified to be, a party. Sponsor is not subject to any outstanding Order that would prevent or materially delay the Closing or otherwise prevent Sponsor from complying with the terms and provisions of this Agreement or the Additional Agreements to which Sponsor is or will be, a party. Since its formation, Sponsor is not, and has not previously been, subject to any Action with any Authority.

6.6 Finders Fees. Except for BTIG, LLC, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Sponsor or any of its Affiliates who might be entitled to any brokerage, finder’s or other fee or commission from Buyer upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

ARTICLE VII

COVENANTS OF THE COMPANY AND BUYER

The Company and Buyer, as applicable, covenant and agree that:

7.1 Conduct of the Business of the Company.

(a) From the Effective Date through the Closing Date, except (i) as required by this Agreement or applicable Law, (ii) with Buyer’s written consent, or (iii) with respect to actions taken, or omitted to be taken, by the Company or any of its Subsidiaries required by any COVID-19 Measures or otherwise required to protect the business of the Company Group in response to COVID-19, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct their respective businesses in all material respects in the ordinary course and shall use their commercially reasonable efforts to preserve substantially intact their respective properties, operations and relationships with the applicable Authorities, key employees, key suppliers and other Persons (it being understood that no action or failure to act permitted by Section 7.1(b) shall constitute a breach of this sentence).

(b) Except (i) as otherwise set forth on Schedule 7.1(b), (ii) as required by this Agreement (including the Company’s execution and delivery of the Bridge Notes) or applicable Law, or (iii) with respect to actions taken, or omitted to be taken, by the Company or any of its Subsidiaries required by any COVID-19 Measures or otherwise required to protect the business of the Company Group in response to COVID-19, or taken by the Company in the ordinary course, from the Effective Date until and including the Closing Date, without Buyer’s prior consent, the Company shall not, and shall cause its Subsidiaries not to:

(i) amend, modify or supplement its Organizational Documents other than (A) pursuant to this Agreement or (B) otherwise to facilitate the consummation of the transactions contemplated hereby, or take or authorize any action to wind up the affairs or dissolve any member of the Company Group;

(ii) (A) pay, declare or promise to pay any dividends or other distributions with respect to its Securities, or pay, declare or promise to pay any other payments to any holder of Securities (other than, (x) in the case of any equityholder that is a service provider of the Company Group, payments of compensation or employee benefits in the ordinary course of business or (y) to the Company or a wholly- owned Subsidiary) or (B) issue, sell, grant, redeem or repurchase any Securities or make any changes (by combination, reorganization, reclassification or otherwise) in the capital structure of any member of the Company Group (other than grants of Company equity awards to service providers of the Company Group in the ordinary course of business);

(iii) enter into any Contract or enter into or carry out any transaction that (A) would be a Company Affiliate Arrangement if entered into prior to the Effective Date or (B) would obligate the Company Group to make a Change in Control Payment;

(iv) sell, lease, sublease, license or otherwise dispose of any member of the Company Group’s material assets (including without limitation, the Leased Real Property) other than in the ordinary course of business;

(v) except as required by applicable Law or any Employee Benefit Plan listed on Schedule 4.20(a), (A) increase the compensation or benefits of any Company Service Provider, except in the ordinary course of business consistent with past practice for a Company Service Provider whose annual base compensation is not greater than $100,000, (B) accelerate the vesting or payment of any compensation or benefits of any Company Service Provider, (C) enter into, materially amend or terminate any Employee Benefit Plan (or any plan, program, agreement or arrangement that would be an Employee Benefit Plan if in effect on the date hereof) or grant, materially amend or terminate any awards thereunder, (D) fund any payments or benefits that are payable or to be provided under any Employee Benefit Plan except in the ordinary course of business, (E) terminate without “cause” (as determined consistent with past practice) any Company Service Provider whose annual base compensation is at least $100,000, (F) hire or engage or offer to hire or engage any new Company Service Provider whose annual base compensation is anticipated to equal or exceed $100,000, (G) make or forgive any loan to any Company Service Provider (other than advancement of expenses in the ordinary course of business consistent with past practices), (H) enter into, amend, extend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar employee or labor organization (or enter into negotiations to do any of the foregoing), (I) recognize or certify any labor union, works council, bargaining representative, or any other similar employee or labor organization as the bargaining representative for any Company Service Provider, or (J) implement or announce any employee layoffs, furloughs, reductions in force, reductions in compensation, hour or benefits, work schedule changes or similar actions that could implicate the Worker Adjustment and Retraining Notification Act or any similar state law;

(vi) (A) obtain or incur any loan or other Indebtedness in excess of $250,000 other than third-party asset-level Indebtedness incurred on an arm’s length basis and on terms consistent with past practice used for the acquisition of, or refinancing of, Aircraft (provided that any such asset-level Indebtedness does not have a loan-to-value ratio exceeding eighty percent (80%), (B) forgive, cancel or compromise any material debt or claim, or waive or release any right of material value, (C) amend or waive any term of the Bridge Notes or (D) grant any indemnity, bond or other guarantee for the benefit of any Person except in connection with any asset-level Indebtedness permitted pursuant to clause (A) above;

(vii) incur any material Lien on the Company Group’s assets or Securities, except for Permitted Liens or the Liens incurred in the ordinary course of business;

(viii) merge or consolidate with or acquire any other Person or be acquired by any other Person;

(ix) (A) make, change, or revoke any material Tax election (outside the ordinary course of business), (B) enter into any settlement or compromise with any Taxing Authority relating to any material Tax matter, (C) abandon or fail to conduct any material audit, examination, or other Action in respect of a material Tax or material Tax Return, (D) file any amended Tax Return in respect of material Taxes, (E) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax or material Tax Return, (F) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), (G) adopt or change a method of Tax accounting with respect to material Taxes (outside the ordinary course of business), or (H) change an accounting period with respect to material Taxes;

(x) commence, pay, discharge, settle or compromise any material Action;

(xi) assign, sell, license (other than on a non-exclusive basis in the ordinary course of business), transfer, abandon, allow to lapse or expire, or otherwise dispose of, any Intellectual Property;

(xii) disclose any Trade Secrets (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of, and preserving all rights of the Company Group in, such Trade Secrets);

(xiii) make any material change in its accounting methodology, practice or policy other than changes required by U.S. GAAP or applicable Law;

(xiv) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any Company Service Provider (other than any waiver of noncompetition or similar obligations for any former employee or independent contractor who had annual base compensation not in excess of $200,000 during his or her tenure with the Company);

(xv) make or commit to make capital expenditures unrelated to the operation of the business in the ordinary course of business other than in an amount not in excess of $250,000, in the aggregate; or

(xvi) terminate without replacement or fail to use commercially reasonable efforts to maintain any Permit material to the conduct of the business of Company Group; or

(xvii) authorize, agree to or undertake any legally binding obligation to do any of the foregoing.

7.2 Conduct of the Business of Buyer.

(a) From the Effective Date through the Closing Date, Buyer shall remain a “blank check company” as defined under the Securities Act, shall keep current and timely file all of its public filings with the SEC, and shall not conduct any business operations or activities other than required in connection with this Agreement and ordinary course operations to maintain its status as a NYSE-listed special purpose acquisition company pending the completion of the transactions contemplated hereby.

(b) Unless required by this Agreement or applicable Law, from the Effective Date until and including the Closing Date, without the Company’s prior consent (which such consent shall not be unreasonably withheld, delayed or conditioned), Buyer shall not:

(i) change, modify or amend the Investment Management Trust Agreement, or Buyer’s Organizational Documents, other than (A) to effectuate the A&R Certificate of Incorporation and the Buyer A&R By-laws or (B) otherwise to facilitate the consummation of the transactions contemplated hereby, or take or authorize any action to wind up the affairs or dissolve Buyer;

(ii) (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) other than the Buyer Stock Redemption;

(iii) (A) make, change, or revoke any material Tax election (outside the ordinary course of business); (B) enter into any settlement or compromise with any Taxing Authority relating to any material Tax matter; (C) abandon or fail to conduct any material audit, examination, or other Action in respect of a material Tax or material Tax Return; (D) file any amended Tax Return in respect of material Taxes; (E) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax or material Tax Return; (F) enter into any Tax Sharing Agreement (other than any Ordinary Course Tax Sharing Agreement); (G) adopt or change a method of Tax accounting with respect to material Taxes (outside the ordinary course of business); or (H) change an accounting period with respect to material Taxes;

(iv) enter into, renew or amend in any material respect, any Contract with a Buyer Related Party other than any transaction or Contract pursuant to which Sponsor or any of its Affiliates provides debt financing to Buyer;

(v) enter into, or amend or modify any material term of, terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Buyer Material Contract (or any Contract that, if existing on the date hereof, would have been a Buyer Material Contract) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Buyer or its Subsidiaries is a party or by which it is bound;

(vi) waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability in excess of $250,000;

(vii) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness other than any transaction or Contract pursuant to which Sponsor or any of its Affiliates provides debt financing to Buyer;

(viii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Buyer or any securities convertible into, exercisable or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests or issue or take any actions that would result in the issuance of any New Buyer Securities to Sponsor, other than (1) in connection with the exercise of any Buyer Warrants outstanding on the date hereof or (2) the transactions contemplated by this Agreement (including the transactions contemplated by the Bridge Notes and any PIPE Subscription Agreements) or (B) amend, modify or waive any of the terms or rights set forth in, any Buyer Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein (other than by operation of its terms);

(ix) (A) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Buyer or its Subsidiaries (other than the transactions contemplated by this Agreement);

(x) make any capital expenditures;

(xi) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xii) enter into any new line of business outside of the business currently conducted by Buyer as of the date of this Agreement;

(xiii) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in U.S. GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(xiv) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Buyer and its Subsidiaries and their assets and properties; or

(xv) enter into any agreement or undertaking to do any action prohibited under this Section 7.2.

(c) from the Effective Date until and including the Closing Date, Buyer shall use commercially reasonable efforts to continue performing under Buyer’s Organizational Documents, the Investment Management Trust Agreement and all other agreements or Contracts to which Buyer or its Subsidiaries may be a party.

7.3 No Solicitation; Support.

(a) From the Effective Date through the earlier of (x) termination of this Agreement in accordance with Article IX and (y) the Closing, other than in connection with the transactions contemplated hereby, neither the Company, on the one hand, nor Buyer, on the other hand, shall, and such Persons shall cause each of their respective Representatives not to, directly or indirectly, (i) solicit, initiate, engage, participate in or knowingly encourage negotiations or discussions with any Person concerning, or the making of any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” means any of the following transactions to which any member of the Company Group or Buyer, as applicable, is a party (other than the transactions contemplated by this Agreement): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction or (2) any sale, lease, license, exchange, transfer or other disposition of the consolidated assets of such Person (other than the sale, the lease, license, transfer or other disposition of assets in the ordinary course of business) or Securities of any member of the Company Group or Buyer, as applicable, in a single transaction or series of transactions; provided that the transactions contemplated in Section 7.8 (Post-Signing PIPE Investment) shall not constitute an Alternative Transaction. If there is an unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction, communicated in writing to the Company Group or Buyer or any of their respective Representatives (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within two (2) Business Days after receipt) advise the other party to this Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company shall, and shall cause its Affiliates and Representatives to, immediately discontinue any ongoing communications or negotiations relating to any Alternative Transaction and instruct each other participant in its strategic process to destroy any confidential information of the Company Group (and terminate access to any data room for each such other participant). The Company and Buyer shall keep each other informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. Buyer shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Alternative Proposal. Any breach of this Section 7.3 by a Representative of a party shall be deemed a breach of this Section 7.3 by such party.

(b) Existing Equityholder Support.

(i) Consent and Approval. Each Existing Equityholder hereby, subject to the terms and conditions of this Agreement and the Additional Agreements, approves and consents to, with respect to all the Existing Company Interests held by such Existing Equityholder, the reclassification of Existing Company Interests into, and the issuance of, the Common Units, the other transactions contemplated by this Agreement and the Additional Agreements (including, for the avoidance of doubt, the adoption by the Company of the A&R Operating Agreement), and such other actions necessary or advisable for the consummation of the foregoing transactions.

(ii) Retention of Units. Subject to Section 7.3(b)(iv) hereof, each Existing Equityholder agrees that such Existing Equityholder shall not, prior to the earlier of (x) the date on which this Agreement is terminated in accordance with its terms and (y) the Closing Date (the “Termination Date”), directly or indirectly, sell, offer for sale, transfer, tender, pledge, encumber, assign, or otherwise dispose of, or grant a proxy with respect to, any of the Existing Equityholder’s Existing Company Interests.

(iii) Waiver of Appraisal Rights; Litigation. To the full extent permitted by Law, each Existing Equityholder hereby irrevocably waives, and agrees not to exercise, any rights of appraisal, any dissenters’ rights and any similar rights relating to the issuance of the Common Units that Existing Equityholder may directly or indirectly have arising out of or in connection with the transactions contemplated by this Agreement or the Additional Agreements by virtue of the ownership of any Existing Company Interests. Each Existing Equityholder further agrees not to commence, join in, facilitate, assist or encourage any Action, derivative or otherwise, against Buyer, Sponsor or the Company, any of their respective Affiliates, any of the foregoing Persons’ successors, and any of the foregoing Persons’ directors or officers relating to the negotiation, execution or delivery of this Agreement or the Additional Agreements or the consummation of any of the transactions contemplated hereby or thereby, including any Action (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Additional Agreements or (y) alleging a breach of any fiduciary or similar duty of the board of directors of the Company in connection with this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby.

(iv) Notwithstanding anything to the contrary set forth in this Section 7.3(b), each Existing Equityholder that is a natural Person may, without the prior written consent of any other party hereto, transfer all or a portion of the Existing Company Interests owned by such Existing Equityholder to any member of such Existing Equityholder’s immediate family or to any trust or other estate planning vehicle that is under the control of such Existing Equityholder and for the sole benefit of such Existing Equityholder and/or such Existing Equityholder’s spouse, former spouse, ancestors and descendants (whether natural or adopted), parents and their descendants and any spouse of the foregoing Persons (each, a “Qualified Transferee”); provided that each such Qualified Transferee (as applicable) shall, as a condition to such transfer, execute a joinder or accession agreement reasonably acceptable to Buyer and the Company to become a party to this Agreement and be bound by the terms and conditions of this Agreement with respect to such Existing Company Interests.

(c) Sponsor Support.

(i) New Buyer Securities. In the event that any Buyer Common Stock, Buyer Warrants, Buyer Units or other Securities of Buyer are issued to Sponsor after the date of this Agreement with the Company’s prior written consent pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Buyer Common Stock, Buyer Warrants or Buyer Units of, on or affecting the Buyer Common Stock, Buyer Warrants or Buyer Units owned by Sponsor or otherwise (such Buyer Common Stock, Buyer Warrants or Buyer Units, collectively the “New Buyer Securities”), then such New Buyer Securities acquired or purchased by Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the Buyer Common Stock, Buyer Warrants or Buyer Units owned by Sponsor as of the date hereof.

(ii) Voting. At any meeting of the stockholders of Buyer, however called, or at any adjournment thereof (including, without limitation, the Buyer Special Meeting), or in any other circumstance in which the vote, consent or other approval of the stockholders of Buyer is sought, Sponsor shall (x) appear at each such meeting or otherwise cause all of its Buyer Common Stock to be counted as present thereat for purposes of calculating a quorum and (y) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Buyer Common Stock: (A) in favor of each of the Transaction Proposal, the NYSE Proposal, the Charter Proposals, the Director Election Proposal, the PubCo Equity Incentive Plan Proposal, the PubCo Employee Stock Purchase Plan Proposal and, if applicable, any Additional Proposal or Adjournment Proposal; (B) against any proposal for or relating to a “Business Combination,” as such term is defined in Buyer’s Organizational Documents, other than the Buyer Stockholder Approval Matters or any Additional Proposal, or an Adjournment Proposal; (C) against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Buyer (other than this Agreement and the transactions contemplated hereby); and (D) against any change in the business or management of Buyer or any change to the Buyer Board (other than in connection with the Buyer Stockholder Approval Matters) or extension of its deadline to consummate a “Business Combination” as such term is defined in Buyer’s Organizational Documents.

(iii) Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of May 25, 2021, by and among Sponsor, Buyer and certain other parties thereto (the “Sponsor Voting Letter Agreement”), including the obligations of Sponsor pursuant to Section 1 therein to not redeem any Buyer Common Stock owned by Sponsor (including the Sponsor Shares) in connection with transactions contemplated hereby.

(iv) During the period beginning on the date hereof and ending on the Termination Date, Sponsor shall not modify or amend any Contract between or among Sponsor, anyone related by blood, marriage or adoption to Sponsor or any Affiliate of Sponsor (other than Buyer), on the one hand, and Buyer or any of Buyer’s Subsidiaries, on the other hand, including, for the avoidance of doubt, the Sponsor Voting Letter Agreement.

7.4 Access to Information. From the Effective Date until and including the Closing Date, the Company and Buyer shall, use reasonable efforts and to the extent permitted by Law (including COVID-19 Measures), (a) continue to give the other party and its Representatives access to its offices, properties, and Books and Records, it being understood that the access to the properties will not extend to the sampling of the soil, groundwater, vapor, or indoor air quality at the property, (b) furnish to the other party and its Representatives such information relating to the business of the Company Group or Buyer as such Persons may reasonably request and (c) cause its respective Representatives to cooperate with the other party in such other party’s investigation of its business; provided that no investigation pursuant to this Section 7.4 (or any investigation prior to the Effective Date) shall affect any representation or warranty given by the Company Group or Buyer and, provided further that any investigation pursuant to this Section 7.4 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company Group or Buyer. Notwithstanding anything to the contrary in this Agreement, neither party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney client privilege, work product doctrine or similar privilege or (ii) violate any Contract to which it is a party or to which it is subject or applicable Law; provided that the non-disclosing party must advise the other party that it is withholding such access or information and (to the extent reasonably practicable) the basis on which the access is not granted or information is not disclosed; provided further that the non-disclosing party shall use commercially reasonable efforts to remove such impediment such that the information can be provided and, in the event that such impediment cannot be removed, to provide such information to the extent it would not result in the loss of such privilege or the violation of such Contract or applicable Law (including by providing a redacted version of the applicable document).

7.5 Notices of Certain Events. Each of the Company and Buyer shall promptly notify the other party of:

(a) any notice or other communication from any Person (including any Authority) alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Securities of the Company or share capital or capital stock of Buyer or any member of the Company Group’s or Buyer’s assets;

(b) any Actions commenced or, to such party’s knowledge, threatened in writing against such party that would prevent or delay the consummation of the transactions contemplated by this Agreement or any Additional Agreement; and

(c) the occurrence of any fact or circumstance to the knowledge of such party which results, or would result, in the failure to satisfy the condition to the other party’s obligation to close as set forth in Section 8.2(b) or Section 8.2(c), on the one hand, or Section 8.3(b), on the other hand.

7.6 SEC Filings; Buyer Special Meeting.

(a) In connection with any filing Buyer makes with the SEC contemplated by this Agreement or the Additional Agreements or in connection with the transactions contemplated hereby and thereby, the Company will, and will cause its Subsidiaries and Affiliates to, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, use commercially reasonable efforts to (i) cooperate with Buyer, (ii) respond to questions about the Company Group required in any filing or requested by the SEC, and (iii) provide any information reasonably requested by Buyer in connection with any filing with the SEC.

(b) Each of Buyer and the Company agrees to use commercially reasonable efforts to, as promptly as reasonably practical, to furnish the other party with such information as shall be reasonably requested concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested for inclusion in (including to be incorporated by reference in) or attachment to the Proxy Statement, the Closing Form 8-K or any other filing required to be made by Buyer with the SEC under the Exchange Act in connection with the transactions contemplated by this Agreement or the Additional Agreements. Each of Buyer and the Company shall ensure that any information provided by it or on its behalf for inclusion in (including to be incorporated by reference in) or attachment to the Proxy Statement, at the earlier of the date it is filed with the SEC or first mailed to Buyer stockholders, shall be accurate in all material respects and does not omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company Group and its equityholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. If at any time prior to the Closing, Buyer or the Company becomes aware of (x) the Proxy Statement’s containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading or (y) any other information which is required to be set forth in an amendment or supplement to the Proxy Statement so that it would not include any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, the Company or Buyer (as applicable) shall promptly inform Buyer or the Company (as applicable) and each cooperate with the other in filing with the SEC or mailing to Buyer’s stockholders an amendment or supplement to the Proxy Statement. Each of the Company and Buyer shall use its commercially reasonable efforts to cause their and their Subsidiaries’ managers, directors, officers and employees to be reasonably available to Buyer, the Company and their respective counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(c) The Company shall deliver to Buyer as promptly as reasonably practicable: (i) unaudited consolidated financial statements of the Company including consolidated balance sheets, statements of operations and comprehensive income (loss), statements of members’ capital and statements of cash flows as of and for the nine (9) month periods ended September 30, 2022 and September 30, 2021, together with all related notes and schedules thereto, prepared in accordance with U.S. GAAP applied on a consistent basis throughout the covered periods and Regulation S-X of the SEC and reviewed by the Company’s independent auditor in accordance with Statement on Auditing Standards No. 100 issued by the American Institute of Certified Public Accountants (the “Q3 Financials”); (ii) the audited consolidated balance sheets of the Company as of December 31, 2021 and December 31, 2020, and the related audited consolidated statements of operations and comprehensive income (loss), statements of members’ capital and statements of cash flows for the years then ended, audited in accordance with PCAOB standards and including the notes and schedules thereto and the report of the Company’s independent auditor (the “PCAOB 2021 Audited Financials”), (iii) all other audited and unaudited financial statements of the Company required under the applicable rules and regulations and guidance of the SEC to be included in the Proxy Statement or the Current Report on Form 8-K announcing the Closing (the “Closing Form 8-K”); (iv) all selected financial data of the Company required by Item 301 of Regulation S-K, as necessary for inclusion in the Proxy Statement and Closing Form 8-K; and (v) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC (as if the Company was subject thereto) with respect to the periods described in clause (i) and (ii) above, as necessary for inclusion in the

Proxy Statement and Closing Form 8-K. The Company shall use its commercially reasonable efforts to deliver (i) the Q3 Financials to Buyer prior to December 31, 2022, (ii) the PCAOB 2021 Audited Financials to Buyer prior to December 31, 2022 and (iii) to the extent required, prior to March 1, 2023, the audited consolidated balance sheets of the Company as of December 31, 2022 and December 31, 2021, and the related audited consolidated statements of operations and comprehensive income (loss), statements of members’ capital and statements of cash flows for the years then ended, audited in accordance with PCAOB standards and including the notes and schedules thereto and the report of the Company’s independent auditor. The Company shall also promptly deliver to Buyer copies of any audited annual consolidated financial statements of the Company that the Company’s auditor may issue.

(d) As promptly as practicable after the Effective Date and the receipt by Buyer from the Company the Q3 Financials and PCAOB 2021 Audited Financials, Buyer shall prepare with the assistance and cooperation of the Company Group, and Buyer shall file with the SEC, a proxy statement in connection with the transactions contemplated hereby and by the Additional Agreements and that has been mutually agreed upon by both Buyer and the Company (such agreement not to be unreasonably withheld or delayed) (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Buyer’s stockholders for the matters to be acted upon at the Buyer Special Meeting and providing the public stockholders of Buyer an opportunity in accordance with Buyer’s Organizational Documents and the IPO Prospectus to have their Buyer Common Stock redeemed in conjunction with the stockholder vote on Buyer Stockholder Approval Matters as defined below. Buyer shall provide the Company and its counsel with a reasonable opportunity to review and comment on the Proxy Statement prior to its filing with the SEC or mailing to shareholders and Buyer shall consider any comments by the Company and its counsel in good faith. Each of Buyer and the Company shall use its commercially reasonable efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC and to comply with all state “blue sky” Laws applicable to carrying out the transactions contemplated hereby. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Buyer stockholders to vote at a special general meeting of Buyer’s stockholders to be called and held for such purpose (the “Buyer Special Meeting”), in favor of resolutions approving (i) the approval of the “Business Combination,” as such term is defined in Buyer’s Organizational Documents, and the adoption and approval of this Agreement and the Additional Agreements and the transactions contemplated hereby or thereby by the holders of Buyer Common Stock in accordance with Buyer’s Organizational Documents, Delaware Law and the rules and regulations of the SEC and NYSE (the “Transaction Proposal”), (ii) the approval, for purposes of complying with and to the extent required by applicable NYSE listing rules, of the issuance by PubCo, as successor to Buyer, of the PubCo Common Stock to be issued in connection with the transactions contemplated by this Agreement (the “NYSE Proposal”), (iii) the adoption of the A&R Certificate of Incorporation in the form on Exhibit B and approval of each change to Buyer’s existing certificate of incorporation required to be separately approved (the “Charter Proposals”) effective as of the Closing, (iv) the election of directors effective as of the Closing (the “Director Election Proposal”), (v) the adoption and approval of the PubCo Equity Incentive Plan (the “PubCo Equity Incentive Plan Proposal”) effective as of the Closing, (vi) the adoption and approval of the PubCo Employee Stock Purchase Plan (the “PubCo Employee Stock Purchase Plan Proposal”) effective as of the Closing, (vii) such other matters as the Company Group and Buyer shall hereafter mutually determine to be necessary or appropriate in order to effect the transactions contemplated by this Agreement or the Additional Agreements (each, an “Additional Proposal”)

(the approvals described in foregoing clauses (i) through (vii), collectively, the “Buyer Stockholder Approval Matters”), and (viii) the adjournment of the Buyer Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes to approve and adopt any of the foregoing proposals (the “Adjournment Proposal”). Without the prior written consent of the Company, the Buyer Stockholder Approval Matters shall be the only matters (other than procedural matters) which Buyer shall propose to be acted on by Buyer’s stockholders at the Buyer Special Meeting.

(e) To the extent not prohibited by Law, Buyer will advise the Company, reasonably promptly after Buyer receives notice thereof, of the time when the Proxy Statement or any supplement or amendment has been filed, of the issuance of any stop Order or the suspension of the qualification of the Buyer Class A Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement each time before any such document is filed with the SEC by Buyer and Buyer shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, each of Buyer and the Company shall provide the other party and its counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of such party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the other parties or their counsel in any discussions or meetings with the SEC.

(f) If requested by Buyer, the Company shall provide (i) “comfort” letters (prepared pursuant to AU 634 of the Public Company Accounting Oversight Board) from the applicable independent registered public accounting firm(s) of the Company relating to the financial and share information of the Company contained or incorporated by reference into the Public Offering Material (as defined below), (ii) legal opinions from counsel to the Company, in such form as are generally provided to underwriters in connection with underwritten public offerings of securities, and (iii) any negative assurances statements relating to the Public Offering Material, in such forms as are generally provided to underwriters in connection with underwritten public offerings of securities, in form and substance reasonably satisfactory to BTIG and its counsel. “Public Offering Material” means any registration statement, offering memorandum, circular, prospectus, proxy statement or other disclosure document to be prepared by Buyer or the Company in connection with the transactions contemplated by this Agreement, and such amendments or supplements thereto, in each case that are filed with the SEC.

(g) The Buyer Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Buyer Board Recommendation.

(h) As promptly as practical, but in no event more than forty-five (45) days following the date upon which the SEC staff confirms (A) it has no further comments on the Proxy Statement or (B) that it will not review the Proxy Statement (such date, the “Clearance Date”), Buyer Board shall convene and hold the Buyer Special Meeting in accordance with the DGCL. Buyer shall use its commercially reasonable efforts to solicit from its stockholders proxies or votes in favor of the approval of Buyer Stockholder Approval Matters as promptly as practicable following the Clearance Date, and take all other actions reasonably necessary or advisable to obtain the approval of Buyer Stockholder Approval Matters, including, (i) establishing the record date (which record date shall be mutually agreed with the Company) for, and duly calling and giving notice of Buyer Special Meeting in accordance with the DGCL, (ii) causing the Proxy Statement to be disseminated to Buyer’s stockholders in compliance with applicable Law no later than five (5) Business Days following the Clearance Date and (iii) soliciting proxies from the holders of Buyer Common Stock to vote in accordance with the recommendation of the Buyer Board with respect to each of the Buyer Stockholder Approval Matters. Buyer shall, through the Buyer Board recommend to its stockholders that they approve the Buyer Stockholder Approval Matters (the “Buyer Board Recommendation”) and shall include the Buyer Board Recommendation in the Proxy Statement. Notwithstanding anything to the foregoing, if on the date for which Buyer Special Meeting is scheduled, Buyer has not received proxies representing a sufficient number of shares to obtain the Required Buyer Stockholder Approval (as defined below), whether or not a quorum is present, Buyer may make up to one (1) postponement or adjournment of Buyer Special Meeting; provided that (x) the Buyer Special Meeting may not be postponed or adjourned by an aggregate of twenty (20) Business Days without the Company’s prior written consent and (y) the Buyer Special Meeting is held no later than five (5) Business Days prior to the Termination Date.

(i) With respect to any Buyer stockholder outreach in connection with the Buyer Special Meeting, the Company shall use its commercially reasonable efforts to, and shall cause its Representatives to, provide to Buyer all cooperation reasonably requested by Buyer, which commercially reasonable efforts shall include (x) furnishing Buyer with information to be used in the preparation of one or more information packages or marketing materials regarding the business, operations, financial projections or prospects of the Company and (y) causing the Company’s Representatives with appropriate seniority and expertise to participate in a reasonable number of meetings or presentations.

7.7 Trust Account. Prior to the Closing (subject to the satisfaction or waiver of the conditions set forth in Article VIII) Buyer shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Investment Management Trust Agreement and for the payment of (a) all amounts payable to stockholders of Buyer holding Buyer Units or Buyer Common Stock who shall have validly redeemed their Buyer Units or Buyer Common Stock, (b) the expenses of Buyer to the third parties to which they are owed, (c) the Deferred Underwriting Commission and (d) the remaining monies in the Trust Account to Buyer. Except as otherwise expressly provided in the Investment Management Trust Agreement, Buyer shall not agree to, or permit, any amendment or modification of, or waiver under, the Investment Management Trust Agreement without the prior written consent of the Company.

7.8 Post-Signing PIPE Investment.

(a) In its sole discretion, Buyer may, prior to the Closing, enter into subscription agreements for the sale of PubCo Class A Common Stock to be issued at the Closing, on terms (i) materially consistent with the form of subscription agreement attached hereto as Exhibit G (the “PIPE Subscription Agreement”) and (ii) priced at not less than $10.00 per share (any such investments, collectively, the “Post-Signing PIPE Investment”). Without the prior written consent of the Company, Buyer shall not enter into any subscription agreements for the sale of Buyer Class A Common Stock or PubCo Class A Common Stock that do not satisfy clause (i) and (ii) above.

(b) From the date hereof until the Closing Date, Buyer shall, and shall cause its financial advisors and legal counsel to, keep the Company and its financial advisors and its legal counsel reasonably informed with respect to the Post-Signing PIPE Investment (if any), including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback or comments from, the Company, its financial advisors and its legal counsel with respect to such matters, including the negotiation of any subscription agreements for the Post-Signing PIPE Investment. For the avoidance of doubt, raising any amount of Post-Signing PIPE Investment is not a condition to Closing.

(c) Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Bridge Notes and any PIPE Subscription Agreements on the terms and conditions set forth therein, including maintaining in effect the Bridge Notes and any PIPE Subscription Agreements and to: (a) satisfy in all material respects on a timely basis all conditions and covenants applicable to Buyer in the Bridge Notes and any PIPE Subscription Agreements; and (b) in the event that all conditions in the Bridge Notes and any PIPE Subscription Agreements have been satisfied, consummate the transactions contemplated by the Bridge Notes and any PIPE Subscription Agreements at, or substantially simultaneously with, the Closing.

7.9 Directors’ and Officers’ Indemnification and Insurance.

(a) The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of (x) Buyer (the “Buyer D&O Indemnified Persons”) and (y) the Company and its Subsidiaries (together with the Buyer D&O Indemnified Persons, the “D&O Indemnified Persons”) as provided in their respective Organizational Documents, in each case as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law) between any D&O Indemnified Person and any of the Company and its Subsidiaries or Buyer (as applicable) in effect on the Effective Date and disclosed on Schedule 7.9(a), shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Closing Date, PubCo shall cause the Organizational Documents of PubCo and the Company (and its Subsidiaries) to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of Buyer to the extent permitted by applicable Law.

(b) For a period of six (6) years from the Closing, PubCo shall, or shall cause its Affiliates or Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering the D&O Indemnified Persons on terms substantially equivalent to, and in any event not less favorable in the aggregate, the terms of such current insurance coverage; provided that in no event shall PubCo be required to expend for such policies pursuant to this Section 7.9 an aggregate amount in excess of three hundred percent (300%) of the aggregate annual premium payable by the Company Group or Buyer, as applicable for the last full fiscal year, which amounts are set forth on Schedule 7.9(b). Notwithstanding the foregoing, Buyer or the Company may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing or occurring at or prior to the Closing and (i) if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, the Company Group and PubCo shall maintain (and cause their Subsidiaries to maintain) such policies in effect and continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Schedule 7.9(b) shall be continued in respect of such claim until the final disposition thereof.

(c) The provisions of this Section 7.9 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and Representatives.

7.10 Efforts; Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement (including the receipt of all applicable Governmental Approvals). The parties shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be reasonably necessary or reasonably desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to obtain each third party Consent set forth on Schedule 7.10 that is required for the consummation of the transactions contemplated by this Agreement and the Additional Agreements. Notwithstanding the foregoing, in no event shall the Company Group or Buyer be obligated to pay any monetary compensation (for the avoidance of doubt, excluding the payment of administrative, filing, application, processing or similar fees or charges) or grant any concession in connection with obtaining any Consents, authorizations or approvals required in order to consummate the transactions contemplated by this Agreement pursuant to the terms of any Contract to which any member of the Company Group is a party.

(b) Buyer and the Company shall use commercially reasonable efforts to take all actions as may be requested by any such Authority to obtain all applicable Governmental Approvals.

(c) In furtherance and not in limitation of the foregoing, each of the Company and Buyer will (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within thirty (30) Business Days of the date of this Agreement, (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, (iii) furnish to the other such necessary information and reasonable assistance as the other may require in connection with its preparation of any notification, filing, submission or further documentation or evidence that is necessary in obtaining the expiration or termination of any applicable waiting period under the HSR Act, (iv) promptly disclose to the other all correspondence received from or sent to any relevant Governmental Authority in connection herewith and shall keep the other fully informed of any other related communication in whatever form with any of the relevant Authority (subject to appropriate confidentiality agreements to limit disclosure, including, with respect to competitively sensitive information, to outside counsel only), and (v) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 7.10 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act as soon as possible.

7.11 Tax Matters.

(a) Each Flow-Thru Tax Return for a taxable period that includes the Closing Date (i) for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Law) is available shall be prepared in accordance with such method, (ii) shall be prepared in accordance with Section 706(d)(3) of the Code to the extent applicable, (iii) for which an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. Law) may be made shall make such election to the extent not already made, and (iv) shall be prepared in a manner such that any and all deductions, losses, or credits of the Company Group resulting from, attributable to, or accelerated by the payment of expenses in connection with the transactions contemplated by this Agreement are allocated to any taxable period (or portion thereof) ending on or before the Closing Date to the extent permitted by applicable Tax Law at a “more likely than not” standard of comfort.

(b) All Transfer Taxes shall constitute Transaction Expenses. Unless otherwise required by applicable Law, the Company shall prepare and file, or cause to be prepared and filed, all necessary Tax Returns in respect of such Transfer Taxes and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Existing Equityholders, the Company Group and Buyer shall, and shall cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The parties shall reasonably cooperate to establish any available exemption from (or reduction in) any such Transfer Taxes.

(c) The parties acknowledge and agree that for U.S. federal and, as applicable, state and local Tax purposes, it is intended that (i) the recapitalization of the equity interests of the Company in connection with the execution of the A&R Operating Agreement will be treated as a non-taxable recapitalization of the equity of the Company, (ii) the payment and contribution of the Closing Date Cash Contribution Amount contemplated by Section 2.1(b) (other than the Closing Date Cash Repurchase Amount) be treated as a contribution of such amount by Buyer to the Company governed by Section 721(a) of the Code (and any similar applicable state or local provisions of Tax Law) and (iii) the payment and contribution of the Closing Date Cash Repurchase Amount contemplated by Section 2.1(c) and the repurchase by the Company of Common Units from the Existing Equityholders contemplated by Section 2.1(c), together, be treated as an acquisition of partnership interests in the Company by Buyer from the Existing Equityholders governed by Section 741 of the Code (clauses (i), (ii) and (iii), the “Intended Tax Treatment”). The parties shall, and shall cause each of their respective applicable Affiliates to prepare and file all Tax Returns consistent with the Intended Tax Treatment; take no position in any communication (whether written or unwritten) with any Taxing Authority or any other action inconsistent with the Intended Tax Treatment (unless otherwise required by applicable Law or a determination by a Taxing Authority); promptly inform each other of any challenge by any Taxing Authority to any portion of the Intended Tax Treatment; and consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge to any portion of the Intended Tax Treatment.

(d) Without the prior written consent of Buyer, the Company shall not make or cause or permit there to be made any election under Treasury Regulations Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to any member of the Company Group. With respect to any audit, examination, or other Tax Action for any Pre-Closing Tax Period relating to a Flow-Thru Tax Return or any member of the Company Group that is a Flow-Thru Entity and for which the election provided for in Section 6226 of the Code (or any similar provision of state, local, or non-U.S. Laws) is available, the Company shall timely make or cause there to be timely made for any member of the Company Group all such available elections in accordance with applicable Laws. From and after the Closing, Buyer shall have the right to participate, at its sole cost and expense, in any Tax Action of any member of the Company Group that is a Flow-Thru Entity for any Pre-Closing Tax Period (or Straddle Period), and no such Tax Action shall be settled or compromised without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed) to the extent the settlement or compromise of any such Tax Action would reasonably be expected to result in any imputed underpayment imposed pursuant to Section 6232 of the Code on any member of the Company Group and for which no election under Section 6226 of the Code is available.

(e) Notwithstanding anything contained in the A&R Operating Agreement, in the event of any conflict between this Section 7.11 and any provisions of the A&R Operating Agreement (other than Section 8.4 of the A&R Operating Agreement), this Section 7.11 shall control.

7.12 Buyer Filings and NYSE Listing.

(a) From the date hereof through the Closing, Buyer will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities Laws.

(b) From the date hereof through the Closing, Buyer shall ensure Buyer remains listed as a public company on, and for shares of Buyer Common Stock to be listed on, NYSE.

7.13 Employee Matters.

(a) For a period of at least twelve (12) months from the Closing, PubCo shall (i) continue to sponsor any Employee Benefit Plan that covers any individuals who are employed by the Company immediately prior to the Closing and who continue their employment with PubCo or its Affiliates or Subsidiaries following the Closing (the “Post-Transaction Employees”), and (ii) provide such Post-Transaction Employees with annual base salary or base wages, as applicable, and target cash incentive compensation opportunities that are substantially comparable in the aggregate to the annual base salary or base wages, as applicable, and target cash incentive compensation opportunities provided to such Post-Transaction Employees immediately prior to the Closing (other than (A) equity or equity based incentives, (B) nonqualified compensation, equity or equity-based compensation, post-termination or retiree health and welfare benefits, or (C) change in control payments, retention payments, or other similar nonrecurring compensation); provided, that nothing in this Section 7.13 shall in any way provide any Post-Transaction Employee with any right to continued employment or limit PubCo’s and Affiliates’ of Subsidiaries’ right to terminate the employment of any Post-Transaction Employee.

(b) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, PubCo or any of its Affiliates or Subsidiaries to continue the employment of any specific person. The provisions of this Section 7.13 are for the sole benefit of PubCo and the Company and nothing herein, expressed or implied, is intended or shall be construed to (i) establish, modify, amend or terminate any Employee Benefit Plan or any compensation and benefits plans maintained for or provided to Post-Transaction Employees prior to or following the Closing; (ii) confer upon any Company Service Provider any right to continued employment or engagement for any period or create any obligation on the part of the Company, PubCo or any of their respective Affiliates or Subsidiaries to employ any Person, including the Post-Transaction Employees, for any period following the Closing; or (iii) entitle any Person to continued receipt of any specific employee benefit or create any right to compensation or benefits of any nature or kind whatsoever.

7.14 Founder Covenants. Prior to Closing, (i) the Existing Equityholder Representative shall negotiate with Buyer in good faith the terms of an employment agreement with Buyer, to be effective as of the Closing, consistent with the terms set forth in the term sheet attached as Exhibit H and (ii) the Existing Equityholder Representative shall, and shall cause his applicable Affiliates, to negotiate with Buyer in good faith with respect to any amendments to any of the Company Affiliate Arrangements reasonably requested by Buyer to ensure that they reflect arm’s length, market-based terms.

7.15 Extension of Time Period to Consummate a Business Combination.

(a) If the Proxy Statement relating to the Buyer Special Meeting has not been mailed to the stockholders of the Buyer with the SEC by April 17, 2023 as promptly as reasonably practicable after such date, Buyer shall prepare (with the reasonable cooperation of the Company Group) and file with the SEC a proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) pursuant to which it shall seek the approval of its stockholders for proposals to amend (i) the Buyer’s Organizational Documents and (ii) the Trust Agreement, in each case, to extend the time period for Buyer to consummate its initial business combination from May 28, 2023 (the “Extension Approval End Date”) to a date no later than September 28, 2023 (such date, the “Extended Deadline” and such proposals, the “Extension Proposals”). Buyer shall use its reasonable efforts to cause the Extension Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Extension Proxy Statement cleared by the SEC as promptly as practicable after such filing. Buyer shall provide the Company a reasonable opportunity to review the Extension Proxy Statement prior to its filing with the SEC and will consider in good faith the incorporation of any comments thereto provided by the Company.

(b) Buyer shall (i) as promptly as practicable after the Extension Proxy Statement is cleared by the SEC, (A) cause the Extension Proxy Statement to be disseminated to Buyer’s stockholders in compliance with applicable Law, (B) duly (x) give notice of and (y) convene and hold a meeting of its stockholders (the “Buyer Extension Meeting”) in accordance with the Buyer’s Organizational Documents and NYSE listing rules, for a date no later than three (3) Business Days prior to the Extension Approval End Date (or such later date as the Company and Buyer shall agree), and (C) solicit proxies from the holders of Buyer Common Stock to vote in favor of each of the Extension Proposals, and (ii) provide its stockholders with the opportunity to elect to effect a Buyer Stock Redemption; provided that, notwithstanding anything to the contrary set forth in this Section 7.15 to the extent (1) the Required Buyer Stockholder Approval is obtained at any time before the Buyer Extension Meeting is held and (2) the Closing has occurred prior to the Extension Approval End Date, all obligations under this Section 7.15, shall terminate and be of no further force or effect.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing and the transactions contemplated by the Additional Agreements are subject to the satisfaction of all the following conditions:

(a) No applicable Law and no Order shall be in effect that prohibits or prevents the consummation of the Closing or the transactions contemplated by the Additional Agreements.

(b) Buyer Stockholder Approval Matters that are submitted to the vote of the stockholders of Buyer at the Buyer Special Meeting in accordance with Buyer’s Organizational Documents shall have been approved by the requisite vote of the stockholders of Buyer at the Buyer Special Meeting in accordance with Buyer’s Organizational Documents (the “Required Buyer Stockholder Approval”).

(c) Buyer shall have at least $5,000,001 in tangible net assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) as of immediately prior to Closing.

(d) Buyer shall remain listed on NYSE. Buyer shall not have received any written notice from NYSE that it has failed, or would reasonably be expected to fail to meet the NYSE listing requirements as of the Closing Date for any reason, where such notice has not been subsequently withdrawn by NYSE or the underlying failure appropriately remedied or satisfied.

(e) The filings of the Parties pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

8.2 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Closing and the transactions contemplated by the Additional Agreements are subject to the satisfaction, or the waiver at Buyer’s sole and absolute discretion, of all the following further conditions:

(a) The Company and the Existing Equityholders shall have duly performed all of their respective obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects (disregarding all references to “material respects” that may already be contained in the applicable covenants).

(b) (i) All of the representations and warranties of the Company in Article IV (other than Sections 4.1 (Corporate Existence and Power), 4.2 (Authorization), 4.4(a) (Non-Contravention), 4.5(a) (Capital Structure) and 4.24 (Finders’ Fees)) and all of the representations and warranties of the Existing Equityholders in Article III (other than Sections 3.2 (Authorization) and 3.3 (Title to the Existing Company Interests)), in each case disregarding all qualifications and exceptions contained herein relating to materiality or Company Material Adverse Effect, shall be true and correct as of the Closing Date except as provided in the Company Disclosure Schedules pursuant to Article IV (except that if the representation and warranties that speak as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date), except as would not in the aggregate reasonably be expected to have a Company Material Adverse Effect; and (ii) (A) all of the representations and warranties of the Company in Sections 4.1 (Corporate Existence and Power), 4.2 (Authorization), 4.4(a) (Non-Contravention), 4.5(a) (Capital Structure) and 4.24 (Finders’ Fees) and (B) all of the representations and warranties of the Existing Equityholders contained in Sections 3.2 (Authorization) and 3.3 (Title to the Existing Company Interests), in each case disregarding all qualifications and exceptions contained herein relating to materiality or Company Material Adverse Effect, shall be true and correct in all material respects as of the Closing Date (except that if the representation and warrants that speak as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct in all material respects as of such earlier date).

(c) Since the date of this Agreement, there shall have been no Company Material Adverse Effect which is continuing and uncured.

(d) Buyer shall have received a certificate signed by an authorized officer of the Company to the effect set forth in clauses (a) through (c) of this Section 8.2.

(e) Buyer shall have received duly executed counterparts from the Company and the Existing Equityholders, as applicable, of the Additional Agreements.

8.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing and the transactions contemplated by the Additional Agreements are subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a) Buyer and Sponsor shall have duly performed all of their obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects (disregarding all references to “material respects” that may already be contained in the applicable covenants).

(b) (i) (A) All of the representations and warranties of Buyer contained in Article V in this Agreement (other than Sections 5.1 (Corporate Existence and Power) 5.2 (Corporate Authorization), 5.4(a) (Non-Contravention) 5.5 (Finders’ Fees), 5.6 (Issuance of Stock) and 5.7 (Capitalization)) and (B) all of the representations and warranties of Sponsor in Sections 6.4(b), 6.4(c) and 6.4(d) (Non-Contravention), in each case disregarding all qualifications and exceptions contained herein relating to materiality, shall be true and correct at and as of the Closing Date (except that if the representation and warranties that speak as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date) other than where the failure of such representations and warranties to be so true and correct taken in the aggregate would not be reasonably expected to have a material adverse effect on Buyer, and (ii) (A) all of the representations and warranties of Buyer in Sections 5.1 (Corporate Existence and Power), 5.2 (Corporate Authorization), 5.4(a) (Non-Contravention), 5.5 (Finders’ Fees), 5.6 (Issuance of Stock) and 5.7 (Capitalization) and (B) all of the representations and warranties of Sponsor contained in Article VI (other than Sections 6.4(b), 6.4(c) and 6.4(d) (Non-Contravention)), in each case, disregarding all qualifications and exceptions contained herein relating to materiality, shall be true and correct in all material respects as of the Effective Date and as of the Closing Date (except that if the representations and warranties that speak as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct in all material respects as of such earlier date).

(c) The Company shall have received a certificate signed by an authorized officer of Buyer to the effect set forth in clauses (a) and (b) of this Section 8.3.

ARTICLE IX

TERMINATION

9.1 Termination.

(a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by mutual written consent of Buyer and the Company.

(b) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by written notice by either Buyer or the Company if any Law or Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to a party if the failure by such party (in the case of the Company, the Company or any Existing Equityholder, and in the case of Buyer, Buyer or Sponsor) to comply with any provision of this Agreement is the principal cause of the Law or Order or the failure of the Law or Order to be lifted.

(c) In the event that the Closing of the transactions contemplated hereunder has not occurred by the Outside Closing Date, Buyer or the Company, as the case may be, shall have the right, at its sole option, to terminate this Agreement without liability to the other side; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a party if the failure by such party (in the case of the Company, the Company or any Existing Equityholder, and in the case of Buyer, Buyer or Sponsor) to comply with any provision of this Agreement is the principal cause of the Closing not occurring prior to the Outside Closing Date. Such right may be exercised by Buyer or the Company, as the case may be, by giving written notice to the other at any time after the Outside Closing Date. “Outside Closing Date” means the deadline for Buyer to consummate its initial business combination pursuant to Buyer’s Organizational Documents, which is initially May 28, 2023; provided, however, that, in the event that the Extension Proposals are approved by the stockholders of Buyer pursuant to Section 7.15, the “Outside Closing Date” shall mean the Extended Deadline.

(d) Buyer may terminate this Agreement by giving notice to the Company prior to the Closing if the Company or any Existing Equityholder shall have materially breached any of such Person’s representations, warranties, agreements or covenants contained herein to be performed at or prior to the Closing and such breach (i) would result in the failure to satisfy any condition set forth in Section 8.2(a) or Section 8.2(b) and (ii) is incapable of being cured by the Outside Closing Date, or if capable of being cured by the Outside Closing Date, shall not be cured within twenty (20) days following receipt by the Company of a notice describing in reasonable detail the nature of such breach; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if at such time Buyer or Sponsor is in material breach of this Agreement which would result in a failure to satisfy any condition set forth in Section 8.3(a) or Section 8.3(b).

(e) The Company may terminate this Agreement by giving notice to Buyer if Buyer or Sponsor shall have materially breached any of its covenants, agreements, representations, or warranties contained herein to be performed at or prior to the Closing and such breach (i) would result in the failure to satisfy any condition set forth in Section 8.3(a) or Section 8.3(b) and (ii) is incapable of being cured by the Outside Closing Date, or if capable of being cured by the Outside Closing Date, shall not be cured within twenty (20) days following receipt by Buyer of a notice describing in reasonable detail the nature of such breach; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if at such time the Company is in material breach of this Agreement which would result in a failure to satisfy any condition set forth in Section 8.2(a) or Section 8.2(b).

(f) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by written notice by either Buyer or the Company if this Agreement or the transactions contemplated hereby fail to be authorized or approved by the Required Buyer Stockholder Approval at a duly convened Buyer Special Meeting (subject to any postponement, adjournment or recess thereof).

9.2 Effect of Termination; Survival. This Agreement may only be terminated in the circumstances described in Article IX. In the event of the valid termination of this Agreement pursuant to Article IX, this Agreement shall forthwith become void, and there shall be no Liability on the part of any party, any of their respective Affiliates or any of their and their Affiliates’ respective Representatives, and all rights and obligations of each party shall cease, except that the provisions of Article I, this Article IX, Article X and the Confidentiality Agreement shall survive any termination hereof; provided, however, that nothing in this Section 9.2 shall be deemed to release any party from any Liability for Fraud prior to such termination.

ARTICLE X

MISCELLANEOUS

10.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 5:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by E-mail, on the date that transmission is sent electronically without any “bounce back” or similar error message; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company Group, the Existing Equityholder Representative or any Existing Equityholder, to:

LGM Enterprises, LLC
2860 Jetport Road
Kinston, North Carolina 28504
Attention:	Thomas James Segrave, Jr.
Telephone:	252-717-3333
E-mail:	jsegrave@flyexclusive.com

with a copy (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP
The Summit
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607-7506
Attention:	Larry E. Robbins
Telephone:	919-865-2800
E-mail:	lrobbins@wyrick.com

if to Buyer prior to the Closing

EG Acquisition Corp. 375 Park Avenue, 24th Floor
New York, NY 10152
Attention:	Sophia Mullen
Telephone:	212-888-1040
E-mail:	smullen@entrustglobal.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019-6099
Attention:	Steven A. Seidman
Sean M. Ewen
Telephone:	212-728-8000
E-mail:	sseidman@willkie.com
sewen@willkie.com

and

EG Sponsor LLC
375 Park Avenue, 24th Floor
New York, NY 10152
Attention:	Matthew Lux
Telephone:	212-224-5583
E-mail:	mlux@entrustglobal.com

10.2 Amendments; Waivers; Remedies.

(a) This Agreement cannot be amended, supplemented or modified, except by a writing signed by each of Buyer, the Company and the Existing Equityholders, and cannot be amended, supplemented or modified orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors (or similar governing body), managing member, general partner or other officers or Persons thereunto duly authorized, (i) extend the time for the performance of the obligations or acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (iii) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

(d) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

10.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship among the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

10.4 Publicity. Except as required by Law and except with respect to Buyer SEC Documents and, with respect to the Proxy Statement and Closing Form 8-K, in conformity with Section 7.6 of this Agreement, the parties agree that neither they nor their Representatives shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior written approval of the other party hereto. If a party is required to make such a disclosure as required by Law, Buyer or the Company (as applicable) will be afforded a reasonable opportunity to review and comment on such public disclosure prior to its issuance (which shall be considered by the Company or Buyer, as applicable, in good faith). The foregoing shall not prohibit disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby.

10.5 Expenses. Unless otherwise specified herein, each party shall bear its own costs and expenses in connection with this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby.

10.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of Law, or otherwise, without the written consent of the other parties. Any purported assignment or delegation that does not comply with the immediately preceding sentence shall be void, in addition to constituting a material breach of this Agreement.

10.7 Governing Law. This Agreement and all Related Claims shall be construed and enforced in accordance with and governed by the Laws (both substantive and procedural) of the State of Delaware, without giving effect to the conflict of Laws principles thereof.

10.8 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

10.9 Entire Agreement. This Agreement together with the Additional Agreements, including any exhibits and Schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement, including any exhibits and Schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein. Other than Article I, Section 2.5, Article VI, Section 7.3(c), Section 7.10(a), Section 9.2 and Article X, no provision of this Agreement shall be enforced against, or shall give rise to any obligation or liability of, Sponsor. Other than Section 2.1, Section 2.4, Section 2.5, Article III, Section 7.3(b), Section 7.10(a), Section 7.11, Section 9.2 and Article X, no provision of this Agreement shall be enforced against, or shall give rise to any obligation or liability of, any Existing Equityholder.

10.10 Severability. A determination by a court or other legal Authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal Authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

10.11 Construction of Certain Terms and References; Captions. In this Agreement:

(a) References to particular Sections and subsections, schedules, and exhibits not otherwise specified are cross-references to Sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under U.S. generally accepted accounting principles as consistently applied heretofore by the Company Group.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered Schedule means the same-numbered Section of the Company Disclosure Schedules.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day. The word “day” means calendar day unless Business Day is expressly specified.

(f) Captions are included for convenience only.

(g) All references in this Agreement to “the knowledge of the Company” or similar terms means the actual knowledge of Thomas James Segrave, Jr., Billy Barnard and Cason Maddison, and all references in this Agreement to “the knowledge of Buyer” means the actual knowledge of Gregg S. Hymowitz and Sophia Mullen.

(h) For the avoidance of doubt, all references in this Agreement to “ordinary course” or “ordinary course of business” means the ordinary course of business consistent with past practice (other than actions taken (or not taken) as a result of or otherwise related to the COVID-19 Measures), provided that, for purposes of Sections 7.1 and 7.2, it shall take into account any material event or change in circumstances that occurs following the date of this Agreement.

(i) References to the “date hereof” mean the date of this Agreement.

(j) The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(k) The words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(l) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(m) All references to any Law, contract or agreement will be to such Law or Contract as amended, supplemented or otherwise modified from time to time.

(n) To the extent this Agreement refers to information or documents that have been made available, delivered, furnished or otherwise provided by the Existing Equityholders or the Company to Buyer or its Affiliates, such obligation shall be deemed to be satisfied, and such information or documentation shall be deemed to be satisfied, and such information or documentation shall be deemed to have been made available, delivered, furnished or otherwise provided to Buyer or its Affiliates, as applicable, for all purposes under the Agreement, if and to the extent such information or documentation has been posted in the electronic data room maintained by the Company for the purposes of the transactions contemplated by this Agreement no later than twenty-four (24) hours prior to the date of this Agreement. To the extent this Agreement refers to information or documents that have been made available, delivered, furnished or otherwise provided by Buyer to the Existing Equityholders, the Company or their respective Affiliates, such obligation shall be deemed to be satisfied, and such information or documentation shall be deemed to have been made available, delivered, furnished or otherwise provided to the Existing Equityholders, the Company Group or their respective Affiliates, as applicable, for all purposes under the Agreement, if and to the extent such information or documentation has been filed or furnished by Buyer with the SEC no later than twenty-four (24) hours prior to the date of this Agreement.

(o) References to any Person include the successors and permitted assigns of that Person.

10.12 Third Party Beneficiaries. Except as set forth in Section 7.9 and Section 10.15, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

10.13 Trust Account Waiver. Reference is made to the final IPO prospectus of Buyer, dated May 27, 2021 (the “Prospectus”). The Company Group and the Existing Equityholders understand that Buyer has established the Trust Account for the benefit of the public stockholders of Buyer and the underwriters of the IPO pursuant to the Investment Management Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Buyer may disburse monies from the Trust Account only for the purposes set forth in the Investment Management Trust Agreement. For and in consideration of Buyer agreeing to enter into this Agreement, the Company Group and the Existing Equityholders each hereby agree that he, she or it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that he, she or it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Buyer. Notwithstanding the foregoing, (x) nothing herein shall serve to limit or prohibit the Company Group’s or the Existing Equityholders’ right to pursue a claim against Buyer for legal relief against monies or other assets that are held outside the Trust Account and other than distributions from the Trust Account directly or indirectly to Buyer’s stockholders, for specific performance or other equitable relief in connection with the consummation of the transactions contemplated by this Agreement so long as such claim would not affect Buyer’s ability to fulfill its obligations to effectuate the redemptions of the Buyer Units or Buyer Common Stock or comply with the Investment Management Trust Agreement and (y) nothing herein shall serve to limit or prohibit any claims that the Company Group and the Existing Equityholders may have in the future against Buyer’s assets or funds that are not held in the Trust Account and other than distributions from the Trust Account directly or indirectly to Buyer’s public stockholders.

10.14 No Recourse. Notwithstanding anything that may be express or implied in this Agreement, the parties acknowledge and agree that no recourse under this Agreement or under any Additional Agreements shall be had against any Person that is not a party to this Agreement or such Additional Agreement, as applicable, including any past, present or future director, officer, agent, employee or other Representative of any past, present or future equity holder of any Existing Equityholder or of any Affiliate or successor or assignee thereof (collectively, the “Non-Recourse

Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party in connection with or arising out of this Agreement. Notwithstanding anything else in this Agreement or the Additional Agreements to the contrary, the obligations of the Existing Equityholders hereunder and thereunder are several.

10.15 General Release.

(a) Effective as of the Closing, each Existing Equityholder, on behalf of itself and each of its Affiliates (individually, a “Company Releasor” and collectively, “Company Releasors”) hereby releases and forever discharges the Company Group, and any past present and future Affiliates or Representatives of the Company Group (individually, a “Company Releasee” or collectively, “Company Releasees”) from any and all Actions, Orders, Contracts and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which each Company Releasor or any of their respective Affiliates, Representatives or any of its or their respective heirs, executors, administrators or assigns, now has, has ever had, or may hereafter have against any Company Releasee arising contemporaneously with or prior to the Closing Date solely from the Company Releasor’s capacity as a holder of the Existing Company Interests and not in such Existing Equityholder’s capacity as an employee, director, manager, contractual counterparty (other than as a holder of the Existing Company Interests) or any other capacity (all of the foregoing collectively, the “Company Released Claims”); provided, however, that nothing contained herein shall operate to release any obligations of the Company Group under this Agreement or the Additional Agreements between the Company and any Existing Equityholder. Each Company Releasor hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Company Released Claim, or commencing, instituting, or causing to be commenced, any Action of any kind against any Company Releasee based upon any matter released hereby.

(b) Effective as of the Closing, Sponsor, on behalf of itself and each of its Affiliates (individually, a “Sponsor Releasor” and collectively, “Sponsor Releasors”) hereby releases and forever discharges Buyer and, following the Closing, PubCo and the Company Group, and any past present and future Affiliates or Representatives of Buyer and, following the Closing, PubCo and Company Group (individually, a “Sponsor Releasee” or collectively, “Sponsor Releasees”) from any and all Actions, Orders, Contracts and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which each Sponsor Releasor or any of their respective Affiliates, Representatives or any of its or their respective heirs, executors, administrators or assigns, now has, or will have ever had as of the Closing, against any Sponsor Releasee arising contemporaneously with or prior to the Closing Date from the Sponsor Releasor’s capacity as a holder of Buyer Common Stock (all of the foregoing collectively, the “Sponsor Released Claims”); provided, however, that nothing contained herein shall operate to release any obligations of Buyer, PubCo or the Company under this Agreement or the Additional Agreements between Sponsor and Buyer. Each Sponsor Releasor hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Sponsor Released Claim, or commencing, instituting, or causing to be commenced, any Action of any kind against any Sponsor Releasee based upon any matter released hereby.

(c) Company Releasees and Sponsor Releasees are intended to be third party beneficiaries of this Section 10.15.

10.16 Submission to Jurisdiction.

(a) The parties shall submit any dispute, claim, controversy or Action (in each case, whether in contract, tort, equity or otherwise) based upon, arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement), the negotiation, execution performance or any alleged breach thereof (“Related Claim”) to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, to the extent the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any courts having jurisdiction over appeals therefrom), or, if no federal court in the State of Delaware accepts jurisdiction, any state court within the State of Delaware (and any courts having jurisdiction over appeals therefrom) (collectively, the “Specified Courts”)), and the parties hereby irrevocably agree that all Related Claims shall be heard and determined in such courts. The parties hereby (i) submit to the exclusive personal and subject matter jurisdiction of any Specified Court any Related Claims and (ii) irrevocably and unconditionally waive, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any such Related Claim brought in any Specified Court or any defense of inconvenient forum for the maintenance of such dispute. The parties agree that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) The parties hereby consent to process being served by any other party in any Related Claim by the delivery of a copy thereof in accordance with the provisions of Section 10.1 (other than by E-mail) along with a notification that service of process is being served in conformance with this Section 10.16(b). Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

(c) This submission to jurisdiction Section 10.16 shall survive the termination of this Agreement.

10.17 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article X.

10.18 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

10.19 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth on the Schedules is included solely for informational purposes.

10.20 Waiver of Jury Trial; Exemplary Damages.

(a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.20(A). NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b) Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

10.21 Waiver of Conflicts.

(a) Each party hereby agrees, on its own behalf and on behalf of its directors, managers, officers, owners, employees and Affiliates (including Sponsor) and each of their successors and assigns (all such parties, the “Waiving Parties”), that following the Closing, Willkie Farr & Gallagher LLP (or any of its affiliated partnerships) may represent any Person in connection with any transaction or Action involving or relating to Buyer, the Company or their respective Subsidiaries (any such representation, the “Buyer Post-Closing Representation”) notwithstanding its representation of Buyer in connection with the transactions contemplated by this Agreement. Each of Buyer and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Buyer Post-Closing Representation may be directly adverse to any Waiving Party.

(b) Each party hereby agrees, on its own behalf and on behalf of its Waiving Parties, that following the Closing, Wyrick Robbins Yates & Ponton LLP may represent any Person in connection with any transaction or Action involving or relating to the Company Group or the Existing Equityholders (any such representation, the “Existing Equityholder Post-Closing Representation”) notwithstanding its representation of the Company Group and the Existing Equityholders in connection with the transactions contemplated by this Agreement. Each of the Company and the Existing Equityholders, on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Existing Equityholder Post-Closing Representation may be directly adverse to any Waiving Party.

10.22 Existing Equityholder Representative.

(a) Each Existing Equityholder irrevocably constitutes and appoints Thomas James Segrave, Jr. as the “Existing Equityholder Representative,” such Existing Equityholder’s true and lawful attorney-in-fact and agent, with full power of substitution, and authorizes him acting for such Existing Equityholder and in such Existing Equityholder’s name, place and stead, in any and all capacities to do and perform every act and thing required, permitted, necessary or desirable to be done in connection with the transactions contemplated by this Agreement and the Additional Agreements, as fully to all intents and purposes as such Existing Equityholder might or could do in person, including to:

(i) take any and all actions (including, without limitation, executing and delivering any documents or amendments, incurring any costs and expenses on behalf of the Existing Equityholders) and make any and all determinations which may be required or permitted in connection with the implementation of this Agreement and the Additional Agreements and the transactions contemplated hereby and thereby;

(ii) give and receive notices and communications under this Agreement and the Additional Agreements;

(iii) negotiate, defend, settle, compromise and otherwise handle and resolve any and all claims and disputes with Buyer or its Affiliates arising out of or in respect of this Agreement or the Additional Agreements;

(iv) retain legal counsel, accountants, consultants and other experts, and incur any other reasonable expenses, in connection with all matters and things set forth or necessary with respect to this Agreement or the Additional Agreements and the transactions contemplated hereby and thereby; and

(v) make any other decision or election or exercise such rights, power and authority as are incidental to the foregoing or that is, in the opinion of the Existing Equityholder Representative, necessary or advisable to effectuate the foregoing.

(b) Each of the Existing Equityholders acknowledges and agrees that upon execution of this Agreement, upon any delivery by the Existing Equityholder Representative of any waiver, amendment, agreement, opinion, certificate or other document executed by the Existing Equityholder Representative, such Existing Equityholder shall be bound by such documents as fully as if such Existing Equityholder had executed and delivered such documents.

(c) Upon the death, disability or incapacity of the initial Existing Equityholder Representative appointed pursuant to Section 10.22(a), each of the Existing Equityholders acknowledges and agrees that such Person as is appointed by the Existing Equityholders who held a majority of the outstanding Existing Company Interests immediately prior to the Closing shall be the Existing Equityholder Representative. The Existing Equityholder Representative may resign at any time; provided that it must provide the Existing Equityholders who held a majority of the Existing Company Interests immediately prior to Closing thirty (30) days’ prior written notice of such decision to resign. The Existing Equityholder Representative shall not receive compensation for service in such capacity. The designation of any Person as the Existing Equityholder Representative is and shall be coupled with an interest, and, except as set forth in this Section 10.22, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the Existing Equityholders.

(d) Any and all actions taken or not taken, exercises of rights, power or authority and any decision or determination made by the Existing Equityholder Representative in connection herewith shall be absolutely and irrevocably binding upon the Existing Equityholders as if such Person had taken or not taken such action, exercised such rights, power or authority or made such decision or determination in its own capacity, and Buyer may rely upon such action, exercise of right, power, or authority or such decision or determination of the Existing Equityholder Representative as the action, inaction, exercise, right, power, or authority, or decision or determination of such Person, and no Existing Equityholder shall have the right to object, dissent, protest or otherwise contest the same. Buyer is hereby relieved from any liability to any Person for any acts done by the Existing Equityholder Representative and any acts done by Buyer in accordance with any decision, act, consent or instruction of the Existing Equityholder Representative.

(e) On the date hereof, each Existing Equityholder has provided to the Existing Equityholder Representative a duly executed copy of each signature page required for such Existing Equityholder in connection with the Additional Agreements. Each such signature page shall be released by the Existing Equityholder Representative at the Closing without further authorization or action necessary on behalf of each Existing Equityholder.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

BUYER:

EG ACQUISITION CORP.

By:	/s/ Gregg S. Hymowitz
	Name:	Gregg S. Hymowitz
	Title:	Chief Executive Officer

SPONSOR,
solely for the purposes of Article I, Section 2.5, Article VI, Section 7.3(c), Section 7.10(a), Section 9.2, and Article X

EG SPONSOR LLC

By:	/s/ Matthew Lux
	Name	Matthew Lux
	Title:	Authorized Signatory

COMPANY:

LGM ENTERPRISES, LLC

By:	/s/ Jim Segrave
	Name:	Thomas James Segrave, Jr.
	Title:	Founder, Chairman, &
Chief Executive Officer

EXISTING EQUITYHOLDERS,
solely for purposes of Article I, Section 2.1, Section 2.4, Section 2.5, Article III, Section 7.3(b), Section 7.10(a), Section 7.11, Section 9.2 and Article X:

By:	/s/ Jim Segrave
	Name:	Thomas James Segrave, Jr.

[Signature Page – Equity Purchase Agreement]

EXISTING EQUITYHOLDERS,
solely for purposes of Article I, Section 2.1, Section 2.4, Section 2.5, Article III, Section 7.3(b), Section 7.10(a), Section 7.11, Section 9.2 and Article X:

By:	/s/ Jim Segrave
Name: Thomas James Segrave, Jr., as Custodian for Laura Grace Segrave

EXISTING EQUITYHOLDERS,
solely for purposes of Article I, Section 2.1, Section 2.4, Section 2.5, Article III, Section 7.3(b), Section 7.10(a), Section 7.11, Section 9.2 and Article X:

By:	/s/ Jim Segrave
Name: Thomas James Segrave, Jr., as Custodian for Madison Lee Segrave

EXISTING EQUITYHOLDERS,
solely for purposes of Article I, Section 2.1, Section 2.4, Section 2.5, Article III, Section 7.3(b), Section 7.10(a), Section 7.11, Section 9.2 and Article X:

By:	/s/ Jim Segrave
Name: Thomas James Segrave, Jr., as Custodian for Lillian May Segrave

EXISTING EQUITYHOLDERS,
solely for purposes of Article I, Section 2.1, Section 2.4, Section 2.5, Article III, Section 7.3(b), Section 7.10(a), Section 7.11, Section 9.2 and Article X:

By:	/s/ Jim Segrave
Name: Thomas James Segrave, Jr., as Custodian for Thomas James Segrave III

EXISTING EQUITYHOLDER REPRESENTATIVE:

By:	/s/ Jim Segrave
Name: Thomas James Segrave, Jr.

[Signature Page – Equity Purchase Agreement]

ANNEX A

EXISTING EQUITYHOLDERS

Thomas James Segrave, Jr.

Thomas James Segrave, Jr., as Custodian for Laura Grace Segrave

Thomas James Segrave, Jr., as Custodian for Madison Lee Segrave

Thomas James Segrave, Jr., as Custodian for Lillian May Segrave

Thomas James Segrave, Jr., as Custodian for Thomas James Segrave III

Schedule I

SCHEDULE I

PERCENTAGE OWNERSHIP

EXISTING EQUITYHOLDERS

Existing Equityholder	Percentage Ownership
Thomas James Segrave, Jr.	96%
Thomas James Segrave, Jr., as Custodian for Laura Grace Segrave	1%
Thomas James Segrave, Jr., as Custodian for Madison Lee Segrave	1%
Thomas James Segrave, Jr., as Custodian for Lillian May Segrave	1%
Thomas James Segrave, Jr., as Custodian for Thomas James Segrave III	1%
Total	100%

Schedule I

EXHIBIT A

FORM OF A&R OPERATING AGREEMENT

(see attached)

Exhibit A

AMENDED AND RESTATED OPERATING AGREEMENT

OF

LGM ENTERPRISES, LLC

(A North Carolina Limited Liability Company)

Dated as of [•], 2022

THE OWNERSHIP INTERESTS AND UNITS REPRESENTED BY THIS AMENDED AND RESTATED OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH OWNERSHIP INTERESTS AND UNITS MAY NOT BE SOLD, ASSIGNED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

AMENDED AND RESTATED OPERATING AGREEMENT

OF

LGM ENTERPRISES, LLC

ARTICLE V - ALLOCATIONS		20

5.1	Allocations of Profits and Losses	20

5.2	Regulatory Allocations	21

5.3	Curative Allocations	22

5.4	Tax Allocations	23

ARTICLE VI - DISTRIBUTIONS		24

6.1	Distributions	24

6.2	Distributions In-Kind	24

6.3	Tax Distributions	24

6.4	Amounts Withheld	25

6.5	Limitations on Distribution	26

6.6	Right of Set-Off	26

ARTICLE VII – BOOKS AND RECORDS		26

7.1	Books, Records and Financial Statements	26

7.2	Accounting Methods	27

7.3	Audit	27

ARTICLE VIII – TAX MATTERS		27

8.1	Partnership Representative	27

8.2	Section 754 Election	29

8.3	Other Tax Matters	29

8.4	Adverse Tax Consequences	30

8.5	Post-Closing Covenants	30

ARTICLE IX – LIABILITY, EXCULPATION AND INDEMIFICATION		31

9.1	Exculpation	31

9.2	Indemnification by the Company	31

9.3	Insurance	33

9.4	Fiduciary Duties and Obligations	33

ARTICLE X – RESTRICTIONS ON TRANSFERS OF OWNERSHIP INTERESTS		33

10.1	Transfers by the Managing Member	33

10.2	Transfers by Members	34

10.3	Certain Provisions Applicable to Transfers	34

10.4	Pledges	34

10.5	Certain Transactions with Respect to the Managing Member	35

ARTICLE XI - REDEMPTION		36

11.1	Redemption Right of a Member	36

11.2	Contribution of the Managing Member	38

11.3	Direct Exchange Right of the Managing Member	39

11.4	Reservation of Shares of Class A Common Stock; Listing; Certificate of Incorporation	39

11.5	Effect of Exercise of Redemption	40

11.6	Tax Treatment	40

ARTICLE XII – DISSOLUTION		40

12.1	Dissolution	40

12.2	Articles of Dissolution	41

12.3	Liquidation Priorities	41

12.4	Winding Up	41

12.5	Claims of the Members	41

12.6	No Restoration Obligation	42

ARTICLE XIII – PROCEDURES FOR ACTIONS AND CONSENTS OF MEMBERS		42

13.1	Procedures for Actions and Consents of Members	42

13.2	Actions and Consents of Members	42

ARTICLE XIV - MISCELLANEOUS		43

14.1	Notices	43

14.2	Waiver	43

14.3	Cumulative Remedies	44

14.4	Binding Effect	44

14.5	Interpretation	44

14.6	Severability	44

14.7	Counterparts	44

14.8	Integration	44

14.9	Amendments	44

14.10	Definitions	44

14.11	Governing Law	44

14.12	Consent to Jurisdiction	45

14.13	Creditors	45

EXHIBIT A – NAMES AND ADDRESSES OF THE MEMBERS

AMENDED AND RESTATED OPERATING AGREEMENT

OF

LGM ENTERPRISES, LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) OF LGM ENTERPRISES, LLC, a North Carolina limited liability company (the “Company”), is made and entered into and becomes effective as of [•] (the “Effective Date”) by and among the Company, flyExclusive, Inc., a Delaware corporation, as the managing member of the Company (together with any successor managing member permitted pursuant to this Agreement, the “Managing Member”), and the Members.

RECITALS:

A. The Company was formed as a North Carolina limited liability company on October 3, 2011 upon the filing of its Articles of Organization with the office of the Secretary of State of the State of North Carolina under and pursuant to the Act.

B. The Company and certain Members hereto previously entered into that certain Operating Agreement of the Company, dated as of October 3, 2011, as amended (the “Previous Agreement”).

C. In connection with the transactions contemplated by the Purchase Agreement, the Members desire to amend and restate the Previous Agreement in its entirety to, among other things, (i) restructure the capitalization of the Company to (x) authorize the issuance of Common Units to flyExclusive, Inc. and (y) reclassify the Existing Company Interests into Common Units as set forth herein, and (ii) appoint flyExclusive, Inc. as the Managing Member.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Unless otherwise expressly provided herein, the following terms with initial capital letters have the meanings set forth below whenever used in this Agreement:

“Act” means the North Carolina Limited Liability Company Act, as from time to time amended, and any successor to the Act. Any reference in this Agreement to a specific statutory provision of the Act shall, unless otherwise specifically excluded, include any successor provision(s) to the referenced provision.

“Adjusted Capital Account Deficit” means, with respect to the Capital Account of any Member as of the end of any Fiscal Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Member’s Capital Account balance shall be:

(a) decreased for any items described in Treasury Regulations sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6); and

(b) increased for (i) any amount such Member is (A) obligated to restore upon liquidation of the Company pursuant to Treasury Regulations section 1.704-1(b)(2)(ii)(b)(3) or (B) treated as being obligated to restore pursuant to Treasury Regulations section 1.704-1(b)(2)(ii)(c), and (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain.

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The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise, and is not limited, for instance, to the ownership of more than fifty percent (50%) of the voting securities of a corporate Person. For purposes of this Agreement, no Member shall be deemed to be an Affiliate of any other Member solely as a result of membership in the Company.

“Agreement” has the meaning given to such term in the Preamble.

“Articles of Organization” means the Articles of Organization of the Company filed with the Secretary of State of the State of North Carolina, as amended or restated from time to time.

“Assumed Tax Rate” has the meaning set forth in Section 6.3.2.

“BBA Audit Provisions” means the provisions for United States federal income tax audits of entities taxable as a partnership in subchapter C of chapter 63 of the Code.

“Black-Out Period” means any “black-out” or similar period under the Managing Member’s policies covering trading in the Managing Member’s securities to which the applicable Redeeming Member is subject (or shall be subject at such time as it owns Class A Common Stock), which period restricts the ability of such Redeeming Member to immediately resell shares of Class A Common Stock to be delivered to such Redeeming Member in connection with a Share Settlement.

“Board” means the Board of Directors of the Managing Member.

“Book Value” means, with respect to any asset or property of the Company (including any property of any Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes), the Company’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a) The initial Book Value of any asset contributed, or deemed contributed, by a Member to the Company shall be the gross fair market value of such asset at the time of contribution (as determined in good faith by the Managing Member).

(b) If so elected by the Managing Member, the Book Value of all Company assets shall be adjusted to equal their respective gross fair market value as of any time such adjustment would be allowable under Treasury Regulations section 1.704-1(b)(2)(iv)(f) (as determined in good faith by the Managing Member).

(c) The Book Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution (as determined in good faith by the Managing Member).

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(d) The Book Value of each item of Company assets shall be increased or decreased to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations section 1.704-1(b)(2)(iv)(m) and clause (f) of the “Profits and Losses” definition herein or Section 5.2.7 hereof; provided, however, that the Book Value shall not be adjusted pursuant to this clause to the extent that the Managing Member determines that an adjustment pursuant to clause (b) above is necessary or appropriate in connection with a transaction that otherwise would result in an adjustment pursuant to this clause.

If the Book Value of an asset has been determined or adjusted pursuant to clauses (a), (b) and (d), such Book Value shall thereafter be adjusted in accordance with Treasury Regulations section 1.704-1(b)(2)(iv)(g).

“Capital Account” means, with respect to any Member, the separate account maintained for such Member in accordance with the provisions of this Agreement.

“Capital Contribution” means a contribution of money or other property by a Member to the Company.

“Cash Settlement” means an amount of immediately available funds in U.S. dollars equal to the product of (a) the number of Redeemed Units multiplied by (b) the average of the daily VWAP of a share of Class A Common Stock for the ten (10) Trading Days immediately prior to the date of delivery of the relevant Redemption Notice.

“Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and excluding the Permitted Holders) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Common Stock, preferred stock and/or any other class or classes of capital stock of the Managing Member (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of the Managing Member entitled to vote;

(b) the stockholders of the Managing Member approve a plan of complete liquidation or dissolution of the Managing Member or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Managing Member of all or substantially all of the Managing Member’s assets (including a sale of all or substantially all of the assets of the Company); or

(c) there is consummated a merger or consolidation of the Managing Member with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Managing Member immediately prior to such merger or consolidation do not continue to represent, or are not converted into, more than fifty percent (50%) of the combined voting power of, or economic interest in, the then-outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock, Class B Common Stock, preferred stock and/or any other class or classes of capital stock of the Managing Member immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Managing Member immediately following such transaction or series of transactions.

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“Change of Control Date” has the meaning set forth in Section 10.5.1.

“Change of Control Transaction” means any Change of Control that was approved by the Board prior to such Change of Control.

“Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of the Managing Member.

“Class B Common Stock” means the Class B Common Stock, par value $0.0001 per share, of the Managing Member.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement.

“Common Unit” means a Unit which entitles the holder thereof to the distributions, allocations, and other rights that are accorded holders of Common Units under this Agreement.

“Company” has the meaning given to such term in the preamble to this Agreement.

“Company Minimum Gain” has the meaning set forth for “partnership minimum gain” in Treasury Regulations sections 1.704-2(b)(2) and 1.704-2(d).

“Consent” means the consent to, approval of, or vote in favor of a proposed action by a Member given in accordance with Article XIII hereof.

“Corresponding Rights” means any rights issued with respect to a share of Class A Common Stock or Class B Common Stock pursuant to a “poison pill” or similar stockholder rights plan approved by the Board.

“Covered Person” has the meaning set forth in Section 9.1.1.

“Covered Proceeding” has the meaning set forth in Section 9.2.2.

“Direct Exchange” has the meaning set forth in Section 11.3.1.

“Dissolution Event” is defined in Section 12.1.1.

“Draft Tax Statements” has the meaning set forth in Section 8.3.2.4.

“Effective Date” has the meaning set forth in the Preamble.

“Equity Securities” means, with regard to any Person, as applicable, (a) any capital stock, voting, partnership, membership, joint venture or other ownership or equity interests, or other share capital of such Person, (b) any debt or equity securities of such Person, directly or indirectly, convertible into or exchangeable for any capital stock, partnership, membership, joint venture or other ownership or equity interests, or other share capital (whether voting or non-voting, whether preferred, common or otherwise) of such Person or containing any profit participation features with respect to such Person, (c) any rights or

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options directly or indirectly to subscribe for or to purchase any capital stock, partnership, membership, joint venture or other ownership or equity interests, other share capital of such Person or securities containing any profit participation features with respect to such Person or directly or indirectly to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, partnership, membership, joint venture or other ownership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person, (d) any share, unit, ownership interest, appreciation rights, phantom share rights, contingent interest or other similar rights relating to such Person, or (e) any Equity Securities of such Person issued or issuable with respect to the securities referred to in clauses (a) through (d) above in connection with a combination of shares, units or ownership interests, or recapitalization, exchange, merger, consolidation or other reorganization.

“Estimated Tax Periods” means the periods from January 1 to March 31, from April 1 to May 31, from June 1 to August 31, and from September 1 to December 31, which may be adjusted by the Managing Member to the extent necessary to take into account changes in estimated tax payment due dates for U.S. federal income taxes under applicable law.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Exchange Election Notice” has the meaning set forth in Section 11.3.2.

“Excluded Instruments” has the meaning set forth in Section 4.11.

“Existing Company Interests” means the issued and outstanding Ownership Interests of the Company immediately prior to the Effective Date.

“Final Tax Statements” has the meaning set forth in Section 8.3.2.4.

“Fiscal Year” means (a) any twelve (12)-month period commencing on January 1 and ending on December 31 or (b) any portion of the period described in clause (a) of this sentence for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Article V, subject to, in either case for tax matters, Section 706 of the Code.

“Flow-Thru Tax Return” means an income Tax Return of the Company or its Subsidiaries for which the items of income, deductions, credits, gains or losses are passed through to the direct or indirect equityholders of the Company under applicable tax law (including, for the avoidance of doubt, any IRS Form 1065 of the Company or any of its Subsidiaries).

“GAAP” means U.S. generally accepted accounting principles, in effect as of the date of determination thereof.

“Issuance Items” has the meaning set forth in Section 5.2.8.

“Lender” has the meaning set forth in Section 10.4.2.

“LLC Tax Costs” has the meaning set forth in Section 8.1.6.

“Managing Member” has the meaning set forth in the Preamble.

“Managing Member Equity Plan” means any stock incentive or equity purchase plan or other similar equity compensation plan now or hereafter adopted by the Managing Member.

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“Members” means the Persons identified as the Members on Exhibit A hereto and such other Persons who may become Members from time to time under the terms of this Agreement, but does not include any Person who has ceased to be a member of the Company. Any reference to a particular Member or holder of an Ownership Interest shall include successors and permitted transferees of such Member. “Members” refers to such Persons as a group. At any time that there is only one Member of the Company, the term “Members” when used in this Agreement means and refers to the one Member.

“Member Nonrecourse Debt” has the meaning set forth for “partner nonrecourse debt” in Treasury Regulations section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the meaning set forth for “partner nonrecourse deductions” in Treasury Regulations sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Member Representative” means Thomas James Segrave, Jr.

“Member Schedule” has the meaning set forth in Section 7.1.1.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations section 1.704-2(b)(1).

“Nonrecourse Liability” means a liability of the Company for which no Member bears the economic risk of loss within the meaning of Treasury Regulations section 1.752-2.

“Optionee” means a Person to whom a Stock Option is granted under any Managing Member Equity Plan.

“Ownership Interest” means the entire ownership interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled under this Agreement and the Act, together with the obligations of such Member to comply with all the terms and provisions of this Agreement with which such Member is required to comply.

“Partnership Representative” has the meaning set forth in Section 8.1.1.

“Percentage Interest” means, with respect to any Member as of any time, the percentage determined by dividing the number of Units held by the Member as of such time by the total number of Units then outstanding.

“Permitted Holder” means (i) the Stockholder Parties (as defined in the Stockholders’ Agreement) as of the Effective Date; (ii) any Permitted Transferee (as defined in the Stockholders’ Agreement) that becomes party to the Stockholders’ Agreement; (iii) any Affiliate of any of the foregoing; or (iv) any “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) in which the Persons referred to in the foregoing clauses beneficially own (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) in the aggregate, directly or indirectly, a majority of the voting power of the shares of Class A Common Stock and Class B Common Stock beneficially owned by such “group.”

“Permitted Transfer” has the meaning set forth in Section 10.2.2.

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“Permitted Transferee” has the meaning set forth in Section 10.2.2.

“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization, and any government or subdivision thereof or any governmental or regulatory agency.

“Previous Agreement” has the meaning set forth in the Recitals.

“Profits” and “Losses” means, for each Fiscal Year or other applicable period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or other applicable period, determined in accordance with Section 703(a) of the Code (but including in taxable income or loss for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:

(a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulations section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this definition, any expenditures contemplated by Section 709 of the Code (except for amounts with respect to which an election is properly made under Section 709(b) of the Code), and any expenditures resulting in a deduction for a loss incurred in connection with the sale or exchange of Company property that is disallowed to the Company under Sections 267(a)(1) or 707(b) of the Code, in each case, shall be subtracted from such taxable income or loss;

(c) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account depreciation as computed on the Company’s books and records for accounting purposes;

(d) if the Book Value of any Company property is adjusted pursuant to Treasury Regulations section 1.704-1(b)(2)(iv)(f), the aggregate amount of such adjustment shall be included and taken into account in computing Profits or Losses pursuant to the terms of this Agreement, as if the Company recognized gain or loss on a sale of such assets at such time equal to the amount of such aggregate adjustments;

(e) upon any actual or deemed distribution to a Member of any Company property (other than cash or cash equivalents) with respect to any Units, there shall be included and taken into account any unrealized gain or unrealized loss attributable to such distributed property, as if such unrealized gain or unrealized loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to the fair market value of such property.

(f) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the disposed of property, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

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(g) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required pursuant to Treasury Regulations section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses;

(h) notwithstanding any other provision hereunder, any items that are specially allocated pursuant to Sections 5.2 and 5.3 of this Agreement shall not be taken into account in computing Profits or Losses; and

(i) such other adjustments shall be made as are reasonably required in the good faith discretion of the Managing Member in order for the allocations under Article V to comply with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Items of Company income, gain, loss, deduction, and expense that are to be specially allocated under any provision hereof shall be computed in a manner consistent with the computation of “Profits and Losses.”

“Pubco Offer” has the meaning set forth in Section 10.5.2.

“Purchase Agreement” means certain that Equity Purchase Agreement, dated as of October 17, 2022, by and among the Company, the Managing Member, the Members, and Sponsor.

“Redeemed Units” has the meaning set forth in Section 11.1.1.

“Redeeming Member” has the meaning set forth in Section 11.1.1.

“Redemption” has the meaning set forth in Section 11.1.1.

“Redemption Date” has the meaning set forth in Section 11.1.1.

“Redemption Notice” has the meaning set forth in Section 11.1.1.

“Redemption Right” has the meaning set forth in Section 11.1.1.

“Registration Rights Agreement” means the Registration Rights Agreement, dated the Effective Date, by and among the Managing Member, the Sponsor and the other parties thereto from time to time.

“Regulatory Allocations” has the meaning set forth in Section 5.3.

“Securities Act” means the U.S. Securities Act of 1933 and the rules promulgated thereunder, each as amended from time to time.

“Share Settlement” means a number of shares of Class A Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units.

“Sponsor” means EG Sponsor LLC, a Delaware limited liability company.

“Stock Option” has the meaning set forth in Section 4.14.1.

“Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of the Effective Date, by and among the Managing Member and the other parties thereto from time to time.

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“Subsidiary” means, for any Person, any other Person of which the initial Person directly or indirectly owns more than fifty percent (50%) of the outstanding voting securities or that is required to be consolidated with the initial Person under GAAP. Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of the Company.

“Tax Date” has the meaning set forth in Section 4.14.2.2.

“Tax Distributions” has the meaning set forth in Section 6.3.1.

“Tax Distribution Amount” has the meaning set forth in Section 6.3.2.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of the Effective Date, by and among the Company, the Managing Member and the other parties named therein.

“Tax Return” means any return, information return, declaration, or any similar statement, and any amendment thereto, including any attached schedule and supporting information that is filed or required to be filed with any taxing authority in connection with the determination, assessment, collection or payment of a tax.

“Tax Withholding/Payment Amounts” has the meaning set forth in Section 6.4.

“Trading Day” means a day on which The New York Stock Exchange (NYSE) or such other principal United States securities exchange on which the shares of Class A Common Stock are listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” means any sale, exchange, transfer, or assignment (including a pledge or other grant of a security interest), whether voluntary or involuntary.

“Transferee” has the meaning set forth in Section 10.3.

“Treasury Regulations” means the temporary and final regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Units” means each of the Common Units, which collectively constitute all of the Ownership Interests of the Company. Each individual Unit constitutes a fractional part of the Ownership Interest of each Member in the Company representing the relative interest, rights and obligations a Member has with respect to certain economic rights, voting, and other items pertaining to the Company as set forth in this Agreement. Unless otherwise provided herein, references in this Agreement to “Units” of a Member include all or the portion of such Member’s Ownership Interest that is represented by or attributable to, or otherwise relates to, such Units. Whole, as well as fractional, numbers of Units may be issued by the Company and/or owned by Members.

“Upstairs Warrants” has the meaning set forth in Section 4.11.

“VWAP” means the daily per share volume-weighted average price of the Class A Common Stock on the principal U.S. securities exchange on which Class A Common Stock trades, as displayed under the heading Bloomberg VWAP on the Bloomberg page designated for the Class A Common Stock (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such day until the close of trading on such day (or if such volume-weighted average price is unavailable, (a) the

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per share volume-weighted average price of such Class A Common Stock on such day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours), or (b) if such determination is not feasible, the market price per share of Class A Common Stock, in either case as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose by the Managing Member).

“Warrant Agreements” has the meaning set forth in Section 4.11.

“Warrants” has the meaning set forth in Section 4.11.

1.2 Successor Statutes and Agencies; Global Terms. Any reference contained in this Agreement to specific statutory or regulatory provisions or to specific governmental agencies or entities includes any successor statute or regulation, or agency or Person, as the case may be.

ARTICLE II

FORMATION OF LIMITED LIABILITY COMPANY

2.1 Formation and Tax Classification. The Company has been previously formed as a limited liability company under and pursuant to the Act. Each Member represents and warrants that such Member is duly authorized to join in this Agreement and that the person executing this Agreement on its behalf is duly authorized to do so. The Members intend that the Company shall and shall continue to be classified as a partnership for federal, state and local income and franchise tax purposes, unless and until the Company has only one owner or the Members (other than the Managing Member) give Consent to the Company’s making of an affirmative election to be classified for federal income tax purposes as an association taxable as a corporation. Each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

2.2 Continuation of the Company. The Members hereby continue the Company as a limited liability company under the Act and agree to operate the Company on the terms and subject to the conditions and for the purposes and the term set forth herein. The rights and obligations of Members with respect to the Company shall be determined in accordance with the terms and conditions of this Agreement to the greatest extent permitted by law, and where the Act provides for rights and obligations specified in the Act that differ from or are inconsistent with the rights and obligations set forth in this Agreement, such rights and obligations shall be as set forth in this Agreement rather than as set forth in the Act, to the greatest extent permitted by law. As of the Effective Date, any previous agreement for the formation, organization, or governance of the Company (including, but not limited to, the Previous Agreement) is hereby superseded and amended by substituting this Agreement in its entirety. The Managing Member shall, from time to time, execute or cause to be executed all such certificates, instruments and other documents, and do, make, or cause to be done or made all such filings, recordings, publishings and other acts as the Managing Member may deem necessary or appropriate to comply with the requirements of law for the continuation and operation of the Company in all jurisdictions in which the Company shall desire to conduct its business.

2.3 Company Name. The name of the Company is “LGM Enterprises, LLC.” The business of the Company shall be conducted under such name or such other name as shall be designated from time to time by the Managing Member in compliance with the Act.

2.4 Term of Company. The term of the Company commenced on October 3, 2011, the effective date of the filing of the Articles of Organization with the Secretary of State of the State of North Carolina pursuant to the Act. The Company shall continue in existence in perpetuity, unless the Company’s Articles of Organization are amended to provide for a definite period of duration, in which case the Company shall continue in existence until the close of business on the last day of such period, or unless the Company is sooner dissolved and its affairs wound up in accordance with the provisions of this Agreement or the Act.

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2.5 Purposes. The Company has been formed for the object and purpose of engaging in any lawful act or activity for which a limited liability company may be organized under the Act.

2.6 Title to Company Property. Title to Company property may be held in the name of the Company or a nominee of the Company.

ARTICLE III

MANAGEMENT

3.1 Management of the Company.

3.1.1 The business and affairs of the Company shall be managed by and under the direction of the Managing Member. Except for those acts and things as to which approval by the Members is expressly required by the Articles of Organization, this Agreement, the Act, or other applicable law, including, without limitation, Section 3.6 hereof, the Managing Member shall have full, exclusive, and complete discretion to manage and control the business and affairs of the Company and, except as expressly otherwise provided in this Agreement as it may be amended from time to time, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary, appropriate, advisable, incidental, or convenient to accomplish the purposes of the Company as set forth herein.

3.1.2 The Managing Member shall have the sole power to bind the Company, except and to the extent that such power is expressly delegated by the Managing Member pursuant to Section 3.2. Any reference in this Agreement to a decision, determination, or other action which may be made or taken by the Managing Member shall mean that such decision, determination, or other action may be made or taken in the sole and absolute discretion of the Managing Member (or in the sole and absolute discretion of any Person to whom the Managing Member has expressly delegated the authority or duty to make or take such decision, determination, or other action pursuant to Section 3.2).

3.1.3 Any instrument regarding a matter approved by the Managing Member and/or Members, as appropriate, may be executed and delivered on behalf of the Company by the Managing Member; no other signature shall be required for any such instrument to be valid, binding, and enforceable against the Company in accordance with its terms. All Persons may rely thereon and shall be exonerated from any and all liability if they deal with the Managing Member on the basis of documents approved and executed on behalf of the Company by the Managing Member.

3.1.4 The Managing Member may not be removed.

3.1.5 Except for the allocations and distributions provided herein with respect to any Units owned by the Managing Member, the Managing Member shall not receive any compensation, whether in the form of a management fee or otherwise, for serving in such capacity.

3.2 Officers. The Managing Member may, from time to time, delegate to one or more Persons (including any other Member, any officer of the Company or of any Member, or any member, partner, shareholder, or Affiliate of any Member) such authority and duties and assign such titles to such Persons as the Managing Member shall determine; provided, however, that any delegation of authority by the Managing Member hereunder shall not relieve the Managing Member from its duties and responsibilities set forth in the Act or in this Agreement. Any such delegation pursuant to this Section 3.2 may be revoked at any time by the Managing Member.

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3.3 No Management by Members. No Member (other than the Managing Member, in its capacity as such) shall take part in the day-to-day management, operation, or control of the business and affairs of the Company. Except and only to the extent expressly provided for in this Agreement and as delegated by the Managing Member, no Member or other Person, other than the Managing Member, shall be an agent of the Company or have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company. Notwithstanding the foregoing, nothing in this Section 3.3 shall limit the rights of any Person under the Purchase Agreement or the Tax Receivable Agreement.

3.4 Reliance by Third Parties. Any Person dealing with the Company or the Managing Member may rely upon a certificate signed by the Managing Member as to:

(a) the identity of any officers of the Managing Member, any officer of the Company, or any Member thereof;

(b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Managing Member or in any other manner germane to the affairs of the Company;

(c) the Persons who are authorized to execute and deliver any agreement, instrument, or document of or on behalf of the Company; or

(d) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or any Member.

3.5 Personnel; Expenses; Insurance; Reimbursements; Related Party Transactions.

3.5.1 The Company may employ or contract with personnel to carry on the Company’s business. Subject to the terms of any employment, consulting, or other contract to which the Company or any of its Subsidiaries is a party and to any other provision of this Agreement, the Managing Member may employ, dismiss from employment, terminate and determine the compensation of any and all employees, agents, independent contractors, attorneys, accountants, and such other persons as it shall determine to be necessary, advisable, incidental, or convenient. Without limiting the generality of the foregoing, the Company may employ or contract any Person who is a Member or a member, partner, shareholder, or Affiliate of a Member, provided that such employment or contract are on commercially reasonable terms.

3.5.2 The Managing Member may cause the Company to purchase, at the Company’s expense, (a) such liability, casualty, property, life, and other insurance as the Managing Member in its discretion deems necessary, advisable, incidental, or convenient to protect the Company’s assets and personnel against loss or claims of any nature, and (b) any insurance covering the potential liabilities of any contractor for, or agent or employee of, the Company or the Managing Member, and any of the officers, directors and employees of the Managing Member or the Company, and potential liabilities of the Managing Member or any other Person serving at the request of the Managing Member as a director and/or officer of a corporation or official of any other Person in which the Company has an investment; provided, however, that the Managing Member shall not be liable to the Company or other Members for its failure to purchase any insurance or its failure to purchase insurance with adequate coverage.

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3.5.3 The Company may reimburse the Members, officers, and employees of the Company for all out-of-pocket expenses incurred by such Persons on behalf of the Company in accordance with such reimbursement policies as may be established by the Managing Member, as such policies may be limited by the terms of any applicable employment agreement and any agreement that may be entered into among the Members amending the terms of this Agreement. In addition, the Company shall reimburse and indemnify and hold harmless the Managing Member for the direct and indirect costs of carrying on its business, including, without limitation, (a) operating, administrative and other similar costs, (b) any insurance, legal, tax, accounting and other professional fees and expenses (but, for the avoidance of doubt, excluding any income tax liabilities of the Managing Member (which shall include any withholding tax liabilities with respect to the Managing Member)), (c) fees and expenses related to any securities offering, investment or acquisition transaction authorized by the Managing Member, (d) other fees and expenses in connection with the maintenance of the existence of the Managing Member, (e) any other liabilities of the Managing Member to the extent permitted by law, and (f) any costs or expenses with respect to directors, officers or employees of the Managing Member. The Managing Member’s reasonable determination of which expenses may be reimbursed to a Member or officer of the Company, as applicable, and the amount of such expenses, shall be conclusive and binding on the Members. Such reimbursement shall be treated as an expense of the Company and shall not be deemed to constitute a distributive share of the Profits or a distribution or return of capital to any Member.

3.5.4 The Company may engage in any transaction or contract with any Member or Affiliate of a Member or any employee or officer of such Member or Affiliate of a Member, on such terms and conditions as may be prescribed by the Managing Member in its discretion.

3.6 Restrictions on the Managing Member’s Authority. The Managing Member may not take any action in contravention of an express prohibition or limitation of this Agreement without the Consent of the Members (other than the Managing Member), and may not, without limitation:

(a) take any action that would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement;

(b) perform any act that would subject a Member to personal liability in any jurisdiction or any other liability except as provided herein or under the Act; or

(c) enter into any contract, mortgage, loan or other agreement that expressly prohibits or restricts (i) the Managing Member or the Company from performing its specific obligations under Section 11.1 or Section 11.3 hereof or (ii) a Member from exercising its rights under Section 11.1 or Section 11.3 hereof to effect a Redemption or a Direct Exchange, respectively.

ARTICLE IV

MEMBERS, UNITS, CAPITAL CONTRIBUTIONS, CAPITAL ACCOUNTS

4.1 Identity of Members. The name and address of each Member as of the Effective Date are set forth on Exhibit A attached hereto, which Exhibit may be amended by the Managing Member without obtaining the Consent of the Members as of the effectiveness of any subsequent transfer or issuance of any Units that is in accordance with this Agreement.

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4.2 Units.

4.2.1 As of the Effective Date, (a) each Member’s Ownership Interest in the Company shall be represented by Units, which may be divided into one or more types, classes or series, or subseries of any type, class or series, with each type, class or series, or subseries thereof, having the rights and privileges, as determined by the Managing Member in accordance with this Agreement, and (b) the only authorized class of Units is Common Units. The Members shall have no right to vote on any matter, except as specifically set forth in this Agreement, or as may be required under the Act. Any such vote shall be at a meeting of the Members entitled to vote or in writing as provided herein.

4.2.2 Except as otherwise determined by the Managing Member, the Company shall not cause the Company to in any manner effect any subdivision (by any stock or Unit split, stock or Unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or Unit split, reclassification, reorganization, recapitalization or otherwise) of the outstanding Units or Equity Securities of the Company unless accompanied by a substantively identical subdivision or combination, as applicable, of the outstanding Equity Securities of the Managing Member, with corresponding changes made with respect to any other exchangeable or convertible securities, to maintain at all times a one-to-one ratio between (a) the number of Common Units owned by the Managing Member and the number of outstanding shares of Class A Common Stock, and (b) the number of Common Units owned by any Member (other than the Managing Member), directly or indirectly, and the number of outstanding shares of Class B Common Stock owned by such Member.

4.2.3 Unless the Managing Member otherwise consents, Units shall not be represented by certificates. Notwithstanding the foregoing sentence, the Managing Member shall provide Members with Units represented by certificates to facilitate pledges pursuant to Section 10.4 or Transfers otherwise permitted by Article X of this Agreement.

4.3 Exchange of Existing Company Interests. As of the Effective Date, the Existing Company Interests automatically shall be exchanged into a commensurate number of Common Units pursuant to Section 2.1(a) of the Purchase Agreement. The number of Common Units issued to each holder of Existing Company Interests upon the foregoing exchange shall deemed to be issued and outstanding as of the Effective Date and the holders of such Common Units are Members hereunder.

4.4 Limitation of Liability. Except as provided in the Act or as expressly provided in this Agreement, no Member of the Company shall be obligated personally for any debt, obligation, or liability of the Company or of any other Member solely by reason of being a Member of the Company. In no event shall any Member or former Member (a) be obligated to make any capital contribution or payment to or on behalf of the Company except as expressly provided for in this Agreement, (b) have any liability in its capacity as a Member in excess of such Member’s obligation to make capital contributions or other payments expressly provided for in this Agreement or (c) have any liability to return distributions received by such Member from the Company except as otherwise specifically provided in this Agreement or other related agreements, as expressly agreed to in another writing, or as may be required by applicable law.

4.5 Capital Contributions. No Member shall be required to make any Capital Contributions to the Company or to lend any funds to the Company unless all the Members agree. No Member shall have any personal liability for the payment or repayment of any Capital Contribution of any other Member or its predecessor. A Member is not entitled to interest on any Capital Contributions, or to a return of any Capital Contributions, except as specifically provided in this Agreement.

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4.6 Capital Accounts. A Capital Account shall be established and maintained for each Member in accordance with Treasury Regulations section 1.704-1(b)(2)(iv) and, to the extent consistent with said Treasury Regulations, in accordance with principles of this Section 4.6 for items accounted for from and after the date of this Agreement. In the maintenance of Capital Accounts for the Members, the following provisions shall apply:

4.6.1 The Capital Account of each Member shall be credited with: (a) the amount of any Capital Contribution made in cash by such Member; (b) the fair market value (net of any liabilities the Company is considered to assume or take subject to under Section 752 of the Code) of any Capital Contribution made in property other than cash by such Member (as determined in good faith by the Managing Member); (c) allocations to such Member of Profits pursuant to Article V; and (d) any other item required to be credited for proper maintenance of capital accounts by the Treasury Regulations under Section 704(b) of the Code.

4.6.2 A Member’s Capital Account shall be debited with: (a) the amount of any cash distributed to such Member; (b) the fair market value (net of liabilities that such Member is considered to assume or take subject to under Section 752 of the Code) of any property other than cash distributed to such Member (as determined in good faith by the Managing Member); (c) allocations to such Member of Losses pursuant to Article V; and (d) any other item required to be debited for proper maintenance of capital accounts by the Treasury Regulations under Section 704(b) of the Code.

4.6.3 The Company may (in the discretion of the Managing Member), upon the occurrence of the events specified in Treasury Regulations section 1.704-1(b)(2)(iv)(f) or as otherwise provided in the Treasury Regulations, increase or decrease the Capital Accounts of the Members in accordance with the rules of such Treasury Regulations and Treasury Regulations section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Company property. The fair market value of Company property used to determine such increases or decreases shall be determined in good faith by the Managing Member.

4.6.4 Following the date hereof, upon any Permitted Transfer by a Member of all or any portion such Member’s Units in accordance with the terms of this Agreement, so much of the Capital Account of the Transferring Member as is attributable to the Units so Transferred shall be Transferred to the Capital Account of the Transferee Member.

4.6.5 The provisions of this Section 4.6 and other portions of this Agreement relating to allocations and the proper maintenance of Capital Accounts are designed and intended to comply with the requirements of Treasury Regulations section 1.704-1(b). The Members intend that such provisions be interpreted and applied in a manner consistent with such Treasury Regulations. The Managing Member is authorized to modify the manner in which the Capital Accounts are maintained if the Managing Member determines, after consultation with the Company’s tax advisors, that such modification (a) is required or prudent to comply with the Treasury Regulations and (b) is not likely to have a material adverse effect on the amounts distributable to any Member of the Company.

4.7 Additional Ownership Interests.

4.7.1 The Managing Member shall have the right to cause the Company to create and/or issue additional Units or Equity Securities of the Company (including other classes, groups or series thereof having such relative rights, powers, and/or obligations as may from time to time be established by the Managing Member, including rights, powers, and/or obligations different from, senior to or more favorable than existing classes, groups and series of Units or Equity Securities of the Company), in which event the Managing Member shall have the power to amend this Agreement to reflect such additional issuances and to make any such other amendments as the Managing Member reasonably and in good faith deems necessary to reflect such additional

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issuances (including amending this Agreement to increase the authorized number of Units or Equity Securities of any class, group or series, to create and authorize a new class, group or series of Units or Equity Securities and to add the terms of such new class, group or series of Units or Equity Securities including economic and governance rights which may be different from, senior to or more favorable than the other existing Units or Equity Securities), in each case without the Consent of any Member. In connection with any issuance of any Units or Equity Securities of the Company pursuant to this Section 4.7.1, each Person who acquires such additional Units or Equity Securities of the Company (a) shall execute a counterpart to this Agreement, accepting and agreeing to be bound by all terms and conditions hereof, and (b) may be required in exchange for such additional Units or Equity Securities of the Company to make a Capital Contribution to the Company in an amount to be determined by the Managing Member.

4.7.2 The Company may issue preferred Ownership Interests, which may have such designations, preferences, and relative, optional or other special rights as shall be fixed by the Managing Member and, notwithstanding any provision to the contrary contained herein, the Managing Member may, without the Consent of any Member, make such amendments to this Agreement as are necessary or appropriate to effect the terms and conditions of any such issuance.

4.7.3 Each Person who subscribes for an additional Ownership Interest and satisfies the conditions established by the Managing Member shall be admitted to the Company as a Member in respect of said Ownership Interest, effective upon the execution by such Person of a counterpart of this Agreement, without the Consent of the Members.

4.8 Advances. If any Member advances any funds to the Company, the amount of such advance shall neither increase its Capital Account nor entitle it to any increase in its share of the distributions of the Company. The amount of any such advance shall be a debt obligation of the Company to such Member (which may be evidenced by a promissory note) and, unless otherwise specifically provided in this Agreement, shall be repaid to it by the Company with interest at a rate equal to (a) the prime interest rate as published in the Wall Street Journal from time to time or (b) such higher rate as may be approved by the Managing Member, and upon such other commercially reasonable terms and subject to such other conditions as may be determined by the Managing Member. Unless otherwise specifically provided in this Agreement, any such advance shall be payable and collectible only out of the Company’s assets or property, and the Members shall not be personally obligated to repay any part thereof. No Person who makes any such loan to the Company shall have or acquire, as a result of making such loan, any direct or indirect interest in the profits, capital or property of the Company, other than as a creditor.

4.9 No Resignation or Withdrawal; No Interest. Except as approved by the Managing Member in its sole discretion or as expressly provided herein, a Member (a) may not resign, withdraw, or dissociate from the Company prior to the dissolution and winding up of the Company in accordance with the provisions of Article XII, except in connection with a Transfer of all of such Member’s Ownership Interests, (b) may not receive the return of, or interest on, its Capital Contribution, Capital Account, or other amount, and (c) shall not have the right to petition or to take any action to subject the Company’s assets or any part thereof to the authority of any court or other governmental body in connection with any bankruptcy, insolvency, receivership or similar proceeding.

4.10 Nature of Ownership Interest; No Partition. An Ownership Interest shall for all purposes be personal property. A Member has no interest in any of the Company’s assets or property. Each Member hereby waives any and all rights that it may have to maintain an action for partition of the Company’s assets or property.

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4.11 Warrants. On the Effective Date, in connection with the transactions contemplated by the Purchase Agreement, the Company has issued warrants to purchase Common Units (the “Warrants”) to the Managing Member pursuant to warrant agreements (the “Warrant Agreements”) entered into between the Company and the Managing Member as of the Effective Date. Upon the valid exercise of a Warrant in accordance with the applicable Warrant Agreement, the Company shall issue to the Managing Member the number of Common Units, free and clear of all liens and encumbrances other than those arising under applicable securities laws and this Agreement, to be issued in connection with such exercise. Excluding warrants, options or similar instruments governed by Section 4.14 (the “Excluded Instruments”), which shall be governed by such section, in the event any holder of a warrant (other than an Excluded Instrument) to purchase shares of Class A Common Stock (the “Upstairs Warrants”) exercises an Upstairs Warrant, then the Managing Member agrees that it shall cause a corresponding exercise (including by effecting such exercise in the same manner, i.e., by payment of a cash exercise price or on a cashless basis) of a Warrant with similar terms held by it, such that the number of shares of Class A Common Stock issued in connection with the exercise of such Upstairs Warrant shall match with a corresponding number of Common Units issued by the Company pursuant to the Warrant Agreements, and the Managing Member agrees that it shall not exercise any Warrants other than in connection with the corresponding exercise of an Upstairs Warrant. In the event an Upstairs Warrant is redeemed, the Company shall redeem a Warrant with similar terms held by the Managing Member.

4.12 Authorization and Issuance of Additional Common Units.

4.12.1 The Company shall undertake all actions, including, without limitation, an issuance, reclassification, distribution, division, combination or recapitalization, with respect to the Common Units, to maintain at all times a one-to-one ratio between the number of Common Units owned by the Managing Member, directly or indirectly, and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (a) unvested shares of Class A Common Stock, (b) treasury stock or (c) preferred stock or other debt or Equity Securities (including, without limitation, warrants, options or rights) issued by the Managing Member that are convertible into or exercisable or exchangeable for Class A Common Stock (except to the extent the net proceeds from such other Equity Securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by the Managing Member to the equity capital of the Company). In the event the Managing Member issues, transfers or delivers from treasury stock or repurchases Class A Common Stock in a transaction not contemplated in this Agreement, the Managing Member shall take all actions such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of outstanding Common Units owned by the Managing Member shall equal on a one-for-one basis the number of outstanding shares of Class A Common Stock. In the event the Managing Member issues, transfers or delivers from treasury stock or repurchases or redeems the Managing Member’s preferred stock in a transaction not contemplated in this Agreement, the Managing Member shall have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the Managing Member holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) Equity Securities in the Company which (in the good faith determination of the Managing Member) are in the aggregate substantially equivalent to the outstanding preferred stock of the Managing Member so issued, transferred, delivered, repurchased or redeemed.

4.12.2 Except as specifically contemplated by this Agreement or otherwise determined by the Managing Member, to maintain at all times a one-to-one ratio between the number of Common Units owned by the Managing Member and the number of outstanding shares of Class A Common Stock, the Company shall not undertake any subdivision (by any Common Unit split, Common Unit distribution, reclassification, recapitalization or similar event) or combination (by

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reverse Common Unit split, reclassification, recapitalization or similar event) of the Common Units that is not accompanied by an identical subdivision or combination of Class A Common Stock, unless such action is necessary to maintain at all times a one-to-one ratio between the number of Common Units owned, directly or indirectly, by the Managing Member and the number of outstanding shares of Class A Common Stock owned by the Managing Member. In addition, the Company and the Members shall undertake all actions that the Managing Member in its reasonable discretion determines are necessary, including, without limitation, an issuance, reclassification, distribution, division, combination or recapitalization, with respect to the Common Units, to maintain at all times a one-to-one ratio between the number of Common Units owned by any Member (other than the Managing Member), directly or indirectly, and the number of outstanding shares of Class B Common Stock owned by such Member.

4.12.3 The Company shall only be permitted to issue additional Common Units, and/or establish other classes of Ownership Interests to the Persons and on the terms and conditions provided for in Section 4.7, this Section 4.12 or Section 4.14.

4.13 Repurchase or Redemption of Shares of Class A Common Stock. If, at any time, any shares of Class A Common Stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by the Managing Member, then the Managing Member shall cause the Company, immediately prior to such repurchase or redemption of Class A Common Stock, to redeem a corresponding number of Common Units held by the Managing Member, at an aggregate redemption price equal to the aggregate purchase or redemption price of the shares of Class A Common Stock being repurchased or redeemed by the Managing Member (plus any expenses related thereto) and upon such other terms as are the same for the shares of Class A Common Stock being repurchased or redeemed by the Managing Member. Notwithstanding the foregoing, the provisions of this Section 4.13 shall not apply in the event that such repurchase of shares of Class A Common Stock is paired with a stock split or stock dividend such that after giving effect to such repurchase and subsequent stock split or stock dividend there shall be outstanding an equal number of shares of Class A Common Stock as were outstanding prior to such repurchase and subsequent stock split or stock dividend. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any repurchase or redemption if such repurchase or redemption would violate any applicable law.

4.14 Managing Member Equity Awards.

4.14.1 Options Granted to Service Providers. If at any time or from time to time, an option to purchase shares of Class A Common Stock that was granted under any Managing Member Equity Plan to an employee or other service provider of the Company or its Subsidiaries (or any stock appreciation right or similar award, collectively, a “Stock Option”) is duly exercised:

4.14.1.1 For each share of Class A Common Stock with respect to which the Stock Option is exercised, the Managing Member shall be considered to have sold to the Optionee, and the Optionee shall be considered to have purchased from the Managing Member, for a cash price per share equal to the value of a share of Class A Common Stock at the time of the exercise, a number of shares of Class A Common Stock equal to the quotient of (x) the per share exercise price of such Stock Option divided by (y) the value of a share of Class A Common Stock at the time of such exercise (provided, that if such Stock Option is exercised on a cashless basis, no such shares of Class A Common Stock shall be considered to have been purchased by the Optionee pursuant to this Section 4.14.1.1).

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4.14.1.2 The Managing Member shall be considered to have sold to the Company (or if the Optionee is an employee of, or other service provider to, a Subsidiary of the Company, the Managing Member shall be considered to have sold to such Subsidiary), and the Company (or such Subsidiary, as applicable) shall be considered to have purchased from the Managing Member, a number of shares of Class A Common Stock equal to the excess of (x) the number of shares of Class A Common Stock as to which such Stock Option is being exercised over (y) the number of shares of Class A Common Stock sold to the Optionee pursuant to Section 4.14.1.1 hereof (provided, that if such Stock Option is exercised on a cashless basis, the Managing Member shall be considered to have sold to the Company (or an applicable Subsidiary of the Company) the number of shares of Class A Common Stock into which such Stock Option is settled on a cashless basis). The purchase price per share of Class A Common Stock for such sale of shares of Class A Common Stock to the Company (or such Subsidiary) shall be the fair market value of a share of Class A Common Stock as of the date of exercise of such Stock Option (as determined in good faith by the Managing Member).

4.14.1.3 The Company shall be considered to have transferred to the Optionee (or if the Optionee is an employee of, or other service provider to, a Company Subsidiary, the Subsidiary shall transfer to the Optionee) at no additional cost to such Optionee and as additional compensation to such Optionee, the number of shares of Class A Common Stock described in Section 4.14.1.2.

4.14.1.4 The Managing Member shall be considered to have made a Capital Contribution to the Company in an amount equal to all proceeds considered to have been received by the Managing Member pursuant to Section 4.14.1.1 and Section 4.14.1.2 in connection with the exercise of such Stock Option. The Managing Member shall receive for such Capital Contribution, a number of Common Units equal to the number of shares of Class A Common Stock for which such Stock Option was exercised (or, if such Stock Option is exercised on a cashless basis, the number of shares of Class A Common Stock into which such Stock Option is settled on a cashless basis).

4.14.2 Restricted Stock Granted to Service Providers. If at any time or from time to time, in connection with any Managing Member Equity Plan, any shares of Class A Common Stock are issued to an employee of the Company or its Subsidiaries (including (a) any shares of Class A Common Stock that are subject to forfeiture in the event such employee terminates his or her employment with the Company or any Subsidiary, and (b) any shares of Class A Common Stock issued in settlement of restricted stock units or any other non-Stock Option award under a Managing Member Equity Plan) in consideration for services performed for the Company or any Subsidiary:

4.14.2.1 the Managing Member shall issue such number of shares of Class A Common Stock as are to be issued to such employee in accordance with the applicable Managing Member Equity Plan;

4.14.2.2 on the date (such date, the “Tax Date”) that the value of such shares is includible in taxable income of such employee, the following events shall be deemed to have occurred: (a) the Managing Member shall be deemed to have contributed such shares of Class A Common Stock to the Company (and, if such employee is an employee of, or other service provider to, a Subsidiary, the Company shall be deemed to have contributed such shares to such Subsidiary) for an equivalent amount of Common Units and (b) the Company (or such Subsidiary) shall be deemed to have delivered such shares of Class A Common Stock to such employee.

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4.14.3 Future Managing Member Equity Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain the Managing Member from adopting, modifying or terminating stock incentive plans for the benefit of employees, directors or other business associates of the Managing Member, the Company or any of their respective Affiliates. The Members acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the Managing Member, the Managing Member and the Company and their Affiliates shall be entitled to administer such plans in a manner consistent with the provisions of this Section 4.14, and that the Managing Member and the Company may make any amendments that are necessary or advisable to this Section 4.14 to accommodate such administration, without the requirement of any further Consent or acknowledgement of any other Member.

ARTICLE V

ALLOCATIONS

5.1 Allocations of Profits and Losses.

5.1.1 After giving effect to the special allocations set forth in Sections 5.2 and 5.3 hereof, Profits and Losses (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in Profits and Losses) for any Fiscal Year shall be allocated as follows:

5.1.1.1 Profits and Losses for such Fiscal Year shall be allocated to the Capital Accounts of the Members so as to ensure, to the maximum extent possible, that the Capital Accounts of the Members as of the end of such Fiscal Year, as increased by the sum of the amounts described in clause (b) of the definition of “Adjusted Capital Account Deficit” herein with respect to such Member as of the end of such Fiscal Year, are equal to the aggregate distributions that the Members would be entitled to receive if all of the assets of the Company were sold for their Book Value (without any adjustment being deemed to be made to the Book Value of the Company’s assets in respect of the presumed liquidation thereof), the liabilities of the Company were paid in full (except that Nonrecourse Liabilities and Member Nonrecourse Debts shall be paid only to the extent, with respect to each asset subject to such a liability, the amount of the liability does not exceed the Book Value), and the remaining proceeds were distributed as of the end of such Fiscal Year in accordance with the order and priority set forth in Article XII. The allocations made pursuant to this Section 5.1.1.1 are intended to comply with the provisions of Section 704(b) of the Code and the Treasury Regulations thereunder.

5.1.1.2 In the event that the allocation of Losses pursuant to Section 5.1.1.1 above would result in a Member having an Adjusted Capital Account Deficit at the end of any Fiscal Year, and at such time there are other Members who would not, as a result of such allocation, have an Adjusted Capital Account Deficit, then all Losses in excess of the amount that can be allocated until the foregoing circumstance occurs shall instead be allocated among the Members not having Adjusted Capital Account Deficits on a proportionate basis until each such Member would similarly be caused to have an Adjusted Capital Account Deficit. At such time as a further allocation of Losses cannot be made without causing a Member to have an Adjusted Capital Account Deficit, then all remaining Losses for such Fiscal Year shall be allocated to the Members in accordance with their respective Percentage Interests, unless and except to the extent that the Managing Member, upon consultation with the Company’s professional tax advisors, determines that another manner is required under Section 704 of the Code and the Treasury Regulations thereunder.

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5.1.2 If during any Fiscal Year there is a change in any Member’s Percentage Interests as a result of the admission of one or more Members, the withdrawal of a Member, or a Transfer of an Ownership Interest, the Profits, Losses, or any other item allocable to the Members under this Agreement for the Fiscal Year shall, subject to the terms of the Purchase Agreement, be allocated among the Members so as to reflect their varying interests in the Company during the Fiscal Year, using any permissible method convention or extraordinary item under Section 706 of the Code and the Treasury Regulations promulgated thereunder, as reasonably selected by the Managing Member in consultation with the Members. In furtherance of the foregoing, any such permissible method, convention or extraordinary item selected by the Managing Member shall be set forth in a dated, written statement maintained with the Company’s books and records. The Members hereby agree that any such selection by the Managing Member is made by “agreement of the partners” within the meaning of Treasury Regulations section 1.706-4(f).

5.2 Regulatory Allocations. The following special allocations shall be made in the following order:

5.2.1 Except as otherwise provided in Treasury Regulations section 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.2.1 is intended to comply with the minimum gain chargeback requirement in Treasury Regulations section 1.704-2(f) and shall be interpreted consistently therewith.

5.2.2 Except as otherwise provided in Treasury Regulations section 1.704-2(i)(4), notwithstanding any other provision of this Article V, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Year) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.2.2 is intended to comply with the minimum gain chargeback requirement in Treasury Regulations section 1.704-2(i)(4) and is to be interpreted consistently therewith.

5.2.3 If any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, any Adjusted Capital Account Deficit of such Member as quickly as possible; provided, however, that an allocation pursuant to this Section 5.2.3 shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.2.3 were not in the Agreement. This Section 5.2.3 is intended to constitute a “qualified income offset” within the meaning of Treasury Regulations section 1.704-1(b)(2)(ii)(d) and is to be interpreted consistently therewith.

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5.2.4 If any Member has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (a) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (b) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 5.2.4 shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been made as if Section 5.2.3 hereof and this Section 5.2.4 were not in the Agreement.

5.2.5 Nonrecourse Deductions for any Fiscal Year shall be allocated pro rata among the Members in accordance with their respective Percentage Interests, unless and except to the extent that the Managing Member, upon consultation with the Company’s professional tax advisors, determines that another manner is required under Section 704 of the Code and the Treasury Regulations thereunder.

5.2.6 Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member that bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations section 1.704-2(i)(1).

5.2.7 To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations sections 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s Units in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated: (i) if Treasury Regulations section 1.704-1(b)(2)(iv)(m)(2) applies, to the Members in accordance with how they would share the allocated item of gain or loss if it were included in computing the Profits or Losses in the Company for the period in which the adjustment occurs; or (ii) if Treasury Regulations section 1.704-1(b)(2)(iv)(m)(4) applies, to the Member to which such distribution was made.

5.2.8 Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of an Unit by the Company to a Member (the “Issuance Items”) shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member, shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

5.2.9 Allocations and other adjustments with respect to any “non-compensatory options” (as defined in Treasury Regulations section 1.721-2(f)), shall be made in accordance with the Treasury Regulations including Treasury Regulations section 1.721-2.

5.3 Curative Allocations. The allocations set forth in Section 5.2.1 through and including Section 5.2.7 (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Profits and Losses of the Company or make distributions. Accordingly, notwithstanding the other provisions of this Article V, but subject to the Regulatory Allocations, income, gain, deduction and loss shall be reallocated among the Members so as to eliminate

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the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Profits and Losses (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this shall be accomplished by specially allocating other Profits and Losses (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero. In exercising its discretion under this Section 5.3, the Managing Member shall take into account future Regulatory Allocations that, although not yet made, are likely to be made and offset other prior Regulatory Allocations.

5.4 Tax Allocations.

5.4.1 The income, gains, losses, deductions and credits of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts; provided that if any such allocation is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses, deductions and credits shall be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

5.4.2 Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Section 704(c) of the Code and the Treasury Regulations thereunder so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value using any proper method reasonably selected by the Managing Member. For the avoidance of doubt and without limiting the foregoing, the traditional method as described in Treasury Regulations section 1.704-3(b) shall be applied with respect to each asset contributed (or deemed contributed) or otherwise owned by the Company as of the Effective Date.

5.4.3 If the Book Value of any Company asset is adjusted pursuant to Section 4.6.3, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value using any proper method reasonably selected by the Managing Member.

5.4.4 Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members as reasonably determined by the Managing Member taking into account the principles of Treasury Regulations section 1.704-1(b)(4)(ii).

5.4.5 For purposes of determining a Member’s share of the Company’s “excess nonrecourse liabilities” within the meaning of Treasury Regulations section 1.752-3(a)(3), such excess nonrecourse liabilities shall be allocated pro rata among the Members in accordance with their respective Percentage Interests, unless and except to the extent that the Managing Member, upon consultation with the Company’s professional tax advisors, determines that another manner is required under Section 752 of the Code and the Treasury Regulations thereunder.

5.4.6 Allocations pursuant to this Section 5.4 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses distributions or other items.

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ARTICLE VI

DISTRIBUTIONS

6.1 Distributions. Subject to Section 6.5 hereof and any nondiscretionary restrictions or limitations regarding distributions imposed on the Company by the Act or under any loan agreements, other financing documents, or other contracts or agreements to which the Company or its property may be subject, the Managing Member may, in its sole discretion, cause the Company to make distributions of cash or other property in such aggregate amounts as the Managing Member may determine, at any time and from time to time. Except for distributions in connection with the dissolution and liquidation of the Company (to which the provisions of Article XII apply), such distributions, after reducing the distributable cash or other property for any required Tax Distributions to be made pursuant to Section 6.3, shall be made pro rata to the Members in accordance with their respective Percentage Interests.

6.2 Distributions In-Kind. To the extent that the Company makes pro rata distributions of property in-kind to the Members, the Company shall be treated as making a distribution equal to the fair market value of such property for purposes of Section 6.1 and such property shall be treated as if it were sold for an amount equal to its fair market value. Any resulting gain or loss shall be allocated to the Members’ Capital Accounts in accordance with Article V. The fair market value of such property shall be determined in good faith by the Managing Member.

6.3 Tax Distributions.

6.3.1 If the total distributions of cash and/or other property (based on the fair market value of such other property as determined in good faith by the Managing Member) that otherwise would be distributable to any Member for an Estimated Tax Period (or portion thereof), but without regard to this Section 6.3, are less than the applicable Tax Distribution Amount for such Estimated Tax Period (or portion thereof), then, to the extent available, the Managing Member shall cause the Company to make distributions to such Member (“Tax Distributions”), provided that such Tax Distributions are made pro rata to the Members in accordance with their respective Percentage Interests, in an amount equal to such underage, at least five (5) days prior to the date on which any estimated tax payments are due, in order to permit such Member to timely pay its estimated tax obligations for such Estimated Tax Period (or portion thereof) (and solely in the case of Managing Member, to satisfy its obligations under the Tax Receivable Agreement).

6.3.2 The applicable “Tax Distribution Amount” for a Member for an Estimated Tax Period (or portion thereof) shall be equal to (a) the product of (i) the highest combined effective federal and state income tax rate applicable to an individual or corporate resident in the State of North Carolina, whichever is higher, (after giving effect to income tax deductions (if allowable) for state and local income taxes and excluding, for this purpose, any reduction in rate attributable to Section 199A of the Code) for such Estimated Tax Period (or portion thereof) (the “Assumed Tax Rate”), and (ii) the aggregate amount of taxable income or gain of the Company that is allocated or is estimated to be allocated to such Member for U.S. federal income tax purposes for such Estimated Tax Period (or portion thereof) reduced, but not below zero, by any tax deduction, loss, or credit previously allocated to such Member and not previously taken into account for purposes of the calculation of the amount of any Tax Distribution Amount plus (b) solely with respect to Managing Member, to the extent the amounts described in clause (a) are not sufficient to timely meet its obligations pursuant to the Tax Receivable Agreement, any incremental amount required to permit the Managing Member to timely meet its obligations pursuant to the Tax Receivable Agreement (with all Tax Distribution Amounts updated to reflect the final Company tax returns for each applicable taxable year).

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6.3.3 The Managing Member may adjust the Assumed Tax Rate as it reasonably determines is necessary to take into account the effect of any changes in applicable tax law. Tax Distribution Amounts pursuant to this Section 6.3 shall be computed without regard to the effect of any special basis adjustments or resulting adjustments to taxable income made pursuant to Sections 734(b), 743(b), and 754 of the Code. The Assumed Tax Rate shall be the same for all Members, regardless of the actual combined income tax rate of the Member or its direct or indirect owners. The Managing Member shall make, in its reasonable discretion, equitable adjustments (downward (but not below zero) or upward) to the Members’ Tax Distributions (but in any event pro rata to the Members in accordance with their respective Percentage Interests) to take into account increases or decreases in the number of Common Units held by each Member during the relevant period.

6.3.4 All Tax Distributions shall be treated for all purposes under this Agreement as advances against, and shall offset and reduce dollar-for-dollar, subsequent distributions under Section 6.1.

6.4 Amounts Withheld. To the extent the Company (or any entity in which the Company holds a direct or indirect interest) or the Managing Member is required by law to deduct or withhold any amounts or to make tax payments (including, without limitation, any imputed underpayments under the Code, or similar amounts under state, local, or non-U.S. law) on behalf of or with respect to any Member or in respect of any Redemption, Direct Exchange, conversion of any interest into a Unit, or any other acquisition of Units or Ownership Interests by any Person, or if any entity in which the Company holds a direct or indirect interest is required to withhold on amounts payable to the Company or its Subsidiaries as a result of the status (e.g., based on tax residency or treaty qualification status) of a Member, the Managing Member may deduct or withhold or cause the Company (or other applicable withholding agent) to deduct or withhold any such amounts and to make any such tax payments as so required without any gross-up payments owed to the applicable Member or other Person. All such amounts deducted or withheld, or to be deducted or withheld, or payments made, or to be made, on behalf of a Member or as a result of the status of a Member (“Tax Withholding/Payment Amounts”) shall, at the option of the Managing Member, (a) be promptly paid to the Company (or the Managing Member, as applicable) by the Member or other Person on whose behalf such Tax Withholding/Payment Amounts were made or are to be made (either before the deduction or withholding (e.g. if there is no cash payment from which to withhold) or payment is required to be made or after the Managing Member, the Company (or other applicable withholding agent) undertakes such deduction or withholding or makes such tax payment), or (b) be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. Whenever the Managing Member selects option (b) pursuant to the preceding sentence for repayment of a Tax Withholding/Payment Amount by a Member, for all other purposes of this Agreement such Member shall be treated as having received all distributions (whether before or upon liquidation) unreduced by the amount of such Tax Withholding/Payment Amount. At the reasonable request of the Managing Member, the Company, or any applicable withholding agent, the Members (or other applicable Persons) shall provide the Managing Member, the Company, or other applicable withholding agent with any necessary tax forms, including Internal Revenue Service Form W-9 or the appropriate series of Internal Revenue Service Form W-8, as applicable, or any other information or form that is relevant to determine whether any deduction or withholding is required. To the fullest extent permitted by law, each Member hereby agrees to indemnify and hold harmless the Company, the Managing Member, and the other Members from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax, interest or imputed underpayments under Section 6232(a) of the Code, or similar amounts under state, local, or non-U.S. law) with respect to income attributable to or distributions or other payments or property deliverable to such Member, including any amounts required to be deducted or withheld in respect thereof. Each Member’s obligations under this Section 6.4 shall survive the dissolution, liquidation and winding up of the Company for the applicable statute of limitations period and shall survive any partial or complete transfer or redemption of a Member’s Units or Ownership Interest in the Company. To the extent any amounts are deducted or withheld and paid over to the appropriate taxing authority pursuant to this Section 6.4, such amounts shall be treated as having been paid to the Person to whom such amounts would otherwise have been required to be paid.

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6.5 Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member if such distribution would violate applicable law or the terms of any indebtedness of the Company.

6.6 Right of Set-Off. The Managing Member shall have the right to cause the Company to apply all or any portion of any amount of a distribution otherwise distributable to a Member against any advances or other sums then due and owing to the Company from or on behalf of such Member, including, without limitation, advances under Section 6.4 that are not repaid. The portion of any such distribution so applied as a set-off against amounts due and owing shall, even though not physically distributed to the Member, be treated as a distribution with respect to the Member’s Units for purposes of this Agreement, including, but not limited to, the determination of the Member’s Capital Account balance and the amount of future allocations and distributions to which the Member is entitled. In addition, to the extent the amount applied is being set off for payment of an unpaid Capital Contribution, the amount shall be treated as a Capital Contribution by the Member as of the date of the distribution so applied.

ARTICLE VII

BOOKS AND RECORDS

7.1 Books, Record and Financial Statements.

7.1.1 The number and type of Units issued to each Member shall be set forth opposite such Member’s name on the schedule of Members of the Company held by the Company in its books and records (the “Member Schedule”). The Member Schedule shall be maintained by the Managing Member on behalf of the Company in accordance with this Agreement. When any Units or other Equity Securities of the Company are issued, repurchased, redeemed, converted or Transferred in accordance with this Agreement, the Member Schedule shall be amended by the Managing Member to reflect such issuance, repurchase, redemption or Transfer, the admission of additional Members or substitute Members and the resulting Percentage Interest of each Member. Following the date hereof, no Person shall be admitted as a Member and no additional Units shall be issued except as expressly provided herein.

7.1.2 At all times during the continuance of the Company, the Managing Member shall cause the Company to maintain, at its principal place of business, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company’s business in accordance with GAAP consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement.

7.1.3 All of the records and books of account of the Company, in whatever form maintained, shall at all times be maintained at the principal office of the Company and shall be open to the inspection and examination of the Members or their representatives during reasonable business hours. Such right of inspection and examination may be exercised through any agent or employee of a Member designated by it or by an attorney or independent certified public accountant designated by such Member. Such Member shall bear all expenses incurred in any examination made on behalf of such Member.

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7.2 Accounting Methods. For financial reporting purposes and for purposes of determining Profits and Losses and other items required to be allocated pursuant to Article V, the books and records of the Company shall be kept on the accrual method of accounting, in accordance with GAAP consistently applied, and to the extent inconsistent therewith, in accordance with this Agreement. Such books and records and the entries therein shall reflect all Company transactions and be appropriate for the Company’s business.

7.3 Audit. The financial statements of the Company, or of the Managing Member if such statements are prepared solely on a consolidated basis with the Managing Member, shall be audited at the end of each Fiscal Year by the Company’s independent certified public accountant, with each such audit to be accompanied by a report of such accountant containing its opinion, addressed and provided to each of the Members. The cost of such audits shall be an expense of the Company. A copy of any such audited financial statements and accountant’s report, and any management letters from such accountants, shall be provided to the Members promptly upon receipt by the Company thereof. The Managing Member may select and change the Company’s independent public accountants.

ARTICLE VIII

TAX MATTERS

8.1 Partnership Representative.

8.1.1 The Managing Member is hereby designated as the “partnership representative” pursuant to Section 6223 of the Code for U.S. federal income and applicable state and local income tax purposes (the “Partnership Representative”). For each taxable year in which the Partnership Representative is an entity, the Company shall appoint the “designated individual” identified by the Partnership Representative to act on its behalf in accordance with the applicable Treasury Regulations or analogous provisions of state or local law. Each Member, by execution of this Agreement, hereby consents to the appointment of the Managing Member as Partnership Representative as set forth herein and agrees to execute, certify, acknowledge, deliver, swear to, file and record, at the appropriate public offices, such documents as may be necessary or appropriate to evidence such consent and agrees to take, and that the Managing Member is authorized to take (or cause the Company to take), such other actions as may be necessary pursuant to Treasury Regulations or other Internal Revenue Service or Treasury guidance or applicable state or local law to cause such designation.

8.1.2 Subject to the terms of this Agreement and the Purchase Agreement, the Partnership Representative shall have the power and authority to (a) make any election under Sections 6221-6241 of the Code, and (b) shall have all other rights and powers granted under the BBA Audit Provisions with respect to the Company and its Members. If the Partnership Representative causes the Company to make an election under Section 6226(a) of the Code or any successor provision (or any analogous provision of state, local, or non-U.S. law), each Member who was a Member of the Company for U.S. federal income tax purposes for the “reviewed year” (within the meaning of Section 6225(d)(1) of the Code or similar concept under applicable state, local law, or non-U.S. law), shall take any adjustment to income, gain, loss, deduction, credit, or otherwise (as determined in the notice of final partnership adjustment or similar concept under applicable state, local, or non-U.S. law) into account as provided for in Section 6226(b) of the Code (or similar concept under applicable state, local, or non-U.S. law).

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8.1.3 Each Member agrees to cooperate in good faith with the Partnership Representative with respect to its rights and responsibilities hereunder, including timely providing any information and complying with any requirements that are necessary or advisable to reduce the amount of any tax, interest, penalties or similar amounts the cost of which is (or would otherwise be) borne by the Company (directly or indirectly), or to make any election permitted by this Agreement and the Code or other relevant tax law unless such Member is restricted from providing such information under any applicable law. Subject to the foregoing, each Member shall provide the Partnership Representative with reasonable advance notice prior to treating any Company item inconsistently on such Member’s tax return with the treatment of the item on the Company’s tax return or prior to independently acting with respect to tax audits, examinations, or other proceedings affecting the Company.

8.1.4 The Partnership Representative shall, within ten (10) days of the receipt of any notice from the Internal Revenue Service in any administrative proceeding at the Company level relating to the determination of any Company item of income, gain, loss, deduction or credit, mail a copy of such notice to each Member.

8.1.5 In connection with any of the actions set forth in this Section 8.1, the Partnership Representative, after consulting with the Company’s tax or accounting advisors, has the authority to determine the proper tax and accounting treatment of such action in the Partnership Representative’s reasonable discretion and in reliance upon the applicable Code and Treasury Regulations promulgated thereunder.

8.1.6 Any direct, out-of-pocket expense incurred by the Partnership Representative in carrying out the obligations hereunder shall be allocated to and charged to the Company as an expense of the Company for which the Partnership Representative shall be reimbursed. In addition, if the Company incurs any liability for taxes, interest, or penalties by reason of an Internal Revenue Service audit under the BBA Audit Provisions or a similar liability by reason of an audit by a state, local, or other government tax authority (the “LLC Tax Costs”), then the Partnership Representative may require the Members (including any former Member) to whom such liability relates, as reasonably apportioned and determined in good faith by the Managing Member based on consultation and advice from the Company’s professional tax advisors, to pay, and each such Member (including any former Member) hereby agrees to pay, such amount to the Company of the LLC Tax Costs as is attributable to the Ownership Interest of the current or former Member for the taxable period at issue. Any such amount shall not be treated as a Capital Contribution for purposes of any provision herein that affects distributions to the Members, and shall not be treated as a Capital Contribution in any respect except for the limited purpose of crediting the holder’s Capital Account therefor if and as may be required by the Treasury Regulations or other applicable federal tax authority.

8.1.7 Any such amount not paid by a current or former Member at the time reasonably requested by the Partnership Representative shall accrue interest at the rate set by the Partnership Representative (not to exceed the maximum rate permitted by law), compounded monthly, until paid, and such current or former Member shall also be liable to the Company for any damages resulting from a delay in making such payment beyond the date such payment is reasonably requested by the Partnership Representative, and for this purpose the fact that the Company could have paid this amount with other funds shall not be taken into account in determining such damages. Without reduction in the obligation of a current or former Member under this Section 8.1, any amount paid by the Company that is attributable to a current or former Member, as determined by the Partnership Representative in its reasonable discretion, and that is not paid by such a current or former Member as provided herein, may be treated as a distribution, or other payment of any amount payable or to be paid, by the Company to such a current or former Member. To the fullest extent permitted by law, each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability for LLC Tax Costs allocated to such Member with respect to the Units of such Member.

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8.1.8 The Company shall not be obligated to pay any fees or other compensation to the Partnership Representative in its capacity as such. However, the Company shall reimburse and indemnify and hold harmless the Partnership Representative (and any “designated individual”) for any and all out-of-pocket costs and expenses (including reasonable attorneys and other professional fees) incurred by it in its capacity as Partnership Representative (or “designated individual”).

8.1.9 This Section 8.1 shall be interpreted to apply to Members and former Members and shall survive the transfer of a Member’s Ownership Interest, the termination of this Agreement, and the termination, dissolution, liquidation and winding up of the Company.

8.2 Section 754 Election. The Company (and to the extent provided in the Tax Receivable Agreement, each Subsidiary of the Company that is treated as a partnership for U.S. federal income tax purposes) shall have in effect an election under Section 754 of the Code for the taxable year in which the date of this Agreement occurs and shall maintain and keep such election in effect at all times. Each Member shall, upon request of the Partnership Representative, supply the information necessary to give effect to any such election.

8.3 Other Tax Matters.

8.3.1 Tax Returns.

8.3.1.1 The Managing Member shall arrange for the preparation and filing of all tax returns required to be filed by the Company in accordance with the procedures set forth in this Section 8.3.1.

8.3.1.2 For any taxable period that ends on or before, or includes, the Effective Date, the Managing Member shall (a) cause the tax returns of the Company for such taxable period to be prepared in a manner consistent with the past practices of the Company, unless otherwise required by applicable law, and (b) submit such tax returns to the Member Representative for review no later than thirty (30) days prior to the due date for filing such tax returns (taking into account applicable extensions) and all reasonable comments received from the Member Representative no later than five (5) days prior to the due date for filing any such tax returns (taking into account applicable extensions) shall be incorporated in such tax returns.

8.3.1.3 On or before April 15, June 15, September 15, and December 15 of each Fiscal Year (or, if the due dates for estimated tax payments applicable to the Members or their equityholders are modified after the date of this Agreement, on or before such modified due dates), the Company shall send to each Person who was a Member at any time during the prior quarter, an estimate of information that each such Member reasonably requires in connection with discharging its tax reporting and estimated tax payment obligations.

8.3.1.4 As soon as reasonably practicable after the end of a Fiscal Year, the Managing Member shall cause the Company to provide to the Member Representative, on behalf of each Member, a statement showing an estimate of each Member’s state tax apportionment information and each Member’s estimated allocations of taxable income, gains, losses, deductions and credits for such Fiscal Year and, as soon as reasonably practicable following the end of the prior Fiscal Year, the Managing Member shall cause

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the Company to provide to the Member Representative, on behalf of each Member, a statement showing each Member’s final state tax apportionment information and allocations to the Members of taxable income, gains, losses, deductions and credits for such Fiscal Year and a completed Internal Revenue Service Schedule K-1 (and, if applicable, completed Schedules K-2 and K-3) (the statements referred to in this sentence, collectively, the “Draft Tax Statements”). For as long as the Member Representative holds 10% or more of the outstanding Common Units of the Company, (i) upon delivery of any Draft Tax Statements to the Member Representative, the Member Representative shall have thirty (30) days to review the applicable Draft Tax Statements and provide any comments to the Managing Member on such Draft Tax Statements and (ii) the Managing Member shall incorporate all reasonable comments received from the Member Representative during the thirty (30) day review period and such statements, reflecting the Member Representative’s reasonable comments, shall be the (“Final Tax Statements”). The Managing Member shall cause the Company to deliver Final Tax Statements to each applicable Member within five (5) days of such statements becoming Final Tax Statements.

8.3.1.5 For as long as the Member Representative holds 10% or more of the outstanding Common Units of the Company, (i) at least thirty (30) days prior to the due date for the filing of any tax return of the Company or any Company Subsidiary, the Managing Member shall send a draft of such tax return, which shall be prepared consistently with any applicable Final Tax Statements, to the Member Representative for the Member Representative’s review and comment and (ii) the Managing Member shall incorporate all reasonable comments received from the Member Representative at least five (5) days prior to the due date for the filing of any such tax return.

8.4 Adverse Tax Consequences. Notwithstanding anything to the contrary in this Agreement, the Purchase Agreement, the Previous Agreement, the Registration Rights Agreement, the Stockholders’ Agreement, the Tax Receivable Agreement or the Warrant Agreements, the Managing Member shall have the authority to, and shall, take any steps it determines are necessary or appropriate to prevent the Company from being taxable as a corporation for U.S. federal income tax purposes. In furtherance of the foregoing, except with the consent of the Managing Member, no Transfer by a Member of its Units (including any Redemption, Direct Exchange, conversion of any Ownership Interest into a Unit or any other acquisition of Units by any Person or the Company) may be made to or by any Person if such Transfer, Redemption, Direct Exchange, conversion, acquisition or other action could result in the Company being unable to qualify for one or more of the “safe harbors” set forth in Regulations Section 1.7704-1 (or such other guidance subsequently published by the Internal Revenue Service setting forth safe harbors under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code).

8.5 Post-Closing Covenants. Without the prior written consent of the Member Representative (not to be unreasonably withheld, conditioned or delayed), with respect to any Flow-Thru Tax Returns of the Company or any Subsidiary of the Company, the Managing Member shall not cause or permit the Company or any Subsidiary of the Company to (a) make, change or revoke any election of the Company or any Subsidiary of the Company with retroactive effect to any taxable period (or portion thereof) ending on or before the Effective Date, or (b) initiate discussion, voluntary disclosure or examination with any taxing authority regarding such taxes or tax returns of the Company or any Subsidiary of the Company for any taxable period (or portion thereof) ending on or before the Effective Date.

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ARTICLE IX

LIABILITY, EXCULPATION AND INDEMNIFICATION

9.1 Exculpation.

9.1.1 A “Covered Person” shall mean any Member, any Affiliate of a Member, any partner, shareholder, member, director, officer, agent, or employee of any Member or of any Affiliate of any Member, the Managing Member, any director, officer, agent, or employee of the Company or of any of its Subsidiaries, and any Person who, at the request of the Company serves in any capacity on behalf of another entity, including, without limitation, any director, officer or employee of the Managing Member. No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except (a) a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence, willful misconduct, or knowing violation of the law or of this Agreement, (b) as provided in the Act in the case of the Managing Member for any liability or damages therefor arising by reason of the failure of the Managing Member to comply with the duties and standards of conduct set forth under section 57D-3-21 of the Act, as modified or eliminated by this Agreement, or as otherwise imposed by the Act or other applicable law, or (c) as provided in the Act in the case of the Managing Member or a Member in the circumstances provided in section 57D-4-06(b)(2) of the Act.

9.1.2 A Covered Person shall be fully protected in relying in good faith upon the records of the Company (or such other entity which he or she serves) and upon such information, opinions, reports or statements presented to the Company (or such other entity which he or she serves) by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who in the reasonable belief of such Covered Person has been selected with reasonable care by or on behalf of the Company (or such other entity which he or she serves), including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

9.1.3 Any repeal or modification of this Section 9.1 shall not adversely affect the right or protection of the Managing Member or a Member existing at the time of such repeal or modification.

9.2 Indemnification by the Company.

9.2.1 To the fullest extent permitted by law, the Company shall indemnify any Covered Person to the extent and in the manner specified in this Section 9.2; provided, however, that no Member is to be reimbursed or indemnified by the Company for any federal, state or local income, estate, gift or other taxes imposed on the Member or its ultimate owners by reason of (a) such Member’s having, selling or otherwise transferring any Units or Ownership Interest in the Company or (b) allocation of income or gain from the Company or the Company’s being treated as a flow-through entity, and not a separate taxable entity, for purposes of income tax laws.

9.2.2 A Covered Person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of alleged acts or omissions in his capacity as a Covered Person (a “Covered Proceeding”), other than a Covered Proceeding brought by or in the right of the Company or the Members generally, shall be indemnified and held harmless by the Company from and against all losses, claims, damages, liabilities, costs, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts which the Covered Person may

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actually and reasonably incur in connection with or by reason of such Covered Proceeding, by reason of any acts, omissions, or alleged acts or omissions committed directly or indirectly on behalf of the Company (whether or not the Covered Person is still acting in such capacity at the commencement of or during such Covered Proceeding), except to the extent that such act or omission was done fraudulently or in bad faith or as a result of willful and wanton misconduct or gross negligence or except to the extent that, with respect to any criminal action or proceeding, such Person had reasonable cause to believe his conduct was unlawful. The termination of any Covered Proceeding by judgment, order, conviction, plea, settlement, or its equivalent, shall not of itself create a presumption that the act or omission was done fraudulently or in bad faith or as a result of wanton or willful misconduct or, with respect to any criminal Covered Proceeding, that the Person had reasonable cause to believe that his conduct was unlawful.

9.2.3 A Covered Person who was or is a party, or is threatened to be made a party, by reason of alleged acts or omissions in his capacity as a Covered Person, to any Covered Proceeding brought by or in the right of the Company or of the Members generally to procure a judgment in its or their favor, shall be indemnified and held harmless as set forth in Section 9.2.2 to the extent that such Covered Person acted in good faith and in a manner such Covered Person reasonably believed to be in or not opposed to the best interests of the Company. If the Covered Person shall have been adjudicated by final and nonappealable order in such Covered Proceeding to be liable to the Company or to the Members generally, then the indemnification provided for in the preceding sentence shall apply only to the extent that the tribunal having jurisdiction over such Covered Proceeding shall determine that, despite the adjudication of liability, in view of all the circumstances of the case, the Covered Person is fairly and reasonably entitled to such indemnification.

9.2.4 The Company shall pay, (a) from the inception of a Covered Proceeding and for its entire duration, all costs and expenses of the Covered Person with respect to such Covered Proceeding as they become due, including without limitation reasonable legal fees and expenses, and (b) in connection with the termination of a Covered Proceeding (whether or not appellate or other review proceedings are taken or contemplated), all judgments, fines, settlement payments, other costs and expenses (including reasonable legal fees and expenses) and other amounts incurred by the Covered Person, provided that in each case described in clause (a) or (b), the Covered Person shall have delivered to the Company a written undertaking to repay all such amounts to the Company to the extent it is determined, as provided in Section 9.2.2 or Section 9.2.3, that the Covered Person is not entitled to indemnification with respect to part or all of the amounts paid.

9.2.5 The Managing Member shall control the defense of any Covered Person in a Covered Proceeding as well as any settlement with respect to such Covered Person, including, without limitation, the selection and direction of counsel. The Covered Person shall not consent to the entry of any judgment or other dispositive order or to any settlement without the consent of the Managing Member. The Managing Member and counsel selected by it shall not consent to the entry of any judgment or other dispositive order as to the Covered Person which does not provide for a complete and unconditional release of all liability in favor of the Covered Person.

9.2.6 The obligations of the Company under this Section 9.2 shall be enforceable solely against the assets of the Company, and not against the assets of any Member, of any securityholder of the Managing Member, or of any officer, director, agent, or employee of the Company or the Managing Member. The provisions of this Section 9.2 are solely for the benefit of the Covered Person and his, her, or its heirs, personal representatives, successors, and assigns.

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9.2.7 The rights and remedies granted a Covered Person by this Section 9.2 shall be in addition to, and not in lieu of, (a) any and all rights and remedies available to a Covered Person against the Company or any other Person, whether conferred by any provision of law, by any agreement, bylaw, articles of incorporation, or other document, or by any resolution or other action, and (b) any and all rights and claims available to a Covered Person under any policy of insurance. Amounts payable under this Section 9.2 shall not be reduced or deferred by reason of any such other rights, remedies, or claims which may be available to a Covered Person, provided however, that a Covered Person shall have only one satisfaction with respect to amounts incurred, and provided further, that the Company shall be subrogated to a Covered Person’s claims against other Persons and under any policy of insurance, to the extent of payments made by the Company to such Covered Person under this Section 9.2. Notwithstanding anything herein to the contrary, no Person shall be entitled to any rights under this Section 9.2 without the prior written consent of the Managing Member.

9.2.8 The indemnification provided by this Section 9.2 shall: (a) be deemed exclusive of any other rights to which a Person seeking indemnification may be entitled under any statute, agreement, or otherwise, (b) continue as to a Person who ceases to be the Managing Member or a Member; (c) inure to the benefit of the estate, heirs, executors, administrators, or other successors of an indemnitee; and (d) not be deemed to create any rights for the benefit of any other Person.

9.3 Insurance. The Company may purchase and maintain such insurance with such coverages on behalf of Covered Persons and such other Persons as the Managing Member may determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company (or such other entity which he or she serves), regardless of whether the Company (or such entity) would have the power to indemnify such Person against such liability under the provisions of this Agreement. The Managing Member and the Company may enter into indemnity contracts with Covered Persons or other parties and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 9.2.2 above and containing such other procedures regarding indemnification as are appropriate, provided that such contracts and procedures shall not be in derogation of the protections provided by this Article IX. No Covered Person shall be permitted to make a claim under any insurance coverage purchased and maintained by the Company without the prior written consent of the Managing Member. For the avoidance of doubt, any costs or liabilities under any indemnity contract entered into by the Managing Member with a Covered Person shall be paid by the Company.

9.4 Fiduciary Duties and Obligations. Except to the extent required by the Act, neither the Members nor the Managing Member shall have fiduciary duties of loyalty or otherwise with respect to the Company.

ARTICLE X

RESTRICTIONS ON TRANSFERS OF OWNERSHIP INTERESTS

10.1 Transfers by the Managing Member. Except as otherwise provided in this Agreement, including in Sections 4.11, 4.12, 4.13 and 10.5, the Managing Member may not Transfer all or any part of its Ownership Interest without the Consent of the Members (other than the Managing Member) holding at least a majority of the aggregate Common Units then outstanding and held by such Members.

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10.2 Transfers by Members.

10.2.1 Except as set forth in Section 10.2.2, Section 10.4 or Section 10.5, to the fullest extent permitted by law, no Member may Transfer all or any part of such Member’s Ownership Interests without the prior written consent of the Managing Member, which consent may be given or withheld in the Managing Member’s sole and absolute discretion. Unless a Transferee is admitted as a substitute Member in accordance with Section 10.3, a Transfer by a Member of all or any part of such Member’s Ownership Interests shall not release such Member from any of such Member’s obligations or liabilities hereunder or limit the Managing Member’s rights with respect to such Member of any nature whatsoever arising under this Agreement; provided, that any such Transferee shall be entitled to allocations and distributions with respect to its Ownership Interests but shall not have any of the other rights of a Member under this Agreement.

10.2.2 The restrictions contained in the first sentence of Section 10.2.1 shall not apply to any of the following (each, a “Permitted Transfer” and each Transferee, a “Permitted Transferee”): (a)(i) a Transfer pursuant to a Redemption in accordance with Article XI or (B) a Transfer by a Member to another Member, the Company or any of its Subsidiaries, (ii) a Transfer to an Affiliate of, or owner of an equity interest in, a Member (including any distribution by such Member to its members, partners or shareholders or any redemption of the equity interests in such Member held by one or more of its members, partners or shareholders, and any related distributions or redemptions by such members, partners or shareholders to their respective members, partners or shareholders) or (iii) any Transfer of equity or other interests in such Member (including, for the avoidance of doubt, any Transfers of equity or other interests in the Managing Member) so long as such Transfer is consistent with the terms of any agreement with the Managing Member and/or the Company; provided, however, that (A) the restrictions contained in this Agreement shall continue to apply to the transferred Ownership Interests after any Permitted Transfer of such Ownership Interests, and (B) in the case of the foregoing clause (ii), prior to such Transfer the transferor shall deliver a written notice to the Managing Member, which notice shall disclose in reasonable detail the identity of the proposed Permitted Transferee. Any attempted transfer of Ownership Interests that does not comply with the provisions of this Section 10.2.2 shall be void ab initio and shall not be recognized by the Company for any purpose.

10.3 Certain Provisions Applicable to Transfers. Any Person who acquires Ownership Interests in accordance with this Agreement (“Transferee”) shall be admitted as a Member upon the satisfaction of the following conditions:

10.3.1 the Transferee agrees to be bound by all the terms and provisions of this Agreement applicable to it;

10.3.2 the Transferor and Transferee execute and acknowledge such other instruments, in form and substance satisfactory to the Managing Member, as the Managing Member may deem necessary or desirable to effect such substitution; and

10.3.3 such Transfer does not (A) cause the Company to become a “publicly traded partnership,” as such term is defined in Section 469(k)(2) or 7704 of the Code, or (B) cause the Company to become subject to regulation or inspection under the Bank Holding Company Act of 1956, as amended.

For purposes of this Article X, a transaction shall be deemed to be a Transfer, irrespective of its form, if it has economic effect which is substantially equivalent to that of a Transfer under the relevant circumstances.

10.4 Pledges. A holder of Common Units may pledge or grant a security interest in such Common Units subject to the following conditions:

10.4.1 such holder provides thirty (30) days’ prior written notice of the pledge or grant to the Managing Member;

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10.4.2 such pledge or grant of security interest shall be made in connection with a bona fide extension of credit by a Person (the “Lender”) who in the ordinary course of such Person’s business engages in such extensions of credit; and

10.4.3 prior to completing such pledge or grant of security interest, such holder shall deliver to the Managing Member an undertaking or other instrument reasonably satisfactory to the Managing Member (and for the benefit of each holder of Common Units) in which the Lender acknowledges and agrees that the exercise by the Lender of remedies involving Transfer of ownership of such shares or of rights appurtenant thereto shall be a Transfer subject to all the terms of conditions of this Agreement.

Notwithstanding the foregoing, the Managing Member may prevent a holder from pledging or granting a security interest in its Common Units if it determines that the exercise of the Lender’s remedies could cause a Transfer otherwise prohibited by this Agreement, including a Transfer prohibited by Section 10.3.2.

10.5 Certain Transactions with Respect to the Managing Member.

10.5.1 In connection with a Change of Control Transaction, each Member shall, and the Managing Member shall have the right, in its sole discretion, to require each Member to effect a Redemption of all or a portion of such Member’s Common Units, pursuant to which such Common Units shall be exchanged for shares of Class A Common Stock (or economically equivalent cash or securities of a successor entity), mutatis mutandis, in accordance with the Redemption provisions of Article XI and otherwise in accordance with this Section 10.5.1. Any such Redemption pursuant to this Section 10.5.1 shall be effective immediately prior to the consummation of such Change of Control Transaction (and, for the avoidance of doubt, shall be contingent upon the consummation of such Change of Control Transaction and shall not be effective if such Change of Control Transaction is not consummated) (the date of such Redemption pursuant to this Section 10.5.1, the “Change of Control Date”). From and after the Change of Control Date, (a) the Common Units subject to such Redemption shall be deemed to be transferred to the Managing Member on the Change of Control Date and (b) each such Member shall cease to have any rights with respect to the Common Units subject to such Redemption (other than the right to receive shares of Class A Common Stock (or economically equivalent cash or equity securities in a successor entity) pursuant to such Redemption). In the event of an expected Change of Control Transaction, the Managing Member shall provide written notice of an expected Change of Control Transaction to all Members within the earlier of (i) five (5) business days following the execution of a definitive agreement providing for such Change of Control Transaction and (ii) ten (10) business days before the proposed date upon which the contemplated Change of Control Transaction is to be effected, including in such notice such information as may reasonably describe the Change of Control Transaction, subject to applicable law or regulation, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the Change of Control Transaction and any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with a Change of Control Transaction (which election shall be available to each Member on the same terms as holders of shares of Class A Common Stock). Following delivery of such notice and on or prior to the Change of Control Date, the Members shall take all actions reasonably requested by the Managing Member to effect such Redemption, including taking any action and delivering any document required pursuant to this Section 10.5.1 to effect such Redemption.

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10.5.2 In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization, or similar transaction with respect to Class A Common Stock (a “Pubco Offer”) is proposed by the Managing Member or is proposed to the Managing Member or its stockholders and approved by the Board or is otherwise effected or to be effected with the consent or approval of the Board, the Managing Member shall provide written notice of the Pubco Offer to all Members within the earlier of (a) five (5) business days following the execution of an agreement (if applicable) with respect to, or the commencement of (if applicable), such Pubco Offer and (b) ten (10) business days before the proposed date upon which the Pubco Offer is to be effected, including in such notice such information as may reasonably describe the Pubco Offer, subject to applicable law or regulation, including the date of execution of such agreement (if applicable) or of such commencement (if applicable), the material terms of such Pubco Offer, including the amount and types of consideration to be received by holders of shares of Class A Common Stock in the Pubco Offer, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such Pubco Offer, and the number of Common Units held by such Member that is applicable to such Pubco Offer. The Members shall be permitted to participate in such Pubco Offer by delivering a written notice of participation that is effective immediately prior to the consummation of such Pubco Offer (and that is contingent upon consummation of such offer), and shall include such information necessary for consummation of such offer as requested by the Managing Member. In the case of any Pubco Offer that was initially proposed by the Managing Member, the Managing Member shall use reasonable best efforts to enable and permit the Members to participate in such transaction to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock, and to enable such Members to participate in such transaction without being required to exchange Common Units prior to the consummation of such transaction.

10.5.3 In the event that a transaction or proposed transaction constitutes both a Change of Control Transaction and a Pubco Offer, the provisions of Section 10.5.1 shall take precedence over the provisions of Section 10.5.2 with respect to such transaction, and the provisions of Section 10.5.2 shall be subordinate to provisions of Section 10.5.1, and may only be triggered if the Managing Member elects to waive the provisions of Section 10.5.1.

ARTICLE XI

REDEMPTION

11.1 Redemption Right of a Member.

11.1.1 Each Member (other than the Managing Member and its Subsidiaries) shall be entitled to cause the Company to redeem (a “Redemption”) its Common Units in whole or in part (the “Redemption Right”) at any time and from time to time and, to the extent applicable to such Member, following the waiver or expiration of the Lock-Up Period (as defined in the Stockholders’ Agreement), relating to the shares of the Managing Member that may be applicable to such Member. A Member desiring to exercise its Redemption Right (each, a “Redeeming Member”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Company with copies to the Managing Member. The Redemption Notice shall specify the number of Common Units (the “Redeemed Units”) that the Redeeming Member intends to have the Company redeem and a date, not less than three (3) business days nor more than ten (10) business days after delivery of such Redemption Notice (unless and to the extent that the Managing Member in its sole discretion agrees in writing to waive such time periods), on which exercise of the Redemption Right shall be completed (the “Redemption Date”); provided, however, that the Company, the Managing Member and the Redeeming Member may change the number of Redeemed Units and/or the Redemption Date specified in such Redemption Notice to another number and/or date by mutual

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agreement signed in writing by each of them; provided further, however, that the Redemption may be conditioned (including as to timing) by the Redeeming Member on the closing of an underwritten distribution of the shares of Class A Common Stock that may be issued in connection with such proposed Redemption. Subject to Section 11.3 and unless the Redeeming Member has revoked or delayed a Redemption as provided in Section 11.1.2, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date):

11.1.1.1 the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances the Redeemed Units to the Company (including any certificates representing the Redeemed Units if they are certificated); and

11.1.1.2 the Company shall (a) cancel the Redeemed Units, (b) in consideration for the surrender of the Redeemed Units, at the option of the Managing Member, either (i) transfer the Share Settlement to the Redeeming Member or (ii) pay the Cash Settlement to the Redeeming Member, and (c) if the Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant Section 11.1.1 and the Redeemed Units.

11.1.2 A Redeeming Member shall be entitled to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists:

11.1.2.1 any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeeming Member at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the Securities Exchange Commission or no such resale registration statement has yet become effective;

11.1.2.2 the Managing Member shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption;

11.1.2.3 the Managing Member shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeeming Member to have its Class A Common Stock registered at or immediately following the consummation of the Redemption;

11.1.2.4 the Redeeming Member is in possession of any material non-public information concerning the Managing Member, the receipt of which results in such Redeeming Member being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information (and the Managing Member does not permit disclosure of such information);

11.1.2.5 any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeeming Member at or immediately following the Redemption shall have been issued by the Securities Exchange Commission;

11.1.2.6 there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded;

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11.1.2.7 there shall be in effect an injunction, a restraining order or a decree of any nature of any governmental authority that restrains or prohibits the Redemption;

11.1.2.8 the Managing Member shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Redeeming Member to consummate the resale of Class A Common Stock to be received upon such Redemption pursuant to an effective registration statement; or

11.1.2.9 the Redemption Date would occur three (3) business days or less prior to, or during, a Black-out Period;

If a Redeeming Member delays the consummation of a Redemption pursuant to this Section 11.1.2, the Redemption Date shall occur on the fifth (5th) business day following the date on which the condition(s) giving rise to such delay cease to exist (or such other day as the Managing Member, the Company and such Redeeming Member may agree in writing).

11.1.3 The number of shares of Class A Common Stock (together with any Corresponding Rights) applicable to any Share Settlement shall not be adjusted on account of any distributions previously made with respect to the Redeemed Units or dividends previously paid with respect to Class A Common Stock; provided, however, that if a Redeeming Member causes the Company to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any distribution with respect to the Redeemed Units but prior to payment of such distribution, the Redeeming Member shall be entitled to receive such distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeeming Member Transferred and surrendered the Redeemed Units to the Company prior to such date.

11.1.4 In the case of a Share Settlement, in the event a reclassification or other similar transaction occurs following delivery of a Redemption Notice, but prior to the Redemption Date, as a result of which shares of Class A Common Stock are converted into another security, then a Redeeming Member shall be entitled to receive the amount of such other security (and, if applicable, any Corresponding Rights) that the Redeeming Member would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date of such reclassification or other similar transaction.

11.1.5 Notwithstanding anything to the contrary contained herein, neither the Company nor the Managing Member shall be obligated to effectuate a Redemption if such Redemption could (as determined in the reasonable discretion of the Managing Member) cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code or successor provisions of the Code.

11.2 Contribution of the Managing Member. In the case of a Share Settlement, unless the Redeeming Member has timely revoked or delayed a Redemption as provided in Section 11.1.2, subject to Section 11.5, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (a) the Managing Member shall make a Capital Contribution to the Company (in the form of the Share Settlement), and (b), the Company shall issue to the Managing Member a number of Common Units equal to the number of Redeemed Units surrendered by the Redeeming Member.

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11.3 Direct Exchange Right of the Managing Member.

11.3.1 Notwithstanding anything to the contrary in this Article XI (without limitation to the rights of the Members under this Article XI, including the right to revoke a Redemption Notice), the Managing Member may, in its sole and absolute discretion, elect to effect on the Redemption Date the exchange of Redeemed Units for the Share Settlement or the Cash Settlement, as applicable, through a direct exchange of such Redeemed Units and the Share Settlement or the Cash Settlement, as applicable, between the Redeeming Member, on the one hand, and the Managing Member, on the other hand (a “Direct Exchange”), rather than contributing the Share Settlement or the Cash Settlement, as applicable, to the Company for purposes of the Company to redeem the Redeemed Units from the Redeeming Member in consideration of the Share Settlement or the Cash Settlement, as applicable. Upon such Direct Exchange pursuant to this Section 11.3, the Managing Member shall acquire the Redeemed Units and shall be treated for all purposes of this Agreement as the owner of such Units.

11.3.2 The Managing Member may, at any time prior to a Redemption Date, deliver written notice (an “Exchange Election Notice”) to the Company and the Redeeming Member setting forth its election to exercise its right to consummate a Direct Exchange; provided, that such election is subject to the limitations set forth in Article XI and does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. An Exchange Election Notice may be revoked by the Managing Member at any time; provided, that any such revocation does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable for all of the Redeemed Units that would have otherwise been subject to a Redemption.

11.3.3 Except as otherwise provided by this Section 11.3, a Direct Exchange shall be consummated pursuant to the same timeframe as the relevant Redemption would have been consummated if the Managing Member had not delivered an Exchange Election Notice and as follows:

11.3.3.1 the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances, the Redeemed Units to the Managing Member;

11.3.3.2 in consideration for the Transfer and surrender of the Redeemed Units, the Managing Member shall, at its option, either (i) transfer the Share Settlement to the Redeeming Member or (ii) pay the Cash Settlement to the Redeeming Member; and

11.3.3.3 the Company shall (x) register the Managing Member as the owner of the Redeemed Units and (y) if the Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to this Section 11.3 and the Redeemed Units, and issue to the Managing Member a certificate for the number of Redeemed Units acquired from the Redeeming Member pursuant to this Section 11.3.

11.4 Reservation of Shares of Class A Common Stock; Listing; Certificate of Incorporation. At all times the Managing Member shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Share Settlement in connection with a Redemption, such number of shares of Class A Common Stock as shall be issuable upon any such Share Settlement pursuant to a Redemption; provided that nothing contained herein shall be construed to preclude the Managing Member from satisfying its obligations in respect of any such Share Settlement pursuant to a Redemption by delivery of purchased Class A Common Stock (which may or may not be held in the

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treasury of the Managing Member). Subject to the terms of the Registration Rights Agreement, the Managing Member shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Share Settlement pursuant to a Redemption to the extent a registration statement is effective and available with respect to such shares. The Managing Member shall use its commercially reasonable efforts to list the Class A Common Stock required to be delivered upon any such Share Settlement pursuant to a Redemption prior to such delivery upon each national securities exchange upon which the outstanding shares of Class A Common Stock are listed at the time of such Share Settlement pursuant to a Redemption (it being understood that any such shares may be subject to transfer restrictions under applicable securities laws). The Managing Member covenants that all shares of Class A Common Stock issued in connection with a Share Settlement pursuant to a Redemption shall, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article XI shall be interpreted and applied in a manner consistent with any corresponding provisions of the Managing Member’s certificate of incorporation (if any).

11.5 Effect of Exercise of Redemption. This Agreement shall continue notwithstanding the consummation of a Redemption by a Member and all rights set forth herein shall continue in effect with respect to the remaining Members and, to the extent the Redeeming Member has any remaining Common Units following such Redemption, the Redeeming Member. No Redemption shall relieve a Redeeming Member of any prior breach of this Agreement by such Redeeming Member.

11.6 Tax Treatment. Unless otherwise required by applicable law including a determination of an applicable taxing authority that is final, the parties hereto agree to treat any Redemption or Direct Exchange as a direct exchange between the Managing Member and the Redeeming Member for U.S. federal and applicable state and local income tax purposes and each of the Company, the Managing Member and the applicable Redeeming Members and their respective Affiliates shall report any Redemption or Direct Exchange consistent therewith for all U.S. federal and applicable state and local income tax purposes unless otherwise required by applicable law including a determination of an applicable taxing authority that is final.

ARTICLE XII

DISSOLUTION

12.1 Dissolution.

12.1.1 The Company shall be dissolved and its affairs shall be wound up upon the occurrence of the first of any of the following events (a “Dissolution Event”): (a) if the Company’s Articles of Organization are subsequently amended to provide for a definite period of duration for the Company’s existence, the close of business on the last day of such period, (b) the written agreement of all the Members; or (c) dissolution required by operation of law. Notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Dissolution Event as set forth above.

12.1.2 Upon the dissolution of the Company, the business and affairs of the Company shall terminate and be wound up, and the assets of the Company shall be liquidated under this Article XII. Dissolution of the Company shall be effective as of the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until there has been a complete winding up and liquidation of the Company’s business and affairs, and the assets of the Company have been distributed as provided in Section 12.3. Until such time, the Members shall continue to share Profits and Losses and other items required to be allocated under Article V in the same manner as before the dissolution of the Company. Upon dissolution of the Company, the Managing Member may cause any part or all of the assets of the Company to be sold in such manner as the Managing Member may determine in an effort to obtain the best prices for such assets; provided, however, that the Managing Member may, in its discretion, distribute assets of the Company in kind to the Members to the extent practicable.

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12.1.3 Upon the dissolution of the Company, the Managing Member shall promptly notify each of the Members of such dissolution.

12.2 Articles of Dissolution. In connection with a Dissolution Event and the commencement of winding up of the Company, the Managing Member (or such other Person or Persons as the Act may require or permit) shall file Articles of Dissolution with the Secretary of State of the State of North Carolina as may be required under the Act. In addition, at that time or such other time or times as may be required in connection with the Company’s dissolution and winding up, the Managing Member (or such other Person or Persons as may be responsible for the Company’s liquidation) shall make any other filings, cancel any other filings that are required to, or should, be canceled, and take such other actions as may be necessary to wind up and liquidate the Company.

12.3 Liquidation Priorities. In settling accounts after dissolution of the Company, the assets of the Company shall be paid in the following order and priority:

(a) first, to the creditors of the Company, in the order of priority as provided by law, excluding to Members with respect to their Units or Capital Contributions, but including Members on account of any loans made to, or other debts owed to them by, the Company;

(b) next, to the establishment of such reserves for contingent liabilities and costs of liquidation as the Managing Member may reasonably determine; and

(c) the balance, if any, to the Members, after giving effect to all contributions, distributions and allocations for all periods, in accordance with Section 6.1.

Distributions upon liquidation of the Company (or any Member’s Ownership Interest in the Company) and related adjustments shall be made by the end of the taxable year of the liquidation (or, if later, within ninety (90) days after the date of such liquidation) or at such other time as may be permitted by the Treasury Regulations.

12.4 Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 12.3 in order to minimize any losses otherwise attendant upon such winding up and liquidation. The Company must set aside adequate reserves to discharge all costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination so that all distributions in kind to Members shall be free and clear of such costs, expenses, and liabilities. The distribution of cash and/or property to a Member in accordance with the provisions of Section 12.3 constitutes a complete return to the Members of their Capital Contributions and a complete distribution to the Members of and with respect to their Ownership Interest and all the Company’s property. To the extent that a Member returns funds to the Company, such Member has no claim against any other Member for those funds.

12.5 Claims of the Members. Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member.

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12.6 No Deficit Restoration Obligation. Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Treasury Regulations section 1.704-1(b)(2)(ii)(g), if any Member has a Adjusted Capital Account Deficit (after giving effect to all contributions, distributions, allocations, and other Capital Account adjustments for all fiscal years, including the fiscal year in which the liquidation occurs), such Member shall not have any obligation to make any Capital Contribution to the Company, and the negative balance of such Member’s Capital Account shall not be considered a debt owed by such Member to the Company or to any other Person for any purpose whatsoever.

ARTICLE XIII

PROCEDURES FOR ACTIONS AND CONSENTS OF MEMBERS

13.1 Procedures for Actions and Consents of Members. The actions requiring Consent of any Member or Members pursuant to this Agreement, including Section 3.6 hereof, or otherwise pursuant to applicable law, are subject to the procedures set forth in this Article XIII.

13.2 Actions and Consents of Members.

13.2.1 Meetings of the Members may be called only by the Managing Member to transact any business that the Managing Member determines. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Members entitled to act at the meeting not less than ten (10) days nor more than sixty (60) days prior to the date of such meeting. Members may vote in person or by proxy at such meeting. Unless approval by a different number or proportion of the Members is required by this Agreement, the affirmative vote of Members holding a majority of the outstanding Units held by the Members entitled to act on any proposal shall be sufficient to approve such proposal at a meeting of the Members. Whenever the vote, consent or approval of Members is permitted or required under this Agreement, such vote, consent or approval may be given at a meeting of Members by written Consent in accordance with the procedure prescribed in Section 13.2.2 hereof.

13.2.2 Any action requiring the Consent of any Member or group of Members pursuant to this Agreement or that is required or permitted to be taken at a meeting of the Members may be taken without a meeting if a consent in writing or by electronic transmission setting forth the action so taken or consented to is given by Members whose affirmative vote would be sufficient to approve such action or provide such Consent at a meeting of the Members. Such consent may be in one instrument or in several instruments, and shall have the same force and effect as the affirmative vote of such Members at a meeting of the Members. Such consent shall be filed with the Managing Member. An action so taken shall be deemed to have been taken at a meeting held on the effective date so specified by the Managing Member. For purposes of obtaining a Consent in writing or by electronic transmission, the Managing Member may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a Consent to the Managing Member’s recommendation with respect to the proposal; provided, however, that an action shall become effective at such time as requisite Consents are received even if prior to such specified time.

13.2.3 Each Member entitled to act at a meeting of the Members may authorize any Person or Persons to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Each proxy must be signed by the Member or its attorney-in-fact. Every proxy shall be revocable in the discretion of the Member executing it, such revocation to be effective upon the Company’s receipt of written notice of such revocation from the Member executing such proxy, unless such proxy states that it is irrevocable and is coupled with an interest.

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13.2.4 The Managing Member may set, in advance, a record date for the purpose of determining the Members (a) entitled to Consent to any action, (b) entitled to receive notice of or vote at any meeting of the Members, or (c) in order to make a determination of Members for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of the Members, not less than five (5) days, before the date on which the meeting is to be held or Consent is to be given. If no record date is fixed, the record date for the determination of Members entitled to notice of or to vote at a meeting of the Members shall be at the close of business on the day on which the notice of the meeting is sent, and the record date for any other determination of Members shall be the effective date of such Member action, distribution or other event. When a determination of the Members entitled to vote at any meeting of the Members has been made as provided in this section, such determination shall apply to any adjournment at such meeting.

13.2.5 Each meeting of Members shall be conducted by the Managing Member or such other Person as the Managing Member may appoint pursuant to such rules for the conduct of the meeting as the Managing Member or such other Person deems appropriate in its sole and absolute discretion. Without limitation of the foregoing, meetings of Members may be held at the same time as and as part of, and conducted in the same manner as, the meetings of the Managing Member’s stockholders.

ARTICLE XIV

MISCELLANEOUS

14.1 Notices. All notices provided for in this Agreement shall be in writing, duly signed by the party giving such notice, addressed as follows:

(a) If given to the Company, to the Managing Member at the address for such Member set forth on Exhibit A; and

(b) If given to any Member or any of such Member’s members or shareholders, at its address set forth on Exhibit A.

All notices required or permitted by this Agreement shall be given by overnight first-class mail, postage prepaid, sent by commercial overnight courier service or by electronic mail (with a subject indicating that it is a notice pursuant to this Agreement). Any such notice shall be deemed to have been duly given or made and to have become legally effective, in each case, only at the time of receipt thereof by both the primary Person to whom it is directed and each Person to whom a copy is required to be sent in accordance with Exhibit A. Any provision in this Agreement referring to the “giving” or “delivery” of a notice shall be construed in accordance with the preceding sentence.

14.2 Waiver. No consent or waiver, express or implied, by the Company, the Managing Member, or any Member to or for any breach or default by the Company, the Managing Member, or any Member in the performance by the Company, Managing Member, or such Member of his, her, or its obligations under this Agreement may be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by the Company, the Managing Member, or such Member of the same or any other obligations of the Company, the Managing Member, or such Member under this Agreement. Failure on the part of the Company, Managing Member, or any Member to complain of any act or failure to act of the Company, any Manager, or any Members or to declare the Company, any Manager, or any Members in default, regardless of how long such failure continues, shall not constitute a waiver by the Company, a Manager, or such Member of his, her, or its rights hereunder.

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14.3 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

14.4 Binding Effect. Subject to other applicable provisions of this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties and, to the extent permitted by this Agreement, their successors, heirs, legal representatives and assigns. Whenever any provision of this Agreement refers to a Member, such provision shall be deemed to refer also to any Transferee of an Ownership Interest of such Member, subject to other applicable provisions of this Agreement.

14.5 Interpretation. All references to “this Agreement” include the exhibits, schedules, and appendixes hereto. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. All references herein to Sections, subsections, paragraphs or clauses, or to exhibits, schedules or appendixes, shall refer to corresponding provisions of this Agreement. Use of the word “including” shall mean “including without limitation,” unless otherwise stated.

14.6 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted. Each provision of this Agreement is intended to be severable. If any term or provision of this Agreement or the application thereof to any Person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby, and the intent of this Agreement shall be enforced to the greatest extent permitted by law.

14.7 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

14.8 Integration. This Agreement and all Exhibits hereto, together with all other agreements that shall become effective on the Effective Date, constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and shall supersede all prior agreements and understanding pertaining hereto.

14.9 Amendments. Except as otherwise specifically provided in this Agreement, this Agreement may be amended, supplemented, waived or modified in whole or in part only by the written consent of all the Members (with the Managing Member acting with the approval of a majority of the disinterested directors of its Board of Directors).

14.10 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

14.11 Governing Law. The substantive laws of the State of North Carolina govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina.

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14.12 Consent to Jurisdiction. Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement, and each party hereby irrevocably agrees that all claims asserted in such action or proceeding shall be heard and determined in any such court. Each party further irrevocably waives any objection which such party may now or hereafter have to the venue of the state or federal court in the State of Delaware having jurisdiction, and irrevocably agrees not to assert that such court is an inconvenient forum.

14.13 Creditors. None of the provisions of this Agreement are for the benefit of or may be enforceable by any creditors of the Company or of any of its Affiliates, and no creditor that makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time, as a result of making the loan, any direct or indirect interest in Company profits, losses, gains, distributions, capital, or property other than as a secured creditor or unsecured creditor, as the case may be.

[Signature Pages Follow]

45

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in such form as to be binding as of the date first above written.

COMPANY:

LGM ENTERPRISES, LLC, a North Carolina limited liability company

By:
Name
Title:

MANAGING MEMBER:

FLYEXCLUSIVE, INC., a Delaware corporation

By:
Name
Title:

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in such form as to be binding as of the date first above written.

MEMBERS:

Thomas James Segrave, Jr.

Thomas James Segrave, Jr. as Custodian for Laura Grace Segrave

Thomas James Segrave, Jr. as Custodian for Madison Lee Segrave

Thomas James Segrave, Jr. as Custodian for Lillian May Segrave

Thomas James Segrave, Jr. as Custodian for Thomas James Segrave, III

FLYEXCLUSIVE, INC., a Delaware corporation

By:
Name
Title:

EXHIBIT A

NAMES AND ADDRESSES OF THE MEMBERS

If to the Company or the Managing Member:

If to the Members:

EXHIBIT B

A&R CERTIFICATE OF INCORPORATION

(see attached)

Exhibit B

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

EG ACQUISITION CORP.

(Pursuant to Section 242 and 245 of

the General Corporation Law of the State of Delaware)

[            ], 2022

EG Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is EG Acquisition Corp. The Corporation was incorporated under the same name by the filing of its original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware on January 28, 2021.

2. This Second Amended and Restated Certificate of Incorporation (this “Amended Certificate of Incorporation”) amends, integrates and restates in its entirety the Corporation’s certificate of incorporation as currently in effect as follows, and has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (as from time to time in effect, the “General Corporation Law”).

3. The text of the certificate of incorporation of the Corporation, as heretofore amended, is hereby amended and restated by this Amended Certificate of Incorporation to read in its entirety as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, EG Acquisition Corp. has caused this Amended Certificate of Incorporation to be signed by a duly authorized officer of the Corporation, on [            ], 2022.

EG ACQUISITION CORP., a Delaware corporation

By:	/s/ [ ]
Name:	[ ]
Title:	[ ]

EXHIBIT A

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FLYEXCLUSIVE, INC.

1. Name. The name of the corporation is flyExclusive, Inc. (the “Corporation”).

2. Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

3. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”) as it now exists or may hereafter be amended and supplemented.

4. Number of Shares.

4.1 The total number of shares of all classes of stock that the Corporation shall have authority to issue is [            ] shares, consisting of:

(a) [            ] shares of Class A common stock, with the par value of $0.0001 per share (the “Class A Common Stock”),

(b) [            ] shares of Class B common stock, with the par value of $0.0001 per share (the “Class B Common Stock” and together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”); and

(c) [            ] shares of Preferred Stock, with the par value of $0.0001 par value per share (“Preferred Stock”).

Upon the filing of this Amended Certificate of Incorporation (the “Effective Time”), each share of Class B common stock, par value $0.0001 per share of the Corporation issued and outstanding immediately prior to the Effective Time shall, automatically without any further action by the Corporation or any stockholder, be reclassified into one fully paid and nonassessable share of Class A Common Stock.

4.2 The number of authorized shares of any class of the Common Stock may be increased or decreased, in each case by (in addition to any vote of the holders of Preferred Stock that may be required by the terms of this Amended Certificate of Incorporation) the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any class of the Common Stock voting separately as a class will be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus:

(a) in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable (x) assuming the exchange of all outstanding common units of the OpCo (the “Common Units”) for Class A Common Stock, as a result of Redemptions pursuant to the applicable provisions of Article 11 of the OpCo Operating Agreement (including for this purpose any Common Units issuable upon the exercise of any options, warrants or similar rights to acquire Common Units) and (y) in connection with the exercise of all outstanding options, warrants, exchange rights (other than Redemptions pursuant to clause (x)), conversion rights or similar rights for Class A Common Stock; and

(b) in the case of Class B Common Stock, the number of shares of Class B Common Stock issuable in connection with the exercise of all outstanding options, warrants, exchange rights, conversion rights or similar rights for Class B Common Stock; and

5. Classes of Shares. The designation, relative rights, power and preferences, qualifications, restrictions and limitations of the shares of each class of stock are as follows.

5.1 Common Stock.

(a) Voting Rights.

(i) (A) Each share of Class A Common Stock will entitle the record holder thereof to one vote on all matters on which stockholders generally are entitled to vote; and (B) each share of Class B Common Stock will entitle the record holder thereof to one vote on all matters on which stockholders generally are entitled to vote on all matters on which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

(ii) Except as otherwise required in this Amended Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters.

(b) Dividends; Stock Splits or Combinations.

(i) Subject to applicable law and the rights, if any, of the holders of any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends of cash or property may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board in its discretion may determine.

(ii) Except as provided in Section 5.1(b)(iii) with respect to stock dividends, dividends of cash or property may not be declared or paid on the Class B Common Stock.

(iii) In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization (each, a “Stock Adjustment”) be declared or made on any class of Common Stock unless a corresponding Stock Adjustment for all other classes of Common Stock at the time outstanding is made in the same proportion and the same manner (unless the holders of shares representing a majority of the voting power of any such other class of Common Stock (voting separately as a single class) waive such requirement in advance and in writing, in which event no such Stock Adjustment need be made for such other class of Common Stock). Notwithstanding the foregoing, the Corporation shall be entitled to (A) declare a stock dividend on the Class A Common Stock only in the event that such stock dividend is made in connection with the issuance of Common Units by OpCo to the Corporation in exchange for additional capital contributions made by the Corporation to OpCo and (B) declare a stock split or stock dividend in connection with the repurchase of shares of Class A Common Stock such that after giving effect to such repurchase and subsequent stock split or stock dividend there shall be outstanding an equal number of shares of Class A Common Stock as were outstanding prior to such repurchase and subsequent stock split or stock dividend, in each case (A) and (B), without any corresponding Stock Adjustment to the other classes of Common Stock. Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.

(c) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, the holders of all outstanding shares of Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock held by such holders. The holders of shares of Class B Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d) Restriction on Issuance of Class B Common Stock. No shares of Class B Common Stock may be issued by the Corporation except to a holder of Common Units, such that after such issuance of Class B Common Stock such holder of Common Units holds an identical number of Common Units, as applicable, and shares of Class B Common Stock.

(e) Restriction on Transfer of Class B Common Stock. A holder of Class B Common Stock may transfer or assign shares of Class B Common Stock (or any legal or beneficial interest in such shares) (directly or indirectly, including by operation of law) only to a Permitted Transferee of such holder, and only if such holder also simultaneously transfers an equal number of such holder’s Common Units to such Permitted Transferee in compliance with the OpCo Operating Agreement. Any purported transfer of shares of Class B Common Stock in violation of the preceding sentence shall be null and void and shall not be recognized by the Corporation, the Corporation’s transfer agent or the Secretary of the Corporation.

5.2 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by the DGCL. The Board is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

6. Certain Provisions Related to Redemption Rights.

6.1 Reservation of Shares of Class A Common Stock for Redemptions. The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, for the purposes of effecting any exchanges pursuant to the applicable provisions of Article 11 of the OpCo Operating Agreement, the number of shares of Class A Common Stock that are issuable in connection with the exchange of all outstanding Common Units as a result of any Redemption or Direct Exchange pursuant to the applicable provisions of Article 11 of the OpCo Operating Agreement (including for this purpose any Common Units issuable upon the exercise of any options, warrants or similar rights to acquire Common Units), as applicable (without regard to any restrictions on Redemption contained therein and assuming no Redemptions for cash). The Corporation covenants that all the shares of Class A Common Stock that are issued upon any such Redemption or exchange of such Common Units will, upon issuance, be validly issued, fully paid and non-assessable.

6.2 Retirement of Class B Common Stock. In the event that a share of Class A Common Stock is issued as a result of any Redemption or Direct Exchange of a Common Unit outstanding as of the effective date of the OpCo Operating Agreement, pursuant to the applicable provisions of Article 11 of the OpCo Operating Agreement, pursuant to the applicable provisions of Article 11 of the OpCo Operating Agreement, a share of Class B Common Stock held by the holder of such Common Unit in its sole discretion will automatically and without further action on the part of the Corporation or the holder thereof be transferred to the Corporation for no consideration and thereupon the Corporation shall promptly take all necessary action to cause such share to be retired, and such share thereafter may not be reissued by the Corporation.

6.3 Taxes. The issuance of shares of Class A Common Stock pursuant to the applicable provisions of Article 11 of the OpCo Operating Agreement will be made without charge to the applicable holder of Common Units receiving such shares in redemption or exchange for Common Units for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance.

7. Board of Directors; Committees.

7.1 Number of Directors. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Unless and except to the extent that the by-laws of the Corporation (as such By-laws may be amended from time to time, the “By-laws”) shall so require, the election of the directors of the Corporation (the “Directors”) need not be by written ballot. Except as otherwise provided for the number of authorized Directors may be fixed from time to time by the Board (subject to the Stockholders’ Agreement if then in effect).

7.2 Vacancies and Newly Created Directorships. Subject to obtaining any required stockholder votes or consents under the Stockholders’ Agreement (or complying with any stockholders’ designation rights under the Stockholders’ Agreement) and subject to any limitation imposed by law and the rights of any series of Preferred Stock, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of the remaining Directors then in office, even if less than a quorum of the Board. Any Director so chosen shall hold office until the next election of the Directors in which such Director is included and until his or her successor shall be duly elected and qualified or until such Director’s earlier death, disqualification, resignation or removal. No decrease in the number of Directors shall shorten the term of any Director then in office.

7.3 Removal of Directors. Subject to obtaining any required stockholder votes or consents under the Stockholders’ Agreement and subject to any limitation imposed by law and the rights of any series of Preferred Stock, any Director or the entire Board may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

8. General Corporation Law; Section 203 and Business Combinations. The Corporation hereby expressly elects not to be governed by Section 203 of the General Corporation Law.

9. Limitation of Liability.

9.1 A Director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or officer, as applicable, except for liability of (i) a Director or officer for any breach of the Director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) a Director or officer for acts or omissions not in good faith or which involve, intentional misconduct or a knowing violation of law, (iii) a Director under Section 174 of the DGCL, or (iv) a Director or officer for any transaction from which the Director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the Corporation. If applicable law is amended after approval by the stockholders of this Section 10 to authorize corporate action further eliminating or limiting the personal liability of Directors or officers, then the liability of a Director or officer to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

9.2 To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) Directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested Directors or otherwise in accordance with such applicable law.

9.3 Any repeal or modification of this Section 9 shall only be prospective and shall not adversely affect the rights or protections or increase the liability of any officer or Director of the Corporation under this Section 9 in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification and occurring prior to such appeal or modification.

10. Director and Officer Indemnification and Advancement of Expenses.

10.1 To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or any predecessor of the Corporation or, while a director or officer of the Corporation or any predecessor of the Corporation, is or was serving at the request of the Corporation or any predecessor of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 10 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 10.1, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

10.2 The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 10 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

10.3 Any repeal or amendment of this Section 10 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 10, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

10.4 This Section 10 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

11. Adoption, Amendment or Repeal of By-laws.

11.1 In furtherance and not in limitation of the powers conferred by law, subject to the Stockholders’ Agreement (for so long as it remains in effect), the Board is expressly authorized to make, alter, amend or repeal the By-laws subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to make, alter, amend or repeal the By-laws.

11.2 The stockholders of the Corporation also shall have the power to adopt, amend or repeal the By-laws. Notwithstanding the foregoing, any adoption, amendment or repeal of the By-laws of the Corporation may only be done in accordance with the Certificate of Incorporation, the Stockholders’ Agreement and the General Corporation Law.

12. Adoption, Amendment and Repeal of Certificate. Subject to the Stockholders’ Agreement (for so long as it remains in effect) and subject to any limitation imposed by law and the rights of any series of Preferred Stock, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other Persons whomsoever by and pursuant to this Amended Certificate of Incorporation in its present form or as hereafter amended, are granted and held subject to this reservation.

13. Severability. If any provision or provisions of this Amended Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

14. Forum Selection.

14.1 Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Corporation or any Director or officer or other employee of the Corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware or this Certificate of Incorporation or the By-laws (as each may be amended from time to time), (iv) any action asserting a claim against the Corporation or any Director or officer or other employee of the Corporation governed by the internal affairs doctrine; or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the General Corporation Law of the State of Delaware, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

14.2 Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

15. Definitions. As used in this Amended Certificate of Incorporation, unless the context otherwise requires or as set forth in another Article or Section of this Amended Certificate of Incorporation, the term:

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, that (i) neither the Corporation nor any of its subsidiaries will be deemed an Affiliate of any stockholder of the Corporation or any of such stockholders’ Affiliates and (ii) no stockholder of the Corporation will be deemed an Affiliate of any other stockholder of the Corporation, in each case, solely by reason of any investment in the Corporation or any rights conferred on such stockholder pursuant to the Stockholders’ Agreement (including any representatives of such stockholder serving on the Board).

(b) “Amended Certificate of Incorporation” means this Second Amended and Restated Certificate of Incorporation.

(c) “Board” means the board of directors of the Corporation.

(d) “By-laws” is defined in Section 7.1.

(e) “Class A Common Stock” is defined in Section 4.1.

(f) “Class B Common Stock” is defined in Section 4.1.

(g) “Common Stock” is defined in Section 4.1.

(h) “Common Unit” means a Common Unit of OpCo.

(i) “control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

(j) “Corporation” is defined in the introductory paragraph.

(k) “DGCL” is defined as the Delaware General Corporation Law.

(l) “Direct Exchange” has the meaning set forth in the OpCo Operating Agreement.

(m) “Director” is defined in Section 7.1.

(n) “General Corporation Law” is defined in the recitals.

(o) “OpCo” means LGM Enterprises, LLC, a North Carolina imited liability company, or any successor thereto.

(p) “OpCo Operating Agreement” means the Amended and Restated Limited Liability Company Operating Agreement of OpCo, dated as of [            ], 2022, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

(q) “Permitted Transfer” has the meaning set forth in the OpCo Operating Agreement.

(r) “Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

(s) “Preferred Stock” has the meaning set forth in Section 4.1(c).

(t) “Redemption” has the meaning set forth in the OpCo Operating Agreement.

(u) “Share Settlement” has the meaning set forth in the OpCo Operating Agreement.

(v) “Stock Adjustment” is defined in Section 5.1(b)(iii).

(w) “Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of [            ], 2022, by and among the Managing Member and the other parties thereto or that may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

[Remainder of page intentionally left blank.]

EXHIBIT C

BUYER A&R BYLAWS

(see attached)

Exhibit C

BYLAWS

OF

FLYEXCLUSIVE, INC.

I. CORPORATE OFFICES

1.1 Registered Office

The registered office of flyExclusive, Inc. (the “Corporation”) is [251 Little Falls Drive, Wilmington, New Castle County, Delaware, 19808]. The name of the registered agent of the Corporation at such location is [Corporation Service Company].

1.2 Other Offices

The board of directors (the “Board”) may at any time establish other offices at any place or places where the Corporation is qualified to do business.

II. MEETINGS OF STOCKHOLDERS

2.1 Place of Meetings

Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211 of the Delaware General Corporation Law (the “DGCL”).

If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication, participate in a meeting of stockholders, be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

2.2 Annual Meeting

The annual meeting of stockholders shall be held each year on a date and at a time designated by the Board. In the absence of such designation, the annual meeting of stockholders shall be held on the third Monday in April in each year at 1:00 p.m. However, if such day falls on a legal holiday, then the meeting shall be held at the same time and place on the next succeeding full business day. At the meeting, directors shall be elected and any other proper business may be transacted.

2.3 Special Meeting

Special meetings of the stockholders may be called, at any time for any purpose or purposes, by the Board or by such person or persons as may be authorized by the certificate of incorporation ( the “Certificate of Incorporation”) or these bylaws (the “Bylaws”), or by such person or persons duly designated by the Board whose powers and authority, as expressly provided in a resolution of the Board, include the power to call such meetings, but such special meetings may not be called by any other person or persons.

2.4 Advance Notice Procedures for Business Brought before a Meeting.

(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a stockholder of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 or (B) properly made such proposal in accordance with Rule 14a-8 under the SecuritiesExchange Act of 1934, as amended and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), which proposal has been included in the proxy statement for the annual meeting. The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the Corporation’s notice of meeting given by or at the direction of the Person calling the meeting pursuant to the Certificate of Incorporation and Section 2.3 of these Bylaws. For purposes of this Section 2.4 and Section 2.5 of these Bylaws, as applicable, “present in person” shall mean that the stockholder proposing that the business be brought before the annual or special meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such proposing stockholder, appear at such annual meeting, and a “qualified representative” of such proposing stockholder shall be (A) any person who is authorized in writing by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders or (B) if such proposing stockholder is (x) a general or limited partnership, any general partner or Person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (y) a corporation or a limited liability company, any officer or Person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or Person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (z) a trust, any trustee of such trust. This Section 2.4 shall apply to any business that may be brought before an annual or special meeting of stockholders other than nominations for election to the Board at an annual meeting, which shall be governed by Section 2.5 of these Bylaws. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5 of these Bylaws, and this Section 2.4 shall not be applicable to nominations for election to the Board except as expressly provided in Section 2.5 of these Bylaws.

(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.4(iii)(c), (a) the stockholder must provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation (the “Secretary”), (b) the stockholder must provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4 and (c) the proposed business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting (which, in the case of the first annual meeting of stockholders following the closing of the Corporation’s initial underwritten public offering of common stock, the preceding year’s annual meeting date shall be deemed to be June 5, 2021); provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period or extend a time period for the giving of Timely Notice as described above.

(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the number of shares of each class or series of stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(b) As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of stock of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any Affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any Affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any Affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (F) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner and (G) a representation whether any Proposing Person, intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal and/or otherwise to solicit proxies or votes from stockholders in support of such proposal; and

(c) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other Person or entity (including their names) in connection with the proposal of such business by such stockholder and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the

Exchange Act; provided, however, that the disclosures required by this Section 2.4(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

(iv) For purposes of this Section 2.4, the term “Proposing Person” shall mean (a) the stockholder providing the notice of business proposed to be brought before an annual meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation or (d) any associate (within the meaning of Rule 12b-2 under the Exchange Act for the purposes of these Bylaws) of such stockholder, beneficial owner or any other participant.

(v) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(vi) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(vii) In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(viii) For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.5 Advance Notice Procedures for Nominations of Directors.

(i) Subject in all respects to the provisions of the Stockholders’ Agreement and Certificate of Incorporation, nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (a) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these Bylaws, or (b) by a stockholder present in person (as defined in Section 2.4) who (1) was a beneficial owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.5 as to such notice and nomination. The foregoing clause (b) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at any annual meeting of stockholders other than in accordance with the provisions of the Stockholders’ Agreement and the Certificate of Incorporation.

(ii) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (a) provide Timely Notice (as defined in Section 2.4(ii) of these Bylaws) thereof in writing and in proper form to the Secretary, (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required by this Section 2.5, and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period or extend a time period for the giving of a stockholder’s notice as described above.

(iii) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a) of these Bylaws) except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a);

(b) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(c) shall be made with respect to nomination of each person for election as a director at the meeting) and a representation whether any Nominating Person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the nominee and/or otherwise to solicit proxies or votes from stockholders in support of such nomination; and

(c) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the Corporation’s proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant, and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(iv).

(iv) For purposes of this Section 2.5, the term “Nominating Person” shall mean (a) the stockholder providing the notice of the nomination proposed to be made at the meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, (c) any other participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) in such solicitation and (d) any associate (within the meaning of Rule 12b-2 under the Exchange Act for the purposes of these Bylaws) of such stockholder or beneficial owner or any other participant in such solicitation.

(v) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(vi) Notwithstanding anything in Section 2.5(ii) to the contrary, in the event that the number of directors to be elected to the Board at the annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 2.5(ii) and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.5 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(vii) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board or (2) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.5 is delivered to the Secretary, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 2.5. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Section 2.5(ii) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which the Corporation first makes a public announcement of the date of the special meeting at which directors are to be elected. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(viii) To be eligible to be a candidate for election as a director of the Corporation at an annual meeting, a candidate must be nominated in the manner prescribed in this Section 2.5 (or otherwise in accordance with the Stockholders’ Agreement or Certificate of Incorporation, as applicable) and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in the case of a nomination by a stockholder pursuant to Section 2.5(i)(b), in accordance with the time period prescribed in this Section 2.5 for delivery of the stockholder notice of nomination), to the Secretary at the principal executive offices of the Corporation, (a) a completed written questionnaire (in the form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such candidate for nomination, and such additional information with respect to such proposed nominee as would be required to be provided by the Corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Corporation in connection with such annual or special meeting and (b) a written representation and agreement (in the form provided by the Corporation) that such candidate for nomination (A) is not, and will not become a party to, any agreement, arrangement or understanding with any Person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director of the Corporation that has not been disclosed therein and (B) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to all directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary shall provide to such candidate for nomination all such policies and guidelines then in effect).

(ix) The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s corporate governance guidelines.

(x) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(xi) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(xii) Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with this Section 2.5.

(xiii) Notwithstanding anything to the contrary contained in these Bylaws, for as long as any party to the Stockholders’ Agreement has a right to designate or nominate a Director, the procedure for any such nomination shall be governed by the Stockholders’ Agreement and such party shall not be subject to the notice procedures set forth in these Bylaws for the nomination of any person to serve as a Director at any annual meeting or special meeting of stockholders.

2.6 Notice of Stockholders’ Meetings

(a) Except to the extent otherwise required by law, all notices of meetings with stockholders shall be in writing and shall be sent or otherwise given in accordance with Section 2.6 of these Bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date, and hour of the meeting, the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

(b) Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation shall also be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if (i) the Corporation is unable to deliver by electronic transmission two (2) consecutive notices given by the Corporation in accordance with such consent, and (ii) such inability becomes known to the secretary or an assistant secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to recognize such revocation shall not invalidate any meeting or other action.

(c) Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any stockholder who fails to object in writing to the Corporation, within sixty (60) days of having been given written notice by the Corporation of its intention to send the single notice permitted under this subsection 2.6(c), shall be deemed to have consented to receiving such single written notice.

(d) Sections 2.6(b) and (c) shall not apply to any notice given to stockholders under Sections 164 (notice of sale of shares of stockholder who failed to pay an installment or call on stock not fully paid), 296 (notice of disputed claims relating to insolvent corporations), 311 (notice of meeting of stockholders to revoke dissolution of corporation), 312 (notice of meeting of stockholders of corporation whose certificate of incorporation has been renewed or revived) and 324 (notice when stock has been attached as required for sale upon execution process) of the DGCL.

2.7 Manner of Giving Notice; Affidavit of Notice

(a) Written notice of any meeting of stockholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his, her or its address as it appears on the records of the Corporation. An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(b) Notice given pursuant to this Section 2.7(b) shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of such posting and the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder. An affidavit of the secretary, an assistant secretary or the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.8 Quorum

The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum is not present or represented at any meeting of the stockholders, then the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.9 Adjourned Meeting; Notice

When a meeting is adjourned to another time or place, unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time and place thereof, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

2.10 Conduct of Business

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11 Voting

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these Bylaws, subject to the provisions of Sections 217 and 218 of the DGCL (relating to voting rights of fiduciaries, pledgors and joint owners of stock and to voting trusts and other voting agreements).

Except as otherwise provided in the Certificate of Incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

2.12 Record Date for Stockholder Meetings and Other Purposes

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13 Proxies

Each stockholder entitled to vote at a meeting of stockholders may authorize another Person or Persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but, no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.

2.14 List of Stockholders Entitled to Vote

The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation (the “Stockholders”). If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.

2.15 Inspectors of Election

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more Persons as alternate inspectors to replace any inspector who fails to act. If any Person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the chairperson of the meeting shall appoint a Person to fill that vacancy.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such Persons to assist them in performing their duties as they determine.

2.16 Delivery to the Corporation

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

2.17 Waiver of Notice

Whenever notice is required to be given under any provision of the DGCL or of the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver or any waiver by electronic transmission of notice unless so required by the Certificate of Incorporation or these Bylaws.

2.18 Stockholder Action by Written Consent Without a Meeting

No action shall be taken by the Stockholders of except at an annual or special meeting of stockholders called in accordance with these Bylaws and no action shall be taken by the stockholders by written consent.

A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder, proxyholder or other person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this Section 2.18, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the Corporation can determine (a) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder, proxyholder or other authorized person or persons, and (b) the date on which such stockholder, proxyholder or other authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall have been delivered to the Corporation by delivery to its registered office in this State, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested. Notwithstanding the foregoing limitations on delivery, consents given by telegram, cablegram or other electronic transmission may be otherwise delivered to the principal place of business of the Corporation or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded, to the extent and in the manner provided by resolution of the Board of the Corporation. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

Prompt notice of the taking of the corporate action without a meeting by written consent shall be given to those stockholders who have not consented in writing. If the action that is consented to is such as would have required the filing of a certificate under any section of the DGCL if such action had been voted on by stockholders at a meeting thereof, then the certificate filed under such section shall state, in lieu of any statement required by such section concerning any vote of stockholders, that written notice and written consent have been given as provided in Section 228 of the DGCL.

2.19 Record Date for Stockholder Notice; Voting; Giving Consents

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date that shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action.

If the Board does not so fix a record date:

(a) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held;

(b) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board is necessary, shall be the day on which the first written consent is expressed; and

(c) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

2.20 List of Stockholders Entitled to Vote

The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to Stockholders. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

2.21 Stockholder Proposals

Any stockholder wishing to bring any other business before a meeting of stockholders, including, but not limited to, the nomination of persons for election as directors, must provide notice to the Corporation not more than ninety (90) and not less than fifty (50) days before the meeting in writing by registered mail, return receipt requested, of the business to be presented by the stockholders at the stockholders’ meeting. Any such notice shall set forth the following as to each matter the stockholder proposes to bring before the meeting: (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and, if such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment; (b) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business; (c) the class and number of shares of the Corporation that are beneficially owned by such stockholder; (d) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; and (e) any material interest of the stockholder in such business. Notwithstanding the foregoing provisions of this Section 2.21, a stockholder shall also comply with all applicable requirements of all applicable laws, rules and regulations, including, but not limited to, the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, with respect to the matters set forth in this Section 2.21. In the absence of such notice to the Corporation meeting the above requirements, a stockholder shall not be entitled to present any business at any meeting of stockholders.

III. DIRECTORS

3.1 Powers

Subject to the provisions of the DGCL and any limitations in the Certificate of Incorporation or these Bylaws relating to action required to be approved by the stockholders or by the outstanding shares, the business and affairs of the Corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board.

3.2 Number of Directors

The number of directors constituting the Board shall be not more than nine (9) but not less than [seven (7)], and may be fixed or changed, within this minimum and maximum, by the stockholders or the Board. The number of directors constituting the initial Board shall be fixed at [seven] ([7]).

No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors

Except as provided in Sections 3.4 and 3.18 of these Bylaws, directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. Directors need not be stockholders unless so required by the Certificate of Incorporation or these Bylaws, wherein other qualifications for directors may be prescribed. Each director, including a director elected to fill a vacancy, shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Each director shall be a natural person.

Elections of directors need not be by written ballot.

3.4 Resignation and Vacancies

Any director may resign at any time upon notice given in writing or electronic transmission to the Corporation. When one or more directors so resigns and the resignation is effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this Section 3.4 in the filling of other vacancies.

Unless otherwise provided in the Certificate of Incorporation or these Bylaws:

(a) vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director; and

(b) whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

If at any time, by reason of death or resignation or other cause, the Corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the provisions of the Certificate of Incorporation or these Bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the DGCL.

If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole Board (as constituted immediately prior to any such increase), then the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%)of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the DGCL as far as applicable.

3.5 Place of Meetings; Meetings by Telephone

The Board of the Corporation may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6 First Meetings

The first meeting of each newly elected Board shall be held at such time and place as shall be fixed by the vote of the stockholders at the annual meeting and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present. In the event of the failure of the stockholders to fix the time or place of such first meeting of the newly elected Board, or in the event such meeting is not held at the time and place so fixed by the stockholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board, or as shall be specified in a written waiver signed by all of the directors.

3.7 Regular Meetings

Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

3.8 Special Meetings; Notice

Special meetings of the Board for any purpose or purposes may be called at any time by the chairman of the Board, the president, any vice president, the secretary or any director.

Notice of the time and place of special meetings shall be delivered either personally or by mail, telex, facsimile, telephone or electronic transmission to each director, addressed to each director at such director’s address and/or phone number and/or electronic transmission address as it is shown on the records of the Corporation. If the notice is mailed, it shall be deposited in the United States mail at least four (4) days before the time of the holding of the meeting. If the notice is delivered personally or by telex, facsimile, telephone or electronic transmission, it shall be delivered by telephone or transmitted at least forty-eight (48) hours before the time of the holding of the meeting. Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director. The notice need not specify the purpose or the place of the meeting, if the meeting is to be held at the principal executive office of the Corporation. Notice may be delivered by any person entitled to call a special meeting or by an agent of such person.

3.9 Quorum

At all meetings of the Board, a majority of the authorized number of directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as otherwise specifically provided by statute or by the Certificate of Incorporation. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.10 Waiver Of Notice

Whenever notice is required to be given under any provision of the DGCL or of the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors, or meeting of a committee of directors, need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these Bylaws.

3.11 Adjourned Meeting; Notice

If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.12 Board Action by Written Consent Without a Meeting

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.13 Fees and Compensation of Directors

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors.

3.14 Approval of Loans to Officers

Subject to compliance with applicable law, including without limitation any federal or state securities laws, the Corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Corporation or of its subsidiary, including any officer or employee who is a director of the Corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the Corporation. The loan, guaranty or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board shall approve, including, without limitation, a pledge of shares of stock of the Corporation. Nothing contained in this Section 3.14 shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute.

3.15 Removal of Directors

Unless otherwise restricted by statute, by the Certificate of Incorporation or by these Bylaws, any director or the entire Board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors; provided, that, whenever the holders of any class or classes of stock, or series thereof, are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, removal of any directors elected by such class or classes of stock, or series thereof, shall be by the holders of a majority of the shares of such class or classes of stock, or series of stock, then entitled to vote at an election of directors.

No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

3.16 Chairman of the Board of Directors

The Corporation may also have, at the discretion of the Board, a chairman of the Board. The chairman of the Board shall, if such a person is elected, preside at the meetings of the Board and exercise and perform such other powers and duties as may from time to time be assigned to him or her by the Board, or as may be prescribed by these Bylaws.

3.17 Classified Board of Directors

The Board shall be divided into three (3) classes, Class I, Class II, and Class III, which shall be as nearly equal in number as possible. The term of office of each director in Class I shall expire at the first annual meeting of Stockholders following the effectiveness of this Section 3.17. The term of office of each director in Class II shall expire at the second annual meeting of the Stockholders following the effectiveness of this Section 3.17. The term of office of each director in Class III shall expire at the third annual meeting of Stockholders following the effectiveness of this Section 3.17. Each director shall serve until the election and qualification of a successor or until such director’s earlier resignation, death or removal from office. Upon the expiration of the term of office for each class of directors, the directors of such class shall be elected for a term of three (3) years, to serve until the election and qualification of their successors or until their earlier resignation, death or removal from office.

3.18 Nominating Procedures

Nominations for election of directors shall be governed by this Section 3.17. Nominations for the election of directors may only be made by the Board, by the nominating committee of the Board (or, if none, any other committee serving a similar function) or by any stockholder entitled to vote generally in elections of directors where the stockholder complies with the requirements of this Section 3.17. Any stockholder of record entitled to vote generally in elections of directors may nominate one or more persons for election as directors at a meeting of stockholders only if written notice of such stockholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States certified mail, postage prepaid, to the Secretary (i) with respect to an election to be held at an annual meeting of stockholders, not more than ninety (90) days nor less than fifty (50) days in advance of such meeting, and (ii) with respect to an election to be held at a special meeting of stockholders called for the purpose of the election of directors, not later than the close of business on the tenth (10th) business day following the date on which notice of such meeting is first given to stockholders. Each such notice of a stockholder’s intent to nominate a director or directors at an annual or special meeting shall set forth the following: (A) the name and address, as they appear on the Corporation’s books, of the stockholder who intends to make the nomination and the name and residence address of the person or persons to be nominated; (B) the class and number of shares of the Corporation which are beneficially owned by the stockholder; (C) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (E) such other information regarding each nominee proposed by such stockholder as would be required to be disclosed in solicitations of proxies for election of directors, or as would otherwise be required, in each case pursuant to Regulation 14A under the Exchange Act including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the Board; and (F) the written consent of each nominee to be named in a proxy statement and to serve as director of the Corporation if so elected. No person shall be eligible to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 3.17. If the chairman of the stockholders’ meeting shall determine that a nomination was not made in accordance with the procedures described by these Bylaws, he shall so declare to the meeting, and the defective nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section.

3.19 Lead Independent Director.

The independent directors on the Board shall annually designate one independent director to serve as the lead independent director of the Board (the “Lead Independent Director”) for a term of one year. The Lead Independent Director shall have and may exercise such powers as may, from time to time, be assigned to him or her by the Board or by the other independent directors in matters upon which only independent directors may act. The Lead Independent Director shall be “independent” pursuant to applicable Stock Exchange Rules and shall not be an officer or employee of the Corporation. Notwithstanding the foregoing, the Board shall not be required to designate a Lead Independent Director if the chairperson of the Board is “independent” pursuant to applicable Stock Exchange Rules and shall not be an officer or employee of the Corporation.

IV. COMMITTEES

4.1 Committees of Directors

The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, with each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in the bylaws of the Corporation, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaws of the Corporation.

4.2 Committee Minutes

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3 Meetings and Action of Committees

Meetings and actions of committees shall be governed by, and be held and taken in accordance with, the provisions of Article III of these Bylaws, Section 3.5 (place of meetings and meetings by telephone), Section 3.7 (regular meetings), Section 3.8 (special meetings and notice), Section 3.9 (quorum), Section 3.10 (waiver of notice), Section 3.11 (adjourned meeting and notice), and Section 3.12 (Board action by written consent without a meeting), with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the Board and its members; provided, however, that the time of regular meetings of committees may also be called by resolution of the Board and that notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board may adopt rules for the government of any committee not inconsistent with the provisions of these Bylaws.

V. OFFICERS

5.1 Officers

The officers of the Corporation shall be a chief executive officer, a president, one or more vice presidents, a secretary and a treasurer. The Corporation may also have, at the discretion of the Board, a chairman of the Board, one or more assistant vice presidents, assistant secretaries, assistant treasurers and any such other officers as may be appointed in accordance with the provisions of Section 5.3 of these Bylaws. Any number of offices may be held by the same person.

5.2 Election of Officers

The officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Sections 5.3 of these Bylaws, shall be chosen by the Board, subject to the rights, if any, of an officer under any contract of employment.

5.3 Subordinate Officers

The Board may appoint, or empower the president to appoint, such other officers and agents as the business of the Corporation may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in these Bylaws or as the Board may from time to time determine.

5.4 Removal and Resignation of Officers

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board at any regular or special meeting of the Board or by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices

Any vacancy occurring in any office of the Corporation shall be filled by the Board.

5.6 Chairman of the Board

The chairman of the Board, if such an officer be elected, shall, if present, preside at meetings of the Board and exercise and perform such other powers and duties as may from time to time be assigned to him by the Board or as may be prescribed by these Bylaws. If there is no chief executive officer, then the chairman of the Board shall also be the chief executive officer of the Corporation and shall have the powers and duties prescribed in Section 5.7 of these Bylaws. The chairman of the Board shall be chosen by the Board.

5.7 Chief Executive Officer

Subject to such supervisory powers, if any, as may be given by the Board to the chairman of the Board, the chief executive officer of the Corporation shall, subject to the control of the Board, have general supervision, direction and control of the business and the officers of the Corporation. The chief executive officer shall preside at all meetings of the stockholders and, in the absence or nonexistence of a chairman of the Board, at all meetings of the Board at which he or she is present. The chief executive officer shall have the general powers and duties of management usually vested in the office of chief executive officer of a corporation and shall have such other powers and duties as may be prescribed by the Board or these Bylaws.

5.8 President

Subject to such supervisory powers, if any, as may be given by the Board to the chairman of the Board or the chief executive officer, if there be such officers, the president shall, subject to the control of the Board, have general supervision, direction and control of the business and the officers of the Corporation. In the absence or nonexistence of the chief executive officer, he or she shall preside at all meetings of the stockholders and, in the absence or nonexistence of a chairman of the Board and chief executive officer, at all meetings of the Board at which he or she is present. He or she shall have the general powers and duties of management usually vested in the office of president of a corporation and shall have such other powers and duties as may be prescribed by the Board or these Bylaws. The Board may provide in their discretion that the offices of president and chief executive officer may be held by the same person.

5.9 Vice Presidents

In the absence or disability of the chief executive officer and president, the vice presidents, if any, in order of their rank as fixed by the Board or, if not ranked, a vice president designated by the Board, shall perform all the duties of the president and when so acting shall have all the powers of, and be subject to all the restrictions upon, the president. The vice presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them by the Board, these Bylaws, the president or the chairman of the Board.

5.10 Secretary

The Secretary or an agent of the Corporation shall keep or cause to be kept, at the principal executive office of the Corporation or such other place as the Board may direct, a book of minutes of all meetings and actions of directors, committees of directors and stockholders. The minutes shall show the time and place of each meeting, whether regular or special (and, if special, how authorized and the notice given), the names of those present at directors’ meetings or committee meetings, the number of shares present or represented at stockholders’ meetings and the proceedings thereof.

The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, as determined by resolution of the Board, a share register, or a duplicate share register, showing the names of all stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates evidencing such shares, and the number and date of cancellation of every certificate surrendered for cancellation.

The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and of the Board required to be given by law or by these Bylaws. The Secretary shall keep the seal of the Corporation, if one be adopted, in safe custody and shall have such other powers and perform such other duties as may be prescribed by the Board or by these Bylaws.

5.11 Treasurer

The treasurer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings and shares. The books of account shall at all reasonable times be open to inspection by any director.

The treasurer shall deposit all money and other valuables in the name and to the credit of the Corporation with such depositaries as may be designated by the Board. The treasurer shall disburse the funds of the Corporation as may be ordered by the Board, shall render to the president and directors, whenever they request it, an account of all of his or her transactions as treasurer and of the financial condition of the Corporation, and shall have such other powers and perform such other duties as may be prescribed by the Board or these Bylaws.

5.12 Assistant Secretary

The assistant secretary, or, if there is more than one, the assistant secretaries in the order determined by the stockholders or Board (or if there be no such determination, then in the order of their election) shall, in the absence of the Secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board or the stockholders may from time to time prescribe.

5.13 Representation of Shares of Other Corporations

The chairman of the Board, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of this Corporation, or any other person authorized by the Board or the chief executive officer, president or a vice president, is authorized to vote, represent, and exercise on behalf of this Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.14 Authority and Duties of Officers

In addition to the foregoing authority and duties, all officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board or the stockholders.

5.15 Compensation

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

VI. INDEMNITY

6.1 Indemnification of Directors and Officers

The Corporation shall, to the maximum extent and in the manner permitted by the DGCL, indemnify each of its directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Corporation. For purposes of this Section 6.1, a director or officer of the Corporation includes any person (a) who is or was a director or officer of the Corporation, (b) who is or was serving at the request of the Corporation as a director, officer, manager, member, partner, trustee or other agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, or (c) who was a director or officer of a corporation that was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation. Such indemnification shall be a contract right and shall include the right to receive payment of any expenses incurred by the indemnitee in connection with any proceeding in advance of its final disposition, consistent with the provisions of applicable law as then in effect. The right of indemnification provided in this Section 6.1 shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled, and the provisions of this Section 6.1 shall inure to the benefit of the heirs and legal representatives of any person entitled to indemnity under this Section 6.1 and shall be applicable to proceedings commenced or continuing after the adoption of this Section 6.1, whether arising from acts or omissions occurring before or after such adoption. In furtherance, but not in limitation of the foregoing provisions, the following procedures, presumptions and remedies shall apply with respect to advancement of expenses and the right to indemnification under this Section 6.1.

(a) Advancement of Expenses. All reasonable expenses incurred by or on behalf of the indemnitee in connection with any proceeding shall be advanced to the indemnitee by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such proceeding, unless, prior to the expiration of such twenty-day period, the Board shall unanimously (except for the vote, if applicable, of the indemnitee) determine that the indemnitee has no reasonable likelihood of being entitled to indemnification pursuant to this Section 6.1. Such statement or statements shall reasonably evidence the expenses incurred by the indemnitee and, if required by law at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of the indemnitee to repay the amounts advanced if it should ultimately be determined that the indemnitee is not entitled to be indemnified against such expenses pursuant to this Section 6.1.

(b) Procedure for Determination of Entitlement to Indemnification.

(i) To obtain indemnification under this Section 6.1, an indemnitee shall submit to the Secretary a written request, including such documentation and information as is reasonably available to the indemnitee and reasonably necessary to determine whether and to what extent the indemnitee is entitled to indemnification (the “Supporting Documentation”). The determination of the indemnitee’s entitlement to indemnification shall be made not later than sixty (60) days after receipt by the Corporation of the written request for indemnification together with the Supporting Documentation. The Secretary shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that the indemnitee has requested indemnification, whereupon the Corporation shall provide such indemnification, including without limitation advancement of expenses, so long as the indemnitee is legally entitled thereto in accordance with applicable law.

(ii) The indemnitee’s entitlement to indemnification under this Section 6.1 shall be determined in one of the following ways: (A) by a majority vote of the Disinterested Directors (as hereinafter defined), even though less than a quorum of the Board; (B) by a committee of such Disinterested Directors, even though less than a quorum of the Board; (C) by a written opinion of Independent Counsel (as hereinafter defined) if (x) a Change of Control (as hereinafter defined) shall have occurred and the indemnitee so requests or (y) a quorum of the Board consisting of Disinterested Directors is not obtainable or, even if obtainable, a majority of such Disinterested Directors so directs; (D) by the Stockholders (but only if a majority of the Disinterested Directors, if they constitute a quorum of the Board, presents the issue of entitlement to indemnification to the stockholders for their determination); or (E) as provided in paragraph (c) below.

(iii) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to paragraph (b)(ii) above, a majority of the Disinterested Directors shall select the Independent Counsel, but only an Independent Counsel to which the indemnitee does not reasonably object; provided, however, that if a Change of Control shall have occurred, the indemnitee shall select such Independent Counsel, but only an Independent Counsel to which the Board does not reasonably object.

(iv) The only basis upon which a finding that indemnification may not be made is that such indemnification is prohibited by law.

(c) Presumptions and Effect of Certain Proceedings. Except as otherwise expressly provided in this Section 6.1, if a Change of Control shall have occurred, the indemnitee shall be presumed to be entitled to indemnification under this Section 6.1 upon submission of a request for Indemnification together with the Supporting Documentation in accordance with paragraph (b)(i), and thereafter the Corporation shall have the burden of proof to overcome that presumption in reaching a contrary determination. In any event, if the person or persons empowered under paragraph (b)(ii) above to determine entitlement to indemnification shall not have been appointed or shall not have made a determination within sixty (60) days after receipt by the Corporation of the request therefor together with the Supporting Documentation, the indemnitee shall be deemed to be entitled to indemnification and the indemnitee shall be entitled to such indemnification unless (A) the indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law. The termination of any proceeding described in this Section 6.1, or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the right of the indemnitee to indemnification or create a presumption that the indemnitee did not act in good faith and in a manner that the indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal proceeding, that the indemnitee had reasonable cause to believe that the indemnitee’s conduct was unlawful.

(d) Remedies of Indemnitee.

(i) In the event that a determination is made pursuant to paragraph (b)(ii) that the indemnitee is not entitled to indemnification under this Section 6.1: (A) the indemnitee shall be entitled to seek an adjudication of his or her entitlement to such indemnification either, at the indemnitee’s sole option, in (x) an appropriate court of the State of Delaware or any other court of competent jurisdiction, or (y) an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association; (B) any such judicial proceeding or arbitration shall be de novo and the indemnitee shall not be prejudiced by reason of such adverse determination; and (C) in any such judicial proceeding or arbitration the Corporation shall have the burden of proving that the indemnitee is not entitled to indemnification under this Section 6.1.

(ii) If a determination shall have been made or is deemed to have been made, pursuant to paragraph (b)(ii) or (iii), that the indemnitee is entitled to indemnification, the Corporation shall be obligated to pay the amounts constituting such indemnification within five (5) days after such determination has been made or is deemed to have been made and shall be conclusively bound by such determination unless (A) the indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation, or (B) such indemnification is prohibited by law. In the event that: (X) advancement of expenses is not timely made pursuant to paragraph (a); or (Y) payment of indemnification is not made within five (5) days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to paragraph (b)(ii) or (iii), the indemnitee shall be entitled to seek judicial enforcement of the Corporation’s obligation to pay to the indemnitee such advancement of expenses or indemnification. Notwithstanding the foregoing, the Corporation may bring an action, in an appropriate court in the State of Delaware or any other court of competent jurisdiction, contesting the right of the indemnitee to receive indemnification hereunder due to the occurrence of an event described in subclause (A) or (B) of this clause (ii) (a “Disqualifying Event”); provided, however, that in any such action the Corporation shall have the burden of proving the occurrence of such Disqualifying Event.

(iii) The Corporation shall be precluded from asserting in any judicial proceedings or arbitration commenced pursuant to this paragraph (d) that the procedures and presumptions of this Section 6.1 are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Corporation is bound by all the provisions of this Section 6.1.

(iv) In the event that the indemnitee, pursuant to this paragraph (d), seeks a judicial adjudication of or an award in arbitration to enforce his or her rights under, or to recover damages for breach of, this Section 6.1, the indemnitee shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any expenses actually and reasonably incurred by the indemnitee if the indemnitee prevails in such judicial adjudication or arbitration. If it shall be determined in such judicial adjudication or arbitration that the indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by the indemnitee in connection with such judicial adjudication shall be prorated accordingly.

(e) Definitions. For purposes of this Section 6.1:

(i) “Change in Control” means a change in control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Corporation is then subject to such reporting requirement; provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Act) is or becomes the “beneficial owner” (as defined in Rule l3d-3 under the Act), directly or indirectly, of securities of the Corporation representing twenty-five percent (25%) or more of the combined voting power of the Corporation’s then outstanding securities without the prior approval of at least a majority of the members of the Board in office immediately prior to such acquisition; (ii) the Corporation is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or (iii) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Corporation’s stockholders was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board;

(ii) “Disinterested Director” means a director of the Corporation who is not a party to the proceeding in respect of which indemnification is sought by the indemnitee; and

(iii) “Independent Counsel” means a law firm or a member of a law firm that neither presently is, nor in the past five (5) years has been, retained to represent: (A) the Corporation or the indemnitee in any matter material to either such party or (B) any other party to the proceeding giving rise to a claim for indemnification under this Section 6.1. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing under such persons, relevant jurisdiction of practice, would have a conflict of interest in representing either the Corporation or the indemnitee in an action to determine the indemnitee’s rights under this Section 6.1.

(f) Invalidity; Severability; Interpretation. If any provision or provisions of this Section 6.1 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Section 6.1 (including, without limitation, all portions of any paragraph of this Section 6.1 containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Section 6.1 (including, without limitation, all portions of any paragraph of this Section 6.1 containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid; illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable. Reference herein to laws, regulations or agencies shall be deemed to include all amendments thereof, substitutions therefor and successors thereto.

6.2 Indemnification of Others

The Corporation shall have the power, to the extent and in the manner permitted by the DGCL, to indemnify each of its officers, employees and agents (other than directors) against expenses (including attorneys’ fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Corporation. For purposes of this Section 6.2, an officer, employee or agent of the Corporation (other than a director) includes any person (a) who is or was an employee or agent of the Corporation, (b) who is or was serving at the request of the Corporation as a director, officer, manager, member, partner, trustee, employee or other agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, or (c) who was an employee or agent of a corporation that was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.

6.3 Insurance

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, manager, member, partner, trustee, employee or other agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of the DGCL.

VII. RECORDS AND REPORTS

7.1 Maintenance and Inspection of Records

The Corporation shall, either at its principal executive office or at such place or places as designated by the Board, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these Bylaws as amended to date, accounting books and other records.

Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger, a list of its stockholders and its other books and records and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office in Delaware or at its principal place of business.

Any records maintained by a corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time. Any corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to any provision of the Certificate of Incorporation, these Bylaws or the DGCL. When records are kept in such manner, a clearly legible paper from or by means of the information storage device or method shall be admissible in evidence, and accepted for all other purposes, to the same extent as an original paper record of the same information would have been, provided the paper form accurately portrays the record.

7.2 Inspection by Directors

Any director shall have the right to examine the Corporation’s stock ledger, a list of its stockholders and its other books and records for a purpose reasonably related to his or her position as a director. The Court of Chancery is hereby vested with the exclusive jurisdiction to determine whether a director is entitled to the inspection sought. The court may summarily order the Corporation to permit the director to inspect any and all books and records, the stock ledger and the stock list and to make copies or extracts therefrom. The burden of proof shall be upon the Corporation to establish that the inspection such director seeks is for an improper purpose. The court may, in its discretion, prescribe any limitations or conditions with reference to the inspection, or award such other and further relief as the court may deem just and proper.

7.3 Annual Statement to Stockholders

The Board shall present at each annual meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the Corporation.

VIII. GENERAL MATTERS

8.1 Checks

From time to time, the Board shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the Corporation, and only the persons so authorized shall sign or endorse those instruments.

8.2 Execution of Corporate Contracts and Instruments

The Board, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

8.3 Stock Certificates; Partly Paid Shares

The shares of the Corporation shall be represented by certificates, provided that the Board of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the Corporation by the chairman or vice-chairman of the Board, or the president or vice president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of such Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. The Corporation shall not have power to issue a certificate in bearer form.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, and upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

8.4 Special Designation on Certificates

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

8.5 Lost Certificates

Except as provided in this Section 8.6, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

8.6 Shares Without Certificates

The Corporation shall adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

8.7 Construction; Definitions

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person.

8.8 Dividends

The directors of the Corporation, subject to any rights or restrictions contained in the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock pursuant to the DGCL. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The directors of the Corporation may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation and meeting contingencies.

8.9 Fiscal Year

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

8.10 Seal

The Corporation may adopt a corporate seal which may be altered as desired, and may use the same by causing it, or a facsimile thereof, to be impressed or affixed or in any other manner reproduced.

8.11 Transfer of Stock

Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction in its books.

8.12 Stock Transfer Agreements and Restrictions

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

8.13 Electronic Transmission

For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

IX. AMENDMENTS

The original or other bylaws of the Corporation may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the Corporation may, in its Certificate of Incorporation, confer the power to adopt, amend or repeal bylaws upon the directors. The fact that such power has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws.

X. FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL or the Certificate of Incorporation or these Bylaws (as each may be amended from time to time), (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine; or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, the Exchange Act and the rules and regulations thereunder.

XI. DISSOLUTION

If it should be deemed advisable in the judgment of the Board of the Corporation that the Corporation should be dissolved, the Board, after the adoption of a resolution to that effect by a majority of the whole Board at any meeting called for that purpose, shall cause notice to be mailed to each stockholder entitled to vote thereon of the adoption of the resolution and of a meeting of stockholders to take action upon the resolution.

At the meeting a vote shall be taken for and against the proposed dissolution. If a majority of the outstanding stock of the Corporation entitled to vote thereon votes for the proposed dissolution, then a certificate stating, among other things, that the dissolution has been authorized in accordance with the provisions of Section 275 of the DGCL and setting forth the names and residences of the directors and officers shall be executed, acknowledged, and filed and shall become effective in accordance with Section 103 of the DGCL. Upon such certificate’s becoming effective in accordance with Section 103 of the DGCL, the Corporation shall be dissolved.

Whenever all the stockholders entitled to vote on a dissolution consent in writing, either in person or by duly authorized attorney, to a dissolution, no meeting of directors or stockholders shall be necessary. The consent shall be filed and shall become effective in accordance with Section 103 of the DGCL. Upon such consent’s becoming effective in accordance with Section 103 of the DGCL, the Corporation shall be dissolved. If the consent is signed by an attorney, then the original power of attorney or a photocopy thereof shall be attached to and filed with the consent. The consent filed with the Secretary of State shall have attached to it the affidavit of the Secretary or some other officer of the Corporation stating that the consent has been signed by or on behalf of all the stockholders entitled to vote on a dissolution; in addition, there shall be attached to the consent a certification by the Secretary or some other officer of the Corporation setting forth the names and residences of the directors and officers of the Corporation.

XII. CUSTODIAN

12.1 Appointment of a Custodian in Certain Cases

The Court of Chancery, upon application of any stockholder, may appoint one or more persons to be custodians and, if the Corporation is insolvent, to be receivers, of and for the Corporation when:

(a) at any meeting held for the election of directors the stockholders are so divided that they have failed to elect successors to directors whose terms have expired or would have expired upon qualification of their successors;

(b) the business of the Corporation is suffering or is threatened with irreparable injury because the directors are so divided respecting the management of the affairs of the Corporation that the required vote for action by the Board cannot be obtained and the stockholders are unable to terminate this division; or

(c) the Corporation has abandoned its business and has failed within a reasonable time to take steps to dissolve, liquidate or distribute its assets.

12.2 Duties of Custodian

The custodian shall have all the powers and title of a receiver appointed under Section 291 of the DGCL, but the authority of the custodian shall be to continue the business of the Corporation and not to liquidate its affairs and distribute its assets, except when the Court of Chancery otherwise orders and except in cases arising under Sections 226(a)(3) or 352(a)(2) of the DGCL.

CERTIFICATE OF ADOPTION OF BYLAWS

OF

FLYEXCLUSIVE, INC.

The undersigned hereby certifies that he is a duly elected, qualified and acting officer of flyExclusive, Inc. and that the foregoing Bylaws, comprising [•] ([•]) pages, were adopted as the Bylaws of the Corporation effective [•], by the Board of the Corporation pursuant to action of the Board by unanimous written consent, and were recorded in the minutes thereof.

IN WITNESS WHEREOF, the undersigned has hereunto set his or her hand and affixed the corporate seal this [•].

[•], Secretary

EXHIBIT D

FORM OF STOCKHOLDERS’ AGREEMENT

(see attached)

Exhibit D

STOCKHOLDERS’ AGREEMENT

This Stockholders’ Agreement (this “Agreement”) is made as of [●], 2022, by and among (i) flyExclusive, Inc., a Delaware corporation (the “Company”); (ii) Thomas James Segrave Jr. (“Segrave”); (iii) [●], a [●] (“[●]”); (iv) [●], a [●] (“[●]”); (v) [●], a [●] (“[●]”); (vi) [●], a [●] (“[●]” and, together with Segrave, [●], [●] and [●], the “Existing Equityholders”); and (vii) EG Sponsor LLC, a Delaware limited liability company (“Sponsor”, and, together with the Existing Equityholders, the “Stockholder Parties”).

RECITALS

WHEREAS, the Company has entered into that certain Equity Purchase Agreement, dated as of October 17, 2022 (as it may be amended or supplemented from time to time, the “Purchase Agreement”), by and among (i) LGM Enterprises, LLC (“OpCo”), (ii) the Existing Equityholders, (iii) EG Acquisition Corp., a Delaware corporation and predecessor to the Company (the “SPAC”), (iv) the Sponsor, and (v) Thomas James Segrave, Jr., as the Existing Equityholder Representative (as defined therein), pursuant to which the parties thereto have agreed to consummate the transactions contemplated by the Purchase Agreement (collectively, the “Transaction”);

WHEREAS, pursuant to the Purchase Agreement, among other things, (i) OpCo issued a number of OpCo Common Units (as defined below) to the Company in exchange for a contribution of cash from the SPAC, (ii) the Class B common stock of the SPAC, held by Sponsor, converted into an equivalent number of shares of Class A Common Stock (as defined below) of the Company, and (iii) the Company issued Class B Common Stock (defined below) to the Existing Equityholders;

WHEREAS, as of immediately following the closing of the Transaction (the “Closing”), each of the Stockholder Parties Beneficially Owns (as defined below) the respective number of shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”), of the Company, set forth on Annex A hereto;

WHEREAS, in connection with the Transaction, the Stockholder Parties have agreed to enter into this Agreement;

NOW THEREFORE, in consideration of the foregoing and of the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Definitions. Capitalized terms used herein but not defined in this Agreement shall have the meanings ascribed to them in the Purchase Agreement. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated when used in this Agreement with initial capital letters:

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“A&R By-laws” shall mean the Amended and Restated By-laws of the Company, dated as of the date hereof, as it may be amended, supplemented, restated and/or modified from time to time.

“A&R Certificate of Incorporation” shall mean the Second Amended and Restated Certificate of Incorporation of the Company, dated as of the date hereof, as it may be amended, supplemented, restated and/or modified from time to time.

“Board” shall mean the board of directors of the Company.

“Closing Date” shall have the meaning given in the Purchase Agreement.

“Company Warrants” means warrants to purchase Class A Common Stock.

“Confidential Information” shall mean all information (whether or not specifically identified as confidential), in any form or medium, belonging to Company and its Affiliates that are not generally known to the public, including, but not limited to, information concerning business plans, financial statements, and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists, or other business documents that the Company treats as confidential; provided that “Confidential Information” shall not include any information that a Stockholder Party can demonstrate has become generally known to and widely available for use other than as a result of the acts or omissions of such Stockholder Party or any Person over which such Stockholder Party has control to the extent such acts or omissions are not authorized by such Stockholder Party in the performance of such Person’s assigned duties for such Stockholder Party.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Law” shall mean any federal, state, local or foreign law, regulation or rule or any decree, judgment, permit or order.

“LGM Holders” shall mean the Existing Equityholders and their Permitted Transferees.

“Lock-up Period” shall mean the period beginning on the Closing Date and ending on the date that is the first (1st) anniversary of the Closing Date.

“Lock-up Shares” shall mean (i) the shares of Common Stock received by the Existing Equityholders in connection with the Transactions on the Closing Date, (ii) any shares of Common Stock received after the Closing Date by any Existing Equityholder or Permitted Transferee thereof pursuant to a Redemption (as defined in the OpCo LLCA) of the OpCo Common Units held as of the Closing Date, and (iii) the Company Warrants held as of the Closing Date and any shares of Common Stock issued to Existing Equityholders or Permitted Transferees thereof upon exercise of any such warrants.

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“OpCo Common Units” shall mean the “Common Units” of OpCo as defined in the OpCo LLCA.

“OpCo LLCA” shall mean the Amended and Restated Limited Liability Company Operating Agreement of OpCo, dated as of the date hereof, as it may be amended, supplemented, restated and/or modified from time to time.

“Permitted Transferees” shall mean, with respect to any stockholder of the Company party to this Agreement: (i) the Company, OpCo, or any of their Subsidiaries; (ii) any Person, approved in writing in advance by the Board and the Sponsor; (iii) in the case of Sponsor, any of its direct or indirect equityholders or its Affiliates under common control; and (iv) if the stockholder is a natural Person, any of such stockholder’s controlled Affiliates, or any trust or other estate planning vehicle that is under the control of such stockholder and for the sole benefit of such stockholder and/or such stockholder’s spouse, former spouse, ancestors and descendants (whether natural or adopted), parents and their descendants and any spouse of the foregoing Persons, in the case of each of clauses (i) through (iv) above, only if such transferee becomes a party to this Agreement.

“Person” shall mean individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a governmental authority.

“Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of the date hereof, by and among the Existing Equityholders, Sponsor and the Company.

“Sponsor Holders” shall mean Sponsor and its Permitted Transferees.

“Stockholder Shares” shall mean all securities of the Company registered in the name of, or Beneficially Owned by the Stockholder Parties, including any and all securities of the Company acquired and held in such capacity subsequent to the date hereof.

“Subsidiary” shall mean, with respect to any Person, (i) any corporation of which more than fifty percent (50%) of the outstanding voting securities is, directly or indirectly, owned by such Person, and (ii) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by such Person or of which such Person or any Subsidiary is a general partner, manager, managing member or the equivalent.

“Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii) above.

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2. Agreement to Vote. During the term of this Agreement, each LGM Holder shall vote or cause to be voted all securities of the Company that may be voted in the election of the Company’s directors registered in the name of, or beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, including by the exercise or conversion of any security exercisable or convertible for shares of Common Stock, but excluding shares of stock underlying unexercised Options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by such LGM Holder, including any and all securities of the Company acquired and held in such capacity subsequent to the date hereof (hereinafter referred to as the “Voting Shares”), in accordance with the provisions of this Agreement, including, without limitation, voting or causing to be voted all Voting Shares Beneficially Owned by such LGM Holder so that the Board is comprised of the Persons designated pursuant to Section 3. Except as explicitly provided in this Agreement, each LGM Holder is free to vote or cause to be voted all Voting Shares Beneficially Owned by such LGM Holder. For the avoidance of doubt, nothing in this Section 2 shall require an LGM Holder to exercise or convert any security exercisable or convertible for voting securities of the Company.

3. Board of Directors.

(a) Board Representation. Subject to the terms and conditions of this Agreement, from and after the date of this Agreement, the Company and each LGM Holder shall take all necessary action to cause, effective beginning immediately following the Closing Date, the Board to be comprised of seven (7) directors who, initially, shall be the Persons identified on Exhibit 3 and thereafter as set forth in accordance with this Section 3.

(b) Sponsor Designees.1

(i) Subject to Section 3(b)(ii), the Sponsor Holders, by a majority of shares held by them, shall have the right to nominate, and the Board and the LGM Holders will appoint and vote for, [two] ([2]) members of the Board (the “Sponsor Designees” and each an “Sponsor Designee”), [two] ([2]) of which are initially designated as set forth on Exhibit 3 hereto and all of which shall thereafter be designated by the Sponsor Holders by a majority of shares held by them.

(ii) In the event the Sponsor Holders cease collectively, as of any date after the Closing Date, to own voting stock of the Company bearing at least: (A) [fifteen] percent ([15]%) of the aggregate outstanding voting power of the Company, the Sponsor Holders shall only be entitled to nominate [one] ([1]) member of the Board as of the date Sponsor Holders cease to hold the aforementioned requisite securities of the Company; and (B) [five] percent ([5]%) of the aggregate outstanding voting power of the Company, the Sponsor Holders shall no longer be entitled to nominate any members of the Board as of the date the Sponsor Holders cease to hold the aforementioned requisite securities of the Company.

[1]	NTD: Various thresholds and board delegation rights are to be adjusted based on compliance with NYSE’s voting rights policy, to the extent applicable.

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(c) Resignation; Removal; Vacancies. Any member of the Board designated pursuant to Section 3(b) may resign, or may be removed either (i) with or without cause solely at the direction of the Sponsor Holder who designated such member of the Board, or (ii) by the affirmative written vote or written consent of a majority of the remaining members of the Board upon death, disability or disqualification of such member of the Board. The Sponsor Holder who designated such resigned or removed director (or such Sponsor Holder’s successors) shall have the exclusive right to designate a replacement for such member of the Board, which individual shall be appointed and approved pursuant to Section 3(b) for so long as such Sponsor Holder is entitled to designate such nominee pursuant to such section.

(d) From and after the lapse or termination of a Board designation rights set forth in Section 3(b), in accordance with the terms of this Agreement, the Board seat that would have been designated pursuant to such designation right had such right not lapsed or terminated will be filled in accordance with the A&R Certificate of Incorporation and the A&R By-laws.

4. Controlled Company.

(a) The Stockholder Parties agree and acknowledge that by virtue of the combined voting power of the Existing Equityholders of more than fifty percent (50%) of the total voting power of the shares of capital stock of the Company outstanding as of the Closing, the Company will, as of the Closing, qualify as a “controlled company” within the meaning of Section 303A of the NYSE Listed Company Manual (the “NYSE Listing Rules”) of The New York Stock Exchange.

(b) From and after the Closing, the Company agrees and acknowledges that, unless otherwise agreed by Segrave, it shall elect, to the extent permitted under the NYSE Listing Rules, to be treated as a “controlled company” within the meaning of Section 303A of the NYSE Listing Rules.

5. Representations and Warranties of Each Existing Equityholder. Each Existing Equityholder on its own behalf hereby represents and warrants to the Company and each other Existing Equityholder, severally and not jointly, with respect to such Existing Equityholder and such Existing Equityholder’s ownership of his, her or its Stockholder Shares set forth on Annex A, as of the Closing Date:

(a) Organization; Authority. If Existing Equityholder is a legal entity, Existing Equityholder (i) is duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and (ii) has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. If Existing Equityholder is a natural person, Existing Equityholder has the legal capacity to enter into this Agreement and perform his or her obligations hereunder. If Existing Equityholder is a legal entity, this Agreement has been duly authorized, executed and delivered by Existing Equityholder. This Agreement constitutes a valid and binding obligation of Existing Equityholder enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

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(b) No Consent. Except as provided in this Agreement and for filing requirements under applicable securities laws, no consent, approval or authorization of, or designation, declaration or filing with, any governmental Authority or other Person on the part of Existing Equityholder is required in connection with the execution, delivery and performance of this Agreement, except where the failure to obtain such consents, approvals, authorizations or to make such designations, declarations or filings would not materially interfere with a Existing Equityholder’s ability to perform his, her or its obligations pursuant to this Agreement. If Existing Equityholder is a natural person, no consent of such Existing Equityholder’s spouse is necessary under any “community property” or other laws for the execution and delivery of this Agreement or the performance of Existing Equityholder’s obligations hereunder. If Existing Equityholder is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(c) Ownership of Shares. Existing Equityholder Beneficially Owns his, her or its Stockholder Shares free and clear of all Liens. Except pursuant to this Agreement, the Purchase Agreement, and the Registration Rights Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Existing Equityholder is a party relating to the pledge, acquisition, disposition, Transfer or voting of Stockholder Shares and there are no voting trusts or voting agreements with respect to the Stockholder Shares. Existing Equityholder does not Beneficially Own (i) any shares of capital stock of the Company other than the Stockholder Shares set forth on Annex A and (ii) any options, warrants or other rights to acquire any additional shares of capital stock of the Company or any security exercisable for or convertible into shares of capital stock of the Company, other than as set forth on Annex A (collectively, “Options”).

6. Lock-up.

(a) Subject to Sections 6(b) and 6(c), each Existing Equityholder agrees that, without the Company’s prior written consent, it, he or she shall not Transfer any Lock-up Shares until the end of the Lock-up Period.

(b) Notwithstanding the provisions set forth in Section 6(a), any Existing Equityholder or its Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (i) to any of such Existing Equityholder’s Permitted Transferees; (ii) in connection with a pledge of up to 25% of each individual Existing Equityholder’s Lock-up Shares in connection with a bona fide transaction with a lender and disclosed in writing to the Board; or (iii) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Closing Date.

(c) Notwithstanding anything contained herein to the contrary, the Lock-up Period shall expire, and each Existing Equityholder, together with its Permitted Transferees, shall be entitled to Transfer all of the Lock-up Shares, immediately upon the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock of the Company for cash, securities or other property.

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7. No Other Voting Trusts or Other Arrangement. Each Existing Equityholder shall not, and shall not permit any entity under such Existing Equityholder’s control to (a) deposit any Voting Shares or any interest in any Voting Shares in a voting trust, voting agreement or similar agreement, (b) grant any proxies, consent or power of attorney or other authorization or consent with respect to any of the Voting Shares or (c) subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares, in each case, that conflicts with or prevents the implementation of this Agreement.

8. Additional Shares. Each Existing Equityholder agrees that all securities of the Company that may vote in the election of the Company’s directors that such Existing Equityholder purchases, acquires the right to vote or otherwise acquires Beneficial Ownership of (including by the exercise or conversion of any security exercisable or convertible for shares of Common Stock) after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Voting Shares for all purposes of this Agreement.

9. Confidentiality. Each Stockholder Party agrees, and agrees to cause its Affiliates, to keep confidential and not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any Confidential Information; provided, however, that a Stockholder Party may disclose Confidential Information to (a) its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (b) to any Affiliate, partner, member, equityholder or wholly-owned Subsidiary of such Stockholder Party, or any lender (or potential lender) or similar financing counterparty thereof, in each case in the ordinary course of business; provided that such Stockholder Party informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information, (c) as may otherwise be required by law, regulation, rule, court order or subpoena or by obligations pursuant to any listing agreement with any securities exchange or securities quotation system, provided that such Stockholder Party promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure, or (d) any party with whom such Stockholder Party enters into a confidentiality agreement, in form reasonably satisfactory to the Company, governing such Confidential Information.

10. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 10, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

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11. Termination.

(a) Following the Closing, with respect to each Stockholder Party, except as set forth in Section 11(b), (a) Section 2 (Agreement to Vote), Section 3 (Board of Directors), of this Agreement shall terminate automatically (without any action by any party hereto) on the first date on which such Stockholder Party no longer has the right to designate a director to the Board under this Agreement; (b) Section 4(b) (Controlled Company) shall survive until the Company is no longer considered a “controlled company” under Section 303A of the NYSE Listing Rules (or other applicable stock exchange rule) and (c) the remainder of this Agreement shall terminate automatically (without any action by any party hereto) as to each Stockholder Party when such Stockholder Party ceases to Beneficially Own any Stockholder Shares.

(b) Notwithstanding the foregoing, the obligations set forth in Section 9 (Confidentiality), Section 10 (Specific Enforcement), Section 11 (Termination), Section 12 (Amendments and Waivers), Section 14 (Assignment), Section 16 (Severability), Section 17 (Governing Law), Section 18 (Jurisdiction), and Section 19 (WAIVER OF JURY TRIAL) shall survive termination of this Agreement.

12. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each Stockholder Party that (i) remains a party to this Agreement at such time and (ii) (x) in the case of any amendment to the rights of any Stockholder Party hereunder, has such right at the time of such amendment and (y) in the case of an amendment to any obligation of a Stockholder Party hereunder, remains subject to such obligation at the time of such amendment. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

13. Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization or the like, any securities issued with respect to Voting Shares held by Stockholder Parties shall become Voting Shares for purposes of this Agreement (and any securities issued with respect to Lock-up Shares held by Existing Equityholders shall become Lock-up Shares for purposes of this Agreement). During the term of this Agreement, all dividends and distributions payable in cash with respect to the Voting Shares shall be paid, as applicable, to each of the undersigned Stockholder Parties and all dividends and distributions payable in Common Stock or other equity or securities convertible into equity with respect to the Voting Shares shall be paid, as applicable, to each of the undersigned Stockholder Parties, but all dividends and distributions payable in Common Stock or other equity or securities convertible into equity shall become Voting Shares (and all dividends and distributions on Lock-up Shares payable in Common Stock or other equity or securities convertible into equity shall become Lock-up Shares) for purposes of this Agreement.

14. Assignment.

(a) Neither this Agreement nor any of the rights, duties, interests or obligations of the Company hereunder shall be assigned or delegated by the Company in whole or in part.

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(b) No Stockholder Party may assign or delegate such Stockholder Party’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a Transfer of Stockholder Shares by such Stockholder Party to a Permitted Transferee in accordance with the terms of the Registration Rights Agreement and this Section 14.

(c) This Agreement and the provisions hereof shall, subject to Section 14(b), inure to the benefit of, shall be enforceable by and shall be binding upon the respective assigns and successors in interest of each Stockholder Party, as applicable, including with respect to any of such Stockholder Party’s Stockholder Shares that are transferred to a Permitted Transferee in accordance with the terms of this Agreement and the Registration Rights Agreement.

(d) No assignment in accordance with this Section 14 by any party hereto (including pursuant to a Transfer of any Stockholder Party’s Stockholder Shares) of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company or any other party hereto unless and until each of the other parties hereto shall have received (i) written notice of such assignment as provided in Section 21 and (ii) the executed written agreement of the assignee to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement) as fully as if it were an initial signatory hereto. Each Stockholder Party shall not permit the Transfer of any such Stockholder Party’s Stockholder Shares to a Permitted Transferee unless and until the Person to whom such securities are to be transferred has executed a written agreement as provided in clause (ii) of the preceding sentence.

(e) Any transfer or assignment made other than as provided in this Section 14 shall be null and void.

(f) Notwithstanding anything herein to the contrary, for purposes of determining the number of shares of capital stock of the Company held by each Stockholder Party, the aggregate number of shares so held by such Stockholder Party shall include any shares of capital stock of the Company transferred or assigned to a Permitted Transferee in accordance with the provisions of this Section 14; provided, that any such Permitted Transferee has executed a written agreement agreeing to be bound by the terms and provisions of this Agreement as contemplated by Section 14(d) above, including agreeing to vote or cause to be voted the Voting Shares Beneficially Owned by such Permitted Transferee as required of the applicable transferring LGM Holder or Sponsor Holder.

15. Other Rights. Except as provided by this Agreement, each Stockholder Party shall retain the full rights of a holder of shares of capital stock of the Company with respect to the Stockholder Shares, including the right to vote the Stockholder Shares subject to this Agreement.

16. Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

17. Governing Law. This Agreement, the rights and duties of the parties hereto, any disputes (whether in contract, tort or statute), and the legal relations between the parties arising hereunder shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware without reference to its conflicts of laws provisions.

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18. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought against any of the parties in the Court of Chancery of the State of Delaware (the “Chancery Court”) (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such courts.

19. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

21. Notices. Any notices provided pursuant to this Agreement shall be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by electronic mail. Notices provided pursuant to this Agreement shall be provided, (x) if to the Company, in accordance with the terms of the Purchase Agreement, (y) if to any other party hereto, to the address or email address, as applicable, of such party set forth on Annex A hereto, or (z) to any other address or email address, as a party designates in writing to the other parties in accordance with this Section 22.

22. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties, and supersedes any prior agreement or understanding among the parties, with regard to the subject matter hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.

23. Effectiveness. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall be effective upon the Closing. If the Purchase Agreement is terminated in accordance with its terms, this Agreement shall terminate concurrently therewith and shall be of no further force and effect.

[Remainder of page intentionally left blank; signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

COMPANY:

flyExclusive, Inc.
a Delaware corporation

By:
Name:
Title:

[Signature Page to Stockholders’ Agreement]

STOCKHOLDER PARTIES:

Thomas James Segrave Jr.

By:
Name:	Thomas James Segrave Jr.

[Signature Page to Stockholders’ Agreement]

EG Sponsor LLC
a Delaware limited liability company

By:
Name:
Title:

[Signature Page to Stockholders’ Agreement]

Annex A

Stockholder Shares

Holder	Address	Shares of Common Stock	Warrants	Options	Other Equity Securities/Rights to Acquire Equity Securities

Exhibit 3

Initial Board Designees2

The initial board designees shall initially be:

•	Thomas James Segrave Jr.[, who shall serve as the initial chairperson of the Board]

•	Gregg S. Hymowitz (ETG Designee)

•	Gary Fegel (ETG Designee)

•	[●]

•	[●]

•	[●]

•	[●]

[2]	NTD: To be determined prior to Closing.

EXHIBIT E

FORM OF REGISTRATION RIGHTS AGREEMENT

(see attached)

Exhibit E

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], is made and entered into by and among flyExclusive, Inc. (formerly known as EG Acquisition Corp.), a Delaware corporation (the “Company”), EG Sponsor LLC, a Delaware limited liability company (the “Sponsor”), the undersigned parties listed under Existing Holders on the signature page hereto (each such party, together with the Sponsor and any Permitted Transferee of an Existing Holder who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, an “Existing Holder” and collectively the “Existing Holders”), and the undersigned parties listed under New Holders on the signature page hereto (each such party, together with any Permitted Transferee of a New Holder who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “New Holder” and collectively the “New Holders”)1. Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to such term in the Equity Purchase Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Sponsor are party to that certain Registration and Stockholder Rights Agreement dated May 25, 2021 (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Sponsor certain registration rights with respect to certain securities of the Company;

WHEREAS, the Company entered into that certain Equity Purchase Agreement (the “Equity Purchase Agreement”), dated as of October 17, 2022, by and between the Company, Sponsor, LGM Enterprises, LLC (“LGM”), the Existing Equityholders listed on Annex A thereto (who are the initial New Holders hereunder) and Thomas James Segrave, Jr., as the Existing Equityholder Representative;

WHEREAS, upon the closing of the transactions contemplated by the Equity Purchase Agreement (the “Closing”) and subject to the terms and conditions set forth therein, the initial New Holder received common units of LGM (“Common Units”), in respect of which the Company may issue shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”) in connection with any redemption by a New Holder of its Common Units in accordance with the Amended and Restated Limited Liability Company Operating Agreement of the Company (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “LGM LLC Agreement”);

WHEREAS, the Sponsor owns 5,625,000 shares of Common Stock that, upon Closing, were converted from an equal number of shares of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”) (such shares of Class B Common Stock, collectively, the “Founder Shares”);

WHEREAS, on May 25, 2021, the Company and the Sponsor entered into that certain Warrant Purchase Agreement, pursuant to which the Sponsor purchased 4,333,333 private placement warrants (the “Private Placement Warrants” and such agreement, the “Warrant Purchase Agreement”) at a price of $1.50 per Private Placement Warrant, in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering (and the closing of the over-allotment option, if applicable), each Private Placement Warrant entitling the holder to purchase one share of Common Stock at an exercise price of $11.50 per share;

WHEREAS, in order to finance the Company’s transaction costs in connection with the transactions contemplated by the Equity Purchase Agreement, the Sponsor, an affiliate of the Sponsor or certain of the Company’s officers or directors may, but are not obligated to, loan the Company funds as the Company may require, of which up to $1,500,000 of such loans may be convertible into warrants of the Company at a price of $1.50 per warrant at the option of the lender (the “Working Capital Warrants”);

[1]	Note to Draft: Noteholders to be added to signature pages.

WHEREAS, pursuant to Section 6.8 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the holders of a majority-in-interest of the “Registrable Securities” (as such term was defined in the Existing Registration Rights Agreement) at the time in question; and

WHEREAS, the Company and the Sponsor desire to amend and restate the Existing Registration Rights Agreement in order to provide the Existing Holders and the New Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board, after consultation with the executive officers of and counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a “bought deal”, same day trade, overnight trade or similar transaction.

“Board” shall mean the Board of Directors of the Company.

“Class B Common Stock” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“Demanding Holders” shall have the meaning given in subsection 2.2.1.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Equity Purchase Agreement” shall have the meaning given in the Recitals hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning in the Preamble and shall include any Permitted Transferee of an Existing Holder who becomes a party to this Agreement in accordance with Section 5.2.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Form S-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form S-3 Shelf” shall have the meaning given in subsection 2.1.1.

“Founder Shares” shall have the meaning given in the Recitals hereto and shall be deemed to include the shares of Common Stock issued upon conversion thereof.

“Holders” shall mean the Sponsor and the New Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2.

“Insider Letter” shall mean that certain letter agreement, dated as of May 25, 2021, by and among the Company, the Sponsor and each of the Company’s officers, directors and director nominees.

“LGM LLC Agreement” shall have the meaning given in the Recitals hereto.

“Lock-Up Period” shall mean (i) with respect to the New Holders, the “Lock-up Period” (as defined in the Stockholders Agreement) or (ii) with respect to the Sponsor, the “Lock-up Periods” (as defined in the Insider Letter).

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading.

“New Holders” shall have the meaning in the Preamble and shall include any Permitted Transferee of a New Holder who becomes a party to this Agreement in accordance with Section 5.2.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Lock-Up Period.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall have the meaning given in subsection 2.2.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the shares of Common Stock issued as a result of the conversion of the Founder Shares, (b) the Private Placement Warrants and any shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants, (c) any shares of Common Stock issued upon the redemption by a New Holder of any Common Units held by a New Holder as of the date of this Agreement in accordance with the terms of the LGM LLC Agreement, (d) the Working Capital Warrants (including the shares of Common Stock issued or issuable upon the exercise of the Working Capital Warrants), (e) the shares of Common Stock issued as a result of the conversion of the Senior Subordinated Convertible Note, dated as of October 17, 2022, and (f) any other equity security of the Company issued or issuable with respect to any such share of Common Stock described in the foregoing clauses (a) through (e) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates or book entries for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities have been sold without registration pursuant to Rule 144; or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Removed Shares” shall have the meaning given in Section 2.6.

“Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Restricted Securities” shall have the meaning given in subsection 3.6.1.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act, or any successor rule promulgated thereafter by the SEC.

“Rule 415” shall have the meaning given in subsection 2.1.1.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Guidance” means (i) any publicly-available written or oral guidance of the SEC staff, or any comments, requirements or requests of the SEC staff whether formally or informally or publicly or privately and (ii) the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Stockholders Agreement” shall mean the Stockholders Agreement, dated as of [●], between the Sponsor, the Company and the New Holders.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Warrant Purchase Agreement” shall have the meaning given in the Recitals hereto.

“Working Capital Warrants” shall have the meaning given in the Recitals hereto.

ARTICLE II

REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Initial Registration. The Company shall, as soon as practicable, but in no event later than thirty (30) calendar days after the consummation of the transactions contemplated by the Equity Purchase Agreement, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than the earlier of (i) sixty (60) calendar days following the Closing (or 90 calendar days following the Closing if the SEC notifies the Company that it will “review” the Registration Statement), and (ii) the second (2nd) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). The Registration Statement filed with the SEC pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form S-3 (a “Form S-3 Shelf”) or, if Form S-3 is not then available to the Company, on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall cause such Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1, but in any event within one (1) business day of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement and shall furnish to them, without charge, such number of copies of the Registration Statement (including any amendments, supplements and exhibits), the prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference into the Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Registration Statement. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement was made).

2.1.2 Form S-3 Shelf. If the Company files a Form S-3 Shelf and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use its best efforts to file a Form S-1 Shelf as promptly as practicable (but in any event, within ten (10) calendar days) to replace the shelf registration statement that is a Form S-3 Shelf and have the Form S-1 Shelf declared effective as promptly as practicable and to cause such Form S-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.3 Shelf Takedown. At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or 2.1.2, any Holder may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement, including a Block Trade (a “Shelf Underwritten Offering”) provided that such Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $25,000,000 from such Shelf Underwritten Offering or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Shelf Underwritten Offering but in no event less than $10,000,000. All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within five (5) business days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to reductions consistent with the Pro Rata calculations in Section 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein (other than a Block Trade, in which only the Demanding Holder shall be entitled to participate), within five (5) days after sending the Company Shelf Takedown Notice, or, in the case of a Block Trade, as provided in Section 2.5. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the Company after consultation with the initiating Holders and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in underwritten offerings of securities by the Company. Notwithstanding anything to the contrary set forth in this subsection 2.1.3 or subsection 2.2.1, a request by any Existing Holder(s) or New Holder(s) for a Shelf Underwritten Offering pursuant to this subsection 2.1.3 shall count as a Demand Registration for purposes of the limitations on the number of Demand Registrations set forth in the last sentence of subsection 2.2.1 for so long as the Registrable Securities requested to be sold in such Shelf Underwritten Offering by such Holders pursuant to this subsection 2.2.1 (after giving effect to any to reductions consistent with the Pro Rata calculations in Section 2.2.4) have actually been sold in connection therewith.

2.1.4 Holder Information Required for Participation in Shelf Registration. At least ten (10) calendar days prior to the first anticipated filing date of a Registration Statement pursuant to this Article II, the Company shall notify each Holder in writing of the anticipated filing of such Registration Statement (which may be by email), and request from each Holder all information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the third (3rd) calendar day prior to the first anticipated filing date of a Registration Statement pursuant to this Article II.

2.2 Demand Registration.

2.2.1 Request for Registration. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof and provided that the Company does not have an effective Registration Statement pursuant to subsection 2.1.1 outstanding covering the Registrable Securities, (a) the Existing Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by the Existing Holders or (b) the New Holders holding at least a majority-in-interest of the then-outstanding number of Registrable Securities held by the New Holders (the “Demanding Holders”), in each case, may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration (other than a Block Trade), notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to such Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, the Registration of all Registrable Securities requested by the Demanding Holder(s) and Requesting Holder(s) pursuant to such Demand Registration, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration by the Existing Holders, or more than an aggregate of five (5) Registrations pursuant to a Demand Registration by the New Holders, in each case under this subsection 2.2.1 with respect to any or all Registrable Securities held by such Holders; provided, however, that a Registration pursuant to a Demand Registration shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Requesting Holders and the Demanding Holders to be registered on behalf of the Requesting Holders and the Demanding Holders in such Registration Statement have been sold, in accordance with Section 3.1 of this Agreement.

2.2.2 Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the SEC with respect to a Registration pursuant to a Demand Registration has been declared effective by the SEC and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the SEC, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (a) such stop order or injunction is removed, rescinded or otherwise terminated, and (b) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; and provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.2.3 Underwritten Offering. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if applicable) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration, which Underwriter(s) shall be reasonably satisfactory to the Company.

2.2.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if applicable) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if applicable) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if applicable) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if applicable) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.2.5 Demand Registration Withdrawal. Any of the Demanding Holders initiating a Demand Registration or any of the Requesting Holders (if applicable), pursuant to a Registration under subsection 2.2.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration at least one (1) business day prior to the effectiveness of the Registration Statement filed with the SEC with respect to the Registration of their Registrable Securities pursuant to such Demand Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to its withdrawal under this subsection 2.2.5.

2.3 Piggyback Registration.

2.3.1 Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.2 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.3.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.3 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock, if any, as to which Registration has been requested or demanded pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.3.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the SEC in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3.

2.3.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof or a Shelf Underwritten Offering effected under subsection 2.1.3.

2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Shelf Underwritten Offering pursuant to subsection 2.1.3 or a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested a Shelf Underwritten Offering or an Underwritten Registration, as applicable, and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Shelf Underwritten Offering or Registration would be materially detrimental to the Company and the Board concludes as a result that it is essential to defer such Shelf Underwritten Offering or the filing of such Registration Statement at such time, as applicable, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board or the Chief Executive Officer stating that, in the good faith judgment of the Board, it would be materially detrimental to the Company for such Shelf Underwritten Offering to be commenced or such Registration Statement to be filed, as applicable, in the near future and that it is therefore essential to defer such Shelf Underwritten Offering or the filing of such Registration Statement, as applicable. In such event, the Company shall have the right to defer such offering or filing for a period of not more than ninety (90) days; provided, however, that the Company shall not defer its obligation in this manner more than twice in any 12-month period (the “Aggregate Blocking Period”).

2.5 Block Trades. Notwithstanding any other provision of this Article II, but subject to Sections 2.4 and 3.4, if the Demanding Holders desire to effect a Block Trade, the Demanding Holders shall provide written notice to the Company at least five (5) business days prior to the date such Block Trade will commence. As expeditiously as possible, the Company shall use its reasonable best efforts to facilitate such Block Trade for the benefit of the Demanding Holders. The Demanding Holders shall use reasonable best efforts to work with the Company and the Underwriter(s) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures.

2.6 Rule 415; Removal. If at any time the SEC takes the position that the offering of some or all of the Registrable Securities in a Registration Statement on Form S-3 filed pursuant to this Article II are not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (provided, however, the Company shall be obligated to use diligent efforts to advocate with the SEC for the registration of all of the Registrable Securities in accordance with the SEC Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09) or requires a Holder to be named as an “underwriter,” the Company shall (i) promptly notify each holder of Registrable Securities thereof (or in the case of the SEC requiring a Holder to be named as an “underwriter,” the applicable Holders) and (ii) use reasonable best efforts to persuade the SEC that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the applicable Holders is an “underwriter.” The Existing Holders shall have the right to select one legal counsel designated by the holders of a majority of the Registrable Securities held by the Existing Holders, and the New Holders shall have the right to select one legal counsel designated by the holders of a majority of the Registrable Securities held by the New Holders, and subject to such Registration Statement, each such legal counsel shall have the review and oversee any registration or matters pursuant to this Section 2.6, including participation in any meetings or discussions with the SEC regarding the SEC’s position and to comment on any written submission made to the SEC with respect thereto. No such written submission with respect to this matter shall be made to the SEC to which the applicable set of Holders’ counsel reasonably objects. In the event that, despite the Company’s reasonable best efforts and compliance with the terms of this Section 2.6, the SEC refuses to alter its position, the Company shall, at the applicable Holder(s)’ option, (i) remove from such Registration Statement such portion of the Registrable Securities (the “Removed Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the SEC may require to assure the Company’s compliance with the requirements of Rule 415; provided, however, that the Company shall only be required to include such Holder’s Registrable Securities in the Registration Statement if the Holder agrees to be named as an “underwriter” in such Registration Statement. In the event of a share removal pursuant to this Section 2.6, the Company shall give the applicable Holders at least five (5) days prior written notice along with the calculations as to such Holder’s allotment. Any removal of shares of the applicable Holders (who, for the avoidance of doubt, shall solely consist of those Holders the SEC is requiring to be named as an “underwriter”) pursuant to this Section 2.6 shall be allocated between the applicable Holders on a pro rata basis based on the aggregate amount of Registrable Securities held by such applicable Holders. In the event of a share removal of some or all Holders pursuant to this Section 2.6, the Company shall promptly register the resale of any Removed Shares pursuant to subsection 2.1.2 hereof and in no event shall the filing of such Registration Statement on Form S-1 or subsequent Registration Statement on Form S-3 filed pursuant to the terms of subsection 2.1.2 be counted as a Demand Registration hereunder. Until such time as the Company has registered all of the Removed Shares for resale pursuant to Rule 415 on an effective Registration Statement, the Company shall not be able to defer the filing of a Registration Statement pursuant to Section 2.4 hereof.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the SEC as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and each such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders, provided that the Existing Holders holding a majority of the Registrable Securities held by the Existing Holders shall be permitted to select their own representative), the Underwriter(s), if any, and any attorney(s) or accountant(s) retained by such Holders or Underwriter(s) to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative(s), Underwriter, attorney(s) or accountant(s) in connection with the Registration; provided, however, that such representative(s) or Underwriter enters into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

3.1.11 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter(s) may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and a negative assurance letter, each dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriter(s), if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Underwriter(s), placement agent(s) or sales agent(s) may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than forty-five (45) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations; Legend Removal.

3.5.1 As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell the shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

3.5.2 At any time when a Holder’s Registrable Securities are eligible to be sold pursuant to an effective Registration Statement or without restriction under, and without the Company being in compliance with the current public information requirements of, Rule 144 under the Securities Act, then at such Holder’s request, the Company will cause the Company’s transfer agent to remove any remaining restrictive legend set forth on such Registrable Shares. In connection therewith, if required by the Company’s transfer agent, the Company will promptly cause an opinion of counsel to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to issue such Registrable Shares without any such legend.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its affiliates, officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party if the indemnifying party provides notice of such to the indemnified party within 30 days of the indemnifying party’s receipt of notice of such claim. After notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party will not be liable to the indemnified party for any other legal expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense. The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (1) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (2) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (3) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party) or (4) the indemnifying party has not in fact employed counsel to assume the defense of such action or counsel reasonably satisfactory to the indemnified party, in each case, within a reasonable time after receiving notice of the commencement of the action; in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the indemnifying party or parties. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction (plus local counsel) at any one time for all such indemnified party or parties. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). No indemnifying party shall, without the consent of the indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by this Section 4 (whether or not any indemnified party is a party thereto), unless such settlement, compromise or consent (1) includes an express and unconditional release of each indemnified party, in form and substance reasonably satisfactory to such indemnified party, from all liability arising out of such litigation, investigation, proceeding or claim and (2) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, [●], Attention: [●], and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company and the Holders of Registrable Securities, as the case may be, hereunder may not be assigned or delegated by the Company or the Holders of Registrable Securities, as the case may be, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

5.2.2 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.3 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement, including Section 4.1 and Section 5.2 hereof.

5.2.4 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

5.4 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.5 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.6 Waiver of Trial by Jury. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW THE RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE SPONSOR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

5.7 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects either the Existing Holders as a group or the New Holders as a group (regardless, in each case, whether the New Holders or the Existing Holders, respectively, are adversely affected (as a group) to the same extent) shall require the consent of at least a majority-in-interest of the Registrable Securities held by such Existing Holders or New Holders, as applicable, at the time in question so affected; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder or group of affiliated Holders, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder or group of affiliated Holders so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.8 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

5.9 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

5.10 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.11 Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.12 Term. This Agreement shall terminate upon the earlier of (i) the tenth (10th) anniversary of the date of this Agreement and (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the SEC)) or (B) with respect to any Holder, such Holder ceasing to hold Registrable Securities.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Amended and Restated Registration Rights Agreement to be executed as of the date first written above.

COMPANY:

flyExclusive, Inc. (formerly known as EG Acquisition Corp.)

By:
Name:
Title:

EXISTING HOLDERS:

EG SPONSOR LLC

By:
Name:
Title:

NEW HOLDERS:

[_________]

By:
Name:
Title:

EXHIBIT F

FORM OF TAX RECEIVABLE AGREEMENT

(see attached)

Exhibit F

TAX RECEIVABLE AGREEMENT

by and among

FLYEXCLUSIVE, INC.

LGM ENTERPRISES, LLC,

THOMAS JAMES SEGRAVE, JR.,

(as TRA Holder Representative)

and

the TRA HOLDERS

(as defined herein)

Dated as of [•], 2022

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7.7	Titles and Subtitles	21

7.8	Resolution of Disputes	21

7.9	Reconciliation	22

7.10	Withholding	23

7.11	Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets	24

7.12	Change in Law	24

7.13	Interest Rate Limitation	24

7.14	Independent Nature of Rights and Obligations	25

7.15	Operating Agreement	25

7.16	TRA Holder Representative	25

7.17	Non-Effect of Other Tax Receivable Agreement	26

Exhibits

Exhibit A – Form of Joinder Agreement

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TAX RECEIVABLE AGREEMENT

THIS TAX RECEIVABLE AGREEMENT (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of [•], is hereby entered into by and among flyExclusive, Inc., a Delaware corporation (the “Corporation”), LGM Enterprises LLC, a North Carolina limited liability company (the “Company”), the TRA Holder Representative (as defined below), and each of the TRA Holders (as defined below).

RECITALS:

A. The Company is treated as a partnership for U.S. federal income tax purposes.

B. Each of the members of the Company (other than the Corporation), directly or indirectly, owns ownership interests in the Company that are designated as “Common Units” (collectively, the “Units”).

C. Pursuant to that certain Equity Purchase Agreement, dated as of even date herewith (the “Equity Purchase Agreement”), by and among (i) the Company, (ii) Thomas James Segrave Jr. (“Segrave”), (iii) [•], a [•], (“[•]”), (iv) [•], a [•], (“[•]”), (v) [•], a [•], (“[•]”), (vi) [•], a [•], (“[•]” and together with Segrave, [•], [•] and [•], the “Existing Equityholders”), (vii) EG Acquisition Corp., a Delaware corporation and predecessor to the Corporation, (viii) EG Sponsor LLC, a Delaware limited liability company (“Sponsor”), and (ix) Segrave, as the Existing Equityholders’ representative, the Corporation shall acquire newly-issued Units in exchange for the Closing Date Cash Contribution Amount (as defined therein) and shall become the “Managing Member” of the Company (as defined in the Operating Agreement).

D. In connection with the transactions contemplated by the Equity Purchase Agreement, the Company shall revalue its assets for U.S. federal income tax purposes (and any corresponding U.S. state or local tax purposes) pursuant to Section 1.704-1 of the Treasury Regulations.

E. Following the contribution of the Closing Date Cash Contribution Amount by the Corporation to the Company, the Company shall repurchase a certain amount of the Units owned by the TRA Holders in accordance with the terms of the Equity Purchase Agreement, which repurchase shall be treated as a Redemption (as defined herein) for purposes of this Agreement.

F. Pursuant to and subject to the terms of the Operating Agreement, from time to time and, to the extent applicable, following the waiver or expiration of the Lock-Up Period (as defined in the Stockholders’ Agreement), each holder of Units (other than the Corporation and its Subsidiaries) has the right to require the Company to redeem (a “Redemption”’) all or a portion of such holder’s Units for shares of Class A Common Stock or cash contributed to the Company by the Corporation; provided that, at the election of the Corporation in its sole discretion, the Corporation may effect a direct exchange (a “Direct Exchange”’) of shares of Class A Common Stock or cash for such Units (holders described in this clause, the “TRA Holders”).

G. The Company and any direct or indirect Subsidiary (owned through a chain of entities each of which is treated as a partnership or a disregarded entity for U.S. federal income tax purposes) of the Company that is treated as a partnership for U.S. federal income tax purposes (together with the Company and any direct or indirect Subsidiary (owned through a chain of entities each of which is treated as a partnership or a disregarded entity for U.S. federal income tax purposes) of the Company that is treated as a disregarded entity for U.S. federal income tax purposes, the “Company Group”’) shall, to the extent such direct or indirect Subsidiary is treated as a partnership for U.S. federal income tax purposes, have in effect an election under Section 754 of the Code for the Taxable Year in which any Exchange occurs, which election should result in an adjustment to the Corporation’s share of the tax basis of the assets owned by the Company Group as of the date of the Exchange.

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H. The parties hereto desire to provide for certain payments and make certain arrangements with respect to certain tax benefits derived by the Corporation as a result of any Exchanges, certain tax attributes of the Company Group and the receipt of payments under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings.

“Advisory Firm” means any accounting firm that is nationally recognized as being an expert in tax matters and is not an Affiliate of the Corporation, provided that such Advisory Firm that is used by the Corporation shall be selected by the Corporation and be reasonably acceptable to the TRA Holder Representative.

“Actual Interest Amount” is defined in Section 3.1.2.7 of this Agreement.

“Actual Tax Liability” means, with respect to any Taxable Year, an amount, not less than zero, equal to the sum of (i) the actual liability for U.S. federal income taxes of the Corporation for such Taxable Year and, if applicable, determined in accordance with a Determination or Amended Schedule, and (ii) the product of (A) the actual amount of taxable income of the Corporation for U.S. federal income tax purposes for such Taxable Year and, if applicable, determined in accordance with a Determination or Amended Schedule and (B) the Assumed State and Local Tax Rate for such Taxable Year.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means SOFR plus 100 basis points.

“Agreement” is defined in the preamble to this Agreement.

“Amended Schedule” is defined in Section 2.4.2 of this Agreement.

“Assumed State and Local Tax Rate” means the tax rate equal to the sum of the products of (x) the Corporation’s income tax apportionment factor for each state and local jurisdiction in which the Corporation files income or franchise tax returns for the relevant Taxable Year and (y) the highest corporate income and franchise tax rate in effect for such Taxable Year for each such state and local jurisdiction in which the Corporation files income tax returns for each relevant Taxable Year.

“Attributable” is defined in Section 3.1.2.1 of this Agreement.

“Bankruptcy Code” is defined in Section 4.1.3 of this Agreement.

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“Basis Adjustment” means the increase or decrease to the tax basis of the Reference Assets (i) under Section 734(b), 743(b) and 754 of the Code (in situations where, following an Exchange, the Company remains in existence as an entity for tax purposes) and (ii) under Sections 732, 755 and 1012 of the Code (in situations where, as a result of one or more Exchanges, the Company becomes an entity that is disregarded as separate from its owner for tax purposes), in each case, as a result of any Exchange and any payments made under this Agreement. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred.

“Basis Schedule” is defined in Section 2.2 of this Agreement.

“Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York are closed.

“Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and excluding the Specified Parties) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Common Stock, preferred stock and/or any other class or classes of capital stock of the Corporation (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote;

(b) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of all or substantially all of the assets of the Company); or

(c) there is consummated a merger or consolidation of the Corporation with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the voting capital stock of the Corporation immediately prior to such merger or consolidation does not continue to represent, or are not converted into, more than fifty percent (50%) of the combined voting power of, or economic interest in, the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock, Class B Common Stock, preferred stock and/or any other class or classes of capital stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

“Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of the Corporation.

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“Class B Common Stock” means the Class B Common Stock, par value $0.0001 per share, of the Corporation.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” is defined in the preamble to this Agreement.

“Company Group” is defined in the recitals to this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or other agreement.

“Corporation” is defined in the preamble to this Agreement.

“Covered Person” is defined in Section 7.16 of this Agreement.

“Cumulative Net Realized Tax Benefit” is defined in Section 3.1.2.3 of this Agreement.

“Default Rate” means SOFR plus 400 basis points.

“Default Rate Interest” is defined in Section 3.1.2.8 of this Agreement.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of U.S. state tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for tax.

“Direct Exchange” is defined in the recitals to this agreement.

“Dispute” is defined in Section 7.8.1 of this Agreement.

“Early Termination Effective Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” is defined in Section 4.3.2 of this Agreement.

“Early Termination Rate” means the SOFR plus 100 basis points.

“Early Termination Reference Date” is defined in Section 4.2 of this Agreement.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Equity Purchase Agreement” is defined in the recitals to this Agreement.

“Exchange” means any Direct Exchange or Redemption.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Exchange Date” means the date of any Exchange.

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“Existing Equityholders” is defined in the recitals to this Agreement.

“Expert” is defined in Section 7.9 of this Agreement.

“Final Payment Date” means any date on which a payment is required to be made pursuant to this Agreement. For the avoidance of doubt, the Final Payment Date in respect of a Tax Benefit Payment is determined pursuant to Section 3.1 of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, an amount equal to the sum of (i) the hypothetical liability for U.S. federal income taxes of the Corporation for such Taxable Year and (ii) the product of (A) the hypothetical amount of taxable income of the Corporation for U.S. federal income tax purposes for such Taxable Year and (B) the Assumed State and Local Rate for such Taxable Year, in each case, determined using the same methods, elections, conventions and similar practices used on the actual relevant Tax Returns of the Corporation but (i) calculating depreciation, amortization, or other similar deductions, or otherwise calculating any items of income, gain, or loss, using the Non-Adjusted Tax Basis as reflected on the applicable Basis Schedule, including amendments thereto for the Taxable Year, and (ii) excluding any deduction attributable to Imputed Interest for the Taxable Year. For the avoidance of doubt, the Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any tax item attributable to Imputed Interest or Basis Adjustments (or portions thereof).

“Imputed Interest” is defined in Section 3.1.2.3 of this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Joinder Requirement” is defined in Section 7.6.1 of this Agreement.

“Maximum Rate” is defined in Section 7.13 of this Agreement.

“Net Tax Benefit” is defined in Section 3.1.2.2 of this Agreement.

“Non-Adjusted Tax Basis” means, with respect to any Reference Asset at any time, the tax basis for purposes of U.S. federal income tax law that such asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” is defined in Section 2.4.1.1 of this Agreement.

“Operating Agreement” means that certain Amended and Restated Operating Agreement of the Company, dated as of the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“Parties” means the parties named on the signature pages to this Agreement and each additional party that satisfies the Joinder Requirement, in each case with their respective successors and assigns.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer of one or more Units (including upon the death of a TRA Holder) (i) that occurs after the closing of the transactions contemplated by the Equity Purchase Agreement but prior to an Exchange of such Units and (ii) to which Section 743(b) of the Code applies.

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“Realized Tax Benefit” is defined in Section 3.1.2.4 of this Agreement.

“Realized Tax Detriment” is defined in Section 3.1.2.5 of this Agreement.

“Reconciliation Dispute” is defined in Section 7.9 of this Agreement.

“Reconciliation Procedures” is defined in Section 2.4.1 of this Agreement.

“Redemption” has the meaning in the recitals to this Agreement.

“Reference Asset” means any tangible or intangible asset of any member of the Company Group or any of their respective successors or assigns, whether held directly by the Company or indirectly by the Company through any entity in which the Company now holds or may subsequently hold an ownership interest (but only if such entity is treated as a partnership or disregarded entity for U.S. federal income tax purposes and for purposes of state or local income tax law), at the time of an Exchange or other applicable transaction. A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in the preceding sentence, including “substituted basis property” within the meaning of Section 7701(a)(42) of the Code.

“Schedule” means any of the following: (i) a Basis Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule, and, in each case, any amendments thereto.

“Segrave” is defined in the recitals to this Agreement.

“Senior Obligations” is defined in Section 5.1 of this Agreement.

“Specified Parties” means (i) the Existing Equityholders; (ii) any Permitted Transferee (as defined in the Stockholders’ Agreement) that becomes party to the Stockholders’ Agreement; (iii) any Affiliate of any of the foregoing; or (iv) any “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) in which the Persons referred to in the foregoing clauses (i) – (iii) beneficially own (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) in the aggregate, directly or indirectly, a majority of the voting power of the shares of Class A Common Stock and Class B Common Stock.

“Sponsor” is defined in the recitals to this Agreement.

“SOFR” means the Secured Overnight Financing Rate, as reported by the Wall Street Journal.

“Subsidiary” means, with respect to any Person and as of the date of any determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls, more than 50% of the voting power or other similar interests, or the sole general partner interest, or managing member or similar interest, of such Person.

“Subsidiary Stock” means any stock or other equity interest in any Subsidiary of the Corporation that is treated as a corporation for U.S. federal income tax purposes and applicable state and local tax purposes.

“Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of [•], by and among (i) the Corporation, (ii) the Existing Equityholders, and (iii) Sponsor.

“Tax Benefit Payment” is defined in Section 3.1.2 of this Agreement.

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“Tax Benefit Schedule” is defined in Section 2.3.1 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to taxes (including any attached schedules and supporting information), including, without limitation, any information return, claim for refund, amended return and declaration of estimated tax.

“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or comparable section of U.S. state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a short taxable period of less than 12 months for which a Tax Return is made), ending on or after the date of the closing of the transactions contemplated by the Equity Purchase Agreement.

“Taxing Authority” means any national, federal, state, county, municipal, or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to any tax matters.

“Termination Objection Notice” is defined in Section 4.2.1.1 of this Agreement.

“Trading Day” means a day on which The New York Stock Exchange (NYSE) or such other principal United States securities exchange on which the shares of Class A Common Stock are listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“TRA Holders” is defined in the recitals to this Agreement.

“TRA Holder Representative” is defined in Section 7.16 of this Agreement.

“Treasury Regulations” means the final, temporary, and (to the extent they can be relied upon) proposed regulations promulgated from time to time by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code as in effect for the relevant taxable period.

“U.S.” means the United States of America.

“Units” is defined in the recitals to this Agreement.

“Valuation Assumptions” means, as of an Early Termination Effective Date, the assumptions that:

(a) in each Taxable Year ending on or after such Early Termination Effective Date, the Corporation shall have taxable income sufficient to fully use the deductions arising from the Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, taking into account clause (d) below;

(b) (i) the U.S. federal income tax rates that shall be in effect for each such Taxable Year shall be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Effective Date, except to the extent any change to such tax rates for such Taxable Year have already been enacted into law, and (ii) the combined U.S. state and local income tax rates (but not, for the avoidance of doubt, U.S. federal income tax rates) for each such Taxable Year shall be the Assumed State and Local Tax Rate for the most recently ended Taxable Year;

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(c) any loss or disallowed interest or other loss carryovers or carryforwards generated by any Basis Adjustments or Imputed Interest (including any such Basis Adjustments and Imputed Interest generated as a result of payments under this Agreement) and available as of the Early Termination Effective Date shall be used by the Corporation on a pro rata basis from the Early Termination Effective Date through (i) the scheduled expiration date of such loss carryovers or (ii) if there is no such scheduled expiration, the five-year anniversary of the Early Termination Effective Date (in each case, determined without regard to any limitations on the use of such net operating losses or other tax attributes pursuant to Sections 382, 383, or 384 of the Code, or any successor provision or similar provision of state or local law);

(d) any non-amortizable assets (other than Subsidiary Stock) shall be disposed of on the fifteenth anniversary of the applicable Basis Adjustment or, if such Basis Adjustment occurred more than fifteen years before the Early Termination Effective Date, the Early Termination Effective Date;

(e) any Subsidiary Stock shall be deemed never to be disposed of except if Subsidiary Stock is directly disposed of in the Change of Control;

(f) if, on the Early Termination Effective Date, any TRA Holder has Units that have not been Exchanged, then each such Unit shall be deemed to be Exchanged on the Early Termination Effective Date for an amount of immediately available funds in U.S. dollars equal to the average of the daily VWAP of a share of Class A Common Stock for the ten (10) Trading Days immediately prior to the Early Termination Effective Date; and

(g) any payment obligations pursuant to this Agreement shall be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed under applicable law as of the Early Termination Effective Date, excluding any extensions.

“VWAP” means the daily per share volume-weighted average price of the Class A Common Stock on the principal U.S. securities exchange on which Class A Common Stock trades, as displayed under the heading Bloomberg VWAP on the Bloomberg page designated for the Class A Common Stock (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such day until the close of trading on such day (or if such volume-weighted average price is unavailable, (a) the per share volume-weighted average price of such Class A Common Stock on such day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours), or (b) if such determination is not feasible, the market price per share of Class A Common Stock, in either case as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose by the Corporation).

1.2 Rules of Construction. Unless otherwise specified herein: (a) the meanings of defined terms are equally applicable to the singular and plural forms, and the active and passive forms, of the defined terms, (b) for purposes of interpretation of this Agreement: (i) the words “herein,” “hereto,” “hereof’ and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof, (ii) references in this Agreement to a Schedule, Article, Section, clause or sub-clause refer to the appropriate Schedule to, or Article, Section, clause or subclause in, this Agreement, (iii) references in this Agreement to dollars or “$” refer to the lawful currency of the United States of America, (iv) the term “including” is by way of example and not limitation, (v) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, and (vi) the term “or” shall not be exclusive and shall instead mean “and/or,” (c) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the

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words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including,” (d) references to organization documents (including the Operating Agreement), agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted hereby; and (e) references to any law (including the Code and the Treasury Regulations) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

2.1 Basis Adjustments; 754 Election; Revaluation.

2.1.1 Basis Adjustments. The Parties acknowledge and agree to treat (a) to the fullest extent permitted by law each Direct Exchange as giving rise to Basis Adjustments and (b) to the fullest extent permitted by law each Redemption using Class A Common Stock contributed to the Company by the Corporation as a direct purchase of Units by the Corporation from the applicable TRA Holder pursuant to Section 707(a)(2)(B) of the Code as giving rise to Basis Adjustments.

2.1.2 Section 754 Election. The Corporation shall ensure that, on and after the date hereof and continuing throughout the term of this Agreement, the Company and each other member of the Company Group that is treated as a partnership for U.S. federal income tax purposes shall have in effect an election under Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law).

2.1.3 Revaluation. Pursuant to, and in accordance with, Section 1.704-1 of the Treasury Regulations, for U.S. federal income tax purposes (and any corresponding U.S. state or local tax purposes), the Company shall revalue its assets to fair market value as of the time of the closing of the transactions contemplated by the Equity Purchase Agreement.

2.2 Basis Schedules. Within one hundred and twenty (120) days after the filing of the U.S. federal income Tax Return of the Corporation for each relevant Taxable Year, the Corporation shall deliver to the TRA Holder Representative a schedule developed in consultation with the Advisory Firm (the “Basis Schedule”) that shows, in reasonable detail as necessary in order to understand the calculations performed under this Agreement: (a) the Basis Adjustments with respect to the Reference Assets as a result of the relevant Exchanges effected in such Taxable Year, (b) the period (or periods) over which each Basis Adjustment is amortizable and/or depreciable, and (c) the Non-Adjusted Tax Basis with respect to the Reference Assets described in clause (a) as of each relevant Exchange,. The Basis Schedule shall become final and binding on the Parties pursuant to the procedures set forth in Section 2.4.1 and may be amended by the Parties pursuant to the procedures set forth in Section 2.4.2.

2.3 Tax Benefit Schedules.

2.3.1 Tax Benefit Schedule. Within one hundred and twenty (120) days after the filing of the U.S. federal income Tax Return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall provide to the TRA Holder Representative a schedule developed in consultation with the Advisory Firm showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”’). The Tax Benefit Schedule shall become final and binding on the Parties pursuant to the procedures set forth in Section 2.4.1, and may be amended by the Parties pursuant to the procedures set forth in Section 2.4.2.

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2.3.2 Applicable Principles. Subject to the provisions of this Agreement, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual tax liability of the Corporation for such Taxable Year attributable to the Basis Adjustments and Imputed Interest, as determined using a “with and without” methodology described in Section 2.4. Carryovers, carryforwards, or carrybacks of any tax item attributable to any Basis Adjustment or Imputed Interest or any other tax item in respect thereof shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state or local tax law, as applicable, governing the use, limitation, and expiration of carryovers, carryforwards, carrybacks, or other tax items of the relevant type. If a carryover or carryback of any tax item includes a portion that is attributable to any Basis Adjustments or Imputed Interest (a “TRA Portion”) and another portion that is not (a “Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that: (a) the amount of any Non-TRA Portion is deemed utilized first, followed by the amount of any TRA Portion (calculated by taking into account the provisions of Section 3.3 to the extent applicable); and (b) in the case of a carryback of a Non-TRA Portion, such carryback shall not affect the original “with and without” calculation made in the prior Taxable Year. The Parties agree to treat (i) all Tax Benefit Payments (other than Imputed Interest) solely to the extent attributable to an Exchange and to the extent permitted by applicable law (A) as subsequent upward purchase price adjustments that give rise to further Basis Adjustments in respect of an applicable Exchange and (B) have the effect of creating additional Basis Adjustments arising in the Taxable Year in which the applicable Tax Benefit Payment is made and (ii) as a result, to the extent permitted by applicable law, any additional Basis Adjustments arising from such a Tax Benefit Payment shall be treated as giving rise to a Basis Adjustment in the Taxable Year in which the Tax Benefit Payment is made on an iterative basis continuing until any incremental Basis Adjustment is immaterial as reasonably determined by the TRA Holder Representative and the Corporation in good faith and in consultation with the Advisory Firm.

2.4 Procedures; Amendments.

2.4.1 Procedures. Each time the Corporation delivers an applicable Schedule to the TRA Holder Representative, under this Agreement, including any Amended Schedule delivered pursuant to Section 2.4.2, but excluding any Early Termination Schedule or amended Early Termination Schedule delivered pursuant to the procedures set forth in Section 4.2, the Corporation shall also: (a) deliver supporting schedules and work papers from an Advisory Firm and any additional materials as reasonably requested by the TRA Holder Representative that are reasonably necessary in order to understand the calculations that were relevant for purposes of preparing the Schedule; and (b) allow the TRA Holder Representative and its advisors to have reasonable access to the appropriate representatives, as reasonably requested by the TRA Holder Representative, at the Corporation and the applicable Advisory Firm in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, the Corporation shall ensure that any Tax Benefit Schedule that is delivered to the TRA Holder Representative, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability of the Corporation (the “with” calculation) and the Hypothetical Tax Liability of the Corporation (the “without” calculation), and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on the Parties forty-five (45) days from the date on which the TRA Holder Representative first receives the applicable Schedule or amendment thereto unless:

2.4.1.1 the TRA Holder Representative within forty-five (45) days after receiving the applicable Schedule or amendment thereto provides the Corporation with written notice of a material objection to such Schedule that is made in good faith and that sets forth in reasonable detail the TRA Holder Representative material objection (an “Objection Notice”); or

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2.4.1.2 the TRA Holder Representative provides a written waiver of its right to deliver an Objection Notice within the time period described in Section 2.4.1.1 above, in which case such Schedule or amendment thereto becomes binding on the date the waiver from the TRA Representative is received by the Corporation.

In the event that the TRA Holder Representative or any TRA Holder timely delivers an Objection Notice pursuant to Section 2.4.1.1 above, and if the Corporation and the TRA Holder Representative, for any reason, are unable to successfully resolve the issues raised in the Objection Notice through good faith discussions within thirty (30) days after receipt by the Corporation of the Objection Notice, the Corporation and the TRA Holder Representative shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).

2.4.2 Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation: (a) in connection with a Determination affecting such Schedule; (b) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was originally provided to the TRA Holder Representative; (c) to comply with an Expert’s determination under the Reconciliation Procedures applicable to this Agreement; (d) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year; (e) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year; or (f) to adjust a Basis Schedule to take into account any Tax Benefit Payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”).

ARTICLE III

TAX BENEFIT PAYMENTS

3.1 Timing and Amount of Tax Benefit Payments.

3.1.1 Timing of Payments. Subject to Sections 3.2 and 3.3, within five (5) Business Days following the date on which each Tax Benefit Schedule that is required to be delivered by the Corporation to the TRA Holder Representative pursuant to Section 2.3 of this Agreement becomes final in accordance with Section 2.4 of this Agreement, the Corporation shall pay to each relevant TRA Holder the Tax Benefit Payment as determined pursuant to this Section 3.1 that is Attributable to the relevant TRA Holder. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Holder or as otherwise agreed by the Corporation and such TRA Holder. For the avoidance of doubt, without limiting the Corporation’s ability to make offsets against Tax Benefit Payments with respect to a particular TRA Holder to the extent permitted by Section 3.4, the TRA Holders shall not be required under any circumstances to return any portion of any Tax Benefit Payment previously paid by the Corporation to the TRA Holders (including any portion of any Early Termination Payment).

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3.1.2 Amount of Payments. For purposes of this Agreement, a “Tax Benefit Payment” with respect to any TRA Holder means an amount, not less than zero, equal to the sum of: (a) the portion of the Net Tax Benefit that is Attributable to such TRA Holder (including Imputed Interest, if any, calculated in respect of such amount); and (b) the Actual Interest Amount and any Default Rate Interest with respect to the Net Tax Benefit described in (a).

3.1.2.1 Attributable. A Net Tax Benefit is “Attributable” to an TRA Holder to the extent that it is derived from any Basis Adjustment or Imputed Interest that is attributable to such TRA Holder (whether through an Exchange), determined without regard to any dilutive or antidilutive effect of any contribution to or distribution from the Company after an applicable Exchange.

3.1.2.2 Net Tax Benefit. The “Net Tax Benefit” for a Taxable Year equals the amount of the excess, if any, of (a) 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over (b) the aggregate amount of all Tax Benefit Payments previously made under this Section 3.1. For the avoidance of doubt, without limiting the Corporation’s ability to make offsets against Tax Benefit Payments with respect to a particular TRA Holder to the extent permitted by Section 3.4, if the Cumulative Net Realized Tax Benefit as of the end of any Taxable Year is less than the aggregate amount of all Tax Benefit Payments previously made, no TRA Holder shall be required to return any portion of any Tax Benefit Payment previously made by the Corporation to such TRA Holder.

3.1.2.3 Cumulative Net Realized Tax Benefit. The “Cumulative Net Realized Tax Benefit” for a Taxable Year equals the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same periods. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination. The computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

3.1.2.4 Realized Tax Benefit. The “Realized Tax Benefit” for a Taxable Year equals the excess, if any, of (a) the Hypothetical Tax Liability over (b) the Actual Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until the Corporation has exhausted all of its rights at the appeals level of the IRS or equivalent agency at the state level or, in the event the Corporation has determined to litigate such matter in Tax Court or other court of competent jurisdiction, unless and until such litigation becomes final (whether pursuant to a decision by the Tax Court or a judgment, decree, or other order by such other court) or has been finally settled or otherwise compromised.

3.1.2.5 Realized Tax Detriment. The “Realized Tax Detriment” for a Taxable Year equals the excess, if any, of (a) the Actual Tax Liability over (b) the Hypothetical Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year increases as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until the Corporation has exhausted all of its rights at the appeals level of the IRS or equivalent agency at the state level or, in the event the Corporation has determined to litigate such matter in Tax Court or other court of competent jurisdiction, unless and until such litigation becomes final (whether pursuant to a decision by the Tax Court or a judgment, decree, or other order by such other court) or has been finally settled or otherwise compromised.

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3.1.2.6 Imputed Interest. The Parties acknowledge that the principles of Sections 1272, 1274, or 483 of the Code, as applicable, and the principles of any similar provision of U.S. state and local tax law, may, as applicable, apply to cause a portion of any payments by the Corporation to a TRA Holder under this Agreement to be treated as imputed interest (“Imputed Interest”). For the avoidance of doubt, the deduction for the amount of Imputed Interest, if any, as determined with respect to any payments made by the Corporation to a TRA Holder shall be excluded in determining the Hypothetical Tax Liability of the Corporation for purposes of calculating Realized Tax Benefits and Realized Tax Detriments pursuant to this Agreement.

3.1.2.7 Actual Interest Amount. The “Actual Interest Amount,” calculated in respect of the Net Tax Benefit for a Taxable Year, shall be an amount equal to interest calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year until the date on which the Corporation makes a timely Tax Benefit Payment to the TRA Holder on or before the Final Payment Date as determined pursuant to this Section 3.1.

3.1.2.8 Default Rate Interest. In accordance with Section 5.2, in the event that the Corporation does not make timely payment of all or any portion of a Tax Benefit Payment to a TRA Holder on or before the Final Payment Date as determined pursuant to this Section 3.1, the amount of any “Default Rate Interest,” calculated and payable in accordance with Section 5.2 (if any) in respect of the Tax Benefit Payment (including previously accrued Imputed Interest and Actual Interest Amounts) for a Taxable Year, shall be equal to interest calculated at the Default Rate from the Final Payment Date for a Tax Benefit Payment as determined pursuant to this Section 3.1 until the date on which the Corporation makes such Tax Benefit Payment to such TRA Holder.

3.1.2.9 The Corporation and the TRA Holders hereby acknowledge and agree that, as of the date of this Agreement and as of the date of any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes. Notwithstanding anything to the contrary in this Agreement, with respect to each Exchange by any TRA Holder, if such TRA Holder notifies the Corporation in writing of a stated maximum selling price (within the meaning of Section 15A.453-l(c)(2) of the Treasury Regulations) to be applied with respect to such Exchange, the amount of the initial consideration received in connection with such Exchange and the aggregate Tax Benefit Payments to such TRA Holder in respect of such Exchange (other than amounts accounted for as interest under the Code) shall not exceed such stated maximum selling price.

3.1.3 Interest. The provisions of this Section 3.1 and Section 5.2 in respect of Default Rate Interest are intended to operate so that interest shall effectively accrue (or, in the case of Imputed Interest, be treated as accruing solely for U.S. federal income or applicable state or local income tax purposes) in respect of the Net Tax Benefit (or Tax Benefit Payment in respect of any Actual Interest Amount or Default Rate Interest) for any Taxable Year as follows:

3.1.3.1 first, solely for U.S. federal income or applicable state or local income tax purposes, at the applicable rate used to determine the amount of Imputed Interest under the Code (from the relevant Exchange Date until the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year and, if required under applicable law, through the Final Payment Date for a Tax Benefit Payment as determined pursuant to this Section 3.1);

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3.1.3.2 second, at the Agreed Rate (from the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year until the Final Payment Date for a Tax Benefit Payment as determined pursuant to this Section 3.1); and

3.1.3.3 third, in accordance with Section 5.2, at the Default Rate (from the Final Payment Date for a Tax Benefit Payment as determined pursuant to this Section 3.1 until the date on which the Corporation makes the relevant Tax Benefit Payment to the applicable TRA Holder).

3.2 No Duplicative Payments. It is intended that the provisions of this Agreement shall not result in the duplicative payment of any amount (including interest) that may be required under this Agreement and the provisions of this Agreement shall be consistently interpreted and applied in accordance with that intent.

3.3 Pro-Ration of Payments as Between the TRA Holders.

3.3.1 Insufficient Taxable Income. Notwithstanding anything in this Section 3.1 to the contrary, to the extent that the aggregate potential Realized Tax Benefit of the Corporation with respect to depreciation, amortization or other tax benefits in respect of Basis Adjustments and Imputed Interest is limited in a particular Taxable Year because the Corporation does not have sufficient taxable income, the potential Net Tax Benefit for the Corporation shall be allocated among the TRA Holders in proportion to the respective Tax Benefit Payments that would have been payable if the Corporation had in fact had sufficient taxable income and there had been no such limitation. As an illustration of the intended operation of this Section 3.3.1, if the Corporation had $200 of aggregate potential Realized Tax Benefits in a particular Taxable Year (with $50 of such Realized Tax Benefits being attributable to TRA Holder No. 1 and $150 of such Realized Tax Benefits being attributable to TRA Holder No. 2), such that TRA Holder No. 1 would have potentially been entitled to a Tax Benefit Payment of $10.62 and TRA Holder No. 2 would have been entitled to a Tax Benefit Payment of $31.87 if the Corporation had $200 of actual taxable income (assuming for purposes of this illustration a 25% tax rate), and if the Corporation in fact (for purposes of this illustration) only had $100 of actual taxable income in such Taxable Year, then $25 of the aggregate $100 actual Realized Tax Benefit for the Corporation for such Taxable Year would be allocated to TRA Holder No. 1 and $75 of the aggregate $100 actual Realized Tax benefit for the Corporation would be allocated to TRA Holder No. 2, such that TRA Holder No. 1 would receive a Tax Benefit Payment of $5.31 and TRA Holder No. 2 would receive a Tax Benefit Payment of $15.94. Notwithstanding anything to the contrary in this Section 3.1, in no event shall the aggregate of the portions of the Net Tax Benefit that are Attributable to the TRA Holders exceed 100% of the Net Tax Benefit.

3.3.2 Late Payments. If for any reason the Corporation is not able to timely and fully satisfy its payment obligations under this Agreement with respect to having insufficient taxable income only in respect of a particular Taxable Year, then Default Rate Interest shall begin to accrue pursuant to Section 5.2 and the Corporation and other Parties agree that (a) the Corporation shall pay the Tax Benefit Payments due in respect of such Taxable Year to each TRA Holder pro rata in proportion to the amount of such Tax Benefit Payments, without favoring one obligation over the other, and (b) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments to all TRA Holders in respect of all prior Taxable Years have been made in full.

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3.4 Overpayments. To the extent the Corporation makes any Tax Benefit Payment to a TRA Holder in respect of a particular Taxable Year in an amount in excess of the amount of such payment that should have been made to such TRA Holder in respect of such Taxable Year (taking into account this Article III) under the terms of this Agreement, then such excess shall be applied to reduce the amount of any subsequent future Tax Benefit Payments to be paid by the Corporation to such TRA Holder and such TRA Holder shall not receive any further Tax Benefit Payments until such TRA Holder has foregone an amount of Tax Benefit Payments equal to such excess. The amount of any excess Tax Benefit Payment shall be deemed to have been paid by the Corporation to the relevant TRA Holders on the original due date for the filing of the subsequent Tax Return to which the excess Tax Benefit Payment relates for purposes of determining the Actual Interest Amount to which such relevant TRA Holders shall be entitled. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, the TRA Holders shall not be required, under any circumstances, to return any portion of any Tax Benefit Payment previously paid by the Corporation to the TRA Holders (including any portion of any Early Termination Payment).

ARTICLE IV

TERMINATION

4.1 Early Termination of Agreement; Breach of Agreement.

4.1.1 Corporation’s Early Termination Right. The Corporation may completely terminate this Agreement, as and to the extent provided herein, with respect to all amounts payable to the TRA Holders pursuant to this Agreement by paying to the TRA Holders the Early Termination Payments; provided that the Early Termination Payments may be made pursuant to this Section 4.1.1 only if made to all TRA Holders that are entitled to such a payment, and provided further, that the Corporation may withdraw any notice to execute its termination rights under this Section 4.1.1 prior to the time at which any Early Termination Payment has been paid. Upon the Corporation’s payment of the Early Termination Payments, the Corporation shall not have any further payment obligations under this Agreement, other than with respect to any: (a) prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of the Early Termination Notice and that remain unpaid as of the payment of the Early Termination Payments (which Tax Benefit Payments shall not be included in the Early Termination Payments); and (b) current Tax Benefit Payments due for the Taxable Year ending on or including the date of the Early Termination Notice (except to the extent that the amount described in this clause (b) is included in the calculation of the Early Termination Payments or is included in clause (a) above) that remain unpaid as of the payment of the Early Termination Payments. If an Exchange subsequently occurs with respect to Units for which the Corporation has exercised its termination rights under this Section 4.1.1 and paid all amounts owed in connection with the exercise of such rights, the Corporation shall have no obligations under this Agreement with respect to such Exchange.

4.1.2 Acceleration Upon Change of Control. In the event of a Change of Control, the TRA Holder Representative shall have the option, by written notice to the Corporation, to cause the acceleration of all unpaid payment obligations of the Corporation hereunder as calculated pursuant to this Article IV as if an Early Termination Notice had been delivered on the closing date of the Change of Control and utilizing the Valuation Assumptions by substituting the phrase “the closing date of a Change of Control” in each place where the phrase “Early Termination Effective Date” appears. Such obligations shall include, without duplication, but not be limited to, (a) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control, (b) any Tax Benefit Payments agreed to by the Corporation and the TRA Holders as due and payable but unpaid as of the Early Termination Notice (which Tax Benefit Payments shall not be included in the Early Termination Payments) and that remain unpaid as of the payment of the Early Termination Payments, and (c) any Tax Benefit Payments due for any Taxable Year ending prior to, with or including the closing date of a Change

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of Control unpaid as of the Early Termination Notice (except to the extent that any amounts described in this clause (c) are included in the Early Termination Payments or are included in clause (b) above) and that remain unpaid as of the payment of the Early Termination Payments. For the avoidance of doubt, Sections 4.2 and 4.3 shall apply to a Change of Control, mutatis mutandis.

4.1.3 Acceleration Upon Breach of Agreement. In the event that the Corporation materially breaches any of its obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other obligation required hereunder, or by operation of law as a result of the rejection of this Agreement in a case commenced under Title 11 of the United States Code (11 U.S.C. § 101 et seq.) (the “Bankruptcy Code”) or otherwise, then, at the option of the TRA Holder Representative, all obligations of the Corporation hereunder shall be accelerated and become immediately due and payable upon notice of acceleration from the TRA Holder Representative (provided that in the case of any proceeding under the Bankruptcy Code or other insolvency statute, such acceleration shall be automatic without any such notice), and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such notice of acceleration (or, in the case of any proceeding under the Bankruptcy Code or other insolvency statute, on the date of such breach) and shall include, but not be limited to: (a) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of such acceleration; (b) any prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of such acceleration (which Tax Benefit Payments shall not be included in the Early Termination Payments) and that remain unpaid as of the payment of the Early Termination Payments; and (c) any current Tax Benefit Payments due for the Taxable Year ending with or including the date of such acceleration (except to the extent that any amounts described in this clause (c) are included in the Early Termination Payments or are included in clause (b) above) and that remain unpaid as of the payment of the Early Termination Payments. Notwithstanding the foregoing, in the event that the Corporation breaches this Agreement and such breach is not a breach of a material obligation, the TRA Holder Representative and each TRA Holder shall still be entitled to enforce all of its rights otherwise available under this Agreement, excluding, for the avoidance of doubt, seeking or otherwise obtaining an acceleration of amounts payable under this Agreement pursuant to this Section 4.1.3. For purposes of this Section 4.1.3, and subject to the following sentence, the Parties agree that the failure to make any payment due pursuant to this Agreement within thirty (30) days of the relevant Final Payment Date shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it shall not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within thirty (30) days of the relevant Final Payment Date. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of a material obligation of this Agreement if the Corporation fails to make any Tax Benefit Payment within thirty (30) days of the relevant Final Payment Date to the extent that the Corporation has insufficient funds or cannot make such payment as a result of obligations imposed in connection with the Senior Obligations or under applicable law, and cannot obtain sufficient funds to make such payments by taking commercially reasonable actions or would become insolvent as a result of making such payment; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporation does not have sufficient funds to make such payment as a result of limitations imposed by any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); and provided further that such payment obligation shall nonetheless accrue for the benefit of the TRA Holders and the Corporation shall make such payment at the first opportunity that it has sufficient funds and is otherwise able to make such payment.

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4.2 Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.1 above, the Corporation shall deliver to the TRA Holder Representative a notice of the Corporation’s decision to exercise such right (an “Early Termination Notice”). Upon delivery of the Early Termination Notice or the occurrence of an event described in Section 4.1 (or an early termination pursuant to Section 4.1), the Corporation shall deliver a schedule developed in consultation with the Advisory Firm (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment. The Corporation shall also (a) deliver to the TRA Holder Representative supporting schedules and work papers from an Advisory Firm and any additional materials reasonably requested by the TRA Holder Representative that are reasonably necessary in order to understand the calculations that were relevant for purposes of preparing the Early Termination Schedule; and (b) allow the TRA Holder Representative and its advisors to have reasonable access to the appropriate representatives at the Corporation and the applicable Advisory Firm as determined by the Corporation or as reasonably requested by the TRA Holder Representative, in connection with a review of such Early Termination Schedule. The Early Termination Schedule shall become final and binding on each Party forty-five (45) days from the first date on which the TRA Holder Representative received such Early Termination Schedule unless:

4.2.1.1 the TRA Holder Representative within forty-five (45) days after receiving the Early Termination Schedule, provides the Corporation with notice of a material objection to such Early Termination Schedule made in good faith and setting forth in reasonable detail the TRA Holder Representative’s material objection (a “Termination Objection Notice”); or

4.2.1.2 the TRA Holder Representative provides a written waiver of such right of a Termination Objection Notice within the period described in Section 4.2.1.1 above, in which case such Early Termination Schedule becomes binding on the date the waiver from the TRA Holder Representative is received by the Corporation.

In the event that the TRA Holder Representative timely delivers a Termination Objection Notice pursuant to Section 4.2.1.1 above, and if the Parties, for any reason, are unable to successfully resolve the issues raised in the Termination Objection Notice within thirty (30) days after receipt by the Corporation of the Termination Objection Notice, the Corporation and the TRA Holder Representative shall employ the Reconciliation Procedures. The date on which the Early Termination Schedule becomes final in accordance with this Section 4.2 shall be the “Early Termination Reference Date.”

4.3 Payment Upon Early Termination.

4.3.1 Timing of Payment. Within three (3) Business Days after the Early Termination Reference Date, the Corporation shall pay to each TRA Holder an amount equal to the Early Termination Payment for such TRA Holder. Such Early Termination Payment shall be made by the Corporation by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Holder or as otherwise agreed by the Corporation and such TRA Holder.

4.3.2 Amount of Payment. The “Early Termination Payment” payable to a TRA Holder pursuant to and subject to Section 4.3.1 shall equal the present value, discounted by the Early Termination Rate as determined as of the Early Termination Reference Date, of all Tax Benefit Payments that would be required to be paid (and which have not yet been paid prior to the Early Termination Effective Date) by the Corporation to such TRA Holder, whether payable with respect to Units that were Exchanged prior to the Early Termination Effective Date or on or after the Early Termination Effective Date, beginning from the Early Termination Effective Date and using the Valuation Assumptions.

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ARTICLE V

SUBORDINATION AND LATE PAYMENTS

5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payments or Early Termination Payment required to be made by the Corporation to the TRA Holders under this Agreement shall rank subordinate and junior in right of payment to any principal, interest, or other amounts due and payable in respect of any obligations owed in respect of secured or unsecured unrelated indebtedness for borrowed money of the Corporation and its Subsidiaries (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporation that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of the agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the TRA Holders and the Corporation shall make any such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. Furthermore, each TRA Holder shall enter into any subordination agreements in a form reasonably satisfactory to the TRA Holder Representative in order to effectuate the purposes of this Section 5.1.

5.2 Late Payments by the Corporation. Except as otherwise provided in this Agreement, the amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Holders when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the Final Payment Date on which such Tax Benefit Payment or Early Termination Payment was first due and payable to the date of actual payment of such Tax Benefit Payment or Early Termination Payment; provided that if any Tax Benefit Payment or Early Termination Payment is not made to the TRA Holders when due under the terms of this Agreement as a result of Section 5.1 and the terms of the agreements governing Senior Obligations, any such interest shall be computed at the Agreed Rate and not the Default Rate.

ARTICLE VI

TAX MATTERS; CONSISTENCY; COOPERATION

6.1 Participation in the Corporation’s Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all tax matters concerning the Corporation and its Subsidiaries, including, without limitation, the preparation, filing, or amending of any Tax Return and defending, contesting or settling any audit, contest, or other proceeding pertaining to taxes; provided, however, that the Corporation shall not settle or fail to contest any issue pertaining to taxes that is reasonably expected to materially or adversely affect the TRA Holders’ rights and obligations under this Agreement without the consent of the TRA Holder Representative, such consent not to be unreasonably withheld or delayed. The Corporation shall notify the TRA Holder Representative of, and keep him reasonably informed with respect to, any tax audit or other tax contest of the Corporation the outcome of which is reasonably expected to reduce or defer the Tax Benefit Payments payable to any TRA Holder under this Agreement and the TRA Holder Representative shall have the right to (a) discuss with the Corporation, and provide input and comment to the Corporation regarding, any portion of any such tax audit or other tax contest and (b) participate in, at the TRA Holder Representative’s expense, any such portion of any such tax audit or other tax contest to the extent it relates to issues the resolution of which would reasonably be expected to reduce or defer the Tax Benefit Payments payable to any TRA Holder under this Agreement. To the extent there is a conflict between this Agreement and either the Equity Purchase Agreement or the Operating Agreement relating to tax matters concerning Covered Taxes and the Corporation, including preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to taxes, this Agreement shall control solely with respect to the matters governed by this Agreement.

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6.2 Consistency. Except as otherwise required by applicable law, all calculations and determinations made hereunder, including, without limitation, any Basis Adjustments, the Schedules or the determination of any Realized Tax Benefits or Realized Tax Detriments, shall be made in accordance with the elections, methodologies or positions taken by the Corporation and the Company on their respective Tax Returns. Each TRA Holder shall prepare its Tax Returns in a manner that is consistent with the terms of this Agreement and any related calculations or determinations that are made hereunder, including, without limitation, the Schedules provided under this Agreement, unless otherwise required by applicable law. In the event that an Advisory Firm or Expert is used and is replaced with another Advisory Firm or Expert, such replacement Advisory Firm or Expert shall perform its services under this Agreement using procedures and methodologies consistent with the previous Advisory Firm or Expert, unless otherwise required by applicable law or unless the Corporation and the TRA Holder Representative agree to the use of other procedures and methodologies.

6.3 Cooperation. The TRA Holder Representative and each TRA Holder, on the one hand, and the Corporation, on the other hand, shall use commercially reasonable efforts to (a) furnish to the other in a timely manner such information, documents and other materials as the other may reasonably request for purposes of making, reviewing, or approving any determination or computation necessary or appropriate under or with respect to this Agreement, preparing any Tax Return or contesting or defending any audit, examination, controversy or other proceeding with any Taxing Authority, or estimating any future Tax Benefit Payments hereunder, (b) make itself available to the other and its representatives to provide explanations of documents and materials and such other information as may be reasonably requested in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter. Subject to Section 6.1, the Corporation shall provide reasonable assistance as reasonably requested by the TRA Holder Representative on behalf of any TRA Holder in connection with such TRA Holder’s tax returns or financial reporting materials that are required to be prepared under applicable law or contract and/or the consummation of any assignment or transfer of any of its rights and/or obligations under this Agreement, including, without limitation, providing any information or executing any documentation. The requesting Party shall reimburse the other Party for any reasonable and documented out-of-pocket costs and expenses incurred by such other Party pursuant to this Section 6.3.

ARTICLE VII

MISCELLANEOUS

7.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 5:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax or email, on the date that transmission is sent electronically without any “bounce back” or similar error message; or (c) five (5) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective Parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a Party shall specify to the others in accordance with these notice provisions:

If to the Corporation, the Company or the TRA Holder Representative:

LGM Enterprises, LLC

2860 Jetport Road

Kinston, North Carolina 28504

Attention: Thomas James Segrave, Jr.

Telephone: 252-717-3333

E-mail: jsegrave@flyexclusive.com

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with a copy (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP

The Summit

4101 Lake Boone Trail, Suite 300

Raleigh, NC 27607-7506

Attention: Larry E. Robbins

Telephone: 919-865-2800

E-mail: lrobbins@wyrick.com

Any Party may change its address, fax number or e-mail address by giving each of the other Parties written notice thereof in the manner set forth above.

7.2 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

7.3 Entire Agreement; No Third-Party Beneficiaries. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct. Except as otherwise expressly stated herein, there is no condition precedent to the effectiveness of any provision hereof or thereof.

7.4 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws (both substantive and procedural) of the State of North Carolina, without giving effect to the conflict of laws principles thereof.

7.5 Severability. A determination by a court or other governmental authority (including any Taxing Authority) that any provision of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The Parties shall cooperate in good faith to substitute (or cause such court or other governmental authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

7.6 Assignments; Amendments; Successors; No Waiver.

7.6.1 Assignment. Each TRA Holder may assign, sell, pledge, or otherwise alienate or transfer any interest in this Agreement, including the right to receive any Tax Benefit Payments under this Agreement, without the consent of the Corporation, to any Person; provided such Person executes and delivers a Joinder agreeing to succeed to the applicable portion of such TRA Holder’s interest in this Agreement and to become a Party and TRA Holder for all purposes of this Agreement (the “Joinder Requirement”). For the avoidance of doubt, if a TRA Holder transfers Units in accordance with the terms of the Operating Agreement but does not assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, such TRA Holder shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units (and any such transferred Units shall be separately identified, so as to facilitate the determination of Tax Benefit Payments hereunder). The Corporation may not assign any of its rights or obligations under this Agreement to any Person (other than any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation) without the prior written consent of each of the TRA Holders (and any purported assignment without such consent shall be null and void).

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7.6.2 Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by (a) the Corporation, (b) the TRA Holder Representative, and (c) TRA Holders who would be entitled to receive at least two-thirds of the Early Termination Payments payable to all TRA Holders in the event the Corporation exercised its rights pursuant to Section 4.1 as of the later of the most recent Exchange Date, in which case such amendment shall be permitted. Notwithstanding the foregoing, no such amendment shall be effective if such amendment would have a disproportionate adverse impact on the payments certain TRA Holders shall or may receive under this Agreement unless all such disproportionately impacted TRA Holders consent in writing to such amendment (such consent not to be unreasonably withheld, conditioned or delayed).

7.6.3 Successors. Except as provided in this Section 7.6, all of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to (a) assume and agree to perform this Agreement, in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place and (b) become a Party to this Agreement.

7.6.4 Waiver. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party against whom the waiver is to be effective. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition.

7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.8 Resolution of Disputes.

7.8.1 Except for Reconciliation Disputes subject to Section 7.9, any and all disputes which cannot be settled amicably, including any ancillary claims of any Party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be exclusively and definitively resolved through final and binding arbitration pursuant to the provisions of this Section 7.8. Any such arbitration shall be commenced and conducted as follows.

(a) The arbitration tribunal shall be comprised of three (3) individuals, each of whom shall be a lawyer and a resident of the State of North Carolina. The Corporation, as the first party, and the disputing TRA Holder(s), as the second party, each shall name one (1) person to serve on the arbitration tribunal, and the two (2) persons so selected shall choose a third person to serve on the tribunal.

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(b) In the event that all of the three members of the arbitration tribunal for any reason are not chosen within thirty (30) days from the date a Party gives notice of a demand for arbitration, any Party thereafter shall have the right to apply to an appropriate court for the appointment by the court, pursuant to N.C. Gen. Stat. § 1-569.11, to such tribunal of an arbitrator or arbitrators to complete the full number of arbitrators on such tribunal. The court shall be bound by the provisions of this Section 7.8. To assist the arbitration tribunal in its function as arbitrator, such tribunal may engage an attorney, certified public accountant, and any other Person to be of assistance in the arbitration of any matter before such tribunal. The expenses of the arbitration tribunal, including those of Persons engaged to be of assistance to such tribunal, shall be borne by the Corporation. Except as herein provided, the provisions of Article 45C of Chapter 1 of the North Carolina General Statutes shall apply to the arbitration proceedings.

(c) The decision of any two (2) members of the arbitral tribunal shall be the decision of such tribunal. The decision of the arbitral tribunal shall be in writing and signed by each member of such tribunal. The venue for any such arbitral proceeding shall be where the Company is then currently headquartered, unless the disputing TRA Holder(s) and the Corporation unanimously agree in writing otherwise.

7.8.2 Notwithstanding the provisions of Section 7.8.1, any Party may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling another Party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this Section 7.8.2, each Party (a) expressly consents to the application of Section 7.8.3 to any such action or proceeding, and (b) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate. For the avoidance of doubt, this Section 7.8 shall not apply to Reconciliation Disputes to be settled in accordance with the procedures set forth in Section 7.9.

7.8.3 Each Party irrevocably consents to service of process by means of notice in the manner provided for in Section 7.1. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by law.

7.8.4 EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

7.8.5 In the event that the Parties are unable to agree whether a dispute between them is a Reconciliation Dispute subject to the dispute resolution procedure set forth in Section 7.9 or a Dispute subject to the dispute resolution procedure set forth in this Section 7.8, such disagreement shall be decided and resolved in accordance with the procedure set forth in this Section 7.8.

7.9 Reconciliation. In the event that the Corporation and the TRA Holder Representative are unable to resolve a disagreement with respect to a Schedule prepared in accordance with the procedures set forth in Section 2.4, or with respect to an Early Termination Schedule prepared in accordance with the procedures set forth in Section 4.2, within the relevant time period designated in this Agreement (a “Reconciliation Dispute”). the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to the disputing Parties. The Expert shall be a partner or principal in a nationally recognized accounting firm, and unless the Corporation and the TRA Holder Representative agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporation, the TRA Holder

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Representative or other actual or potential conflict of interest. If the disputing Parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondents) of written notice of a Reconciliation Dispute, the selection of an Expert shall be treated as a Dispute subject to Section 7.8 and an arbitration panel shall pick an Expert from a nationally recognized accounting firm that does not have any material relationship with the Corporation, the TRA Holder Representative or other actual or potential conflict of interest. The Expert shall resolve any matter relating to any Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The Corporation and the TRA Holder Representative shall bear their own costs and expenses of such proceeding, unless (a) the Expert adopts the TRA Holder Representative’s position, in which case the Corporation shall reimburse the TRA Holder Representative for any reasonable and documented out-of-pocket costs and expenses in such proceeding (including for the avoidance of doubt any costs and expenses incurred by the TRA Holder Representative relating to the engagement of the Expert or amending any applicable Tax Return), or (b) the Expert adopts the Corporation’s position, in which case the TRA Holder Representative on behalf of such TRA Holder(s)) shall reimburse the Corporation for any reasonable and documented out-of-pocket costs and expenses in such proceeding (including for the avoidance of doubt costs and expenses incurred by the Corporation relating to the engagement of the Expert or amending any applicable Tax Return). The Corporation may withhold payments under this Agreement to collect amounts due under the preceding sentence. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporation, the TRA Holder Representative and the TRA Holders and may be entered and enforced in any court having competent jurisdiction.

7.10 Withholding. Notwithstanding anything in this Agreement, the Corporation, or any other applicable withholding agent, shall be entitled to deduct and withhold (or cause there to be deduction or withholding), from any payment that is payable to any TRA Holder (or any other person) pursuant to this Agreement any taxes or other amounts as the Corporation or other applicable withholding agent is required to deduct and withhold with respect to the making of any such payment under the Code or any provision of U.S. state, local or foreign tax law or other applicable tax law. Any such deducted or withheld taxes or other amounts, to the extent paid over to the appropriate Taxing Authority or other governmental entity shall be treated for all purposes of this Agreement as having been paid by the Corporation (and/or other applicable withholding agent) to the relevant TRA Holder or other person in respect of which such deduction or withholding was made. Each TRA Holder or other recipient of any payments hereunder shall provide the Corporation with any applicable tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any other information or certifications reasonably requested by the Corporation or other applicable withholding agent in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign tax law. Notwithstanding the foregoing, if a withholding obligation arises as a result of a Change of Control or other transaction that causes the Corporation (or its successor) to become a non-U.S. Person (for U.S. federal income tax purpose), any amount payable to a TRA Holder under this Agreement shall be increased such that after all required deductions and withholdings have been made (including such deductions and withholdings applicable to additional sums payable under this sentence) the relevant TRA Holder receives an amount equal to the sum that it would have received had no such deductions or withholdings been made.

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7.11 Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

7.11.1 If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 or other applicable Sections of the Code governing affiliated or consolidated groups, or any corresponding provisions of U.S. state or local tax law, then: (a) the provisions of this Agreement shall be applied with respect to the group as a whole; and (b) Tax Benefit Payments, Early Termination Payment, and other applicable items hereunder shall be computed with reference to the consolidated, combined or unitary taxable income of the group as a whole.

7.11.2 If the Corporation, its successor in interest or any member of a group described in Section 7.11.1 or any member of the Company Group transfers one or more Reference Assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall be treated as having disposed of such Reference Asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the fair market value of the transferred Reference Asset as determined by a valuation expert mutually agreed upon by the Corporation and the TRA Holder Representative plus, without duplication, (a) the amount of debt to which any such Reference Assets is subject, in the case of a transfer of an encumbered Reference Asset or (b) the amount of debt allocated to any such Reference Asset, in the case of a transfer of a partnership interest. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership. Notwithstanding anything to the contrary set forth herein, if the Corporation, its successor in interest or any member of a group described in Section 7.11.1, transfers its assets pursuant to a transaction that qualifies as a “reorganization” (within the meaning of Section 368(a) of the Code) in which such entity does not survive or pursuant to any other transaction, in each case, to which Section 381(a) of the Code applies (other than any such reorganization or any such other transaction, in each case, pursuant to which such entity transfers assets to a corporation with which the Corporation, its successor in interest or any member of the group described in Section 7.11.1 (other than any such member being transferred in such reorganization or other transaction) does not file a consolidated Tax Return pursuant to Section 1501 of the Code), the transfer shall not cause such entity to be treated as having transferred any assets to a corporation (or a Person classified as a corporation for U.S. income tax purposes) pursuant to this Section 7.11.2.

7.12 Change in Law. Notwithstanding anything herein to the contrary, if, as a result of or, in connection with an actual or proposed change in law, a TRA Holder reasonably believes that the existence of this Agreement could cause adverse tax consequences to such TRA Holder or any direct or indirect owner of such TRA Holder, then at the written election of such TRA Holder in its sole discretion (in an instrument signed by such TRA Holder and delivered to the Corporation and the TRA Holder Representative) and to the extent specified therein by such TRA Holder, this Agreement shall cease to have further effect and shall not apply to such TRA Holder after a date specified by such TRA Holder.

7.13 Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder with respect to amounts due to any TRA Holder hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If any TRA Holder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the Tax Benefit Payment, or Early Termination Payment, as applicable (but in each case exclusive of any component thereof comprising interest) or, if it exceeds such unpaid non-interest amount, refunded to the Corporation. In determining whether the interest contracted for, charged, or received by any TRA Holder exceeds the Maximum Rate, such TRA Holder may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest,

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(b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations owed by the Corporation to such TRA Holder hereunder. Notwithstanding the foregoing, it is the intention of the Parties to conform strictly to any applicable usury laws.

7.14 Independent Nature of Rights and Obligations. The rights and obligations of each TRA Holder hereunder are several and not joint with the rights and obligations of any other Person. A TRA Holder shall not be responsible in any way for the performance of the obligations of any other Person hereunder, nor shall a TRA Holder have the right to enforce the rights or obligations of any other Person hereunder (other than the Corporation). Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any TRA Holder pursuant hereto or thereto, shall be deemed to constitute the TRA Holders acting as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Holders are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby, and the Corporation acknowledges that the TRA Holders are not acting in concert or as a group and shall not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.

7.15 Operating Agreement. This Agreement shall be treated as part of the Operating Agreement as described in Section 761(c) of the Code and Sections 1.704-l(b)(2)(ii)(h) and 1.761-l(c) of the Treasury Regulations.

7.16 TRA Holder Representative. By executing this Agreement, each of the TRA Holders shall be deemed to have irrevocably constituted and appointed Thomas James Segrave Jr. (in the capacity described in this Section 7.16 and each successor as provided below, the “TRA Holder Representative”) as its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such TRA Holders which may be necessary, convenient or appropriate to facilitate any matters under this Agreement, including, but not limited to, and unless otherwise provided by this Agreement: (a) execution of the documents and certificates required pursuant to this Agreement; (b) receipt and forwarding of notices and communications pursuant to this Agreement; (c) administration of the provisions of this Agreement; (d) giving or agreeing to, on behalf of such TRA Holders, any and all consents, waivers, amendments or modifications deemed by the TRA Holder Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (e) taking actions the TRA Holder Representative is expressly authorized to take pursuant to the other provisions of this Agreement; (f) negotiating and compromising, on behalf of such TRA Holders, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby and executing, on behalf of such TRA Holders, any settlement agreement, release or other document with respect to such dispute or remedy; (g) engaging attorneys, accountants, agents or consultants on behalf of such TRA Holders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto; and (h) effectuating the purposes of Section 5.1 hereof. If the TRA Holder Representative is unwilling to so serve, then the person then-serving as the TRA Holder Representative shall be entitled to appoint its successor which such successor shall be subject to the approval of a majority of the TRA Holders. To the fullest extent permitted by law, none of the TRA Holder Representative, any of its Affiliates, or any of the TRA Holder Representative’s or Affiliate’s directors, officers, employees or other agents (each a “Covered Person”) shall be liable, responsible or accountable in damages or otherwise to any TRA Holder, the Company, or the Corporation for damages arising from any action taken or omitted to be taken by the TRA Holder Representative or any other Person with respect to the Company or the Corporation, except in the case of any action or omission which constitutes, with respect to such Person, willful misconduct or fraud. Each of the Covered Persons may consult with legal counsel, accountants, and other experts selected by it, and any act or omission suffered or taken by it on behalf of the Company or the

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Corporation or in furtherance of the interests of the Company or the Corporation in good faith in reliance upon and in accordance with the advice of such counsel, accountants, or other experts shall create a rebuttable presumption of the good faith and due care of such Covered Person with respect to such act or omission; provided that such counsel, accountants, or other experts were selected with reasonable care. Each of the Covered Persons may rely in good faith upon, and shall have no liability to the Company, the Corporation or the TRA Holders for acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. For the avoidance of doubt, notwithstanding the foregoing, if a provision of this Agreement provides a right or entitlement of any kind to a TRA Holder, this Section 7.16 shall not override the TRA Holder’s ability to exercise or enforce such right or enjoy such entitlement.

7.17 Non-Effect of Other Tax Receivable Agreements. If the Corporation enters into any other agreement (for the avoidance of doubt other than the Equity Purchase Agreement, the Operating Agreement, or any related agreement entered into in connection with the execution of the Equity Purchase Agreement or as contemplated by the Equity Purchase Agreement in connection with the consummation of the transactions contemplated thereby) after the date of the execution of this Agreement that obligates the Corporation to make payments to another party in exchange for tax benefits conferred upon the Corporation, unless otherwise agreed by the TRA Holder Representative, such tax benefits and such payments shall be ignored for all purposes of this Agreement (including for purposes of calculating the Hypothetical Tax Liability and the Actual Tax Liability).

[Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

CORPORATION:

FLYEXCLUSIVE, INC., a Delaware corporation

By:
Name:
Title:

COMPANY:

LGM ENTERPRISES LLC, a North Carolina limited liability company

By:
Name:
Title:

TRA HOLDER REPRESENTATIVE:

Thomas James Segrave Jr.

[Signature Page Follows]

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

TRA HOLDERS:

Thomas James Segrave Jr.

[•]

[•]

[•]

[•]

[Signature Page to Tax Receivable Agreement]

EXHIBIT A

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of [•], 20[•] (this “Joinder”), is delivered pursuant to that certain Tax Receivable Agreement, dated as of [•] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”) by and among flyExclusive, Inc., a Delaware corporation (the “Corporation”), LGM Enterprises LLC, a North Carolina limited liability company (the “Company”), the TRA Holder Representative (as defined in the Tax Receivable Agreement), and each of the TRA Holders (each as defined in the Tax Receivable Agreement) from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Tax Receivable Agreement.

1. Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is and hereafter shall be a TRA Holder under the Tax Receivable Agreement and a Party thereto, with all the rights, privileges and responsibilities of a TRA Holder thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Tax Receivable Agreement as if it had been a signatory thereto as of the date thereof.

2. All terms and conditions of the Tax Receivable Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

3. All notices under the Tax Receivable Agreement to the undersigned shall be direct to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

Facsimile:

E-mail:

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW PARTY]

By:
Name:
Title:

Acknowledged and agreed as of the date first set forth above:

flyExclusive, Inc., a Delaware corporation

By:
Name:
Title:

EXHIBIT G

FORM OF PIPE SUBSCRIPTION AGREEMENT

(see attached)

Exhibit G

SUBSCRIPTION AGREEMENT

[•], 2022

EG Acquisition Corp.

375 Park Avenue, 24th Floor

New York, NY 10152

LGM Enterprises, LLC

2860 Jetport Road

Kinston, NC 28504

Ladies and Gentlemen:

In connection with the proposed business combination (the “Transaction”) between EG Acquisition Corp. (“EGA”) a Delaware corporation (the “Company”), and LGM Enterprises, LLC a limited liability company formed under the laws of North Carolina (the “Target”), pursuant to that certain Equity Purchase Agreement, dated as of October 17, 2022 (as it may be amended, the “Transaction Agreement”), by and between the Company and the Target, the Company is seeking commitments to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), for a purchase price of $10.00 per share (the “Per Share Purchase Price”), in a private placement to be conducted by the Company (the “Offering”).

On the date set forth on the signature page of this subscription agreement (this “Subscription Agreement”), the Company is entering into subscription agreements (the “Other Subscription Agreements” and together with this Subscription Agreement, the “Subscription Agreements”) with certain other subscribers (the “Other Subscribers”), pursuant to which the Other Subscribers, severally and not jointly, have agreed to purchase in the Offering, effective on the closing date of the Transaction, inclusive of the shares of Common Stock to be purchased by the undersigned, an aggregate amount of up to [•] shares of Common Stock, at the Per Share Purchase Price (such aggregate amount, the “Subscriber Payment”). In connection therewith, the undersigned subscriber (“Subscriber”) and the Company agree as follows:

1. Subscription. Subscriber hereby subscribes for and agrees to purchase from the Company, and the Company agrees to issue and sell to Subscriber, such number of shares of Common Stock as is set forth on the signature page of this Subscription Agreement (the “Subscriber Shares”) at the Per Share Purchase Price and on the terms provided for herein.

2. Closing; Delivery of Shares.

(a) The closing of the sale of the Subscriber Shares contemplated hereby (the “Closing”, and the date that the Closing actually occurs, the “Closing Date”) is contingent upon the substantially concurrent consummation of the Transaction (the “Transaction Closing”). The Closing shall occur on the date of, and concurrently with, the Transaction Closing.

(b) At least five (5) business days (as defined below) before the anticipated Closing Date, the Company shall deliver written notice to the Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Subscriber Payment to the Company. No later than two (2) business days after receiving the Closing Notice, the Subscriber shall deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscriber Shares to the Subscriber, and the Subscriber shall deliver the Subscriber Payment by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice, such funds to be held by the Company in escrow until the Closing. The Company shall deliver to Subscriber (i) at the Closing, the Subscriber Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under state or federal securities laws), in the name of the Subscriber (or its nominee in accordance with its delivery instructions), and (ii) as promptly as practicable after the Closing, evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscriber Shares (in book entry form) on and as of the Closing Date. In the event that the consummation of the Transaction does not occur within five (5) business days after the anticipated Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by the Company and the Subscriber, the Company shall promptly (but in no event later than three (3) business days thereafter) return the Subscriber Payment so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation, unless and until this Subscription Agreement is terminated in accordance with Section 6 herein, Subscriber shall remain obligated (A) to redeliver the Subscriber Payment to the Company in escrow following the Company’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing immediately prior to or substantially concurrently with the Transaction Closing.

3. Closing Conditions. In addition to the conditions set forth in Section 2:

(a) General Conditions. The Closing is also subject to the satisfaction or valid waiver by each party of the conditions that, on the Closing Date:

(i) no suspension of the qualification of the Subscriber Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(ii) no applicable governmental authority shall have enacted, rendered, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition; and

(iii) all conditions precedent to the Transaction Closing set forth in the Transaction Agreement shall have been satisfied or waived by the applicable party pursuant to the Transaction Agreement (other than those conditions which, by their nature, are to be satisfied at the Transaction Closing, but subject to the satisfaction or waiver of such conditions as of the Transaction Closing.).

(b) Company Conditions. The obligations of the Company to consummate the Closing are also subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:

(i) all representations and warranties of the Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of such date), and consummation of the Closing, shall constitute a reaffirmation by the Subscriber of each of the representations, warranties and agreements of the Subscriber contained in this Subscription Agreement as of the Closing Date; and

(ii) the Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to Closing.

(c) Subscriber Conditions. The obligations of the Subscriber to consummate the Closing are also subject to the satisfaction or valid waiver by the Subscriber of the additional conditions that, on the Closing Date:

(i) all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such date), and consummation of the Closing, shall constitute a reaffirmation by the Company of each of the representations, warranties and agreements of the Company contained in this Subscription Agreement as of the Closing Date;

(ii) the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to Closing; and

(iii) no amendment of the Transaction Agreement (as the same exists on the date hereof as provided to the Subscriber) shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that the Subscriber would reasonably expect to receive under this Subscription Agreement, which such prohibition, for the avoidance of doubt, shall not include the waiver of any minimum cash condition by the Company and/or Target as set forth in the Transaction Agreement or any extension of the “Outside Closing Date” as defined in the Transaction Agreement.

4. Company Representations and Warranties. The Company represents and warrants to the Subscriber that:

(a) Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) Authorization; Enforcement. This Subscription Agreement has been duly authorized, executed and delivered by the Company and is enforceable against the Company in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(c) Issuance. The Subscriber Shares have been duly authorized and, when issued and delivered to the Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, the Subscriber Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s Amended and Restated Certificate of Incorporation, the Company’s bylaws or under the laws of the State of Delaware.

(d) No Conflicts. The execution, delivery and performance of this Subscription Agreement, including the issuance and sale of the Subscriber Shares and the consummation of the transactions contemplated hereby, will be done in accordance with the New York Stock Exchange (“NYSE”) marketplace rules, and (i) will not conflict with or result in a material breach or material violation of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, license, lease or any other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject, which would have a material adverse effect on the business, properties, assets, liabilities, operations, condition (including financial condition), stockholders’ equity or results of operations of the Company (a “Material Adverse Effect”) or materially affect the validity of the Subscriber Shares or the legal authority or ability of the Company to perform in all material respects its obligations under the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of the Company; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would have a Material Adverse Effect or materially affect the validity of the Subscriber Shares or the legal authority or ability of the Company to perform in all material respects its obligations under the terms of this Subscription Agreement.

(e) Filings, Consents and Approvals. Assuming the accuracy of the representations and warranties of the Subscriber, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Company of this Subscription Agreement (including the issuance of the Subscriber Shares), other than (i) those required to consummate the Transaction as provided under the Transaction Agreement, (ii) the filing with the U.S. Securities and Exchange Commission (the “Commission”) of a registration statement pursuant to Section 8, (iii) the filings required by applicable state or federal securities laws, (iv) the filings required in accordance with Section 6(c), (v) any filings or notices required by the NYSE, as applicable, (vi) those required to consummate the Transaction as provided under the Transaction Agreement, (vii) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (viii) any consent, waiver, authorization or order of, notice to, or filing or registration, the failure of which to obtain would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) Capitalization. As of the date of this Subscription Agreement, the authorized capital stock of the Company consists of 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock, par value $0.0001 per share, including (i) 100,000,000 shares of Class A Common Stock (the “Class A Common Stock”) and (b) 10,000,000 shares of Class B Common Stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). As of the date of this Subscription Agreement, (A) 22,500,000 shares of Class A Common Stock are issued and outstanding, (B) 5,625,000 shares of Class B Common Stock are issued and outstanding, (C) 7,500,000 redeemable public warrants to purchase Common Stock are issued and outstanding, (D) 4,333,333 private placement warrants to purchase Common Stock are issued and outstanding, and (E) no Preferred Stock is issued and outstanding. All (1) issued and outstanding shares of Class A Common Stock and Class B

Common Stock have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (2) outstanding warrants have been duly authorized and validly issued and are not subject to preemptive rights. Except as set forth above and pursuant to the Other Subscription Agreements, the Transaction Agreement, the Forward Purchase Contract (as defined below) and the other agreements and arrangements referred to therein or in the SEC Reports (as defined below), as of the date of this Subscription Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company shares of Common Stock or other equity interests in the Company, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date of this Subscription Agreement, the Company has no subsidiaries, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated.

(g) Registration of Common Stock. As of the date of this Subscription Agreement, the issued and outstanding shares of Common Stock are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on the NYSE under the symbol “EGGF.” There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by the NYSE or the Commission with respect to any intention by such entity to deregister the Common Stock or prohibit or terminate the listing of the Common Stock on the NYSE, excluding, for the purposes of clarity, the customary ongoing review by the NYSE or Nasdaq, as applicable, of the Company’s listing application with respect to the Transaction.

(h) Regulatory Actions. Except for such matters as have not had and would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity outstanding against the Company.

(i) Compliance. The Company is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. The Company has not received any written communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(j) Broker Fees. Except as set forth in the following sentence, the Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the Subscriber could become liable. Other than compensation to be paid to BTIG, LLC, as placement agent to the Company (the “Placement Agents”), the Company is not aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of Subscriber in connection with the sale of any shares of Common Stock in the Offering.

(k) Investment Company. The Company is not, and immediately after receipt of payment for the Subscriber Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(l) Private Placement. Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 5, in connection with the offer, sale and delivery of the Subscriber Shares in the manner contemplated by this Subscription Agreement, it is not necessary to register the Subscriber Shares under the Securities Act of 1933 (the “Securities Act”). The Subscriber Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

(m) SEC Reports; Financial Statements. As of their respective dates, all forms, reports, statements, schedules, proxies, registration statements and other documents filed by the Company with the Commission prior to the date of this Subscription Agreement (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports complied in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Subscriber via the Commission’s EDGAR system. There are no outstanding or unresolved comments in comment letters received by the Company from the staff of the Division of Corporation Finance of the Commission (the “Staff”) with respect to any of the SEC Reports. Notwithstanding the foregoing, no representation or warranty is made as to any statement or information that relates to (i) the topics referenced in the Commission’s “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” issued by the Staff on April 12, 2021, (ii) the classification of shares of the Company’s Common Stock as permanent or temporary equity, or (iii) any subsequent guidance, statements or interpretations issued by the Commission or the Staff, whether formally or informally, publicly or privately, including guidance, statements or interpretations relating to the foregoing, to other accounting matters, or to any other matters relating specifically to Special Purpose Acquisition Companies, including matters relating to initial public offering securities or expenses (collectively, the “SEC Guidance”), and no correction, amendment or restatement of any of the Company’s SEC Reports due to the SEC Guidance shall be deemed to be a breach of any representation or warranty by the Company.

(n) No Side Letters. Other than the Other Subscription Agreements, the Forward Purchase Contract (the “Forward Purchase Contract”) between the Company and Riverview Group LLC, and the Transaction Agreement, the Company has not entered into any side letter or similar agreement with any Other Subscriber in connection with such Other Subscriber’s investment in the Company through the Offering.

The Company understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by the Subscriber.

5. Subscriber Representations, Warranties and Covenants. The Subscriber represents and warrants to the Company that:

(a) Subscriber Status. At the time the Subscriber was offered the Subscriber Shares, it was, and the Subscriber is (i) an “accredited investor” (within the meaning of Rule 501 of Regulation D under the Securities Act) (an “Accredited Investor”) and an “Institutional Account” (within the meaning of FINRA Rule 4512(c)) (an “Institutional Account”), as indicated in the questionnaire attached as Exhibit A hereto (an “Investor Questionnaire”), and (ii) is acquiring the Subscriber Shares only for its own account and (iii) not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. The Subscriber, if not an individual, is not an entity formed for the specific purpose of acquiring the Subscriber Shares.

(b) Nature of Investment. The Subscriber understands that the Subscriber Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscriber Shares delivered at the Closing have not been registered under the Securities Act. The Subscriber understands that the Subscriber Shares may not be resold, transferred, pledged or otherwise disposed of by the Subscriber absent an effective registration statement under the Securities Act except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates (if any) or any book-entry shares representing the Subscriber Shares delivered at the Closing shall contain a legend or restrictive notation to such effect, and as a result of such restrictions, the Subscriber may not be able to readily resell the Subscriber Shares and may be required to bear the financial risk of an investment in the Subscriber Shares for an indefinite period of time. The Subscriber acknowledges that the Subscriber Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. The Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscriber Shares.

(c) Authorization and Enforcement. The execution, delivery and performance by the Subscriber of this Subscription Agreement are within the powers of the Subscriber, have been duly authorized and will not constitute or result in a breach or default under or conflict with any federal or state statute, rule or regulation applicable to the Subscriber, any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Subscriber is a party or by which the Subscriber is bound, and, if the Subscriber is not an individual, will not violate any provisions of the Subscriber’s charter documents, including its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the Subscriber is an individual, has legal competence and capacity to execute the same or, if the Subscriber is not an individual the signatory has been duly authorized to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity. If the Subscriber is not an individual, the Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation.

(d) Other Representations. The Subscriber understands and agrees that the Subscriber is purchasing the Subscriber Shares directly from the Company. The Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to the Subscriber by the Company, or any of its officers or directors, expressly (other than those representations, warranties, covenants and agreements included in this Subscription Agreement) or by implication.

(e) Tax Treatment. The Subscriber’s acquisition and holding of the Subscriber Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

(f) Receipt of Disclosure. The Subscriber acknowledges and agrees that the Subscriber has received such information as the Subscriber deems necessary in order to make an investment decision with respect to the Subscriber Shares. Without limiting the generality of the foregoing, the Subscriber acknowledges that it has received (or in the case of documents filed with the Commission, had access to) the following items (collectively, the “Disclosure Documents”): (i) the final prospectus of the Company, dated as of May 25, 2022 and filed with the Commission (File No. 333-255046) on May 27, 2022 (the “SPAC Prospectus”), (ii) each filing made by the Company with the Commission following the filing of the SPAC Prospectus through the date of this Subscription Agreement, (iii) the Transaction Agreement, and (iv) the investor presentation by Target, together with the accompanying investor presentation summary risk factors. The undersigned understands the significant extent to which certain of the disclosures contained in items (i) and (ii) above shall not apply following the Transaction Closing. The Subscriber represents and agrees that the Subscriber and the Subscriber’s professional advisor(s), if any, have had the full opportunity to ask the Company’s management questions, receive such answers and obtain such information as the Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscriber Shares.

(g) No General Solicitation. The Subscriber became aware of this Offering of the Subscriber Shares solely by means of direct contact between the Subscriber and the Company, a Placement Agent or a representative of the Company or a Placement Agent, and the Subscriber Shares were offered to the Subscriber solely by direct contact between the Subscriber and the Company, a Placement Agent or a representative of the Company or a Placement Agent. The Subscriber acknowledges that the Company represents and warrants that the Subscriber Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(h) Investment Risks. The Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscriber Shares, including those set forth in the Disclosure Documents and in the Company’s filings with the Commission. The Subscriber is a sophisticated institutional investor and is able to fend for itself in the transactions contemplated herein and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscriber Shares, and the Subscriber has sought such accounting, legal and tax advice as the Subscriber has considered necessary to make an informed investment decision. Alone, or together with any professional advisor(s), the Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscriber Shares and determined that the Subscriber Shares are a suitable investment for the Subscriber and that the Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Subscriber’s investment in the Company. The Subscriber acknowledges specifically that a possibility of total loss exists.

(i) SEC Guidance. The Subscriber acknowledges and agrees that notwithstanding anything in this Subscription Agreement to the contrary, no restatement, revision or other modification of the SEC Reports to the extent resulting from the SEC Guidance shall constitute a breach by the Company of this Subscription Agreement.

(j) Compliance. The Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of this Offering of the Subscriber Shares or made any findings or determination as to the fairness of this investment or the accuracy or adequacy of the Company’s reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof.

(k) Diligence Disclaimer. Neither the due diligence investigation conducted by the Subscriber in connection with making its decision to acquire the Subscriber Shares nor any representations and warranties made by the Subscriber herein shall modify, amend or affect the Subscriber’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained herein.

(l) OFAC/Patriot Act. The Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Subscriber is permitted to do so under applicable law. If the Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by the Subscriber and used to purchase the Subscriber Shares were legally derived.

(m) No Reliance on Placement Agents. In making its decision to purchase the Subscriber Shares, the Subscriber has relied solely upon independent investigation made by the Subscriber and the representations and warranties of the Company set forth herein. Without limiting the generality of the foregoing, the Subscriber has not relied on any statements or other information provided by the Placement Agents concerning the Company, Target or the Subscriber Shares or the offer and sale of the Subscriber Shares. No disclosure or offering document has been prepared by the Placement Agents in connection with the offer and sale of the Subscriber Shares. The Placement Agents and each of their respective members, directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company or the Subscriber Shares or the accuracy, completeness or adequacy of any information supplied to the Subscriber by the Company. In connection with the issue and purchase of the Subscriber Shares, the Placement Agents have not made any recommendations regarding an investment in the Company or the Subscriber Shares or acted as the Subscriber’s financial advisor or fiduciary.

The Subscriber understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by the Company.

6. Additional Covenants.

(a) Transfer Restrictions.

(i) The Subscriber Shares may only be resold, transferred, pledged or otherwise disposed of in compliance with state and federal securities laws. In connection with any transfer of Subscriber Shares other than pursuant to an effective registration statement, or a transfer to the Company or to one or more affiliates of the Subscriber or to a lender to Subscriber pursuant to a pledge and, thereafter, a transferee thereof pursuant to a foreclosure, of the Subscriber, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor the form and substance of which opinion shall be reasonably satisfactory to the Company to the effect that such transfer does not require registration of such transferred Subscriber Shares, and after the consummation of the Transaction, the Subscriber Shares, under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Subscription Agreement and such transferee and each Subscriber affiliate transferee and each lender transferee and their subsequent transferees shall have the rights and obligations of the Subscriber under this Subscription Agreement.

(ii) The Company acknowledges and agrees that the Subscriber may from time to time after the Closing pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Subscriber Shares to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and, if required under the terms of such arrangement, the Subscriber may transfer pledged or secured Subscriber Shares to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith; further, no notice shall be required of such pledge; provided that the Subscriber and its pledgee shall be required to comply with other provisions of this Section 6 in order to effect a sale, transfer or assignment of the Subscriber Shares to such pledgee. At the Subscriber’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of the Subscriber Shares may reasonably request in connection with a pledge or transfer of the Subscriber Shares.

(iii) The Subscriber agrees to the imprinting, so long as is required by this Section 6(a), of a legend on any of the Subscriber Shares in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE FEDERAL, STATE AND FOREIGN SECURITIES LAWS. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

(iv) Subject to applicable requirements of the Securities Act and the interpretations of the Commission thereunder and any requirements of the Company’s transfer agent, the Company shall ensure that instruments, whether certificated or uncertificated, evidencing the Subscriber Shares shall not contain any legend (including the legend set forth in Section 6(a)(iii), (A) following any sale of such Subscriber Shares pursuant to Rule 144 under the Securities Act (“Rule 144”), (B) if such Subscriber Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale restrictions, and in each case, the Subscriber provides the Company with an undertaking to effect any sales or other transfers in accordance with the Securities Act and such other documentation required by the Company’s transfer agent, or (C) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff).

(v) The Subscriber agrees with the Company that the Subscriber will sell any Subscriber Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that, if any Subscriber Shares are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from instruments representing Subscriber Shares as set forth in this Section 6 is predicated upon the Company’s reliance upon this understanding.

(b) Furnishing of Information; Public Information. Until the earliest of (i) the first date on which the Subscriber can sell all of its Subscriber Shares under Rule 144 without limitation as to the manner of sale or the amount of such securities that may be sold and (ii) two (2) years from the Closing Date, the Company covenants to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act, provided that the foregoing shall not in any way restrict the Company from engaging in any change of control, going private or similar transaction in which the shares of the Common Stock are no longer registered under the Exchange Act.

(c) Public Disclosure. The Company shall (i) by the end of the day on the business day following the date hereof (“Disclosure Time”), issue a press release disclosing the material terms of the transactions contemplated hereby, and (ii) file a Current Report on Form 8-K, including the Transaction Agreement as an exhibit thereto, with the Commission within the time required by the Exchange Act. From and after the issuance of such press release, the Company represents to the Subscriber that it shall have publicly disclosed all material, non-public information regarding the Company delivered to the Subscriber by or on behalf of the Company, the Target or any of their respective officers, directors, employees or agents (including the Placement Agents) in connection with the transactions contemplated by this Subscription Agreement. Prior to the Closing, the Subscriber shall not issue any press release or make any other similar public statement with respect to the transactions contemplated hereby without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed). Notwithstanding the foregoing, neither party shall publicly disclose the name of the other party, or include the name of the other party in any filing with the Commission, any regulatory agency or Nasdaq or the NYSE, as applicable, without the prior written consent of the party being disclosed, except (A) as required by federal securities law in connection with any registration statement contemplated by Section 8 and (B) to the extent such disclosure is required by applicable law, Commission, Nasdaq or the NYSE, as applicable, regulations or at the request of any governmental or regulatory agency or as required by legal process, in which case (to the extent legally permissible) written notice of such disclosure permitted under this clause (B) shall be made to the other party prior to or as reasonably practicable following such disclosure.

(d) Non-Public Information. Following the Disclosure Time or otherwise as required by applicable law, the Company covenants and agrees that neither it, nor any other person acting on its behalf, will provide the Subscriber with any information that constitutes, or the Company reasonably believes constitutes, material non-public information, unless prior thereto the Subscriber shall have consented to the receipt of such information and agreed with the Company to keep such information confidential. The Company understands and confirms that the Subscriber shall be relying on the foregoing covenant in effecting transactions in securities of the Company; provided, that each Subscriber shall be solely responsible for its compliance with federal, state and foreign securities laws. Any request by the Company that the Subscriber waive or amend any term of this Subscription Agreement shall not by itself be deemed to constitute material non-public information.

(e) Listing of Common Stock. The Company hereby agrees to use its best efforts to maintain the listing or quotation of the Common Stock on the NYSE (or Nasdaq) until Closing and, prior to the Closing, the Company shall apply to list or quote the Common Stock and all of the Subscriber Shares on Nasdaq or the NYSE, as determined by the Company, and promptly secure the listing of the Common Stock (including the Subscriber Shares) on Nasdaq or the NYSE, as applicable. The Company agrees to maintain the eligibility of the Common Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.

(f) Other Subscription Agreements. The Company agrees that no Other Subscription Agreements will be amended in any material respect following the date of this Subscription Agreement, and each Other Subscription Agreement (other than the Forward Purchase Contract) reflects the same Per Share Purchase Price and other terms that are not materially more favorable to such Other Subscriber thereunder than the terms of this Subscription Agreement, except to the extent required to comply with an Other Subscriber’s policies and procedures or rules and regulations applicable to such Other Subscriber. For the avoidance of doubt, the Company may waive or terminate any Other Subscriber’s commitment under any Other Subscription Agreement without violating the terms of this Section 6(f).

(g) Certain Transactions and Confidentiality. The Subscriber covenants that neither it, nor any affiliate acting on its behalf or pursuant to any understanding with it, has executed or will execute any purchases or sales of any of the Company’s securities during the period that commenced at the time that the Subscriber first learned of the transactions contemplated hereunder and ending at such time that the transactions contemplated by this Subscription Agreement are first publicly announced pursuant to the initial press release as described in Section 6(c). The Subscriber covenants that until such time as the transactions contemplated by this Subscription Agreement are publicly disclosed by the Company pursuant to the initial press release as described in Section 6(c), the Subscriber will maintain the confidentiality of the existence and terms of the Transaction and the transactions contemplated hereby. Notwithstanding the foregoing and notwithstanding anything contained in this Subscription Agreement to the contrary, the Company expressly acknowledges and agrees that (i) the Subscriber makes no representation, warranty or covenant hereby that it will not engage in effecting transactions in any securities of the Company after the time that the transactions contemplated by this Subscription Agreement are first publicly announced pursuant to the initial press release as described in Section 6(c), (ii) the Subscriber shall not be restricted or prohibited from effecting any transactions in any securities of the Company in accordance with applicable securities laws from and after the time that the transactions contemplated by this Subscription Agreement are first publicly announced pursuant to the initial press release as described in Section 6(c) and (iii) the Subscriber shall have no duty of confidentiality or duty not to trade in the securities of the Company as set forth in this Section 6(g) to the Company after the issuance of the initial press release as described in Section 6(c). Notwithstanding the foregoing, in the case that the Subscriber is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of the Subscriber’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of the Subscriber’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscriber Shares covered by this Subscription Agreement.

(h) Subscriber Undertaking. The Company may request from the Subscriber such additional information as the Company may deem necessary to evaluate the eligibility of the Subscriber to acquire the Subscriber Shares, and the Subscriber shall promptly provide such information to the Company upon such request, and provided that the Company agrees to keep confidential any such information provided by the Subscriber.

(i) No Short Sales. The Subscriber hereby agrees that, from the date of this Subscription Agreement until the Closing, neither Subscriber nor any person or entity acting on behalf of Subscriber or pursuant to any understanding with Subscriber will engage in any Short Sales with respect to securities of the Company. For purposes of this Section 6(i), “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, (A) nothing herein shall prohibit other entities under common management with Subscriber that have no knowledge of this Subscription Agreement or of Subscriber’s participation in the Transaction (including Subscriber’s controlled affiliates and/or affiliates) from entering into any Short Sales and (B) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscriber Shares.

7. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of: (a) the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement; (b) such date and time as the Transaction Agreement is terminated in accordance with its terms; or (c) written notice by either party to the other party to terminate this Subscription Agreement if the transactions contemplated by this Subscription Agreement are not consummated on or prior to the “Outside Closing Date” as defined in the Transaction Agreement, as it may be amended by the Company and the Target pursuant to the Transaction Agreement; provided that (i) nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and (ii) each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify the Subscriber of the termination of the Transaction Agreement promptly after the termination of such agreement and the provisions of this Section 7 and Sections 9 and 10 will survive any termination of this Subscription Agreement and continue indefinitely.

8. Registration Rights.

(a) The Company agrees that, within thirty (30) calendar days after the Closing Date (the “Filing Date”), the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Subscriber Shares (the initial registration statement and any other registration statement that may be filed by the Company under this Section 8, the “Registration Statement”), and the Company shall use its reasonable best efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the sixtieth (60th) calendar day (or ninetieth (90th) calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the Filing Date and (ii) the tenth (10th) calendar day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”). The Company agrees that the Company will cause such Registration Statement or another registration statement (which may be a “shelf” registration statement) to remain effective until the earlier of (i) two (2) years from the date of effectiveness of the initial Registration Statement, (ii) the date on which the Subscriber ceases to hold the Subscriber Shares covered by such Registration Statement, or (iii) the first date on which the Subscriber can sell all of its Subscriber Shares under Rule 144 of the

Securities Act without restriction, including any volume or manner of sale restrictions and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). The Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of the Subscriber Shares to the Company upon request to assist the Company in making the determination described above. The Company’s obligations to include the Subscriber Shares in the Registration Statement are contingent upon the Subscriber furnishing in writing to the Company such information regarding the Subscriber, the securities of the Company held by the Subscriber and the intended method of disposition of the Subscriber Shares as shall be reasonably requested by the Company to effect the registration of the Subscriber Shares, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, provided that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Subscriber Shares. Any failure by the Company to file the Registration Statement by the Filing Date or for the Registration Statement to be declared effective by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement as set forth in this Section 8. In no event shall the Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission; provided, that if the Commission requests the Subscriber be identified as a statutory underwriter in the Registration Statement, the Subscriber will have the option, in its sole and absolute discretion, to either (i) withdraw from the Registration Statement, in which case the Company’s obligation to register the Subscriber Shares will be deemed satisfied, or (ii) be included as such in the Registration Statement. For purposes of this Section 8, “Subscriber Shares” shall mean, as of any date of determination, the Subscriber Shares and any other equity security of the Company issued or issuable with respect to the Subscriber Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise.

(b) In the case of the registration, qualification, exemption or compliance effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration, qualification, exemption and compliance. At its expense, the Company shall:

(i) except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Company determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions;

(ii) advise Subscriber within five (5) business days:

(A) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(B) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Subscriber Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(C) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus included therein so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Subscriber of such events listed above, provide Subscriber with any material, nonpublic information regarding the Company other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (A) through (C) above constitutes material, nonpublic information regarding the Company;

(iii) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv) upon the occurrence of any event contemplated above, except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Subscriber Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v) use its commercially reasonable efforts to cause all Subscriber Shares to be listed on each securities exchange or market, if any, on which the Common Stock has been listed; and

(vi) use its commercially reasonable efforts (A) to take all other steps necessary to effect the registration of the Subscriber Shares contemplated hereby and (B) for so long as the Subscriber holds Subscriber Shares, to file all reports and other materials required to be filed by the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144 to enable Subscriber to sell the Subscriber Shares under Rule 144.

(c) The Company may delay filing or suspend the use of any such registration statement (x) if it determines, upon advice of legal counsel, that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, (y) as may be necessary in connection with the preparation and filing of a post-effective amendment to the Registration Statement following the filing of the Company’s Annual Report on Form 10-K for its first completed fiscal year, or (z) if the Company’s Board of Directors, upon advice of legal counsel, reasonably believes that such filing or use could materially affect a bona fide business or financing transaction of the Company or would require premature disclosure of information that could materially adversely affect the Company (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay filing or suspend use of any registration statement on more than two occasions or for more than sixty (60) consecutive calendar days or more than ninety (90) total calendar days, in each case in any 12-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Subscriber agrees that it will (i) immediately discontinue offers and sales of the Subscriber Shares under the Registration Statement until the Subscriber receives (A) (x) copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above and (y) notice that any post-effective amendment has become effective or (B) notice from the Company that it may resume such offers and sales, and (ii) maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by applicable law. If so directed by the Company, the Subscriber will deliver to the Company or, in Subscriber’s sole discretion, destroy all copies of the prospectus covering the Subscriber Shares in the Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscriber Shares shall not apply to (i) the extent the Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (ii) copies stored electronically on archival servers as a result of automatic data back-up. During any periods that a Registration Statement registering the resale of the Subscriber Shares is effective or when the Subscriber Shares may be sold pursuant to Rule 144 under the Securities Act or may be sold without restriction under Rule 144, the Company shall, at its expense, cause the Company’s transfer agent to remove any restrictive legends on any Subscriber Shares sold by the Subscriber within two (2) business days of the date that such Subscriber Shares are sold and the Subscriber notifies the Company of such sale (and prior to removal the Subscriber provides the Company with any customary representations in connection therewith).

(d) From and after the Closing, the Company shall indemnify, defend and hold harmless the Subscriber (to the extent a seller under the Registration Statement), and the officers, employees, affiliates, directors, partners, members, attorneys and agents of the Subscriber, and each person, if any, who controls the Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (the Subscriber and each of the foregoing, a “Subscriber Indemnified Party”), from and against any losses, judgments, claims, damages, liabilities or reasonable costs or expenses (including reasonable attorneys’ fees) (collectively, “Losses”), that arise out of or are based upon any untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that such untrue statements or omissions are based upon information furnished in writing to the Company by a Subscriber Indemnified Party expressly for use therein. Notwithstanding the foregoing, the Company’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned).

(e) From and after the Closing, the Subscriber shall, severally and not jointly with any Other Subscriber, indemnify, defend and hold harmless the Company, and the officers, employees, affiliates, directors, partners, members, attorneys and agents of the Company, and each person, if any, who controls the Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), from and against any Losses, that arise out of or are based upon any untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, to the extent that such untrue statements or omissions are based upon information furnished in writing to the Company by a Subscriber Indemnified

Party expressly for use therein. In no event shall the liability of the Subscriber be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Subscriber Shares giving rise to such indemnification obligation. Notwithstanding the forgoing, the Subscriber’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of the Subscriber (which consent shall not be unreasonably withheld, delayed or conditioned).

(f) If the indemnification provided under this Section 8 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be subject to the limitations set forth in this Section 8 and deemed to include any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 8(f) from any person who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this Section 8(f) shall be individual, not joint, and in no event shall the liability of the Subscriber under this Section 8(f) be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Subscriber Shares giving rise to such indemnification obligation.

(g) Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(h) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Subscriber Shares purchased pursuant to this Subscription Agreement.

9. Trust Account Waiver. The Subscriber hereby represents and warrants that it has read the SPAC Prospectus and understands that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders (the “Public Stockholders”), and that, except as otherwise described in the SPAC Prospectus, the Company may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Company shares in connection with the consummation of the Company’s initial business combination (as such term is used in the SPAC Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if the Company fails to consummate a Business Combination within 24 months after the closing of the IPO (as such date may be extended by amendment to the Company’s organizational documents), (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise and income taxes and up to $100,000 in dissolution expenses, or (d) to the Company after or concurrently with the consummation of a Business Combination. For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Subscriber hereby agrees that notwithstanding anything to the contrary contained in this Subscription Agreement, Subscriber does not now and shall not at any time hereafter have, and waives any and all right, title and interest, or any claims of any kind it has or may have in the future as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Subscriber Shares, in or to any monies held in the Trust Account (or any distributions therefrom directly or indirectly to Public Stockholders (“Public Distributions”)), and agrees not to seek recourse or make or bring any action, suit, claim or other proceeding against the Trust Account or Public Distributions as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Subscriber Shares, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. To the extent the Subscriber commences any action or proceeding based upon, in connection with, as a result of or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Subscriber Shares, which proceeding seeks, in whole or in part, monetary relief against the Company or its Representatives, the Subscriber hereby acknowledges and agrees that the Subscriber’s sole remedy shall be against funds held outside of the Trust Account (other than Public Distributions) and that such claim shall not permit the Subscriber (or any person claiming on its behalf or in lieu of any of it) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Notwithstanding anything else in this Section 9 to the contrary, nothing herein shall (x) serve to limit or prohibit the Subscriber’s right to pursue a claim against Company for legal relief against assets held outside the Trust Account, (y) serve to limit or prohibit any claims that the Subscriber may have in the future against Company’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account to the Company (excluding, for the avoidance of doubt, funds released to redeeming stockholders of the Company) and any assets that have been purchased or acquired with any such funds), or (z) be deemed to limit the Subscriber’s right, title, interest or claim to the Trust Account by virtue of the Subscriber’s record or beneficial ownership of Common Stock acquired by any means other than pursuant to this Subscription Agreement, including to any redemption right with respect to any such securities of the Company. For purposes of this Subscription Agreement, “Representatives” with respect to any person shall mean such person’s affiliates and its and its affiliate’s respective directors, officers, employees, consultants, advisors, agents and other representatives.

10. Miscellaneous.

(a) Transferability. Neither this Subscription Agreement nor any rights that may accrue to the Subscriber hereunder (other than the Subscriber Shares acquired hereunder, if any, subject to applicable securities laws) may be transferred or assigned by the Subscriber without the prior written consent of the Company, and any purported transfer or assignment without such consent shall be null and void ab initio. Notwithstanding the foregoing, prior to the Closing the Subscriber may assign all of its rights and obligations under this Subscription Agreement to an affiliate of the Subscriber, or to any fund or account managed by the same investment manager as Subscriber, that is an Accredited Investor and an Institutional Account, so long as the Subscriber provides the Company with at least five (5) business days’ prior written notice of such assignment and a completed Investor Questionnaire duly executed by such assignee; provided, further that (i) such assignee will be deemed to have made to the Company each of the representations, warranties and covenants of the Subscriber set forth in Section 5 as of the date of such assignment and as of the Closing Date, and (ii) no such assignment by the Subscriber will relieve the Subscriber of its obligations under this Subscription Agreement, and the Subscriber will remain secondarily liable under this Subscription Agreement for the obligations of the assignee hereunder.

(b) Company Reliance. The Subscriber acknowledges that the Company, the Placement Agents, the Target and others will rely on the acknowledgments, understandings, agreements, representations and warranties of the Subscriber contained in this Subscription Agreement, provided, however, that the Closing may only be enforced against the Subscriber by the Company and/or the Target. Prior to the Closing, the Subscriber agrees to promptly notify the Company if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in any material respect. The Company is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(c) Survival. All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing until the expiration of any applicable statute of limitations.

(d) Amendments and Waivers. This Subscription Agreement may not be amended, modified or waived except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification or waiver is sought. Section 4, Section 5, this Section 10(d), Section 10(o) and Section 11 may not be amended, modified, terminated or waived in any manner that is material and adverse to the Placement Agents without the written consent of the Placement Agents.

(e) Entire Agreement. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof (other than any confidentiality agreement entered into by the Company and the Subscriber in connection with the Offering).

(f) Successors and Assigns. This Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(g) Severability. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(h) Counterparts. This Subscription Agreement may be executed in one or more counterparts (including by facsimile, electronic mail or in .pdf (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com)) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(i) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to equitable relief, including an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. Each party hereto further agrees that none of the parties hereto, the Placement Agents or the Target shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10(i), and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(j) GOVERNING LAW AND JURY TRIAL. THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

(k) Venue. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if there is no federal jurisdiction, in the state courts sitting in New York County in the State of New York (the “Chosen Court”) for any actions, suits or proceedings arising out of or relating to this Subscription Agreement and the transactions contemplated hereby (and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Subscription Agreement or the transactions contemplated hereby, in the Chosen Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. To the extent it has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Subscriber hereby irrevocably waives such immunity in respect of its obligations with respect to this Subscription Agreement.

(l) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by facsimile or email, with affirmative confirmation of receipt, (iii) one (1) business day after being sent, if sent by reputable, internationally recognized overnight courier service or (iv) three (3) business days after being mailed, if sent by registered or certified mail, prepaid and return receipt requested, in each case to the applicable party at the addresses set forth on the applicable signature pages hereto.

(m) Headings and Certain Defined Terms. The headings set forth in this Subscription Agreement are for convenience of reference only and shall not be used in interpreting this Subscription Agreement. In this Subscription Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Subscription Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Subscription Agreement shall be deemed in each case to refer to this Subscription Agreement as a whole and not to any particular portion of this Subscription Agreement, and references to any Section or Subsection shall refer to the numbered and lettered Sections and Subsections of this Subscription Agreement. As used in this Subscription Agreement, the term: (x) “business day” shall mean any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business (excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day); (y) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (z) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise). For the avoidance of doubt, any reference in this Subscription Agreement to an affiliate of the Company will include the Sponsor.

(n) Further Assurances. At Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties may reasonably deem practical and necessary in order to consummate the Offering as contemplated by this Subscription Agreement.

(o) Third Party Beneficiaries. The parties hereto agree that the Placement Agents are express third-party beneficiaries of the representations, warranties and covenants of the Company contained in Section 4, the representations, warranties and convents of the Subscriber contained in Section 5, and their express rights set forth in Section 10(d) and this Section 10(o). Except for the foregoing, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns.

11. Non-Reliance and Exculpation. The Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person other than the statements, representations and warranties contained in this Subscription Agreement in making its investment or decision to invest in the Company. The Subscriber agrees that neither (i) any Other Subscriber pursuant to the Other Subscription Agreements (including the controlling persons, members, officers, directors, partners, agents, or employees of any such Other Subscriber) nor (ii) the Placement Agents, their respective affiliates or any of their or their affiliates’ respective control persons, officers, directors or employees, shall be liable to the Subscriber pursuant to this Subscription Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscriber Shares.

12. Several and not Joint. The obligations of the Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and the Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under any Other Subscription Agreement. Nothing contained herein or in any Other Subscription Agreement and no action taken by no action taken by Subscriber or any Other Subscriber pursuant hereto or thereto, shall be deemed to constitute Subscriber and any Other Subscribers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and any Other Subscribers are in any way acting in concert or as a “group” (within the meaning of Section 13(d) of the Exchange Act) with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. The Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of the Subscriber in connection with monitoring its investment in the Subscriber Shares or enforcing its rights under this Subscription Agreement.

{SIGNATURE PAGES FOLLOW}

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

EG ACQUISITION CORP.

By:
Name:
Title:

Address for Notice:

EG Acquisition Corp.

375 Park Avenue, 24th Floor

New York, New York 10152

Email: [●]

Attention: [●]

Copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Email: sewen@willkie.com

and

[●]

{Signature Page to Subscription Agreement}

{SUBSCRIBER SIGNATURE PAGE TO THE SUBSCRIPTION AGREEMENT}

IN WITNESS WHEREOF, the undersigned has caused this Subscription Agreement to be duly executed by its authorized signatory as of the date first indicated above.

Name(s) of Subscriber:_______________________________________________________________________________________

Signature of Authorized Signatory of Subscriber:__________________________________________________________________

Name of Authorized Signatory:________________________________________________________________________________

Title of Authorized Signatory:________________________________________________________________________________

Address for Notice to Subscriber:

______________________________________________________________________________________________________

______________________________________________________________________________________________________

______________________________________________________________________________________________________

Attention:______________________________________________________________________________________________

Email:________________________________________________________________________________________________

Facsimile No.:___________________________________________________________________________________________

Telephone No.:__________________________________________________________________________________________

Address for Delivery of Subscriber Shares to Subscriber (if not same as address for notice):

______________________________________________________________________________________________________

______________________________________________________________________________________________________

______________________________________________________________________________________________________

Subscription Amount: $______________________________

Number of Subscriber Shares: _______________________

EIN Number: ______________________________________

Jurisdiction of Organization of Subscriber (country and/or state): _______________________________________________________

Name of Account Nominee (if different than Name of Subscriber): ____________________________________________________

{Signature Page to Subscription Agreement}

Exhibit A

Accredited Investor Questionnaire

Capitalized terms used and not defined in this Exhibit A shall have the meanings given in the Subscription Agreement to which this Exhibit A is attached.

The undersigned represents and warrants that the undersigned is an “Institutional Account” as such term is defined in FINRA Rule 4512(c).

The undersigned represents and warrants that the undersigned is an “accredited investor” as such term is defined in Rule 501(a) (1), (2), (3), (7) or (9) of Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”), for one or more of the reasons specified below (please check all boxes that apply):

_______ (i)

A bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity;

_______ (ii)	A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

_______ (iii)

An investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 (the “Investment Advisers Act”) or registered pursuant to the laws of a state, or an investment adviser relying on the exemption from registering with the Commission under the section 203(l) or (m) of the Investment Advisers Act;

_______ (iv)	An insurance company as defined in section 2(13) of the Exchange Act;

_______ (v)	An investment company registered under the Investment Company Act or a business development company as defined in Section 2(a)(48) of that Act;

_______ (vi)	A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

_______ (vii)

A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state, or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

_______ (viii)

An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

_______ (ix)	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

_______ (x)

An organization described in Section 501(c)(3) of the Internal Revenue Code, or a corporation, business trust, partnership, or limited liability company, or any other entity not formed for the specific purpose of acquiring the securities, with total assets in excess of $5,000,000;

_______ (xi)

A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in the Company;

_______ (xii)	An entity in which all of the equity owners are “accredited investors”;

_______ (xiii)	An entity, of a type not listed in any of the foregoing paragraphs, not formed for the specific purpose of acquiring the securities and owning investments in excess of $5,000,000; and/or

_______ (xiv)	The Subscriber does not qualify under any of the investor categories set forth in (i) through (xiii) above.

2.1	Type of the Subscriber. Indicate the form of entity of the Subscriber:

☐	Limited Partnership ☐ Corporation

☐	General Partnership ☐ Revocable Trust

☐	Other Type of Trust (indicate type): ________________________________

☐	Limited Liability Company (if so, indicate whether it is treated as a corporation or a partnership for tax purposes): __________________________

☐	Other (indicate form of organization): ________________________________

Subscriber:

Subscriber Name:____________________________

By:_______________________________
Signatory Name:
Signatory Title:

EXHIBIT H

FOUNDER EMPLOYMENT AGREEMENT TERM SHEET

(see attached)

Exhibit H

CEO Employment Agreement Term Sheet

This term sheet is for discussion purposes only, is subject to change prior to the execution of definitive documentation, and is not intended to represent a binding commitment among Jim Segrave (“Executive”) and flyExclusive, Inc. (the “Company”). Executive and the Company shall cooperate in good faith to memorialize the terms set forth in this Term Sheet in more detailed agreement(s), which shall supersede all prior communications, agreements, and understandings, written or oral, with respect to the terms and conditions of Executive’s employment.

PROVISION	TERM
Effective Date	Effective as of the consummation of the transaction.

Title and Responsibilities	Chief Executive Officer, reporting directly to the Company’s board of directors (the “Board”), and will have such duties and responsibilities commensurate with such title. Executive will devote his full business time, attention, skill, and best efforts to the performance of Executive’s duties.

Term of Employment	No fixed term of employment.

Base Salary	An amount to be negotiated in good faith by the Company and the Executive between signing and closing, paid in accordance with regular payroll practices, subject to adjustment by the Board.

Annual Bonus Opportunity	For so long as Executive is employed by the Company, Executive will be eligible to receive an Annual Bonus for each fiscal year. Executive’s target annual bonus will be an amount to be negotiated in good faith by the Company and the Executive between signing and closing, with the actual bonus payable based on achievement of annual performance objectives as determined by the Board.

Equity Benefit	Executive will be eligible to receive options, stock appreciation right, dividend equivalent right, restricted stock, restricted stock unit, and/or other right or benefit under the 2022 Equity Incentive Plan to be adopted by EG Acquisition Corp. at Closing.

Employee Benefits	For so long as Executive is employed by the Company, Executive will continue to be eligible to participate in all benefit plans as are generally available made available by the Company to similarly situated employees of the Company.

Termination and Severance

Executive’s employment will terminate (i) automatically upon Executive’s death, (ii) upon Executive’s “disability” (to be defined in the employment agreement), (iii) upon a termination by the Company with or without “cause” (to be defined in the employment agreement), or (iv) upon a termination by Executive with or without “good reason” (to be defined in the employment agreement).

Upon termination of employment on account of Executive’s death or “disability” or by the Company for “cause” or by Executive without “good reason”, Executive will be entitled to receive (i) unpaid salary through the termination date, (ii) any unpaid or unreimbursed expenses, and (iii) any benefits provided under Company’s benefit plans upon termination (excluding severance or similar benefits) (the “Accrued Benefits”).

PROVISION	TERM
Upon a termination of employment by the Company without “cause” or by Executive with “good reason”, subject to Executive’s execution of a release of claims and compliance with restrictive covenants, in addition to the Accrued Benefits, Executive is eligible to receive severance benefits consistent with those offered to similarly situated Chief Executive Officers.

Restrictive Covenants; Cooperation

Executive will be subject to customary restrictive covenants, including non-compete, non-solicitation, and non-interference covenants applicable during employment and 24 months following termination for any reason, as well as confidentiality, inventions assignment and non-disparagement provisions which survive any restricted period.

Cooperation following termination of employment in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during Executive’s employment. The Company will reimburse Executive for reasonable out-of-pocket expenses incurred at the request of the Company with respect to such cooperation.